Exhibit 10.1

Execution Copy

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

This SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT (this “Agreement”), dated as of December 14, 2018, is by and among MATTEL, INC., a Delaware corporation (the “Company”), each of the other Borrowers and Guarantors party hereto, the Lenders signatory hereto and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Australian Security Trustee.

RECITALS

A. WHEREAS, the Borrowers, Guarantors, Lenders and Administrative Agent have previously entered into that certain Syndicated Facility Agreement dated as of December 20, 2017 (as amended, restated, supplemented or otherwise modified immediately prior to the Second Amendment Effective Date (as defined below), the “Existing Credit Agreement”); and

B. WHEREAS, the Borrowers have requested that the Lenders and Administrative Agent agree to amend certain provisions of the Existing Credit Agreement, and the Lenders and Administrative Agent are willing to do so, but only to the extent and subject to the limitations set forth in this Agreement.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Initially capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given thereto in the Existing Credit Agreement, as amended by the terms of this Agreement (as so amended, and as may be further amended, restated, amended and restated, modified, supplemented or replaced from time to time, the “Credit Agreement”).

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

2.1 Each of the parties hereto agrees that, as of the Second Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions. This Agreement shall become effective upon satisfaction of the following conditions precedent (in each case, in form and substance reasonably acceptable to the Administrative Agent) (the date of satisfaction of all such conditions being referred to herein as the “Second Amendment Effective Date”):

(a) Executed Agreement. The Administrative Agent shall have received a copy of this Agreement duly executed by each of the Borrowers, the Guarantors, the Lenders and the Administrative Agent, Collateral Agent and Australian Security Trustee.

(b) Other Closing Documents. The Administrative Agent shall have received such other documents, instruments, and agreements listed on Exhibit B attached hereto.

(c) No Default. After giving effect to this Agreement, no Default or Event of Default shall exist.

(d) Fees and Expenses. On the Second Amendment Effective Date, the Company shall have paid all reasonable and documented out-of-pocket expenses required to be reimbursed by the Company to the Administrative Agent, the Joint Lead Arrangers and Issuing Banks (without duplication) in each case arising in connection with this Agreement to the extent invoiced at least two Business Days prior to the Second Amendment Effective Date.

(e) “Know Your Customer” Requirements. Upon the reasonable request of any Lender made at least one Business Day prior to the Second Amendment Effective Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(f) Beneficial Ownership Certification. At least one Business Day prior to the Second Amendment Effective Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Credit Party.

ARTICLE IV

MISCELLANEOUS

4.1 Amended Terms. On and after the Second Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Existing Credit Agreement as amended by this Agreement. Except as specifically amended hereby, the Existing Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) Such Credit Party has the corporate, partnership, limited liability company, unlimited liability company or similar organizational power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary corporate, partnership, limited liability company, unlimited liability company or similar organizational action, as the case may be, to authorize the execution, delivery and performance by it of this Agreement. Such Credit Party has duly executed and delivered this Agreement, and, subject to the Legal Reservations, this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(b) Neither the execution, delivery or performance by such Credit Party of this Agreement, nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any Requirement of Law, other than any Requirement of Law the violation of which could not reasonably be expected to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under (with due notice or lapse of time or both), or result in the creation or imposition of (or the obligation to create or impose) any material Lien (except pursuant to the Security Documents) upon any of the material property or assets of such Credit Party or any of its respective Restricted Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which such Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, the violation of which could reasonably be expected to result in a Material Adverse Effect (including, for the avoidance of doubt, the Senior Unsecured Note Indentures), (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of such Credit Party or (iv) will require any approval of stockholders of any Person, in each case that has not been obtained and is in full force and effect.

(c) No order, consent, approval, license, authorization or validation of, or filing, recording or registration (including Australian PPSA registration) with (except for (i) those that have otherwise been obtained or made on or prior to the Second Amendment Effective Date and which remain in full force and effect on the Second Amendment Effective Date, (ii) filings which are necessary to perfect the security interests and Liens created under the Security Documents to the extent required by the Collateral and Guarantee Requirement, or (iii) filings of periodic reports and other documents under the Exchange Act and other applicable Requirements of Law), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, such Credit Party to authorize, or is required to be obtained or made by, or on behalf of, such Credit Party in connection with, the execution, delivery and performance of this Agreement, in each case other than any orders, consents, approvals, licenses, authorizations or validations of, or filings, recordings or registrations, the failure to have or make could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) Immediately after giving effect to this Agreement, no Default or Event of Default shall exist.

(e) Each of the representations and warranties made by any Credit Party set forth in Section 7 of the Credit Agreement or in any other Credit Document are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Second Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

4.3 Reaffirmation of Obligations.

(a) Each Credit Party hereby ratifies the Existing Credit Agreement and other Credit Documents to which such Credit Party is a party and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement and the other Credit Documents applicable to it and (ii) that it is responsible for the observance and full performance of its respective Obligations (to the extent specified in the Credit Agreement and the other Credit Documents applicable to it). Without limiting the generality of the foregoing, all security interests, pledges, assignments and other Liens and Guarantees previously granted by any Credit Party pursuant to the Credit Documents executed and delivered in connection with the Existing Credit Agreement are hereby confirmed, reaffirmed, ratified, renewed and continued, and all such security interests, pledges, assignments and other Liens and Guarantees, in each case, unless expressly terminated, superseded or discharged on and after the Second Amendment Effective Date, shall remain in full force and effect as security for the Obligations of such Credit Party on and after the Second Amendment Effective Date.

(b) The Initial German Borrower (i) confirms to each of the Foreign Guaranteed Creditors that the German Global Assignment Agreement shall remain in full force and effect and the extension made to the Credit Documents by this Agreement shall not affect the validity (Wirksamkeit) and enforceability (Vollstreckbarkeit) of the German Global Assignment Agreement in any way, (ii) agrees, that from the Second Amendment Effective Date, the German Global Assignment Agreement shall secure any and all of the Foreign Obligations (including, without limitation, any such obligations owed to the Collateral Agent under the parallel debt undertaking under Section 11.19 (Parallel Debt Undertaking) of the Credit Agreement and any such other obligation or liability to pay damages) which are or may become payable or owing in accordance with the Credit Agreement (including, but not limited to, any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt)) (the “Extended Secured Obligations”), regardless of the definition of “Secured Obligations” contained in the German Global Assignment Agreement, including any amounts which exceed the obligations secured by the German Global Assignment Agreement prior to the date of this Agreement, (iii) in particular with respect to the provisions of section 1210 paragraph 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) hereby (A) confirms to each of the Foreign Guaranteed Creditors, that the German Bank Account Pledge shall remain in full force and effect and the extension made to the Credit Documents by this Agreement shall not affect the validity (Wirksamkeit) and enforceability (Vollstreckbarkeit) of the German Bank Account Pledge in any way and (B) agrees, that from the Second Amendment Effective Date, the German Bank Account Pledge shall secure any and all of the Extended Secured Obligations, regardless of the definition of “Secured Obligations” contained in the German Bank Account Pledge, including any amounts which exceed the obligations secured by the German Bank Account Pledge prior to the date of this Agreement.

(c) Except as expressly stated, nothing in this Agreement, (i) prejudices or adversely affects any right, power, discretion or remedy arising under any Australian Security Document or the Australian Security Trust Deed, or (ii) discharges, releases or otherwise affects any liability or obligation arising under any Australian Security Document or the Australian Security Trust Deed.

4.4 Credit Document. This Agreement shall constitute a Credit Document under the terms of the Credit Agreement.

4.5 Expenses. Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and Issuing Banks (without duplication) in each case in connection with this Agreement, including the reasonable and documented fees, charges and disbursements of counsel in accordance with, and to the extent set forth in, Section 12.01 of the Credit Agreement.

4.6 Entirety. This Agreement and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.7 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile or other electronic means (including in “.pdf” or “.tif” format) shall be effective as an original.

4.8 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement or any other Credit Document on or prior to the date hereof.

4.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.10 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial; Judicial Reference Provision. The governing law, submission to jurisdiction, venue, waiver of jury trial and judicial reference provisions set forth in Section 12.07 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, except that Section 4.3(b) of this Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date first above written.

BORROWERS:

MATTEL, INC.
AMERICAN GIRL BRANDS, LLC
AMERICAN GIRL PUBLISHING, INC.
FISHER-PRICE, INC.
MATTEL DIRECT IMPORT, INC.
MATTEL REALTY CORPORATION
MATTEL SALES CORP.
MATTEL IMPORT SERVICES, LLC

By:	/s/ Mandana Sadigh
Name:	Mandana Sadigh
Title:	Senior Vice President & Treasurer

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

AMERICAN GIRL RETAIL, INC.

By:	/s/ Mandana Sadigh
Name:	Mandana Sadigh
Title:	Senior Vice President & Treasurer

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL CANADA INC.

By:	/s/ Ronald Wong
Name:	Ronald Wong
Title:	Senior Finance Manager

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL FRANCE, a French limited liability company (société par actions simplifiée) having its registered office at 1/3/5 allée des Fleurs, Parc de la Cerisaie 94260 Fresnes – France, and registered with the Trade and Companies Registry of Créteil under the number 692 039 688 RCS Créteil

By:	/s/ René van den Polder
Name:	René van den Polder
Title:	Managing Director

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL ESPAÑA, S.A., a corporation formed under the laws of Spain

By:	/s/ Prashant Bapna
Name:	Prashant Bapna
Title:	Director

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL EUROPA B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam (address: Gondel 1, 2nd floor, 1186 MJ Amstelveen, the Netherlands), and registered with the Dutch trade register under number: 33237928

By:	/s/ Bhrijesh Patel
Name:	Bhrijesh Patel
Title:	Authorised Signatory

MATTEL FINCO EUROPE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands and its registered address at Gondel 1, 1186 MJ Amstelveen, the Netherlands, registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 72983450

By:	/s/ Bhrijesh Patel
Name:	Bhrijesh Patel
Title:	Authorised Signatory

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL U.K. LIMITED, a company incorporated in England and Wales with company number 01471442

By:	/s/ Dean Ikin
Name:	Dean Ikin
Title:	Director

HIT ENTERTAINMENT LIMITED, a company incorporated in England and Wales with company number 02341947

By:	/s/ Andrew Unitt
Name:	Andrew Unitt
Title:	Director

GULLANE (THOMAS) LIMITED, a company incorporated in England and Wales with company number 01555168

By:	/s/ Andrew Unitt
Name:	Andrew Unitt
Title:	Director

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL GMBH, a German corporation (Gesellschaft mit beschränkter Haftung), having its registered office at Solmstrasse 4, 60486 Frankfurt am Main, Germany, and registered with the Frankfurt, Germany Commercial Register under HRB 99273

By:	/s/ Sanjay Luthra
Name:	Sanjay Luthra
Title:	Managing Director

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

EXECUTED by MATTEL PTY LTD (ACN	)
000 660 962) in accordance with section 127(1) of	)
the Corporations Act 2001 (Cwlth):	)
)
)
)
/s/ David Wright	)	/s/ Peter Cantwell
Signature of director	)	Signature of company secretary
)
)
DAVID WRIGHT	)	PETER CANTWELL
Name of director	)	Name of company secretary

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

GUARANTORS:

AMERICAN GIRL, LLC MATTEL FINANCE, INC. MATTEL INVESTMENT, INC. MATTEL OVERSEAS, INC.

By:	/s/ Mandana Sadigh
Name:	Mandana Sadigh
Title:	Senior Vice President & Treasurer

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL HOLDINGS LIMITED

By:	/s/ Ronald Wong
Name:	Ronald Wong
Title:	Senior Finance Manager

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL OVERSEAS OPERATIONS LTD., a Bermuda company

By:	/s/ Cynthia Berry Meyer
Name:	Cynthia Berry Meyer
Title:	Managing Director

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MATTEL EUROPE HOLDINGS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amstelveen (address: Gondel 1, 2nd floor, 1186 MJ Amstelveen, the Netherlands), and registered with the Dutch trade register under number: 33297748

By:	/s/ David Traughber
Name:	David Traughber
Title:	Authorised Signatory

MATTEL INTERNATIONAL FINANCE B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam (address: Gondel 1, 2nd floor, 1186 MJ Amstelveen, the Netherlands), and registered with the Dutch trade register under number: 34161817

By:	/s/ Bhrijesh Patel
Name:	Bhrijesh Patel
Title:	Authorised Signatory

MATTEL INTERNATIONAL HOLDINGS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amstelveen (address: 10 Changi Business Park Central 2, #05-01 HansaPoint, Singapore 486030, Singapore), and registered with the Dutch trade register under number: 33297747

By:	/s/ Phua Kay Choon James
Name:	Phua Kay Choon James
Title:	Authorised Signatory

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

LENDERS:

BANK OF AMERICA, N.A.,
as Global Administrative Agent, Collateral Agent, Australian Security Trustee, U.S. Revolving A Lender, a Revolving B Lender, a U.S. Issuing Bank, U.S. Swingline Lender, Australian Revolving Lender, European (GNU) Revolving Lender and the European (GNU) Swingline Lender

By:	/s/ Phuong Nguyen
Name:	Phuong Nguyen
Title:	Vice President

BANK OF AMERICA, N.A. (acting through its Australia branch), as the Australian Swingline Lender

By:	/s/ Phuong Nguyen
Name:	Phuong Nguyen
Title:	Vice President

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

BANK OF AMERICA, N.A.,
(acting through its Canada branch), as a Canadian Revolving Lender, a Canadian Issuing Bank and the Canadian Swingline Lender

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, as the French Swingline Lender, the Spanish Swingline Lender, Spanish Revolving Lender and the French Revolving Lender

By:	/s/ Lee Masters
Name:	Lee Masters
Title:	Senior Vice President

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

WELLS FARGO BANK INTERNATIONAL UNLIMITED COMPANY,
as a French Revolving Lender

By:	/s/ Thomas Fagan
Name:	Thomas Fagan
Title:	Head of Operations

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

WELLS FARGO BANK, N.A. (LONDON BRANCH),
as a Spanish Revolving Lender, the Australian Revolving Lender and the European (GNU) Revolving Lender

By:	/s/ N B Hogg
Name:	N B Hogg
Title:	Authorised Signatory

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

CITIBANK EUROPE PLC.,
as a French Revolving Lender, Spanish Revolving Lender and European (GNU) Revolving Lender

By:	/s/ John D. Kinsella
Name:	John D. Kinsella
Title:	Authorised Signatory

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

RBC EUROPE LIMITED,
as a French Revolving Lender

By:	/s/ Don Talbot
Name:	Don Talbot
Title:	Authorized Signatory

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a U.S. Revolving A Lender, Revolving B Lender and a U.S. Issuing Bank

By:	/s/ Emily Chase
Name:	Emily Chase
Title:	Vice President

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Canadian Revolving Lender and Canadian Issuing Bank

By:	/s/ David G. Phillips
Name:	David G. Phillips
Title:	Senior Vice President

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

CITIBANK, N.A., as a U.S. Revolving A Lender, a Revolving B Lender, U.S. Issuing Bank, Canadian Revolving Lender, Canadian Issuing Bank and the Australian Revolving Lender

By:	/s/ Brendan Mackay
Name:	Brendan Mackay
Title:	Vice President and Director

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MUFG UNION BANK, N.A.,
as a U.S. Revolving A Lender, Revolving B Lender, Canadian Revolving Lender, Spanish Revolving Lender, Australian Revolving Lender and European (GNU) Revolving Lender

By:	/s/ Peter Ehlinger
Name:	Peter Ehlinger
Title:	Vice President

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

ROYAL BANK OF CANADA,
as a U.S. Revolving A Lender, Revolving B Lender, Spanish Revolving Lender, Canadian Revolving Lender, Australian Revolving Lender and European (GNU) Revolving Lender

By:	/s/ Stuart Coulter
Name:	Stuart Coulter
Title:	Authorized Signatory

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MIZUHO BANK, LTD.,
as a U.S. Revolving A Lender, Revolving B Lender, Canadian Revolving Lender, Spanish Revolving Lender, Australian Revolving Lender and European (GNU) Revolving Lender

By:	/s/ Donna Demagistris
Name:	Donna Demagistris
Title:	Authorized Signatory

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

HSBC BANK USA, NATIONAL ASSOCIATION,
as a U.S. Revolving A Lender, Revolving B Lender Canadian Revolving Lender, Spanish Revolving Lender, Australian Revolving Lender and European (GNU) Revolving Lender

By:	/s/ Aleem J. Shamji
Name:	Aleem J. Shamji
Title:	Director, Global Banking

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

KEYBANK NATIONAL ASSOCIATION,
as a U.S. Revolving A Lender, Revolving B Lender, Canadian Revolving Lender, Australian Revolving Lender and European (GNU) Revolving Lender

By:	/s/ Jeffery S. Wisterman
Name:	Jeffrey S. Wisterman
Title:	Vice President

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

MANUFACTURERS AND TRADERS TRUST COMPANY, as a U.S. Revolving A Lender, Revolving B Lender, Canadian Revolving Lender, Spanish Revolving Lender, Australian Revolving Lender and European (GNU) Revolving Lender

By:	/s/ Kevin Mahon
Name:	Kevin Mahon
Title:	Vice President

SECOND AMENDMENT TO SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE

EXHIBIT A

Amendments to Existing Credit Agreement

EXHIBIT A to the Second Amendment

Composite copy reflecting amendments made pursuant to

First Amendment to Syndicated Facility Agreement dated as of June 1, 2018; and

Second Amendment to Syndicated Facility Agreement dated as of December 14, 2018

EXECUTION VERSION

$1,600,000,000

SYNDICATED FACILITY AGREEMENT

Dated as of December 20, 2017,

among

MATTEL, INC.,

as a U.S. Revolving Borrower

MATTEL CANADA INC.,

as Initial Canadian Borrower,

MATTEL FRANCE,

as Initial French Borrower,

MATTEL ESPANA, S.A.,

as Initial Spanish Borrower,

MATTEL EUROPA B.V.

MATTEL U.K. LIMITED

HIT ENTERTAINMENT LIMITED

GULLANE (THOMAS) LIMITED

and

MATTEL GMBH

as Initial European (GNU) Borrowers,

MATTEL PTY LTD,

as Initial Australian Borrower,

Certain of the Company’s subsidiaries from time to time party hereto as Borrowers and Guarantors,

VARIOUS LENDERS,

BANK OF AMERICA, N.A.,

as GLOBAL ADMINISTRATIVE AGENT, COLLATERAL AGENT and AUSTRALIAN SECURITY TRUSTEE

CITIBANK, N.A.

and

WELLS FARGO BANK, N.A.,

as JOINT LEAD ARRANGERS, JOINT BOOKRUNNERS AND CO-SYNDICATION AGENTS,

HSBC BANK USA, NATIONAL ASSOCIATION,

MIZUHO BANK, LTD.,

MUFG UNION BANK, N.A.

and

ROYAL BANK OF CANADA

as JOINT LEAD ARRANGERS, JOINT BOOKRUNNERS AND CO-DOCUMENTATION AGENTS

Page
SECTION 1.	DEFINITIONS AND ACCOUNTING TERMS	3

1.01.	Defined Terms	3

1.02.	Terms Generally	~~112~~116

1.03.	Uniform Commercial Code and PPSA	~~113~~116

1.04.	Exchange Rates; Currency Equivalent	~~113~~117

1.05.	Interpretation (Quebec)	~~114~~117

1.06.	Currency Fluctuations	~~114~~118

1.07.	Interpretation (the Netherlands)	~~115~~119

1.08.	Australian Terms	~~116~~119

1.09.	Interpretation (France)	~~116~~119

1.10.	Additional Alternative Currencies	~~117~~121

1.11.	Change of Currency	~~118~~121

1.12.	Letter of Credit Amounts	~~118~~122

1.13.	Accounting Terms	~~118~~122

1.14.	Pro Forma and Other Calculations	~~119~~123

1.15.	Interpretation (Spain)	~~121~~125

1.16.	BAMLI Merger	~~122~~126

1.17.	Divisions	126

SECTION 2.	AMOUNT AND TERMS OF CREDIT	~~122~~126

2.01.	Commitments	~~122~~126

2.02.	Loans	~~123~~127

2.03.	Borrowing Procedure	~~126~~130

2.04.	Evidence of Debt; Repayment of Loans	~~127~~131

2.05.	Fees	~~129~~133

2.06.	Interest on Loans	~~130~~134

2.07.	Termination and Reduction of Commitments and FILO Borrowing Base	~~133~~138

2.08.	Interest Elections	~~135~~139

2.09.	Optional and Mandatory Prepayments of Loans	~~137~~141

2.10.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	~~141~~146

-i-

(continued)

Page

2.11.	Defaulting Lenders	~~143~~147

2.12.	Swingline Loans	~~145~~150

2.13.	Letters of Credit	~~148~~153

2.14.	Settlement Among Lenders	~~157~~161

2.15.	Revolving A Commitment Increase	~~158~~162

2.16.	Borrower Representative	~~160~~165

2.17.	Overadvances	~~160~~165

2.18.	Protective Advances	~~162~~166

2.19.	Extensions of Revolving A Loans and Revolving A Commitments	~~164~~168

2.20.	Adjustment of Revolving A Commitments	~~167~~171

2.21.	Subsidiary Borrowers	~~168~~172

2.22.	Reserves	~~169~~174

SECTION 3.	YIELD PROTECTION, ILLEGALITY AND REPLACEMENT OF LENDERS	~~171~~175

3.01.	Increased Costs, Illegality, etc.	~~171~~175

3.02.	Compensation	~~174~~178

3.03.	Change of Lending Office	~~175~~179

3.04.	Replacement of Lenders	~~175~~179

SECTION 4.	TAXES	~~176~~180

4.01.	Net Payments	~~176~~180

4.02.	VAT	~~180~~184

4.03.	United Kingdom Tax Matters	~~181~~186

4.04.	Public Offer	~~188~~193

SECTION 5.	CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE APPLICABLE CLOSING DATE	~~190~~194

5.01.	U.S. and Canada	~~190~~194

5.02.	France	~~194~~198

5.03.	European (GNU)	~~196~~200

5.04.	Spain	~~198~~202

5.05.	Australia	~~200~~204

-ii-

(continued)

Page

SECTION 6.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS	~~202~~206

6.01.	Notice of Borrowing	~~202~~206

6.02.	Availability	~~202~~206

6.03.	No Default	~~202~~206

6.04.	Representations and Warranties	~~202~~206

SECTION 7.	REPRESENTATIONS AND WARRANTIES	~~202~~207

7.01.	Organizational Status	~~202~~207

7.02.	Power and Authority	~~203~~207

7.03.	No Violation	~~203~~207

7.04.	Approvals	~~204~~208

7.05.	Financial Statements; Financial Condition; Projections	~~204~~208

7.06.	Litigation	~~204~~209

7.07.	True and Complete Disclosure	~~205~~209

7.08.	Use of Proceeds; Margin Regulations	~~205~~209

7.09.	Tax Returns and Payments	~~205~~210

7.10.	ERISA	~~206~~210

7.11.	The Security Documents	~~206~~211

7.12.	Title to Real Estate	~~208~~212

7.13.	Subsidiaries	~~208~~212

7.14.	Compliance with Statutes; Sanctions; Patriot Act; Anti-Corruption Laws	~~208~~212

7.15.	Investment Company Act	~~209~~213

7.16.	Environmental Matters	~~209~~213

7.17.	Labor Relations	~~209~~214

7.18.	Intellectual Property	~~210~~214

7.19.	Centre of Main Interests	~~210~~214

7.20.	Borrowing Base Certificate	~~210~~214

7.21.	Dutch Works Councils Act	~~210~~215

7.22.	Canadian Pension Plans	~~210~~215

7.23.	U.K. Pensions	~~211~~215

7.24.	Beneficial Ownership Certification	216

-iii-

(continued)

Page

SECTION 8.	AFFIRMATIVE COVENANTS	~~211~~216

8.01.	Information Covenants	~~211~~216

8.02.	Books, Records and Inspections	~~215~~220

8.03.	Maintenance of Property; Insurance	~~216~~221

8.04.	Existence; Franchises	~~217~~222

8.05.	Compliance with Statutes, etc.	~~218~~223

8.06.	Compliance with Environmental Laws	~~218~~223

8.07.	ERISA	~~218~~223

8.08.	U.K. Pensions	~~219~~224

8.09.	Canadian Pension Plans	~~219~~224

8.10.	Payment of Taxes	~~220~~224

8.11.	Material Contracts	~~220~~224

8.12.	Use of Proceeds	~~220~~225

8.13.	Centre of Main Interests	~~220~~225

8.14.	Reserved	~~220~~225

8.15.	Additional Security; Further Assurances; etc.	~~220~~225

8.16.	Post-Closing Actions	~~222~~226

8.17.	Dutch Works Councils Act	~~222~~227

8.18.	Certain Additional Account Security Actions and Additional Inventory Security Actions	~~222~~227

8.19.	Designation of Unrestricted Subsidiaries and Restricted Non-Credit Party Subsidiaries	~~222~~227

8.20.	Collateral Monitoring and Reporting	~~224~~229

SECTION 9.	NEGATIVE COVENANTS	~~228~~233

9.01.	Liens	~~228~~233

9.02.	Dispositions	~~232~~237

9.03.	Restricted Payments and Prepayment of Indebtedness	~~234~~239

9.04.	Indebtedness	~~238~~243

9.05.	Investments	~~241~~247

9.06.	Transactions with Affiliates	~~244~~250

-iv-

(continued)

Page

9.07.	Modifications of Debt Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	~~245~~251

9.08.	Burdensome Agreements	~~246~~251

9.09.	Business; Fiscal Year	~~247~~253

9.10.	Liabilities of Initial Dutch Borrower	~~248~~253

9.11.	Merger, Consolidation or Sale of All or Substantially All Assets	~~248~~253

9.12.	Financial Covenant	~~250~~256

9.13.	Canadian Pension Plans	~~250~~256

9.14.	Independence of Covenants	~~251~~256

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	~~251~~256

10.01.	Events of Default	~~251~~256

10.02.	Application of Funds	~~255~~260

SECTION 11.	THE ADMINISTRATIVE AGENT	~~260~~266

11.01.	Appointment and Authorization	~~260~~266

11.02.	Delegation of Duties	~~262~~267

11.03.	Liability of Agents	~~262~~267

11.04.	Reliance by the Agents	~~262~~268

11.05.	Notice of Default	~~263~~268

11.06.	Credit Decision; Disclosure of Information by the Agents	~~263~~269

11.07.	Indemnification of the Agents	~~264~~269

11.08.	Administrative Agent, Collateral Agent and Australian Security Trustee in Its Individual Capacity	~~264~~270

11.09.	Successor Agents	~~265~~270

11.10.	Administrative Agent May File Proofs of Claim	~~266~~271

11.11.	Collateral and Guarantee Matters	~~266~~272

11.12.	Bank Product Providers	~~267~~272

11.13.	The Collateral Agent and the Australian Security Trustee	~~267~~272

11.14.	Withholding Taxes	~~267~~272

11.15.	Quebec Representative	~~267~~273

-v-

(continued)

Page

11.16.	Appointment of Collateral Agent as security trustee for U.K. Security Documents	~~268~~273

11.17.	French Receivables Assignment Agreement	~~271~~276

11.18.	Australian Security Trust Deed	~~271~~277

11.19.	Parallel Debt Undertaking	~~272~~277

11.20.	ERISA	~~274~~280

11.21.	Payments in respect of French Borrowers and French Guarantors	~~276~~282

SECTION 12.	MISCELLANEOUS	~~277~~282

12.01.	Payment of Expenses, etc.	~~277~~282

12.02.	Right of Setoff	~~278~~284

12.03.	Notices	~~279~~284

12.04.	Benefit of Agreement; Assignments; Participations, etc.	~~279~~285

12.05.	No Waiver; Remedies Cumulative	~~281~~287

12.06.	[Reserved]	~~282~~287

12.07.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; JUDICIAL REFERENCE PROVISION	~~282~~287

12.08.	Counterparts	~~284~~290

12.09.	Headings Descriptive	~~285~~290

12.10.	Amendment or Waiver; etc.	~~285~~290

12.11.	Survival	~~290~~296

12.12.	Domicile of Loans	~~290~~296

12.13.	Release of Collateral or Guarantors	~~290~~296

12.14.	Confidentiality	~~292~~297

12.15.	USA Patriot Act Notice	~~293~~299

12.16.	U.K. “Know your customer” checks	~~293~~299

12.17.	Waiver of Sovereign Immunity	~~294~~299

12.18.	Canadian Anti-Money Laundering Legislation	~~294~~300

12.19.	Absence of Fiduciary Relationship	~~295~~300

12.20.	Electronic Signatures	~~295~~300

12.21.	Judgment Currency	~~295~~301

-vi-

(continued)

Page

12.22.	Dutch Credit Party Representation	~~295~~301

12.23.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~296~~301

12.24.	Severability	~~296~~302

12.25.	Canadian Severability	~~296~~302

12.26.	Contracting Out of the Australian PPSA Provisions	~~297~~302

12.27.	Limitations on Revolving B Collateral	~~297~~302

SECTION 13.	U.S. CREDIT PARTY GUARANTEE	~~297~~303

13.01.	The Guarantee	~~297~~303

13.02.	Bankruptcy	~~298~~303

13.03.	Nature of Liability	~~298~~304

13.04.	Independent Obligation	~~299~~304

13.05.	Authorization	~~299~~304

13.06.	Reliance	~~300~~305

13.07.	Subordination	~~300~~305

13.08.	Waiver	~~300~~306

13.09.	Maximum Liability	~~301~~306

13.10.	Payments	~~301~~307

SECTION 14.	FOREIGN CREDIT PARTY GUARANTEE	~~301~~307

14.01.	The Guarantee	~~301~~307

14.02.	Bankruptcy	~~302~~308

14.03.	Nature of Liability	~~302~~308

14.04.	Independent Obligation	~~303~~309

14.05.	Authorization	~~303~~309

14.06.	Reliance	~~304~~310

14.07.	Subordination	~~304~~310

14.08.	Waiver	~~305~~310

14.09.	Maximum Liability	~~306~~311

14.10.	Payments	~~307~~313

-vii-

SCHEDULE 1.01A	Unrestricted Subsidiaries
SCHEDULE 1.01B	Existing Letters of Credit
SCHEDULE 1.01C	Immaterial Subsidiaries
SCHEDULE 1.01D	Initial Closing Date Restricted Non-Credit Party Subsidiaries
SCHEDULE 1.01E	Debt to be Repaid
SCHEDULE 1.01F	Initial Closing Date U.S. Intellectual Property
SCHEDULE 1.01H	Initial Closing Date Pledged Equity
SCHEDULE 2.01A	Revolving A Commitments (Initial Closing Date)
SCHEDULE 2.01B	Revolving A Commitments (Global Closing Date)
SCHEDULE 2.01C	Revolving B Commitments
SCHEDULE 5.15	Initial Closing Date Mortgaged Property
SCHEDULE 7.13	Subsidiaries
SCHEDULE 7.22	Canadian Pension Plans
SCHEDULE 8.16	Post-Closing Actions
SCHEDULE 8.20(d)	Deposit Accounts
SCHEDULE 9.01(h)	Existing Liens
SCHEDULE 9.04(d)	Existing Indebtedness
SCHEDULE 9.05(g)	Existing Investments
SCHEDULE 9.06(h)	Existing Affiliate Transactions
SCHEDULE 12.03	Administrative Agent/Collateral Agent Notices
EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of U.S. Revolving A Note
EXHIBIT B-2	Form of Canadian Revolving Note
EXHIBIT B-3	Form of French Revolving Note
EXHIBIT B-4	Form of European (GNU) Revolving Note
EXHIBIT B-5	Form of Spanish Revolving Note
EXHIBIT B-6	Form of Australian Revolving Note
EXHIBIT B-7	Form of U.S. Swingline Note
EXHIBIT B-8	Form of Canadian Swingline Note
EXHIBIT B-9	Form of French Swingline Note
EXHIBIT B-10	Form of European (GNU) Swingline Note
EXHIBIT B-11	Form of Australian Swingline Note
EXHIBIT B-12	Form of Spanish Swingline Note
EXHIBIT B-13	Form of Revolving B Note
EXHIBIT C-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships (Or Disregarded Entities) For U.S. Federal Income Tax Purposes)
EXHIBIT C-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships (Or Disregarded Entities) For U.S. Federal Income Tax Purposes)
EXHIBIT C-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships (Or Disregarded Entities) For U.S. Federal Income Tax Purposes)

-viii-

EXHIBIT C-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships (Or Disregarded Entities) For U.S. Federal Income Tax Purposes)
EXHIBIT D	Form of Borrowing Base Certificate
EXHIBIT E-1	Form of Credit Party Joinder Agreement
EXHIBIT E-2	Form of Foreign Joinder Agreement
EXHIBIT F	Form of Solvency Certificate
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT I	Form of Assignment Notice
EXHIBIT J	Form of Borrower Designation Request and Assumption Agreement
EXHIBIT K	Form of Borrower Designation Notice
EXHIBIT L	Form of Intercompany Subordination Agreement

-ix-

THIS SYNDICATED FACILITY AGREEMENT, dated as of December 20, 2017, among (i) MATTEL, INC., a Delaware corporation (the “Company”; as hereinafter further defined), MATTEL SALES CORP., a California corporation (“Mattel Sales”), MATTEL DIRECT IMPORT, INC., a Delaware corporation (“Mattel Direct Import”), FISHER-PRICE, INC., a Delaware corporation (“Fisher-Price”), AMERICAN GIRL BRANDS, LLC, a Delaware limited liability company (“American Girl Brands”), AMERICAN GIRL RETAIL, INC., a Delaware corporation (“American Girl Retail”), AMERICAN GIRL PUBLISHING, INC., a Wisconsin corporation (“American Girl Publishing”), and MATTEL REALTY CORPORATION, a Delaware corporation (“Mattel Realty” together with the Company, Mattel Sales, Mattel Direct Import, Fisher-Price, American Girl Brands, American Girl Retail and American Girl Publishing, the “Initial U.S. Borrowers”; as hereinafter further defined), (ii) MATTEL CANADA INC., a corporation formed under the laws of the Province of Ontario (the “Initial Canadian Borrower”; as hereinafter further defined), (iii) MATTEL FRANCE, a French limited liability company (société par actions simplifiée) having its registered office at 1/3/5 allée des Fleurs, Parc de la Cerisaie 94260 Fresnes – France, and registered with the Trade and Companies Registry of Créteil under the number 692 039 688 RCS Créteil (the “Initial French Borrower”; as hereinafter further defined), (iv) MATTEL ESPANA, S.A., a corporation formed under the laws of Spain (the “Initial Spanish Borrower”; as hereinafter further defined), (v) MATTEL EUROPA B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Netherlands law, having its corporate seat at Amsterdam (address: Gondel 1, 2nd floor, 1186 MJ Amstelveen, the Netherlands, and registered with the Dutch trade register under number: 33237928 (the “Initial Dutch Borrower”; as hereinafter further defined), MATTEL U.K. LIMITED, a company incorporated in England and Wales with company number 01471442 (“Mattel U.K.”), HIT ENTERTAINMENT LIMITED, a company incorporated in England and Wales with company number 02341947 (“HiT”), GULLANE (THOMAS) LIMITED, a company incorporated in England and Wales with company number 01555168 (“Gullane”, together with Mattel U.K. and HiT, the “Initial U.K. Borrowers”; as hereinafter further defined), and MATTEL GMBH, a German corporation (Gesellschaft mit beschränkter Haftung) having its registered office at Solmstrasse 4, 60486 Frankfurt am Main, Germany, and registered with the Frankfurt, Germany Commercial Register under HRB 99273 (the “Initial German Borrower”; as hereinafter further defined, together with the Initial Dutch Borrower and the Initial U.K. Borrowers, the “Initial European (GNU) Borrowers”; as hereinafter further defined), (vi) MATTEL PTY LTD, an Australian proprietary limited company with ACN 000 660 962 (the “Initial Australian Borrower”; as hereinafter further defined), (vii) each of the other Borrowers (as hereinafter defined) and Guarantors (as hereinafter defined) party hereto from time to time, (viii) the Lenders party hereto from time to time, (ix) BANK OF AMERICA, N.A., as Administrative Agent under the U.S. Revolving A Subfacility, the Revolving B Facility, the Canadian Revolving Subfacility, the French Revolving Subfacility, the Spanish Revolving Subfacility, the European (GNU) Revolving Subfacility and the Australian Revolving Subfacility (in such capacity, the “Global Administrative Agent”; as hereinafter further defined), as a U.S. Issuing Bank, a Canadian Issuing Bank (acting through its Canadian branch), a European (GNU) Issuing Bank and an Australian Issuing Bank, and as the U.S. Swingline Lender, the Canadian Swingline Lender (acting through its Canadian branch), the European (GNU) Swingline Lender and the Australian Swingline Lender, (x) BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED (together with its permitted successors and permitted assigns, “BAMLI”), as a French Issuing Bank, a Spanish Issuing Bank, the French Swingline Lender and the Spanish Swingline Lender, and (xi) BANK OF AMERICA, N.A, as Collateral Agent (in such capacity, the “Collateral Agent”; as hereinafter further defined) and Australian Security Trustee (in such capacity, the “Australian Security Trustee”; as hereinafter further defined). All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on the Initial Closing Date (a) the Revolving Borrowers have requested that the Revolving A Lenders extend credit in the form of Revolving A Loans in an aggregate principal amount at any time outstanding not to exceed $1,306,000,000, consisting of (i) a U.S. Revolving A Subfacility in an initial aggregate principal amount of $1,256,000,000 (the “U.S. Revolving A Subfacility”) and (ii) a Canadian Revolving Subfacility in an initial aggregate principal amount of $50,000,000 (the “Canadian Revolving Subfacility”), and (b) the Revolving Borrowers have requested that the Issuing Banks issue Letters of Credit in an aggregate Stated Amount at any time outstanding not to exceed (i) the U.S. LC Sublimit under the U.S. Revolving A Subfacility and (ii) the Canadian LC Sublimit under the Canadian Revolving Subfacility and; (c) the Revolving Borrowers have requested the Swingline Lenders to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed (i) in the case of the U.S. Revolving A Subfacility, 10% of the U.S. Revolving A Commitment, and (ii) in the case of the Canadian Revolving Subfacility, 10% of the Canadian Revolving Commitment; and (d) the U.S. Revolving Borrowers have requested that the Revolving B Lenders extend credit in the form of Revolving B Loans in an aggregate principal amount at any time outstanding not to exceed $294,000,000 (the “Revolving B Facility”);

WHEREAS, on the French Closing Date the Revolving Borrowers have requested that (a) the U.S. Revolving A Subfacility be reduced by $40,000,000; (b) the Revolving A Lenders extend credit in the form of Revolving A Loans under a French Revolving Subfacility in an initial aggregate principal amount of $40,000,000 (the “French Revolving Subfacility”); (c) the Issuing Banks also issue Letters of Credit in an aggregate Stated Amount at any time outstanding not to exceed the French LC Sublimit under the French Revolving Subfacility; and (c) the Swingline Lenders also extend credit in the form of Swingline Loans under the French Revolving Subfacility in an aggregate principal amount at any time outstanding not to exceed 10% of the French Revolving Commitment;

WHEREAS, on the Spanish Closing Date the Revolving Borrowers have requested that (a) the U.S. Revolving A Subfacility be reduced by $30,000,000; (b) the Revolving A Lenders extend credit in the form of Revolving A Loans under a Spanish Revolving Subfacility in an initial aggregate principal amount of $30,000,000 (the “Spanish Revolving Subfacility”); (c) the Issuing Banks also issue Letters of Credit in an aggregate Stated Amount at any time outstanding not to exceed the Spanish LC Sublimit under the Spanish Revolving Subfacility; and (c) the Swingline Lenders also extend credit in the form of Swingline Loans under the Spanish Revolving Subfacility in an aggregate principal amount at any time outstanding not to exceed 10% of the Spanish Revolving Commitment;

WHEREAS, on the European (GNU) Closing Date the Revolving Borrowers have requested that (a) the U.S. Revolving A Subfacility be reduced by $280,000,000; (b) the Revolving A Lenders extend credit in the form of Revolving A Loans under a European (GNU) Revolving Subfacility in an initial aggregate principal amount of $280,000,000 (the “European (GNU) Revolving Subfacility”); (c) the Issuing Banks also issue Letters of Credit in an aggregate Stated Amount at any time outstanding not to exceed the European (GNU) LC Sublimit under the European (GNU) Revolving Subfacility; and (c) the Swingline Lenders also extend credit in the form of Swingline Loans under the European (GNU) Revolving Subfacility in an aggregate principal amount at any time outstanding not to exceed 10% of the European (GNU) Revolving Commitment; and

WHEREAS, on the Australian Closing Date the Revolving Borrowers have requested that (a) the U.S. Revolving A Subfacility be reduced by $50,000,000; (b) the Revolving A Lenders extend credit in the form of Revolving A Loans under an Australian Revolving Subfacility in an initial aggregate principal amount of $50,000,000 (the “Australian Revolving Subfacility”); (c) the Issuing Banks also issue Letters of Credit in an aggregate Stated Amount at any time outstanding not to exceed the Australian LC Sublimit under the Australian Revolving Subfacility; and (c) the Swingline Lenders also extend credit in the form of Swingline Loans under the Australian Revolving Subfacility in an aggregate principal amount at any time outstanding not to exceed 10% of the Australian Revolving Commitment.

NOW THEREFORE, the Revolving A Lenders are willing to extend such revolving credit to the Revolving Borrowers, the Swingline Lenders are willing to make Swingline Loans to the Revolving Borrowers, the Issuing Banks are willing to issue Letters of Credit for the account of the Revolving Borrowers and the Revolving B Lenders are willing to extend such revolving credit to the U.S. Revolving Borrowers, in each case, on the terms and subject to the conditions set forth herein.

Section 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Intercreditor Agreement” shall mean an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent in their Permitted Discretion.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Account Debtor Approved Countries” shall mean the United States, Canada, the Netherlands, Germany, France, the United Kingdom, Spain, Australia, Hong Kong, New Zealand, Norway, Singapore, Switzerland, ~~and~~ any other member state of the European Union as of April 30, 2004, excluding Greece, and, solely in the case of a Purchased Account, Italy, Poland, and any other country or territory approved in writing by the Administrative Agent in its sole discretion, on terms and conditions reasonably satisfactory to the Administrative Agent, in each case together with any state or province or territory thereof (as applicable); provided, that during the continuance of a Cash Dominion Period, the Administrative Agent may, in its Permitted Discretion and as a condition to such jurisdiction remaining an Account Debtor Approved Country, require that Borrowers provide local law security documentation in respect of Accounts of Account Debtors organized outside of the jurisdiction of organization of such Borrowers to ensure that the Administrative Agent has a duly perfected and enforceable Lien under the applicable law of such jurisdiction.

“Accounts” shall mean with respect to any Person, any of such Person’s accounts receivable arising from the sale of goods or supply of services, including the right to payment of any interest or other finance charges, late payment or delinquency charges and any extension or collection fees, and including all “accounts,” as such term is defined in the UCC or with respect to (a) any Australian Credit Party, as defined in the Australian PPSA, (b) any Canadian Credit Party, as defined in the PPSA, (c) any French Credit Party, all créances (as this term is used in the French Civil Code), (d) any Dutch Borrower or Dutch Finco Borrower, all vorderingen (as used in the Dutch Civil Code), or (e) any German Borrower, all Forderungen (as this term is used in the German Civil Code), in any such case in which any Person now or hereafter has rights, including all rights to payment for goods sold or leased or for services rendered.

“ACH” shall mean automated clearing house transfers.

“Acquired Entity or Business” shall mean either (a) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Company or (b) the Equity Interests of any Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of the Company (or shall be merged, consolidated or amalgamated with and/or into the Company or a Restricted Subsidiary of the Company).

“ADI Account” shall have the meaning provided in Section 10 of the Australian PPSA.

“ADI Account Control Deed” means an ADI Account Control Deed over an ADI Account to be executed by each institution maintaining an ADI Account (other than an Excluded Account) for a Borrower or any other Credit Party, in each case as required by, and in accordance with the terms of Section 8.20 and in form and substance reasonably satisfactory to the Administrative Agent.

“Additional Account Security Actions” shall mean that a Borrower has provided security documentation (in form and substance satisfactory to the Administrative Agent in its Permitted Discretion and at the reasonable request of the Administrative Agent) in respect of Accounts of Account Debtors organized or incorporated outside of the jurisdiction of organization or incorporation of such Borrower or governed by the laws of a jurisdiction other than such Borrower’s jurisdiction of organization or incorporation to ensure that the Collateral Agent or Australian Security Trustee, as applicable, has a duly perfected and enforceable Lien under the applicable law of such jurisdiction.

“Additional Inventory Security Actions” shall mean that a Dutch Borrower has provided security documentation (in form and substance satisfactory to the Administrative Agent in its Permitted Discretion and at the reasonable request of the Administrative Agent) in respect of its Inventory governed by the laws of the jurisdiction in which such Inventory is located to ensure that the Collateral Agent has a duly perfected and enforceable Lien under the applicable law of such jurisdiction.

“Additional Lenders” shall have the meaning provided in Section 2.15(b).

“Additional Purchased Account Security Actions” shall mean that the Dutch Finco Borrower has provided (a) security documentation (in form and substance satisfactory to the Administrative Agent in its Permitted Discretion and at the reasonable request of the Administrative Agent) in respect of Purchased Accounts of the applicable Account Debtors to ensure that the Collateral Agent or Australian Security Trustee, as applicable, has a duly perfected and enforceable Lien under the applicable law of the jurisdiction of organization or incorporation of the Dutch Finco Borrower and (if applicable) of such Account Debtors and/or the applicable law of the jurisdiction governing such Purchased Accounts, in each case, as reasonably requested by the Administrative Agent, (b) reaffirmation documentation (in form and substance satisfactory to the Administrative Agent in its Permitted Discretion and at the reasonable request of the Administrative Agent) in respect of the Guarantees, to the extent applicable, and (c) such other documents, instruments and agreements as are reasonably requested by the Administrative Agent in connection with the applicable Purchased Accounts, including, without limitation, copies (with originals to follow promptly upon the request of the Administrative Agent) of the applicable purchase agreements and true sale opinions in respect of such Purchased Accounts, evidence that the terms set forth in such true sale opinion(s) required to be satisfied in order that the applicable purchase of Purchased Accounts be deemed a true sale have been satisfied, and a Collection Account Addendum covering any Collection Accounts into which collection proceeds of such Purchased Accounts may be remitted, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Adjustment Date” shall mean the first day of each of January, April, July and October, as applicable.

“Administrative Agent” shall mean the Global Administrative Agent and shall include any successor thereto appointed pursuant to Section 11.09; provided that in each instance in this Agreement or any other Credit Document that provides for the Administrative Agent to exercise its discretion (including the establishment or modification of Reserves or the exercise of Permitted Discretion) or provides for the Administrative Agent to provide any consent, determination or other judgment with regard to any action or inaction under this Agreement or any other Credit Document, any such exercise of discretion, consent, determination, judgment, action or inactions of the referenced “Administrative Agent” shall be exercised, given, made or undertaken only at the direction and with the consent of the Global Administrative Agent.

“Affiliate” of any specified Person shall mean, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Company or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Affiliate Transaction” shall have the meaning provided in Section 9.06.

“Agent-Related Persons” shall mean the Administrative Agent, the Collateral Agent, the Australian Security Trustee, their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent, the Collateral Agent, the Australian Security Trustee and their respective Affiliates.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Australian Security Trustee.

“Agreement” shall mean this Syndicated Facility Agreement.

“Agreement Currency” shall have the meaning provided in Section 12.21.

“Alternative Currency” shall mean Canadian Dollars, Euros, Sterling, Australian Dollars and any other currency (other than Dollars) that is approved in accordance with Section 1.10.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“AML Legislation” shall have the meaning provided in Section 12.18.

“Amortization Event” shall mean, with respect to any fiscal quarter, that the Consolidated Net Leverage Ratio, calculated as of the end of the most recently ended Test Period for which Section 8.01 Financials have been delivered, is greater than 4.50 to 1.00.

“Anti-Terrorism Laws” shall mean any Requirement of Law in any jurisdiction applicable to the Company and its Subsidiaries and relating to terrorism or money laundering any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including the PATRIOT Act, the Criminal Code R.S.C. 1985, c. c-46, as amended, the United Nations Act, R.S.C. 1985 c. u-2, as amended, Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations al-Qaida and Taliban Regulations promulgated under the United Nations Act, the PCMLTFA, the Canadian Sanction Laws and the DMLTFPA.

“Applicable Margin” shall mean the per annum percentage set forth below, as determined by the Average Availability as of the most recent Adjustment Date:

Level	Average Availability (percentage of Line Cap)	U.S. Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Loans	Eurocurrency Rate Loans, Canadian CDOR Rate Loans and Foreign Base Rate Loans	Australian Bill Rate Loans
I	≥ 75%	0.25%	1.25%	1.75%
II	≥ 50% < 75%	0.50%	1.50%	2.00%
III	≥ 25% < 50%	0.75%	1.75%	2.25%
IV	< 25%	1.00%	2.00%	2.50%

Until March 31, 2018, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease on each Adjustment Date based on Average Availability, as determined by the Administrative Agent’s system of record, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended. If the Revolving Borrowers fail to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then the Applicable Margin shall be determined as if Level IV were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until two Business Days after the date of delivery of such Borrowing Base Certificate.

“Appraisal” shall mean an appraisal (a) with respect to any appraisal delivered on or prior to the Initial Closing Date, prepared on a basis reasonably satisfactory to the Administrative Agent (and, in the case of any appraisal of Eligible Fee-Owned Real Estate, the Revolving B Lenders; provided that any such Lenders shall be deemed satisfied with such appraisal if no objection is made within ten (10) Business Days of delivery to such Lender), or (b) with respect to any such appraisal delivered after the Initial Closing Date, prepared on a basis which is the same as the appraisal for the same property delivered pursuant to clause (a) above or on another basis reasonably satisfactory to the Administrative Agent (and, in the case of any appraisal of Eligible Fee-Owned Real Estate, the Revolving B Lenders; provided that any such Lenders shall be deemed satisfied with such appraisal if no objection is made within ten (10) Business Days of delivery to such Lender), in each case under clause (a) or (b), setting forth the Net Orderly Liquidation Value percentage of any Inventory, the IP Net Orderly Liquidation Value percentage of any Eligible U.S. Intellectual Property, or the Real Estate Fair Market Value of any Eligible Fee-Owned Real Estate (as the case may be) in each case which is subject to such appraisal, which appraisal shall be prepared by an appraiser selected by the Administrative Agent in its reasonable discretion.

“Approved Extended Term Account Debtor” shall mean an Account Debtor which has extended terms for payment of its Accounts and which the Company and the Administrative Agent have agreed in writing pursuant to the Approved Extended Term Account Debtor Agreement will be treated as an Approved Extended Term Account Debtor under this Agreement.

“Approved Extended Term Account Debtor Agreement” shall mean that certain letter agreement dated the date hereof by and between the Administrative Agent and the Company in respect of Approved Extended Term Account Debtors.

“Approved Fund” shall mean any Person (other than a natural Person) engaged in making and holding revolving and term loan commitments of the type and under credit facilities similar to the credit facilities contemplated by this Agreement (including in one or more of the jurisdictions of organization or incorporation of the Borrowers) in its ordinary course of business and consistent with its past practices that is administered or managed by (a) a Lender, (b) an Affiliate or branch of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASIC” shall mean the Australian Securities and Investments Commission or any successor of it.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed) or such other form as shall be reasonably acceptable to the Administrative Agent.

“Australian Base Rate” shall mean, for any day, a per annum rate of interest (rounded up to the nearest 1/8th of 1%) equal to the “RBA Cash Rate”, or comparable or successor rate approved by the Administrative Agent, determined by it at or about 10:30 a.m. (Sydney time) on such day, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that in no event shall the Australian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

“Australian Base Rate Loans” shall mean an Australian Revolving Loan denominated in Australian Dollars that bears interest based on the Australian Base Rate.

“Australian Bill Rate” shall mean a per annum rate of interest (rounded up to the nearest 1/8th of 1%) equal to the Australian BBSY Bid Screen Rate, or comparable or successor rate approved by the Administrative Agent, determined by it at or about 10:30 a.m. (Sydney time) on the first day of the applicable Interest Period, for a term equivalent to such Interest Period; provided, that in no event shall the Australian Bill Rate be less than zero.

“Australian BBSY Bid Screen Rate” means:

(a) the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited ACN 616 075 417 (or any other person which takes over the administration of that rate) for the relevant period and displayed (before any correction, recalculation or republication by the administrator) on page BBSY of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate); and

(b) if the rate described in sub-paragraph (a) above is not available, the sum of:

(i) the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited ACN 616 075 417 (or any other person which takes over the administration of that rate) for the relevant period and displayed (before any correction, recalculation or republication by the administrator) on page BBSW of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate); and

(ii) 0.05% per annum.

“Australian Bill Rate Loans” shall mean an Australian Revolving Loan denominated in Australian Dollars that bears interest based on the Australian Bill Rate.

“Australian Borrowers” shall mean the Initial Australian Borrower and each Australian Subsidiary of the Company that executes a counterpart hereof and each other applicable Credit Document (or a separate joinder hereto or thereto) to become a Revolving Borrower, whether on the Australian Closing Date or after the Australian Closing Date in accordance with Section 2.21.

“Australian Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar Equivalent, without duplication, of

(a) 85% of the aggregate Outstanding Balance of Eligible Australian Accounts of the Australian Borrowers at such time; plus

(b) the lesser of (i) 80% of the Cost of Eligible Australian Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible Australian Inventory at such time; minus

(c) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

The Australian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definitions of Eligible Account or Eligible Inventory, renders any such Account or Inventory ineligible for inclusion in the Australian Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.

“Australian Closing Date” shall mean the “Australian Closing Date” specified in a written notification by Administrative Agent to the Lenders that the conditions in Section 5.05 have been satisfied.

“Australian Collateral” shall mean all the “Collateral” (or equivalent term) as defined in the Australian Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted by any Australian Credit Parties pursuant to any Australian Security Document.

“Australian Corporations Act” shall mean the Corporations Act 2001 (Cth) of Australia and includes any regulations made thereunder.

“Australian Credit Party” shall mean each Australian Borrower and each Australian Subsidiary Guarantor.

“Australian Dilution Reserve” shall mean, at any date, (a) the amount by which the consolidated Dilution Ratio of Eligible Australian Accounts exceeds five percent (5%) multiplied by (b) the Eligible Australian Accounts on such date.

“Australian Dollars” and “AUD” shall mean the lawful currency of Australia.

“Australian General Security Deed” shall mean the general security deed dated as of the Australian Closing Date by and between the Initial Australian Borrower and the Australian Security Trustee.

“Australian Issuing Bank” shall mean, as the context may require, (a) BANA (acting through its Australia branch) or any Affiliates or branches of BANA with respect to Australian Letters of Credit issued by it; (b) any other Revolving A Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Australian Letters of Credit issued by such Revolving A Lender; (c) with respect to any Existing Letter of Credit set forth on Part E of Schedule 1.01B, the Revolving A Lender which is the issuer of such Existing Letter of Credit; or (d) collectively, all of the foregoing.

“Australian LC Credit Extension” shall mean, with respect to any Australian Letter of Credit, the issuance, amendment or renewal thereof or extension of the expiry date thereof, or the increase of the Stated Amount thereof.

“Australian LC Disbursement” shall mean a payment or disbursement made by the Australian Issuing Bank pursuant to a Australian Letter of Credit.

“Australian LC Documents” shall mean all documents, instruments and agreements delivered by an Australian Borrower, the Company, or any Subsidiary to an Australian Issuing Bank or the Administrative Agent in connection with any Australian Letter of Credit.

“Australian LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding Australian Letters of Credit at such time plus (b) the aggregate principal amount of all Australian LC Disbursements that have not yet been reimbursed at such time. The Australian LC Exposure of any Revolving A Lender at any time shall mean its Pro Rata Percentage of the aggregate Australian LC Exposure at such time.

“Australian LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Australian Borrowers in respect of any Australian LC Disbursements (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the Stated Amount of all outstanding Australian Letters of Credit.

“Australian LC Sublimit” shall mean $5,000,000.

“Australian Letter of Credit” shall mean any standby, commercial or documentary letter of credit, foreign guaranty, bank guarantee, documentary banker’s acceptance or similar instrument issued or to be issued by an Australian Issuing Bank under the Australian Revolving Subfacility requested by an Australian Borrower pursuant to Section 2.13.

“Australian Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the Australian Revolving Commitments and (b) the Australian Borrowing Base.

“Australian Offshore Associate” means an Australian Tax Associate:

(a) which is a non-resident of Australia and which does not become, or would not become, an Australian Revolving Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Australian Tax Associate in Australia; or

(b) which is a resident of Australia and which becomes, or would become, an Australian Revolving Lender or receive a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Australian Tax Associate in that country, and which does not become an Australian Revolving Lender or receive payment in the capacity of dealer, manager, underwriter, clearing house, payment agent, custodian, funds manager or responsible entity of a registered scheme.

“Australian PPSA” shall mean the Personal Property Securities Act 2009 (Cth) of Australia and includes any regulations made thereunder.

“Australian Protective Advance” shall have the meaning provided in Section 2.18.

“Australian Pension Plan” shall mean a superannuation, retirement benefit or pension fund (whether established by deed or under any statute of Australia or any state or territory of Australia) contributed to by, or to which there is or may be an obligation to contribute by, any Credit Party in respect of its Australian employees and officers or former employees and officers.

“Australian Priority Payables Reserves” shall mean reserves with respect to amounts secured by any Liens, choate or inchoate, or any rights, whether imposed by applicable law in Australia or elsewhere (and including rights to the payment or reimbursement of any costs, charges or other amounts in connection with any insolvency proceeding), which rank or are capable of ranking in priority to the Liens on the Collateral in favour of Collateral Agent’s or Australian Security Trustee’s Liens including, without limitation, to the extent applicable by Requirements of Law, any such amounts due or which may become due and not paid for wages, long service leave, retrenchment, payment in lieu of notice, annual leave or vacation pay (including in all respects amounts protected by or payable pursuant to the Fair Work Act 2009 (Cth) of Australia), any preferential claims as set out in the Australian Corporations Act, amounts due or which may become due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Taxation Administration Act 1953 (Cth) of Australia (but excluding Pay as You Go income withholding tax) and amounts in the future, currently or past due and not contributed, remitted or paid in respect of any Australian Pension Plan, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any Australian Pension Plan.

“Australian Restricted Subsidiary” shall mean any Australian Subsidiary that is a Restricted Subsidiary.

“Australian Revolving Borrowing” shall mean a Borrowing comprised of Australian Revolving Loans.

“Australian Revolving Commitment” shall mean, with respect to each Australian Revolving Lender, the commitment, if any, of such Lender to make Australian Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “Australian Revolving Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Australian Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.

“Australian Revolving Exposure” shall mean, with respect to any Australian Revolving Lender at any time, the aggregate principal amount at such time of all outstanding Australian Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Australian LC Exposure, plus the aggregate amount of such Lender’s Australian Swingline Exposure.

“Australian Revolving Lender” shall mean any Lender under the Australian Revolving Subfacility.

“Australian Revolving Loans” shall mean advances made to or at the instructions of a Australian Borrower pursuant to Section 2.01(a)(vii) hereof under the Australian Revolving Subfacility.

“Australian Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-6 hereto.

“Australian Revolving Subfacility” shall have the meaning provided in the recitals hereto.

“Australian Security Agreement” shall mean the Australian General Security Deed and any other general security governed by the laws of a state or territory of Australia entered into by an Australian Credit Party from time to time.

“Australian Security Documents” shall mean the Australian Security Agreement, and, after the execution and delivery thereof, each ADI Account Control Deed, each other document governed by Australian law executed and delivered by any Credit Party pursuant to which a Lien is granted in favor of the Australian Security Trustee to secure the Obligations, each document, if any, governed by Australian law executed and delivered by any Credit Party pursuant to the Additional Inventory Security Actions and each document, if any, governed by Australian law executed and delivered by any Credit Party pursuant to the Additional Account Security Actions.

“Australian Security Trustee” shall mean BANA, as Australian security trustee, and shall include any permitted successors and permitted assigns.

“Australian Security Trust Deed” shall mean the security trust deed dated as of the Australian Closing Date between the Initial Australian Borrower and the Company (as at the date of this Agreement), the Administrative Agent and the Australian Security Trustee.

“Australian Subsidiary” shall mean any Subsidiary of the Company incorporated now or hereinafter under the laws of Australia or a state or territory thereof.

“Australian Subsidiary Guarantor” shall mean each Australian Restricted Subsidiary (other than any Australian Borrower) which is a party to this Agreement on the Australian Closing Date, as well as each Australian Restricted Subsidiary established, created or acquired after the Australian Closing Date which is required to become a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“Australian Swingline Commitment” shall mean the commitment of the Australian Swingline Lender to make loans under the Australian Revolving Subfacility pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07.

“Australian Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Australian Swingline Loans. The Australian Swingline Exposure of any Australian Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Australian Swingline Exposure at such time.

“Australian Swingline Lender” shall mean BANA (acting through its Australia branch), its permitted successors and permitted assigns.

“Australian Swingline Loan” shall mean any Loan made by the Australian Swingline Lender pursuant to Section 2.12.

“Australian Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-11 hereto.

“Australian Tax Act” shall mean the Income Tax Assessment Act 1936 (Cth) of Australia, the Income Tax Assessment Act 1997 (Cth) of Australia and the Tax Administration Act of 1953 (Cth).

“Australian Tax Associate” shall mean an associate as defined in section 128F(9) of the Australian Tax Act.

“Australian Withholding Tax” shall mean any Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Australian Tax Act.

“Availability Period” shall mean, with respect to each Revolving A Subfacility and the Revolving B Facility, the period from the Initial Closing Date to the earlier of (a) the Maturity Date, (b) the termination of the applicable Revolving A Subfacility or the Revolving B Facility (as applicable) under Section 2.09(b)(i) and (c) the date of declaration under Section 10.01 that all amounts owing hereunder are due.

“Average Availability” shall mean, at any Adjustment Date, the average daily Total Excess Availability for the fiscal quarter period immediately preceding such Adjustment Date.

“Average Usage” shall mean, at any Adjustment Date, the average daily aggregate Revolving Exposure for the Revolving A Subfacilities (excluding any Revolving A Exposure resulting from any outstanding Swingline Loans) and the Revolving B Facility for the fiscal quarter period immediately preceding such Adjustment Date divided by the aggregate Revolving Commitments in respect of the Revolving A Subfacilities and the Revolving B Facility at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Requirement of Law for such EEA Member Country.

“BAMLI” shall have the meaning provided in the recitals hereto.

“BANA” shall mean Bank of America, N.A. and its permitted successors and permitted assigns.

“Bank of Canada Overnight Rate” shall mean the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day.

“Bank Product” shall mean any of the following products, services or facilities extended to any Borrower or any of Company’s Subsidiaries: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower, other than Letters of Credit.

“Bank Product Debt” shall mean Indebtedness and other obligations (including Hedging Obligations and Cash Management Obligations) of a Borrower or any of Company’s Subsidiaries relating to Bank Products.

“Bankruptcy Code” shall have the meaning provided in Section 10.01(e).

“Base Rate Loans” shall mean Australian Base Rate Loans, Canadian Base Rate Loans, U.S. Base Rate Loans and/or Foreign Base Rate Loans, as the context may require.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as amended.

“Board of Directors” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors or the managing directors of such Person (as applicable), (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower Designation Notice” shall have the meaning provided in Section 2.21(a).

“Borrower Designation Request and Assumption Agreement” shall have the meaning provided in Section 2.21(a).

“Borrowers” shall mean the Revolving Borrowers.

“Borrowing” shall mean the borrowing of the same Type and Class of Loan by the Borrowers from all the Lenders having Commitments on a given date (or resulting from a conversion or conversions on such date), having in the case of Eurocurrency Rate Loans, the same Interest Period, in the case of Australian Bill Rate Loans, the same Interest Period, and in the case of Canadian CDOR Rate Loans, the same Interest Period; provided that U.S. Base Rate Loans, Australian Base Rate Loans, Foreign Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Loans incurred pursuant to Section 3.01(b) shall be considered part of the related Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, as applicable.

“Borrowing Base” shall mean (a) with respect to the U.S. Revolving A Commitment, the U.S. Revolving A Borrowing Base, (b) with respect to the Revolving B Commitment, the Revolving B Borrowing Base, (c) with respect to the Canadian Revolving Commitment, the Canadian Borrowing Base, (d) with respect to the French Revolving Commitment, the French Borrowing Base, (e) with respect to the European (GNU) Revolving Commitment, the European (GNU) Borrowing Base, (f) with respect to the Dutch Revolving Commitment, the Dutch Borrowing Base and, if applicable, the Dutch Finco Borrowing Base, (g) with respect to the German Revolving Commitment, the German Borrowing Base, (h) with respect to the U.K. Revolving Commitment, the U.K. Borrowing Base, (i) with respect to the Spanish Revolving Commitment, the Spanish Borrowing Base, (j) with respect to the Australian Revolving Commitment, the Australian Borrowing Base and (k) the sum of the U.S. Revolving A Borrowing Base, the Revolving B Borrowing Base, the Canadian Borrowing Base, the French Borrowing Base, the Spanish Borrowing Base, the European (GNU) Borrowing Base and the Australian Borrowing Base, as the context may require. The Borrowing Base or any component thereof at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a).

“Borrowing Base Assets” shall mean any assets of the type included in the calculation of the Borrowing Base, without regard to whether such assets are eligible for inclusion in the Borrowing Base; provided that Borrowing Base Assets shall not include (a) any Intellectual Property other than Eligible U.S. Intellectual Property or (b) any Real Property other than Eligible Fee-Owned Real Estate.

“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of the Company in substantially the form of Exhibit D or such other form as shall be reasonably acceptable to the Administrative Agent.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000, (c) in the case of a Borrowing denominated in Euro, €1,000,000, (d) in the case of a Borrowing denominated in Sterling, £1,000,000, (e) in the case of a Borrowing denominated in Australian Dollars, AUD 1,000,000 and (f) in the case of a Borrowing denominated in any other Alternative Currency, such amount as may be agreed by the Administrative Agent and the Company.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing denominated in Dollars, $500,000, (b) in the case of a Borrowing denominated in Canadian Dollars, C$500,000, (c) in the case of a Borrowing denominated in Euro, €500,000, (d) in the case of a Borrowing denominated in Sterling, £500,000, (e) in the case of a Borrowing denominated in Australian Dollars, AUD 500,000, and (f) in the case of a Borrowing denominated in any other Alternative Currency, such amount as may be agreed by the Administrative Agent and the Company.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York; Los Angeles, California; Toronto, Canada; London, England; Paris, France; Amsterdam, the Netherlands; Frankfurt, Germany; Madrid, Spain; or Sydney, Australia a legal holiday or a day on which banking institutions are authorized or required by Requirement of Law or other government action to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in the New York or London interbank Eurodollar market.

“Canadian Base Rate” shall mean, for any day, the greater of (a) the per annum rate of interest designated by BANA (acting through its Canada branch) from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) the Eurocurrency Rate for a Eurocurrency Rate Loan with a one-month interest period commencing on such day plus 1.00%. For purposes of this definition, the Eurocurrency Rate shall be determined using the Eurocurrency Rate as otherwise determined by the Global Administrative Agent in accordance with the definition of Eurocurrency Rate. Any change in the Canadian Base Rate due to a change in the rate described in clause (a) of this definition, the Federal Funds Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the rate described in clause (a) of this definition, the Federal Funds Rate or such Eurocurrency Rate, respectively; and if the Canadian Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Canadian Base Rate Loan” shall mean a Canadian Revolving Loan denominated in U.S. Dollars that bears interest based on the Canadian Base Rate.

“Canadian Blocked Persons” shall have the meaning provided in the definition of the term “Eligible Account Debtor”.

“Canadian Borrowers” shall mean the Initial Canadian Borrower and each Canadian Subsidiary of the Company that executes a counterpart hereof and each other applicable Credit Document (or a separate joinder hereto or thereto) to become a Revolving Borrower, whether on the Initial Closing Date or after the Initial Closing Date in accordance with Section 2.21.

“Canadian Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar Equivalent, without duplication, of

(a) 85% of the aggregate Outstanding Balance of Eligible Canadian Accounts of the Canadian Borrowers at such time; plus

(b) the lesser of (i) 80% of the Cost of Eligible Canadian Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible Canadian Inventory at such time; plus

(c) the lesser of (i) 80% of the Cost of Eligible In-Transit Inventory owned by the Canadian Borrowers at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible In-Transit Inventory owned by the Canadian Borrowers at such time; minus

(d) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definitions of Eligible Account, Eligible Inventory or Eligible In-Transit Inventory, renders any such Account or Inventory ineligible for inclusion in the Canadian Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.

“Canadian CDOR Rate” shall mean, for any day, a per annum rate of interest equal to the Canadian Dollar bankers’ acceptance rate, or comparable or successor rate approved by the Administrative Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the applicable Canadian CDOR Rate Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that in no event shall the Canadian CDOR Rate be less than zero.

“Canadian CDOR Rate Loan” shall mean a Canadian Revolving Loan (other than a Canadian Prime Loan), or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian CDOR Rate.

“Canadian Collateral” shall mean all the “Collateral” (or equivalent term) as defined in the Canadian Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted by any Canadian Credit Parties pursuant to any Canadian Security Document.

“Canadian Collection Account” shall have the meaning provided in Section 8.20(c)(iii).

“Canadian Credit Party” shall mean each Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Defined Benefit Pension Plan” shall mean a “registered pension plan,” as defined in subsection 248(1) of the ITA, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dilution Reserve” shall mean, at any date, (a) the amount (stated in percentage terms) by which the consolidated Dilution Ratio of Eligible Canadian Accounts exceeds five percent (5%) multiplied by (b) the Eligible Canadian Accounts on such date.

“Canadian Dollars” and “C$” shall mean the lawful currency of Canada.

“Canadian Employee Benefits Legislation” shall mean the Pension Benefits Act (Ontario) and any regulations promulgated thereunder, and any Canadian federal, provincial or local counterparts or equivalents.

“Canadian Issuing Bank” shall mean, as the context may require, (a) BANA (acting through its Canada branch) or any Affiliates or branches of BANA with respect to Canadian Letters of Credit issued by it; (b) any other Revolving A Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Canadian Letters of Credit issued by such Revolving A Lender; (c) with respect to any Existing Letter of Credit set forth on Part B of Schedule 1.01B, the Revolving A Lender which is the issuer of such Existing Letter of Credit; or (d) collectively, all of the foregoing.

“Canadian LC Credit Extension” shall mean, with respect to any Canadian Letter of Credit, the issuance, amendment or renewal thereof or extension of the expiry date thereof, or the increase of the Stated Amount thereof.

“Canadian LC Disbursement” shall mean a payment or disbursement made by a Canadian Issuing Bank pursuant to a Canadian Letter of Credit.

“Canadian LC Documents” shall mean all documents, instruments, and agreements delivered by a Canadian Borrower, the Company, or any Subsidiary to a Canadian Issuing Bank or the Administrative Agent in connection with any Canadian Letter of Credit.

“Canadian LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding Canadian Letters of Credit at such time plus (b) the aggregate principal amount of all Canadian LC Disbursements that have not yet been reimbursed at such time. The Canadian LC Exposure of any Revolving A Lender at any time shall mean its Pro Rata Percentage of the aggregate Canadian LC Exposure at such time.

“Canadian LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Canadian Borrowers in respect of any Canadian LC Disbursements (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the Stated Amount of all outstanding Canadian Letters of Credit.

“Canadian LC Sublimit” shall mean $5,000,000.

“Canadian Letter of Credit” shall mean any standby, commercial or documentary letter of credit, foreign guaranty, bank guarantee, documentary banker’s acceptance or similar instrument issued or to be issued by a Canadian Issuing Bank under the Canadian Revolving Subfacility requested by a Canadian Borrower, if any, pursuant to Section 2.13.

“Canadian Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the Canadian Revolving Commitments and (b) the Canadian Borrowing Base.

“Canadian MEPP” shall mean each “multi- employer pension plan” as defined in the Pension Benefits Act (Ontario).

“Canadian Pension Plan” shall mean each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by the Company or another Canadian Credit Party for its or any of its current or previous Affiliates’ Canadian employees or former employees and includes for greater certainty “target benefit” plans and all Canadian Defined Benefit Pension Plans but shall not include any Canadian MEPP, the Canada Pension Plan (CPP) as maintained by the government of Canada or the Quebec Pension Plan (QPP) as maintained by the government of Quebec or similar plan maintained by any other province or territory in Canada.

“Canadian Prime Loan” shall mean a Canadian Revolving Loan to the Canadian Borrowers denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” shall mean, for any day, the greater of (a) the per annum rate of interest designated by BANA (acting through its Canada branch) from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; or (b) the Canadian CDOR Rate for a one-month interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

“Canadian Priority Payables” shall mean, at any time, with respect to the Canadian Borrowing Base:

(a) the amount due on or prior to the date as of which the Canadian Borrowing Base is to be determined and remaining unpaid at the time of determination by any Canadian Borrower (or any other Person for which any Canadian Borrower has joint and several liability), for which each Canadian Borrower has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable Requirement of Law, in respect of (i) pension fund obligations including unfunded liabilities, solvency deficiencies or wind-up deficiencies on any wind-up or termination of any Canadian Pension Plan and employee and employer pension plan contributions (including “normal cost,” “special payments” and any other payments in respect of any funding deficiency or shortfall), (ii) employment insurance, (iii) goods and services taxes, sales taxes, employee income taxes, excise tax and other taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, salaries, commission or compensation, including vacation pay and severance pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), and (vi) other like charges and demands; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or equal in priority with one or more of the Liens granted pursuant to the Security Documents (a “Priority Lien”); and

(b) the aggregate amount due on or prior to the date as of which the Canadian Borrowing Base is to be determined and remaining unpaid at the time of determination of any other liabilities of the Canadian Borrowers (or any other Person for which the Canadian Borrowers have joint and several liability) (i) in respect of which a trust has been or may be imposed on Collateral of any Canadian Borrower to provide for payment or (ii) which are secured by a security interest, hypothec, prior claim, pledge, charge, right, or claim or other Lien on any Collateral of any Canadian Borrower, in each case pursuant to any applicable Requirement of Law and which trust, security interest, hypothec, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or equal in priority with one or more of the Liens granted in the Security Documents.

“Canadian Priority Payables Reserve” shall mean, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Administrative Agent in its Permitted Discretion in an amount up to, but not in excess of, the amount of Canadian Priority Payables set forth on the most recent Borrowing Base Certificate (as the same may be reduced or increased by the next succeeding Borrowing Base Certificate) delivered to the Administrative Agent pursuant to Section 8.20(a).

“Canadian Protective Advances” shall have the meaning provided in Section 2.18.

“Canadian Restricted Subsidiary” shall mean any Canadian Subsidiary that is a Restricted Subsidiary.

“Canadian Revolving Borrowing” shall mean a Borrowing comprised of Canadian Revolving Loans.

“Canadian Revolving Commitment” shall mean, with respect to each Canadian Revolving Lender, the commitment, if any, of such Lender to make Canadian Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “Canadian Revolving Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Canadian Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.

“Canadian Revolving Exposure” shall mean, with respect to any Canadian Revolving Lender at any time, the aggregate principal amount at such time of all outstanding Canadian Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Canadian LC Exposure, plus the aggregate amount of such Lender’s Canadian Swingline Exposure.

“Canadian Revolving Lender” shall mean any Lender under the Canadian Revolving Subfacility. Each Canadian Revolving Lender, unless an Event of Default has occurred and is continuing, shall be a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada) or is not prohibited by applicable Requirements of Law, including the Bank Act (Canada) from having a Canadian Revolving Commitment, or making any Canadian Revolving Loans or having any Canadian LC Obligations under this Agreement, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the ITA, then such financial institution is not a “specified shareholder” of a Canadian Credit Party and deals at arm’s length with each Canadian Credit Party and each “specified shareholder” of each Canadian Credit Party for purposes of the ITA.

“Canadian Revolving Loans” shall mean advances made to or at the instructions of a Canadian Borrower pursuant to Section 2.01(a)(iii) hereof under the Canadian Revolving Subfacility.

“Canadian Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-2 hereto.

“Canadian Revolving Subfacility” shall have the meaning provided in the recitals hereto, as applicable.

“Canadian Sanction Laws” shall mean the Special Economic Measures Act (Canada) and similar Requirements of Law of Canada governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures in respect to sanctioned persons.

“Canadian Security Agreement” shall mean the Canadian Security Agreement dated as of the Initial Closing Date, by and between the Collateral Agent and each of the Canadian Credit Parties which is a party thereto.

“Canadian Security Documents” shall mean the Canadian Security Agreement and, after the execution and delivery thereof, each other document executed and delivered by any Canadian Credit Party pursuant to which a Lien is granted in favor of the Collateral Agent to secure the Obligations, and each document, if any, executed and delivered by any Canadian Credit Party pursuant to the Additional Account Security Actions.

“Canadian Subsidiary” shall mean any Subsidiary of the Company organized now or hereinafter under the laws of Canada or a province or territory thereof.

“Canadian Subsidiary Guarantor” shall mean each Canadian Restricted Subsidiary (other than any Canadian Borrower) which is a party to this Agreement on the Initial Closing Date, as well as each Canadian Restricted Subsidiary established, created or acquired after the Initial Closing Date which is required to become a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“Canadian Swingline Commitment” shall mean the commitment of the Canadian Swingline Lender to make loans under the Canadian Revolving Subfacility pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07.

“Canadian Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Canadian Swingline Loans. The Canadian Swingline Exposure of any Canadian Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Canadian Swingline Exposure at such time.

“Canadian Swingline Lender” shall mean BANA (acting through its Canada branch) and its permitted successors and permitted assigns.

“Canadian Swingline Loan” shall mean any Loan made by the Canadian Swingline Lender pursuant to Section 2.12.

“Canadian Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-8 hereto.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Company and its Restricted Subsidiaries; provided that the term “Capital Expenditures” shall not include, without duplication:

(a) expenditures made in connection with the replacement, substitution, restoration, or repair of assets to the extent made with insurance proceeds or compensation awards paid on account of a Casualty Event committed to be consummated within one year after receipt of such proceeds or awards and actually consummated within eighteen months after receipt of such proceeds or awards;

(b) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time;

(c) the purchase of property, plant, or equipment to the extent made with the proceeds of Dispositions within 180 days after receipt of such proceeds; and

(d) any expenditures made as payments of the consideration for a Permitted Acquisition or other similar Investment permitted hereunder and any amounts recorded pursuant to purchase accounting required under GAAP pertaining to such Permitted Acquisition or such similar Investment.

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock or shares;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, however, that any obligations relating to a lease that was accounted for by the Company as an operating lease as of the Initial Closing Date and any similar lease entered into after the Initial Closing Date shall be accounted for as an operating lease and not a Capitalized Lease Obligation for all purposes under this Agreement.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent for deposit into the applicable LC Collateral Account, for the benefit of the Administrative Agent, the applicable Issuing Banks and/or the applicable Swingline Lenders (as applicable) and the Revolving A Lenders under the applicable Revolving A Subfacility, cash as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Revolving A Lenders to fund participations in respect of either thereof (as the context may require), in each case under the applicable Revolving A Subfacility, in accordance with Section 2.13(j). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Period” shall mean each period beginning on a date when (a) an Event of Default has occurred and is continuing or (b) Total Excess Availability shall have been less than the greater of (i) 10% of the Line Cap and (ii) $100,000,000, and ending on such date as no Event of Default shall exist and, for a period of 30 consecutive calendar days, Total Excess Availability shall have been at least equal to the greater of (i) 10% of the Line Cap and (ii) $100,000,000.

“Cash Equivalents” shall mean:

(a) (i) Dollars, Canadian Dollars, Euros, Pounds Sterling, yen or any national currency of any participating member state of the European Union or (ii) such local currencies held by a Foreign Subsidiary from time to time in the ordinary course of business;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c) (i) certificates of deposit, guaranteed investment certificates, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, (ii) demand deposits, bankers’ acceptances with maturities not exceeding one year and (iii) overnight bank deposits, in each case under this clause (c) with any Lender or any other domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(d) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (g) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e) commercial paper and variable or fixed rate notes rated at least “P-2” by Moody’s or at least “A-2” by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of acquisition thereof and Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(f) marketable short-term money market and similar funds having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(h) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(i) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA-” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(j) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (c) above; and

(k) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments made by a Foreign Subsidiary (or temporarily held by the Company or the Restricted Subsidiaries as part of their cash management arrangements with a Foreign Subsidiary in the ordinary course of business or consistent with past practice) in a country outside the United States, Cash Equivalents shall also include (A) investments of the type and maturity described in clauses (a) through (g) and clauses (i), (j) and (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (B) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Company or any of the Company’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Lender, any Agent or any Affiliate or branch of the foregoing at the time it provides any Cash Management Services or any Person that shall have become a Lender, an Agent or an Affiliate or branch of a Lender or an Agent at any time after it has provided any Cash Management Services (including if such Cash Management Services were provided on the applicable Closing Date, the applicable Closing Date).

“Cash Management Obligations” shall mean obligations owed by the Company or any Subsidiary to any Cash Management Bank in respect of Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft ACH fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreements.

“Casualty Event” shall mean any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as amended.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code that is a direct or indirect Subsidiary of the Company.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of such Person entitled to vote for members of the Board of Directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the Board of Directors of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class” (a) when used with respect to Lenders, shall refer to Lenders having a Loan, Protective Advances or Commitment with respect to a particular Revolving A Subfacility or the Revolving B Facility, (b) when used with respect to Commitments, shall refer to Commitments under a particular Revolving A Subfacility or the Revolving B Facility, and (c) when used with respect to Loans or a Borrowing, shall refer to whether such Loans, or the Loans comprising such Borrowing, are made under a particular Revolving A Subfacility or the Revolving B Facility.

“Closing Date” shall mean the Initial Closing Date, the Australian Closing Date, the European (GNU) Closing Date, the French Closing Date or Spanish Closing Date, as applicable.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean HSBC Bank USA, National Association, Mizuho Bank, Ltd., MUFG Union Bank, N.A. and Royal Bank of Canada, in their respective capacities as co-documentation agents, as applicable, under this Agreement.

“Collateral” shall mean (a) the “Collateral” as defined in the Security Agreements, (b) all the “Collateral”, “Pledged Assets” or “Security Assets” (or similar term) as defined in any other Security Documents, (c) solely in the case of the Revolving B Loans, Mortgaged Property, Eligible U.S. Intellectual Property and Equity Interests of any Credit Party (other than the Company) described in clause (c)(i) of the definition of the term “Collateral and Guarantee Requirement” (in each case other than Excluded Assets) and (d) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Security Document or is required to be granted in accordance with the Collateral and Guarantee Requirement.

“Collateral Access Agreement” shall mean any landlord waiver, bailee letter or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Collateral Agent or Australian Security Trustee and any third party (including any landlord, bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord for any Real Property of any Revolving Borrower where any Collateral is located.

“Collateral Agent” shall mean BANA, as collateral agent, and shall include any permitted successors and permitted assigns.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) the Collateral Agent or Australian Security Trustee, as applicable, shall have received each Security Document required to be delivered on the applicable Closing Date pursuant to Section 5 or, after the applicable Closing Date, pursuant to Section 8.15 or Section 8.16 at the time required by such section to be delivered in each case, duly executed by each Credit Party which is required to be a party thereto pursuant to the applicable section;

(b) (i) all Obligations shall have been guaranteed pursuant to a Guarantee by (A) on the Initial Closing Date, each U.S. Credit Party that executes this Agreement on the Initial Closing Date; and (B) after the Initial Closing Date, each additional Subsidiary that is required pursuant to Section 8.15, Section 8.16 or Section 8.19 to become a U.S. Credit Party, (ii) all Foreign Obligations shall have been guaranteed pursuant to a Guarantee by (A) on the applicable Closing Date, each Foreign Credit Party that executes this Agreement on the applicable Closing Date; and (B) after the applicable Closing Date, each additional Subsidiary that is required pursuant to Section 8.15, Section 8.16 or Section 8.19 to become a Foreign Credit Party or FSHCO Guarantor in each case under this clause (b) excluding any Credit Party that has been released from its obligations as a U.S. Credit Party or Foreign Credit Party or FSHCO Guarantor, as applicable, pursuant to this Agreement;

(c) except to the extent otherwise provided hereunder or under any Security Document, the Obligations and the Guarantees with respect to Revolving B Loans shall have been secured pursuant to the Security Documents by a perfected security interest in, and pledges (as applicable) on, (i) all Equity Interests (other than Excluded Assets) of (A) the Persons set forth on Schedule 1.01H as of the Initial Closing Date and (B) each U.S. Credit Party from time to time, in each case under clauses (A) and (B), to the extent owned directly by a U.S. Credit Party (and, in each case, if any such Equity Interests are certificated securities, the Collateral Agent or Australian Security Trustee, as applicable, shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, if applicable), (ii) the Eligible U.S. Intellectual Property, and (iii) all proceeds and products of the foregoing, in each case, with the priority required by the relevant U.S. Security Documents;

(d) except to the extent otherwise provided hereunder or under any Security Document and without limiting the immediately preceding clause (c), the Obligations and the Guarantees shall have been secured pursuant to the Security Documents by a perfected security interest in, and pledges (as applicable) on, (i) the Current Assets (other than Excluded Assets) of each Credit Party and (ii) all proceeds and products of the foregoing, in each case, with the priority required by the relevant Security Documents;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 9.01;

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each parcel of Eligible U.S. Real Estate duly executed and delivered by the record owner of such property and (ii) each other Related Real Estate Document with respect to each parcel of Eligible U.S. Real Estate; and

(g) (i) except with respect to intercompany Indebtedness, if any, if Indebtedness for borrowed money that is Collateral and is in a principal amount in excess of $2,500,000 (individually) is owing to any Credit Party and such Indebtedness is evidenced by a promissory note, the Collateral Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of any Credit Party (or Person required to become a Credit Party) that is owing to the Company or any Restricted Subsidiary shall be subject to the Intercompany Subordination Agreement, and the Collateral Agent shall have received such Intercompany Subordination Agreement duly executed by the Company and each such Restricted Subsidiary;

The foregoing definition shall not require the creation or perfection of pledges of, or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Company agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Creditors therefrom.

The Administrative Agent and the Collateral Agent may grant extensions of time for the provision or perfection of security interests in, or the obtaining of title insurance and surveys with respect to, particular assets (including extensions beyond the applicable Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where the Administrative Agent reasonably determines, in consultation with the Company, that provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary (but without limiting (x) any requirement to take any Additional Account Security Action set forth in the definition of the term “Eligible Account” solely for the purpose of determining the eligibility of Accounts originated by any Credit Party that are owed from Account Debtors located in any Account Debtor Approved Country (other than the United States or Canada) for inclusion in the applicable Borrowing Base ~~or (y~~, (y) any requirement to take any Additional Purchased Account Security Action set forth in the definition of the term “Eligible Purchased Account” solely for the purpose of determining the eligibility of Purchased Accounts purchased by the Dutch Finco Borrower that are owed from Account Debtors located in any Account Debtor Approved Country (other than the United States or Canada) for inclusion in the applicable Borrowing Base or (z) any requirement to take any Additional Inventory Security Action set forth in the definition of the term “Eligible Inventory” solely for the purpose of determining the eligibility of any Inventory owned by a Dutch Borrower and located in the United Kingdom ~~or~~, France, the Czech Republic or the Netherlands for inclusion in the ~~European (GNU)~~Dutch Borrowing Base), (a) with respect to leases of Real Property entered into by any Credit Party, such Credit Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the this Agreement, the Security Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent, the Collateral Agent and the Company, (c) the Collateral and Guarantee Requirement shall not apply to any Excluded Assets, (d) control agreements shall not be required with respect to any Excluded Accounts, (e) promissory notes evidencing Indebtedness for borrowed money in a principal amount less than or equal to $2,500,000 (individually) owing to any Credit Party shall not be required to be delivered, (f) except with respect to any Additional Account Security Actions and any Additional Purchased Account Security Actions, no actions shall be required to be taken outside the United States, Canada, France, the Netherlands, the United Kingdom, the Czech Republic, Germany, Spain and Australia to (i) create a security interest in assets titled or located outside of the United States, Canada, France, the Netherlands, the United Kingdom, the Czech Republic, Germany, Spain and Australia or (ii) perfect or make enforceable any security interest in any such assets and (g) the parties hereto agree that any Additional Account Security Action, Additional Purchased Account Security Action or Additional Inventory Security Action shall not be a part of the Collateral and Guarantee Requirements, but rather shall only affect eligibility of Accounts, Purchased Accounts or Inventory, as applicable.

“Collection Accounts” shall mean, collectively, the U.S. Collection Accounts, the Canadian Collection Accounts and the “Collection Accounts” set forth in the Collection Account Addenda.

“Collection Account Addendum” shall mean one or more addenda to this Agreement executed by Administrative Agent and the applicable Borrower.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment, Swingline Commitment or Extended Revolving A Commitment.

“Commitment Adjustment Date” shall have the meaning provided in Section 2.20(a).

“Commitment Schedule” shall mean (a) with respect to Revolving A Commitments, Schedule 2.01A, as adjusted on the Australian Closing Date, French Closing Date, the Spanish Closing Date and the European (GNU) Closing Date in accordance with Schedule 2.01B, and (b) with respect to Revolving B Commitments, Schedule 2.01C.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall have the meaning provided in the preamble hereto and shall include, if applicable, any Successor Company.

“Competitor” shall mean any entity identified by name as a “Competitor” by the Company to the Administrative Agent (a) in writing on or prior to the Initial Closing Date and (b) following the Initial Closing Date with the consent of the Administrative Agent in its sole discretion, or, in each case, any other entity identifiable as an Affiliate thereof by name; provided, that so long as no Event of Default has occurred or is continuing, the consent of the Administrative Agent shall not be required for the addition of Competitors; provided, further, that the Administrative Agent shall provide the list of Competitors, if any, to any Lender upon request.

“Compliance Certificate” shall mean a certificate of the Responsible Officer of the Company substantially in the form of Exhibit G hereto or such other form as may be reasonably satisfactory to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” shall mean, with respect to any period, Consolidated Interest Expense during such period but calculated excluding (a) any non-cash interest or deferred financing costs, (b) any amortization or write-down of deferred financing fees, debt issuance costs including original issue discount, discounted liabilities, commissions, fees and expenses, (c) any expensing of bridge, commitment and other financing fees, (d) penalties and interest related to Taxes, but including any cash costs otherwise excluded by the definition thereof, (e) any capitalized interest or payment in kind interest and (f) any other non-cash interest charges.

“Consolidated EBITDA” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period before (i) special items, (ii) minority interest and (iii) gains on reacquisition of debt, in each case for such period, plus (b) to the extent deducted in determining Consolidated Net Income, (i) income taxes accrued for such period, plus (ii) interest accrued for such period, excluding capitalized interest and without regard to interest income, plus (iii) depreciation and amortization for such period, plus (iv) non-cash share based compensation expense and other non-cash charges for such period, plus (v) other extraordinary, unusual, non-recurring or one-time cash expenses, losses and charges, including restructuring, merger and integration charges, for such period not to exceed an aggregate amount equal to $275,000,000 from October 1, 2017 through the end of the term of this Agreement; plus (c) the amount of run rate savings to be received in connection with restructurings and other transactions undertaken by the Company and its Restricted Subsidiaries during such period or prior to such period, such run rate savings (i) to be limited to a period of 24 months following the consummation of the related restructuring or other applicable transaction and (ii) not to exceed, for any Test Period, 20% of Consolidated EBITDA, so long as, in the case of this clause (c), the Global Administrative Agent shall have received, together with delivery of the related Section 8.01 Financials, a certificate of a Responsible Officer of the Company certifying compliance with the preceding clauses (i) and (ii) and demonstrating (in reasonable detail) the calculations required thereby. Notwithstanding the forgoing, the parties hereto agree that the Consolidated EBITDA for the fiscal quarter ending on (I) March 31 2017 shall be $(43,419,000); (II) June 30, 2017 shall be $43,430,000; and (II) September 30, 2017 shall be $288,782,000.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Company and its Restricted Subsidiaries for the Test Period most recently completed on or prior to such date of determination minus the sum of (i) the aggregate amount of all Capital Expenditures made by the Company and its Restricted Subsidiaries during such Test Period (other than Capital Expenditures to the extent financed with net cash proceeds received by the Company or any of its Restricted Subsidiaries from the issuance of Equity Interests or the incurrence of long-term Indebtedness (only so long as such Capital Expenditures are made within 90 days after the receipt of such net cash proceeds from such issuance or incurrence), but including Capital Expenditures to the extent financed with proceeds of Loans) plus (ii) the amount of all cash payments made during such Test Period made by Company and its Restricted Subsidiaries in respect of income taxes (net of cash income tax refunds received during such Test Period) (excluding such cash payments related to Dispositions not in the ordinary course of business) plus (iii) the aggregate amount of all Restricted Payments paid in cash by the Company during such Test Period (other than Restricted Payments permitted under Sections 9.03(a)(iv) and 9.03(a)(v)); provided, that, in the case of Restricted Payments constituting cash dividends paid by the Company to the holders of its Equity Interests during such Test Period, if the per-share payment rate for such cash dividends was partially reduced or reduced to zero by the Company during such Test Period, then, for purposes of the determination of Consolidated Fixed Charge Coverage Ratio for such Test Period, such cash dividends shall only be included in this clause (iii) at the per-share payment rate applicable to Equity Interests of the Company on the last day of such Test Period, to (b) Consolidated Fixed Charges for such Test Period. Notwithstanding the forgoing, for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any Test Period, Capital Expenditures in an aggregate amount up to but not exceeding $40,000,000 shall be excluded to the extent such Capital Expenditures were made on or before December 31, 2017 in connection with the American Girl Place, New York City, store opening and Mattel’s demand planning solution (including hardware and software and other system expenses) in 2017.

“Consolidated Fixed Charges” shall mean, as of any date of determination, the sum determined on a consolidated basis of (a) Consolidated Cash Interest Expense of the Company and its Restricted Subsidiaries for the Test Period most recently completed on or prior to such date of determination plus (b) the scheduled principal payments made during such Test Period on all Indebtedness for borrowed money (excluding (i) in the case of any Senior Unsecured Note Indenture, any balloon payments and payments at maturity to the extent funded with (A) proceeds of any Permitted Refinancing of such Indebtedness or (B) net cash proceeds received by the Company or any of its Restricted Subsidiaries from the issuance of Equity Interests, the incurrence of other long-term Indebtedness or the Disposition of assets, in each case to the extent permitted under this Agreement and so long as such net cash proceeds are applied to such prepayment within 90 days after receipt thereof and (ii) any payment of principal at maturity and termination of any working capital credit facilities extended to any Foreign Subsidiaries of the Company which are not Credit Parties) and Capital Lease Obligations of the Company and its Restricted Subsidiaries due and payable in cash during such Test Period.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest charges (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Agreements with respect to Indebtedness, and excluding (A) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (B) penalties and interest relating to taxes, (C) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities and (E) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” for any period, means the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the balance sheet amount of all Indebtedness of the Company and the Restricted Subsidiaries (in each case other than Indebtedness under clause (j) of the definition of Indebtedness) as of the last day of the Test Period most recently completed on or prior to such date of determination minus Cash Equivalents (in each case, free and clear of all Liens, other than Permitted Liens) included on the consolidated balance sheet of the Company as of the end of such Test Period to (b) Consolidated EBITDA of the Company and the Restricted Subsidiaries for such Test Period.

“Consolidated Total Assets” shall mean, as at any date of determination, the total assets of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as of the last day of the Test Period most recently completed on or prior to such date of determination.

“Contingent Obligation” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” shall mean an obligation under any Contractual Requirement.

“Contractual Requirement” shall have the meaning provided in Section 7.03.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Corrective Extension Amendment” shall have the meaning provided in Section 2.19(e).

“Cost” shall mean, with respect to any Inventory, the cost of purchase of such Inventory determined according to accounting policies used in the preparation of the Company’s Section 8.01 Financials and valued on a first in, first out basis.

“Co-Syndication Agents” shall mean Citibank, N.A. and Wells Fargo Bank, N.A., in their respective capacities as co-syndication agents, as applicable, under this Agreement.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, the Australian Security Trust Deed, each Note, each Security Document, each TEG Letter, each intercreditor agreement contemplated by this Agreement (including each Acceptable Intercreditor Agreement) for and in favor of the Secured Creditors, each Incremental Revolving A Commitment Agreement and each Extension Amendment.

“Credit Event” shall mean the making of any Loan, including any Swingline Loan.

“Credit Extension” shall mean, as the context may require, (a) a Credit Event or (b) an LC Credit Extension; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans or reimbursement obligations with respect to draws of Letters of Credit with the proceeds of Revolving Loans.

“Credit Parties” shall mean the U.S. Credit Parties, the Canadian Credit Parties, the French Credit Parties, the Spanish Credit Parties, the European (GNU) Credit Parties and the Australian Credit Parties, as the context requires.

“Credit Party Guarantees” shall mean the U.S. Credit Party Guarantee and the Foreign Credit Party Guarantee, as the context requires.

“CRR” shall mean (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“CTA” shall mean the Corporation Tax Act 2009.

“Current Assets” shall mean any existing and future (a) Accounts and Inventory, (b) to the extent relating to the foregoing, Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper), Documents, General Intangibles, Instruments, Letter-of-Credit Rights and Supporting Obligations, and (c) Deposit Accounts and Securities Accounts, and, in each case, proceeds thereof, including, where applicable, fixed charges over and/or assignments of Accounts and Deposit Accounts, in each case, to the extent, and solely to the extent that they are “Current Assets” (as defined in the Senior Unsecured 2010 Note Indenture).

“Czech DC” shall mean (a) that certain distribution center in the Czech Republic located at Mattel Europa B.V., CZDC, Zdebradska 67, 25101 Jazlovice, Czech Republic and (b) that certain distribution center in the Czech Republic located at Mattel Europa B.V., CZDC, Zdebradska 100, hall DC4, 25101 Ricany, Czech Republic.

“Czech Security Agreement” shall mean the notarial deed of agreement on the pledge of movable assets governed by the laws of the Czech Republic by and among the Collateral Agent and the Initial Dutch Borrower.

“Debtor Relief Laws” shall mean the Bankruptcy Code, the BIA, the CCAA, the WURA, the provision of Livre VI and other relevant provisions related thereto in the French Code de Commerce and any other administration, liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, France, the Netherlands, the United Kingdom, Germany, Spain or Australia (including under the Bankruptcy Act 1966 (Cth) and the Australian Corporations Act) or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt to be Repaid” shall mean the Indebtedness set forth on Schedule 1.01E.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified the Administrative Agent or any Borrower in writing that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days following request by the Administrative Agent or any Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Company that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an insolvency proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, federal or foreign regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an Equity Interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

“Deposit Account Control Agreement” shall mean (a) in the case of any U.S. Credit Party a Deposit Account control agreement which provides the Administrative Agent with the right to direct control of the applicable Deposit Account during a Cash Dominion Period, (b) in the case of any Australian Credit Party, an ADI Account Control Deed which provides the Administrative Agent with the right to direct control of the applicable Deposit Account at all times, (c) in the case of any French Credit Party, an agreement which provides the Administrative Agent with the right to direct control of the applicable Deposit Account at all times, (d) in the case of any Spanish Credit Party, an agreement which provides the Administrative Agent with the right to direct control of the applicable Deposit Account at all times, (e) in the case of any U.K. Credit Party, an agreement which provides the Administrative Agent with the right to direct control of the applicable Deposit Account at all times, and (f) in the case of any other Credit Party, an agreement which provides the Administrative Agent with the right to direct control of the applicable Deposit Account during a Cash Dominion Period, in each case, to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for a Borrower or any other Credit Party, in each case as required by, and in accordance with the terms of, Section 8.20 and in form and substance reasonably satisfactory to the Administrative Agent.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of comprehensive country-or territory-wide Sanctions.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all bad debt write-downs, discounts, credits, returns, rebates, and other dilutive items.

“Dilution Ratio” shall mean, at any date, as to the Accounts owned by any Person, the amount (expressed as a percentage) that is the result of dividing (a) the Dollar Equivalent of the applicable Dilution Factors for the twelve most recently ended fiscal months with respect to such Person’s Accounts, by (b) the Dollar Equivalent of such Person’s total gross sales with respect to their Accounts for the twelve most recently ended fiscal months.

“Dilution Reserve” shall mean, (a) in the case of the Canadian Borrowing Base, the Canadian Dilution Reserve, (b) in the case of the U.S. Revolving A Borrowing Base, the U.S. Dilution Reserve, (c) in the case of the French Borrowing Base, the French Dilution Reserve, (d) in the case of the European (GNU) Borrowing Base, the European (GNU) Dilution Reserve, (e) in the case of the U.K. Borrowing Base, the U.K. Dilution Reserve, (f) in the case of the Dutch Borrowing Base, the Dutch Dilution Reserve, (g) in the case of the Dutch Finco Borrowing Base, the Dutch Finco Dilution Reserve, (h) in the case of the German Borrowing Base, the German Dilution Reserve, (~~g~~i) in the case of the Spanish Borrowing Base, the Spanish Dilution Reserve and (~~h~~j) in the case of the Australian Borrowing Base, the Australian Dilution Reserve.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or the issuance or sale of Equity Interests of any Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the Latest Maturity Date (determined at the time of issuance of such Capital Stock); provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of the Company, any of its Subsidiaries, or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Company (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“DMLTFPA” shall mean the Dutch Money Laundering and Terrorism Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme).

“Dodd-Frank and Basel III” shall have the meaning provided in Section 3.01(d).

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined at such time on the basis of the Spot Rate for the purchase of Dollars with such currency at such time.

“Domestic Guaranteed Creditors” shall mean the Guaranteed Creditors in respect of the Domestic Obligations.

“Domestic Obligations” shall mean any Obligations of a U.S. Credit Party and, in the case of Secured Bank Product Obligations, of a Domestic Subsidiary of a U.S. Credit Party.

“Domestic Restricted Subsidiary” shall mean any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is (a) organized under the laws of the United States, any state thereof or the District of Columbia and (b) not a FSHCO or a direct or indirect Subsidiary of a CFC or FSHCO.

“Dutch Borrower Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the Dutch Revolving Commitments and (b) the Dutch Borrowing Base.

“Dutch Borrowers” shall mean the Initial Dutch Borrower and each Dutch Subsidiary of the Company (other than the Dutch Finco Borrower) that executes a counterpart hereto and to any other applicable Credit Document to become a Revolving Borrower, whether on the European (GNU) Closing Date or after the European (GNU) Closing Date in accordance with Section 2.21.

“Dutch Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar Equivalent, without duplication, of (and subject to the Interim Czech Advance Rates set forth below in this definition)

(a) ~~the lesser of (i) 80% of the Cost of Eligible European (GNU) Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible European (GNU) Inventory at such time; plus~~85% of the aggregate Outstanding Balance of Eligible European (GNU) Accounts owned by the Dutch Borrowers at such time, provided that the Administrative Agent shall have received a Collection Account Addendum, in form and substance reasonably satisfactory to the Administrative Agent, covering any Collection Accounts into which collection proceeds of such Eligible European (GNU) Accounts owned by the Dutch Borrowers may be remitted; plus

(b) the lesser of (i) 80% of the Cost of Eligible ~~In-Transit~~European (GNU) Inventory ~~owned by the Dutch Borrowers~~ at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible ~~In-Transit~~European (GNU) Inventory ~~owned by the Dutch Borrowers~~ at such time~~; minus~~ (collectively, the “Dutch Inventory Advance Rate”); plus

(c) the lesser of (i) 80% of the Cost of Eligible In-Transit Inventory owned by the Dutch Borrowers at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible In-Transit Inventory owned by the Dutch Borrowers at such time (collectively, the “Dutch In-Transit Inventory Advance Rate”); minus

(d) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22;

provided, that, until such time as completion of an Appraisal with respect thereto by the Administrative Agent, (x) the Dutch Inventory Advance Rate in respect of Eligible European (GNU) Inventory located in the Czech DC shall be 71.25% of the Cost of such Eligible European (GNU) Inventory at such time and (y) the Dutch In-Transit Inventory Advance Rate in respect of Eligible In-Transit Inventory owned by the Dutch Borrowers that is in transit to the Czech DC shall be 59.52% of the Cost of such Eligible In-Transit Inventory at such time (collectively, the “Interim Czech Advance Rates”). The Dutch Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definitions of Eligible Account, Eligible Inventory or Eligible In-Transit Inventory, renders any such Account or Inventory ineligible for inclusion in the Dutch Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.

“Dutch Credit Party” shall mean each Dutch Borrower, the Dutch Finco Borrower, and each Dutch Subsidiary Guarantor.

“Dutch Dilution Reserve” shall mean, at any date, (a) the amount by which the consolidated Dilution Ratio of Eligible European (GNU) Accounts of the Dutch Borrowers exceeds five percent (5%) multiplied by (b) the Eligible European (GNU) Accounts of the Dutch Borrowers on such date.

“Dutch Finco Borrower” shall mean Mattel Finco Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands and its registered address at Gondel 1, 1186 MJ Amstelveen, the Netherlands, registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 72983450.

“Dutch Finco Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar Equivalent, without duplication, of

(a) 85% of the aggregate Outstanding Balance of Eligible Purchased Accounts owned by the Dutch Finco Borrower at such time; minus

(~~c~~b) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

The Dutch Finco Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the ~~definitions~~definition of Eligible Purchased Account~~, Eligible Inventory or Eligible In-Transit Inventory~~, renders any such Account ~~or Inventory~~ ineligible for inclusion in the Dutch Finco Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.

“Dutch ~~Credit Party” shall mean each Dutch Borrower and each Dutch Subsidiary Guarantor.~~Finco Dilution Reserve” shall mean, at any date, in the case of any Eligible Purchased Accounts created by a certain Subsidiary of the Company, (a) the amount by which the consolidated Dilution Ratio of such Subsidiary’s Accounts exceeds five percent (5%) multiplied by (b) the Eligible Purchased Accounts created by such Subsidiary on such date.

“Dutch Finco Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the Dutch Revolving Commitments and (b) the Dutch Finco Borrowing Base.

“Dutch Finco Share Pledge” shall mean the share pledge governed by Dutch law dated as of the Second Amendment Effective Date by and among Mattel Overseas, Inc., a California corporation, the Dutch Finco Borrower and the Collateral Agent.

“Dutch Moveable Assets Pledge” shall mean the moveable assets pledge governed by Dutch law dated as of the European (GNU) Closing Date by and among the Initial Dutch Borrower and the Collateral Agent.

“Dutch Pension Regulations” shall mean the Dutch pension act (Pensioenwet).

“Dutch Priority Payables Reserves” shall mean reserves in respect of claims of the Dutch tax authorities and amounts payable to or deductible by an insolvency administrator, receiver or other insolvency official in respect of his or her costs or expenses or in respect of amounts ranking as a cost or expense of the bankruptcy or suspension of payments or similar insolvency process, in each case only to the extent such amounts enjoy priority as a matter of applicable law over the claims of the Secured Creditors.

“Dutch Receivables Pledge” shall mean the receivables pledge governed by Dutch law dated as of the Second Amendment Effective Date by and among the Initial Dutch Borrower and the Collateral Agent.

“Dutch Restricted Subsidiary” shall mean any Dutch Subsidiary that is a Restricted Subsidiary.

“Dutch Revolving Commitment” shall mean, with respect to each European (GNU) Revolving Lender, the commitment, if any, of such Lender to make European (GNU) Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “Dutch Revolving Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Dutch Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.

“Dutch Security Agreements” shall mean the Dutch Moveable Assets Pledge ~~and~~, the Dutch Share Pledge~~.“Dutch Security Documents” shall mean the Dutch Security Agreements, and, after the execution and delivery thereof, each other document, governed by Dutch law, executed and delivered by any Credit Party pursuant to which a Lien is granted in favor of the Collateral Agent to secure the Obligations, each document governed by Dutch law, if any, executed and delivered by any Credit Party pursuant to the Additional Inventory Security Actions and each document governed by Dutch law, if any, executed and delivered by any Credit Party pursuant to the Additional Account Security Actions.~~, the Dutch Receivables Pledge and the Dutch Finco Share Pledge.

“Dutch Share Pledge” means the share pledge governed by Dutch law dated as of the Initial Closing Date (subject to Section 8.16) by and among the Company, Mattel International Holdings B.V. and the Collateral Agent.

“Dutch Subsidiary” shall mean any Subsidiary of the Company incorporated now or hereinafter under the laws of the Netherlands.

“Dutch Subsidiary Guarantor” shall mean each Dutch Restricted Subsidiary (other than any Dutch Borrower) which is a party to this Agreement on the European (GNU) Closing Date, as well as each Dutch Restricted Subsidiary (other than the Dutch Finco Borrower) established, created or acquired after the European (GNU) Closing Date which is required to become a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“Dutch Works Councils Act” shall mean the Netherlands Works Councils Act (Wet op de ondernemingsraden).

“Dutch Works Councils Act Event” shall mean any breach of any of the obligations of any Dutch Credit Party arising from, pursuant to or in relation to the provisions of the Dutch Works Councils Act.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any Governmental Authority of any EEA Member Country having responsibility for the resolution of any EEA Financial Institution.

“Electronic Platform” shall have the meaning provided in the definition of the term “Spot Rate”.

“Eligible Account” shall mean, at any time, an Account created by a Revolving Borrower in the ordinary course of its business, that arises out of its sale of goods (other than promotional products not held for sale) or rendition of services:

(a) that is subject to a perfected (or the equivalent) first priority Lien in favor of the Collateral Agent or Australian Security Trustee for the benefit of the Secured Creditors pursuant to the relevant Security Documents;

(b) that is not subject to any Lien other than (i) a Lien in favor of the Collateral Agent or Australian Security Trustee for the benefit of the Secured Creditors pursuant to the relevant Security Documents, and (ii) a Lien (if any) permitted by Section 9.01 which Permitted Lien shall rank junior in priority to the Lien in favor of the Collateral Agent or Australian Security Trustee for the benefit of the Secured Creditors pursuant to the relevant Security Documents;

(c) that (i) is evidenced by an invoice which has been sent to the Account Debtor (which may include electronic transmission) and (ii) does not represent a progress billing, sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(d) the Account Debtor of which is an Eligible Account Debtor and is not an Affiliate of any Borrower;

(e) that is not owing from an Account Debtor that is an agency, department or instrumentality of the federal government of the United States, any government of any state thereof, of the federal government of Canada, or the government of any province, territory or subdivision thereof or, to the extent applicable and subject to Requirement of Law having similar effect to the Assignment of Claims Act of 1940 or the Financial Administration Act (Canada), that is an agency, department or instrumentality of the government of any country other than the United States or Canada unless (A) the applicable Revolving Borrower shall have satisfied the requirements of (x) the Assignment of Claims Act of 1940 in the case of Accounts owing from any agency, department or instrumentality of the federal government of the United States, (y) the Financial Administration Act (Canada) in the case of Accounts owing from an agency, department or instrumentality of the federal government of Canada or (z) if applicable, any similar state, provincial, territorial, or subdivision legislation or any similar foreign legislation, in the case of Accounts owing from any other applicable government agency, department or instrumentality; and, in each such case, the Administrative Agent is satisfied in its Permitted Discretion as to the absence of setoffs, counterclaims and other defenses on the part of such Account Debtor;

(f) that is not subject to any late payment for longer than 60 days according to its original terms of sale or 90 days (or such longer period as agreed by the Administrative Agent, the Required Revolving A Lenders and the Company for any Account in which the Account Debtor is an Approved Extended Term Account Debtor) after the date of the original invoice therefor (other than, in the case of Accounts in which the Account Debtor is TRU, past due TRU Pre-Petition Eligible Accounts so long as such Accounts are paid by TRU according to the payment plan approved by the Company with TRU);

(g) that is not the obligation of an Account Debtor of which 50% or more of the Dollar Equivalent amount of all Accounts owing by such Account Debtor are, based on the most recent Borrowing Base Certificate, ineligible under the immediately preceding clause (f) (without double-counting of any disputed Accounts);

(h) that is not subject to any deduction, offset, counterclaim, defense or dispute (other than sales discounts given in the ordinary course of the applicable Revolving Borrower’s business and reflected in the amount of such Account as set forth in the invoice or other supporting material therefor); provided, however, that if an Account satisfies all of the requirements of an Eligible Account other than this clause (h), such Account shall be an Eligible Account, but only to the extent of the amount of such Account that exceeds any such deduction, offset, counterclaim, defense or dispute or other conditions; provided that, if the Administrative Agent in its Permitted Discretion has established an appropriate Reserve and determines to include such Account as an Eligible Account or such Account Debtor has entered into an agreement reasonably acceptable to the Administrative Agent to waive such rights, such Account shall be included as an Eligible Account.

(i) that is denominated and payable only in Dollars, Canadian Dollars, Euros, Pounds Sterling, Australian Dollars, or any other Alternative Currency approved by the Administrative Agent in its Permitted Discretion;

(j) such Account is a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(k) that, together with the contract evidencing such Account, does not contravene in any material respect any Requirement of Law applicable thereto (including, without limitation, any Requirement of Law relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in a manner that would affect the enforceability of such Account and with respect to which none of the Revolving Borrowers or the Account Debtor is in violation of any such Requirement of Law in any material respect in a manner that would affect the enforceability of such Account;

(l) that does not arise under a contract which restricts in a legally enforceable manner the ability of the Administrative Agent, Collateral Agent, Australian Security Trustee or Revolving A Lenders to exercise their rights under the Credit Documents, including, without limitation, their right to review the related invoice or the payment terms of such contract;

(m) [reserved];

(n) that, when aggregated with all other Accounts of the same Account Debtor, is not in excess of, for an Account in which the Account Debtor is (i) Wal-Mart Stores Inc. or any of its Affiliates, (x) if the debt rating of Wal-Mart Stores Inc. is investment grade, 60%, and (y) if the debt rating of Wal-Mart Stores Inc. is below investment grade, 40%; (ii) Target Corporation or any of its Affiliates, 40%; (iii) Amazon Fulfillment Services, Inc. or any of its Affiliates, 30%; (iv) TRU or any of its Affiliates, the TRU Concentration Limit; and (v) any other Account Debtor, 15%; and provided, that, in any case, the portion of the Accounts not in excess of any such concentration limit shall not be deemed ineligible due to this clause (n);

(o) that is owing by an Account Debtor in the United States, Canada, or in any other Account Debtor Approved Country in which the Additional Account Security Actions or the Additional Purchased Account Security Actions, as applicable, have been satisfied with respect to such Account;

(p) neither such Account nor any other Account in respect of the same Account Debtor as such Account is subject to or included as part of an accounts receivable factoring program or supply chain financing program (including any Supplier Financing Transaction), in each case other than any Purchased Account which is subject to such a program with the Dutch Finco Borrower; and

(q) (i) the Account Debtor obligated upon such Account has not notified any Revolving Borrower or the Administrative Agent that it has suspended business, or made a general assignment for the benefit of creditors or has failed to pay its debts generally as they come due, and (ii) no petition is filed by or against the Account Debtor obligated upon such Account under any Debtor Relief Law, other than, in each case, so long as such Account is not deemed ineligible due to any clause of this definition other than this clause (q) and subject to the TRU Account Advance Rates, Accounts in which the Account Debtor is TRU.

With respect to any Accounts eligible for inclusion in the Borrowing Base (as reasonably determined by the Company in consultation with the Administrative Agent) that are acquired by a Revolving Borrower (other than (A) from another Borrower or (B) with respect to the Purchased Accounts, from a Subsidiary of the Company by the Dutch Finco Borrower, but including any Accounts of any Person that has become a Revolving Borrower) after the applicable Closing Date in a Permitted Acquisition or similar Investment, such acquired Accounts may be included in the applicable Borrowing Base only after completion of a Field Examination with respect thereto by the Administrative Agent (unless (x) the Administrative Agent shall have determined in its Permitted Discretion that no such due diligence investigation with regard to such Accounts is required or (y) such acquired Accounts would not exceed 10% of the Eligible Accounts in the applicable Borrowing Base as of the date of proposed inclusion) and satisfaction of the Collateral and Guarantee Requirement with respect to the applicable Revolving Borrower or Guarantor and such Accounts.

“Eligible Account Debtor” shall mean an Account Debtor that:

(a) has a billing address in an Account Debtor Approved Country;

(b) is not a Person with respect to which the European Union, the United States, Canada, Australia or any other Account Debtor Approved Country shall have imposed Sanctions;

(c) is not a Person (i) that is listed in the annex to, or otherwise subject to the provisions of, the Executive Order, (ii) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) with which a Revolving A Lender or a Revolving Borrower is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, AML Legislation, the PCMLTFA or the DMLTFPA, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, or (v) that is named as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list or any similar lists published in the European Union, Canada (that include “designated persons”, “politically exposed foreign person” or “terrorist group” as described in Anti-Terrorism Laws of Canada, collectively, “Canadian Blocked Persons”) or any other Account Debtor Approved Country; and

(d) is not a Person (i) whose property or interest in property is otherwise blocked or subject to blocking pursuant to Section 1 of the Executive Order or any other Anti-Terrorism Law, or (ii) that engages in any dealings or transactions prohibited by Section 2 of the Executive Order or any other Anti-Terrorism Law, AML Legislation, the PCMLTFA or the DMLTFPA.

“Eligible Assignee” shall mean a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) an assignee approved by the Company (which approval shall be deemed given if no written objection is made within ten Business Days after written notice of the proposed assignment is received by the Company from the Administrative Agent), the Administrative Agent, the applicable Swingline Lender and the applicable Issuing Bank (which approval, in each case, shall not be unreasonably withheld, delayed or conditioned); or (c) during an Event of Default under Sections 10.01(a) or 10.01(e), any Person acceptable to the Administrative Agent, the applicable Swingline Lender and the applicable Issuing Bank (which approval, in each case, shall not be unreasonably withheld, delayed or conditioned); provided that (i) no Competitor or natural person shall be an Eligible Assignee; (ii) no Person who is not a Non-Public Lender shall be an Eligible Assignee; and (iii) no Person who the officers of the relevant Lender being an Australian Revolving Lender involved on a day to day basis in the administration of the Transaction know to be an Australian Offshore Associate of the Australian Borrower shall be an Eligible Assignee.

“Eligible Australian Accounts” shall mean the Eligible Accounts owned by the Australian Borrowers.

“Eligible Australian Inventory” shall mean the Eligible Inventory owned by the Australian Borrowers.

“Eligible Canadian Accounts” shall mean the Eligible Accounts owned by the Canadian Borrowers.

“Eligible Canadian Inventory” shall mean the Eligible Inventory owned by the Canadian Borrowers.

“Eligible European (GNU) Accounts” shall mean the Eligible Accounts owned by the European (GNU) Borrowers.

“Eligible European (GNU) Inventory” shall mean the Eligible Inventory owned by the Dutch Borrowers.

“Eligible Fee-Owned Real Estate” shall mean Real Property that (a) is owned by a U.S. Revolving Borrower in fee title in the United States, (b) is at all times subject to the Collateral Agent’s duly perfected, first-priority security interest (subject only to Liens permitted by Section 9.01) pursuant to Mortgages and other Related Real Estate Documents in form and substance reasonably satisfactory to the Administrative Agent and not subject to any other Lien except a

Permitted Lien, (c) conforms in all material respects to the representations and warranties relating to such Real Property set forth in this Agreement and the applicable Mortgage, and (d) is set forth on Schedule 5.15 (it being agreed that the Real Property set forth on Schedule 5.15 shall be deemed to have been appraised by a third-party appraiser reasonably satisfactory to the Administrative Agent and the Revolving B Lenders not more than three months prior to the Initial Closing Date).

“Eligible French Accounts” shall mean the Eligible Accounts owned by the French Borrowers.

“Eligible In-Transit Inventory” shall mean Inventory owned by a Canadian Borrower, Dutch Borrower or U.S. Revolving Borrower (each, a “Specified Borrower”), that, in each case, would meet all of the criteria of “Eligible Inventory” on the relevant date of determination if it were not in transit from any location to a location of a Specified Borrower within an Inventory Approved Country. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless:

(a) such Inventory is either purchased by Initial Dutch Borrower from Purchasing Agent, or purchased by another Specified Borrower from Initial Dutch Borrower which, in turn, purchased such Inventory from Purchasing Agent;

(b) Initial Dutch Borrower is not in default of any of its obligations to Purchasing Agent (whether related to such Inventory or otherwise), and either (i) Purchasing Agent does not have any right on such date, under any Requirement of Law or pursuant to any document relating to the sale of such Inventory, to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any Lien rights or title retention with respect to such Inventory or (ii) Purchasing Agent has expressly waived in writing all such rights pursuant to an agreement satisfactory to the Administrative Agent in its Permitted Discretion;

(c) such Inventory is subject to purchase orders and other sale documentation satisfactory to the Administrative Agent in its Permitted Discretion, and title and risk of loss to such Inventory have passed (i) from Purchasing Agent to Initial Dutch Borrower at the origination point and (ii) from Initial Dutch Borrower to another Specified Borrower (A) prior to the In-Transit Eligibility Alternate Condition Date, at any time prior to inclusion of such Inventory as Eligible In-Transit Inventory or Eligible Inventory (as applicable) of such Specified Borrower, and (B) at all times thereafter, on the Specified Transfer Date;

(d) such Inventory is fully insured in a manner satisfactory to the Administrative Agent in its Permitted Discretion, naming the Administrative Agent as loss payee;

(e) at all times such Inventory is owned by Initial Dutch Borrower, the Administrative Agent has a local law security interest covering such Inventory from Initial Dutch Borrower in both its jurisdiction of organization and the Inventory Approved Country to which such Inventory is being (or has been) shipped;

(f) at all times such Inventory is owned by any other Specified Borrower, the Administrative Agent has a local law security interest covering such Inventory from such Specified Borrower in both its jurisdiction of organization and the Inventory Approved Country to which such Inventory is being (or has been) shipped;

(g) such Inventory is shipped by a common carrier that is not affiliated with Purchasing Agent or any Borrower and is not subject to any Sanction or on any specially designated nationals list maintained by OFAC;

(h) such Inventory is subject to a tangible or electronic bill of lading, waybill or other shipping document while in transit satisfactory to the Administrative Agent in its Permitted Discretion;

(i) the importer of record for such Inventory into the Inventory Approved Country to which such Inventory is being shipped, and the Person that clears such Inventory through customs in such Inventory Approved Country, is (A) at all times other than during an In-Transit Inventory Trigger Period, a Specified Borrower and (B) during an In-Transit Inventory Trigger Period, Initial Dutch Borrower;

(j) each of Purchasing Agent and Initial Dutch Borrower has subordinated all obligations owed to it by the applicable Specified Borrower purchasing such Inventory from it, which subordination shall be on terms and conditions, and subject to documentation, satisfactory to the Administrative Agent in its Permitted Discretion; and

(k) such Inventory has not been in-transit for more than 60 days.

The aggregate Eligible In-Transit Inventory (after application of the applicable advance rates) shall not exceed at any time, in the case of all Revolving Borrowers, (A) prior to the In-Transit Eligibility Alternate Condition Date, an aggregate sublimit (the “In-Transit Sublimit”) of (x) $~~50~~75 million for the period commencing December 1 through June 30 of each calendar year and (y) $~~75~~100 million for the period commencing July 1 through November 30 of each calendar year; provided, that, during any In-Transit Inventory Trigger Period, the In-Transit Sublimit shall be reduced by 50%, and (B) following the In-Transit Eligibility Alternate Condition Date and at all times thereafter, an aggregate amount of $150,000,000. The Administrative Agent, in its Permitted Discretion, shall have the ability to establish Reserves for landing costs if such Eligible In-Transit Inventory is originating from a jurisdiction outside the Inventory Approved Countries.

“Eligible Inventory” shall mean, at any time, Inventory of the Revolving Borrowers, but excluding any Inventory:

(a) that is not subject to a perfected (or the equivalent) first priority Lien under the laws of the jurisdiction where such Inventory is located (in accordance with (i) the Collateral and Guarantee Requirement, in the case of any Inventory located in the United States, Canada or Australia and (ii) the Additional Inventory Security Actions, in the case of any Inventory located in the Czech Republic, the Netherlands, France or the United Kingdom) in favor of the Collateral Agent for the benefit of the Secured Creditors pursuant to the relevant Security Documents; provided, that Inventory that is Limiting License Inventory shall not be excluded under this clause (a);

(b) that is subject to any Lien other than (i) a Lien in favor of the Collateral Agent or Australian Security Trustee for the benefit of the Secured Creditors pursuant to the relevant Security Documents, and (ii) a Lien (if any) permitted by Section 9.01 which Permitted Lien shall rank junior in priority to the Lien in favor of the Collateral Agent or Australian Security Trustee for the benefit of the Secured Creditors pursuant to the relevant Security Documents;

(c) that constitutes raw materials or work-in-process;

(d) that is determined, based on the applicable Revolving Borrowers’ historical practices and procedures, in each case, which are reasonably satisfactory to the Administrative Agent (it being understood that the Revolving Borrowers’ historical practices and procedures, as of the Initial Closing Date, are reasonably satisfactory to the Administrative Agent), to be slow moving, obsolete, unmerchantable, damaged, “seconds”, defective, used, unfit for sale, or unacceptable due to age, type, category or quantity;

(e) that does not conform in any material respect to all applicable standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale, including the Fair Labor Standards Act of 1938, the Employment Standards Act (Ontario) and French, U.K. or Australian legislation (both state and federal, where applicable) regarding the sale and use of goods, which non-conformity would affect the ability of the applicable Revolving Borrowers to sell such Inventory;

(f) in which any Person other than such Revolving Borrower or any other applicable Borrower shall (i) have any direct ownership, interest or title (including any retention of title right) to such Inventory, other than in respect of the interest of any carrier of Inventory in transit or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(g) that is not located in an Inventory Approved Country or is in transit (other than in transit between locations in or between Inventory Approved Countries (excluding in transit to Australia from a location outside of Australia), controlled by the applicable Revolving Borrowers, to the extent included in current Inventory reports of any such Revolving Borrower);

(h) except with respect to Inventory that is in transit between locations in or between Inventory Approved Countries (excluding in transit to Australia from a location outside of Australia), controlled by the applicable Revolving Borrowers, and included in current perpetual Inventory reports of any one of such Revolving Borrowers, that (i) is located in any location leased by an applicable Revolving Borrower unless the Administrative Agent has given its prior written consent thereto or unless (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or such other documentation as the Administrative Agent may reasonably require in its Permitted Discretion or the Administrative Agent or its counsel may deem reasonably necessary in the jurisdiction of such Inventory’s location or (B) a Rent Reserve with respect to such location has been established by the Administrative Agent in its Permitted Discretion; or (ii) is located at an owned location subject to a mortgage or other security interest in favor of a creditor (other than any such mortgage or other security interest that constitutes a Permitted Lien), or is located in any third party warehouse or other storage facility or is in the possession of a bailee unless the Administrative Agent has given its prior written consent thereto (provided that the Administrative Agent consents to the Czech DC, or such other location in the Czech Republic as shall be agreed by the Administrative Agent in its Permitted Discretion) or unless (A) such mortgagee, warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or such other documentation as the Administrative Agent may reasonably require in its Permitted Discretion or the Administrative Agent or its counsel may deem reasonably necessary in the jurisdiction of such Inventory’s location or (B) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) that is the subject of a consignment;

(j) that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party, unless either (i) such Inventory is subject to a Royalty Reserve established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22 or (ii) the Administrative Agent is satisfied in its Permitted Discretion that it could sell the Inventory on satisfactory terms upon the occurrence of an Event of Default;

(k) that is not reflected in a current Inventory report of such Revolving Borrower;

(l) for which reclamation rights have been called in by the seller;

(m) that consists of samples, promotional materials, labels, packaging materials or similar supplies used in a Revolving Borrower’s business;

(n) that is not covered by casualty insurance as and to the extent required by the terms of this Agreement;

(o) that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(p) in which any portion of the Cost of such Inventory is attributable to intercompany profit between any such Revolving Borrower and any of its Affiliates (but only to the extent of such portion); or

(q) that has been sold but not yet delivered, or as to which a Revolving Borrower has accepted a deposit.

With respect to any Inventory eligible for inclusion in the Borrowing Base (as reasonably determined by the Company in consultation with the Administrative Agent) that ~~are~~is acquired by a Revolving Borrower (other than from another Borrower, but including any Inventory of any Person that has become a Revolving Borrower) after the applicable Closing Date in a Permitted Acquisition or similar Investment, such acquired Inventory may be included in the applicable Borrowing Base from and after the acquisition thereof only after completion of an Appraisal with respect thereto by the Administrative Agent (unless (x) the Administrative Agent shall have determined in its Permitted Discretion that no such due diligence investigation with respect to such Inventory is required or (y) such acquired Inventory would not exceed 10% of the Eligible

Inventory in the applicable Borrowing Base as of the date of proposed inclusion) and satisfaction of the Collateral and Guarantee Requirement with respect to the applicable Revolving Borrower or Guarantor and (x) in the case of any Inventory located in the United States or Canada, the Collateral and Guarantee Requirement shall have been satisfied with respect to such Inventory or (y) in the case of any Inventory located in the United Kingdom, the Czech Republic, the Netherlands or France, the Additional Inventory Security Actions shall have been satisfied with respect to such Inventory.

“Eligible Purchased Account” shall mean, at any time, a Purchased Account, that, in each case, would meet all of the criteria of “Eligible Account” on the relevant date of determination if it were created by the Dutch Finco Borrower in the ordinary course of its business and not purchased by the Dutch Finco Borrower (whether as part of an accounts receivable factoring program or otherwise). Without limiting the foregoing, no Purchased Account shall be an Eligible Purchased Account unless such Purchased Account is owing by an Account Debtor in any Account Debtor Approved Country in which the Additional Purchased Account Security Actions have been satisfied with respect to such Purchased Account; provided, that any such Account Debtor Approved Country shall be subject to the prior written approval of the Administrative Agent in its sole discretion, on terms and conditions reasonably satisfactory to the Administrative Agent. With respect to any Purchased Accounts eligible for inclusion in the Borrowing Base (as reasonably determined by the Company in consultation with the Administrative Agent), such Purchased Accounts may be included in the applicable Borrowing Base only after completion of a Field Examination with respect thereto by the Administrative Agent (unless the Administrative Agent shall have determined in its Permitted Discretion that no such due diligence investigation with regard to such Purchased Accounts is required) and satisfaction of the Collateral and Guarantee Requirement with respect to the Dutch Finco Borrower and such Purchased Accounts.

“Eligible Spanish Accounts” shall mean the Eligible Accounts owned by the Spanish Borrowers.

“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Revolving Borrowers.

“Eligible U.S. Intellectual Property” shall mean Intellectual Property that (a) is owned by a U.S. Revolving Borrower and registered with the United States Patent and Trademark Office in the name of such U.S. Revolving Borrower, (b) is at all times subject to the Collateral Agent’s duly perfected, first-priority security interest (subject only to Liens permitted by Section 9.01) pursuant to the U.S. Security Documents and not subject to any other Lien except a Permitted Lien, (c) conforms in all material respects to the representations and warranties relating to such Intellectual Property set forth in this Agreement and the U.S. Security Documents, (d) solely with respect to Intellectual Property owned by a U.S. Revolving Borrower on the Initial Closing Date, is set forth on Schedule 1.01F (it being agreed that (i) the Intellectual Property set forth on Schedule 1.01F shall be deemed to have been appraised by a third-party appraiser reasonably satisfactory to the Administrative Agent not more than three months prior to the Initial Closing Date and (ii) the Appraisals with respect to the Intellectual Property set forth on Schedule 1.01F shall be deemed to have been prepared on a basis reasonably satisfactory to the Administrative Agent and the Revolving B Lenders) and (e) solely with respect to Intellectual Property owned by any U.S. Revolving Borrower that is not set forth on Schedule 1.01F, (i) has been appraised by a third-party appraiser reasonably satisfactory to the Administrative Agent and (ii) for which the Appraisals with respect thereto shall have been prepared on a basis reasonably satisfactory to the Administrative Agent; provided that Eligible U.S. Intellectual Property shall exclude any Intellectual Property that is otherwise designated by the Company as “ineligible” by written notice to the Administrative Agent or in any Borrowing Base Certificate delivered to the Administrative Agent.

“Eligible U.S. Inventory AG” shall mean Eligible U.S. Inventory of America Girl Brands, America Girl Retail and American Girl Publishing; provided that for the purpose of determining Eligible U.S. Inventory AG, with respect to clause (d) of the definition of Eligible Inventory, slow moving shall mean Inventory with no sales in the last 12 months.

“Eligible U.S. Inventory” shall mean the Eligible Inventory owned by the U.S. Revolving Borrowers.

“Eligible U.S. Inventory Non-AG” shall mean Eligible U.S. Inventory of a U.S. Borrower other than America Girl Brands, America Girl Retail and American Girl Publishing; provided that for the purpose of determining Eligible U.S. Inventory Non-AG, with respect to clause (d) of the definition of Eligible Inventory, slow moving shall mean (i) Inventory with no sales in the last 12 months and (ii) Inventory on hand in excess of 24 months’ sales.

“Eligible U.S. Real Estate” shall mean the Eligible Fee-Owned Real Estate owned by U.S. Revolving Borrowers.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims and/or notices of noncompliance or violation, relating to any Environmental Law or, any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) by governmental or regulatory authorities for enforcement investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health or the Environment due to any Release or threat of Release of any Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, provincial, foreign, municipal, local or foreign Requirement of Law, which, for the avoidance of doubt, shall include any ordinance, code and rule of common law, including any judicial or administrative order, consent decree or judgment relating to pollution or protection of the Environment, occupational safety or of human health as affected by exposure to Hazardous Materials, including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” shall mean any liability, loss, damage, claims and expense arising under or relating to any Environmental Law including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“ERISA” shall mean, at any time, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by the Company or an ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan in a distress termination under Section 4041(c) of ERISA by the Company or any ERISA Affiliate with the PBGC, the treatment of a plan amendment as a termination under Section 4041(c) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan under Section 4042 of ERISA; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate or (g) the determination that any Pension Plan is considered an “at-risk” plan or a plan in “endangered or critical status” within the meaning of Sections 430(i) and 432 of the Code or Sections 303(i) and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” shall mean with respect to any Loan:

(a) denominated in a LIBOR Quoted Currency, the per annum rate of interest determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, or on the first day of the Interest Period in the case of a Sterling-denominated Loan, in each case for a term equivalent to such Interest Period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by the Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); and

(b) denominated in a Non-LIBOR Quoted Currency, the rate per annum as designated with respect to the applicable Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Revolving A Lenders pursuant to Section 1.10(a);

provided that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied, if administratively feasible, in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” shall mean Loans that bear interest at a rate based on clause (a) of the definition of the term “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.

“European (GNU) Borrowers” shall mean the Initial European (GNU) ~~Borrower~~Borrowers and each European (GNU) Subsidiary of the Company that executes a counterpart hereof and each other applicable Credit Document (or a separate joinder hereto or thereto) to become a Revolving Borrower, whether on the European (GNU) Closing Date or after the European (GNU) Closing Date in accordance with Section 2.21.

“European (GNU) Borrowing Base” shall mean~~, at the time of any determination, an amount equal to the sum of the Dollar Equivalent, without duplication, of~~ the sum of the Dutch Borrowing Base, the Dutch Finco Borrowing Base, the German Borrowing Base and the U.K. Borrowing Base, as the context may require.

~~(a) 85% of the aggregate Outstanding Balance of Eligible European (GNU) Accounts of the European (GNU) Borrowers at such time; plus~~

~~(b) the lesser of (i) 80% of the Cost of Eligible European (GNU) Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible European (GNU) Inventory at such time; plus~~

~~(c) the lesser of (i) 80% of the Cost of Eligible In-Transit Inventory owned by the Dutch Borrowers at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible In-Transit Inventory owned by the Dutch Borrowers at such time; minus~~

~~(d) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.~~

~~The European (GNU) Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definitions of Eligible Account, Eligible Inventory or Eligible In-Transit Inventory, renders any such Account or Inventory ineligible for inclusion in the European (GNU) Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.~~

“European (GNU) Closing Date” shall mean the “European (GNU) Closing Date” specified in a written notification by Administrative Agent to the Lenders that the conditions in Section 5.03 have been satisfied.

“European (GNU) Credit Party” shall mean each European (GNU) Borrower and each European (GNU) Subsidiary Guarantor.

“European (GNU) Dilution Reserve” shall mean, at any date, (a) the amount by which the consolidated Dilution Ratio of Eligible European (GNU) Accounts exceeds five percent (5%) multiplied by (b) the Eligible European (GNU) Accounts on such date.

“European (GNU) Issuing Bank” shall mean, as the context may require, (a) BANA or any Affiliates or branches of BANA with respect to European (GNU) Letters of Credit issued by it; (b) any other Revolving A Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to European (GNU) Letters of Credit issued by such Revolving A Lender; (c) with respect to any Existing Letter of Credit set forth on Part D of Schedule 1.01B, the Revolving A Lender which is the issuer of such Existing Letter of Credit; or (d) collectively, all of the foregoing.

“European (GNU) LC Credit Extension” shall mean, with respect to any European (GNU) Letter of Credit, the issuance, amendment or renewal thereof or extension of the expiry date thereof, or the increase of the Stated Amount thereof.

“European (GNU) LC Disbursement” shall mean a payment or disbursement made by the European (GNU) Issuing Bank pursuant to a European (GNU) Letter of Credit.

“European (GNU) LC Documents” shall mean all documents, instruments and agreements delivered by a European (GNU) Borrower, the Company, or any Subsidiary to a European (GNU) Issuing Bank or the Administrative Agent in connection with any European (GNU) Letter of Credit.

“European (GNU) LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding European (GNU) Letters of Credit at such time plus (b) the aggregate principal amount of all European (GNU) LC Disbursements that have not yet been reimbursed at such time. The European (GNU) LC Exposure of any Revolving A Lender at any time shall mean its Pro Rata Percentage of the aggregate European (GNU) LC Exposure at such time.

“European (GNU) LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the European (GNU) Borrowers in respect of any European (GNU) LC Disbursements (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the Stated Amount of all outstanding European (GNU) Letters of Credit.

“European (GNU) LC Sublimit” shall mean $28,000,000.

“European (GNU) Letter of Credit” shall mean any standby, commercial or documentary letter of credit, foreign guaranty, bank guarantee, documentary banker’s acceptance or similar instrument issued or to be issued by a European (GNU) Issuing Bank under the European (GNU) Revolving Subfacility requested by a European (GNU) Borrower pursuant to Section 2.13.

“European (GNU) Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the European (GNU) Revolving Commitments and (b) the European (GNU) Borrowing Base.

“European (GNU) Protective Advance” shall have the meaning provided in Section 2.18.

“European (GNU) Restricted Subsidiary” shall mean any European (GNU) Subsidiary that is a Restricted Subsidiary.

“European (GNU) Revolving Borrowing” shall mean a Borrowing comprised of European (GNU) Revolving Loans.

“European (GNU) Revolving Commitment” shall mean the sum of (a) the German Revolving Commitment, (b) the Dutch Revolving Commitment, and (c) the U.K. Revolving Commitment.

“European (GNU) Revolving Exposure” shall mean, with respect to any European (GNU) Revolving Lender at any time, the aggregate principal amount at such time of all outstanding European (GNU) Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s European (GNU) LC Exposure, plus the aggregate amount of such Lender’s European (GNU) Swingline Exposure.

“European (GNU) Revolving Lender” shall mean any Lender under the European (GNU) Revolving Subfacility.

“European (GNU) Revolving Loans” shall mean advances made to or at the instructions of a European (GNU) Borrower pursuant to Section 2.01(a)(vi) hereof under the European (GNU) Revolving Subfacility.

“European (GNU) Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-4 hereto.

“European (GNU) Revolving Subfacility” shall have the meaning provided in the recitals hereto.

“European (GNU) Security Agreements” shall mean the Dutch Security Agreements, the U.K. Security Agreement, the German Security Agreements, the Czech Security Agreement and the Spanish Security Agreements.

“European (GNU) Security Documents” shall mean the European (GNU) Security Agreements, and, after the execution and delivery thereof, each other document governed by Dutch, French, German, Czech, Spanish or English law executed and delivered by any Credit Party pursuant to which a Lien is granted in favor of the Collateral Agent to secure the Obligations, each document governed by Dutch, French, German, Czech, Spanish or English law, if any, executed and delivered by any Credit Party pursuant to the Additional Inventory Security Actions ~~and~~, each document governed by Dutch, French, German, Spanish or English law, if any, executed and delivered by any Credit Party pursuant to the Additional Account Security Actions and each document governed by Dutch, French, German, Spanish or English law, if any, executed and delivered by any Credit Party pursuant to the Additional Purchased Account Security Actions.

“European (GNU) Subsidiary” shall mean any Subsidiary of the Company incorporated now or hereinafter under the laws of the Netherlands, the United Kingdom or Germany.

“European (GNU) Subsidiary Guarantor” shall mean each European (GNU) Restricted Subsidiary (other than any European (GNU) Borrower) which is a party to this Agreement on the European (GNU) Closing Date, as well as each European (GNU) Restricted Subsidiary established, created or acquired after the European (GNU) Closing Date which is required to become a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“European (GNU) Swingline Commitment” shall mean the commitment of the European (GNU) Swingline Lender to make loans under the European (GNU) Revolving Subfacility pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07.

“European (GNU) Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding European (GNU) Swingline Loans. The European (GNU) Swingline Exposure of any European (GNU) Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate European (GNU) Swingline Exposure at such time.

“European (GNU) Swingline Lender” shall mean BANA, its permitted successors and permitted assigns.

“European (GNU) Swingline Loan” shall mean any Loan made by the European (GNU) Swingline Lender pursuant to Section 2.12.

“European (GNU) Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-10 hereto.

“Event of Default” shall have the meaning provided in Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” shall mean (a) any Deposit Account or Securities Account (i) which is used for the purposes of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, bonuses, benefits and expense reimbursements), (ii) which is used for the sole purpose of paying or remitting taxes, including sales taxes, (iii) which is used solely as an escrow account or as a fiduciary or trust account, (iv) which is a zero balance account, or (v) which is granted as cash collateral in favor of a creditor with respect to a Permitted Lien and (b) any other Deposit Account or Securities Account, the aggregate average daily balance in which (in each case determined for the most recently completed calendar month) does not at any time exceed $2,500,000 in the aggregate for all such Deposit Accounts and Securities Accounts described in this clause (b).

“Excluded Assets” shall mean (a) any fee-owned Real Property that is not Eligible U.S. Real Estate and any leasehold interests in Real Property; (b) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the UCC, PPSA and other applicable Requirements of Law in France, the Netherlands, the United Kingdom, Germany, Spain and Australia, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC, PPSA or any similar applicable Requirements of Law in France, the Netherlands, the United Kingdom, Germany, Spain or Australia notwithstanding such prohibition; (c) letter of credit rights (except to the extent perfection can be accomplished through the filing of UCC-1, PPSA or RDPRM financing statements or equivalent filing under other similar Requirements of Law in France, the Netherlands, the United Kingdom, Germany, Spain or Australia); (d) commercial tort claims (other than those of Canadian Credit Parties) with an individual value of less than $5,000,000; (e) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority) after giving effect to the applicable anti-assignment clauses of the UCC, PPSA and other applicable Requirements of Law in France, the Netherlands, the United Kingdom, Germany, Spain and Australia, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC, PPSA or any similar applicable Requirements of Law in France, the Netherlands, the United Kingdom, Germany, Spain or Australia notwithstanding such prohibition; (f) any “margin stock” and Equity Interests of any Person to the extent, and for so long as, the pledge of such Equity Interests would be prohibited by the terms of any applicable joint venture agreement or shareholders’ agreement applicable to such Person, after giving effect to the applicable anti-assignment clauses of the UCC, PPSA and other applicable Requirements of Law; (g) any voting Equity Interests in a CFC or FSHCO representing in excess of 65% of the outstanding voting Equity Interests in such CFC or FSHCO or any assets of a CFC or a FSHCO (including any stock held directly or indirectly by a CFC or a FSHCO); (h) assets and personal property to the extent a security interest in such assets or personal property would result in material adverse Tax consequences as reasonably determined by the Company in consultation with the Administrative Agent and notified in writing by the Company to the Administrative Agent; (i) any intent-to-use trademark application prior to the filing of a

“Statement of Use” with respect thereto; (j) any Contractual Requirement, license or permit to which a Credit Party or any of their property (including personal property) is subject, and any property subject to a purchase money security interest, capital lease or similar arrangement with any Person if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations constitutes a breach of, a violation of, or a default under, or invalidation of, or creates a right of termination in favor of any party (other than any Borrower or Guarantor) to, such Contractual Requirement, license, permit, purchase money arrangement, capital lease or similar arrangement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC, PPSA or any similar applicable Requirement of Law in France, the Netherlands, the United Kingdom, Germany, Spain or Australia); (k) any Excluded Account; (l) any property or assets acquired after the applicable Closing Date (including any property acquired through any acquisition, consolidation, amalgamation or merger of a Person, but excluding any Borrowing Base Assets of a Credit Party), if at the time of such acquisition, the granting of a security interest therein or a pledge thereof is prohibited by any Contractual Requirement to the extent and for so long as such Contractual Requirement prohibits such security interest or pledge; (m) any Intellectual Property owned by any Credit Party (other than the Eligible U.S. Intellectual Property); (n) any property subject to a certificate of title (including motor vehicles) (except to the extent perfection can be accomplished through the filing of UCC-1, PPSA or RDPRM financing statements or equivalent filing under other similar Requirements of Law in France, the Netherlands, the United Kingdom, Germany, Spain or Australia); and (o) any other assets if and for so long as the Administrative Agent and the Company agree in writing that the cost of creating or perfecting pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Creditors therefrom; provided that notwithstanding anything herein to the contrary, Excluded Assets shall not include any proceeds, replacements or substitutions of Collateral (unless such proceeds, replacements or substitutions otherwise constitute Excluded Assets).

“Excluded Subsidiary” shall mean (a) each Subsidiary that is not required to become a Credit Party pursuant to any provision of this Agreement, (b) each Immaterial Subsidiary, (c) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 8.15 or 8.19 (for so long as such Subsidiary is not a Wholly-Owned Subsidiary), unless otherwise excluded under another provision of this definition, (d) each Subsidiary (i) to the extent prohibited by any applicable Requirement of Law or Contractual Requirement permitted pursuant to Section 9.08(b) (only to the extent and for so long as such restriction or any replacement or renewal thereof is in effect) from guaranteeing the Obligations, (ii) that would require consent, approval, license or authorization to provide a Guarantee of the Obligations from a Governmental Authority (unless such consent, approval, license or authorization has been received) or for which the provision of such Guarantee could reasonably be expected to result in material adverse Tax consequences to the Company or one or more of its Subsidiaries (as reasonably determined by the Company in consultation with the Administrative Agent) or (iii) that is a CFC (or a direct or indirect Subsidiary of a CFC) or FSHCO; provided that such Subsidiary shall only be deemed an Excluded Subsidiary under this clause (d)(iii) with respect to guarantying or securing any Obligation of the Company or any Domestic Subsidiary or any Obligation that is treated as an obligation of a “United States person” within the meaning of Section 7701(a)(30) of the Code, (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations would be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) each Unrestricted Subsidiary, (g) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with secured Indebtedness permitted to be incurred pursuant to Section 9.04, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such secured Indebtedness, in each case, to the extent that, and for so long as, the documentation relating to such secured Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (h) any special purpose entity (including any not-for-profit entity).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Credit Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and counterparties to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) Taxes imposed on (or measured by) net income and franchise (and similar) Taxes imposed on it in lieu of net income Taxes by a jurisdiction (or any political subdivision thereof) as a result of (i) such recipient being organized or having its principal office or applicable ~~lending office~~Facility Office (or other permanent establishment in respect of amounts received or receivable) in such jurisdiction or (ii) any other present or former connection between such recipient and such jurisdiction (other than a connection arising from the Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Obligation or Credit Document) (any such Taxes, “Other Connection Taxes”), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 3.04), any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party to this Agreement or acquires an interest in a Loan or Obligation (or designates a new ~~lending office~~Facility Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new ~~lending office~~Facility Office (or assignment), to receive additional amounts from the relevant Credit Party with respect to such withholding Tax pursuant to Section 4.01, (d) any Tax that is attributable to such recipient’s failure to comply with Sections 4.01(c) or 4.01(d) (in each case, subject to Sections 4.01(e)) or 4.01(f), (e) any withholding Taxes imposed under FATCA, (f) U.S. federal backup withholding Taxes imposed pursuant to Code Section 3406, (g) solely with respect to the Canadian Revolving Subfacility, any Taxes imposed as a result of such recipient not dealing at arm’s length (within the meaning of the ITA) with a Canadian Credit Party, (h) solely with respect to the Canadian Revolving Subfacility, any Taxes imposed as a result of such recipient being a “specified shareholder” (within the meaning of subsection 18(5) of the ITA) of a Canadian Credit Party or not dealing at arm’s length with such a specified shareholder of a Canadian Credit Party, (i) any Taxes imposed pursuant to Article 17(3) of the 1969 Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting) on the Administrative Agent or a Lender as a result of the Administrative Agent or Lender having a substantial interest (aanmerkelijk belang) within the meaning of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), directly or indirectly, in a Dutch Borrower or the Dutch Finco Borrower, (j) any Australian Withholding Tax where such Australian Withholding Tax is imposed because the exemption in section 128F of the Australian Tax Act does not apply by reason of there being less than 2 Australian Revolving Lenders under this Agreement, (k) any French withholding tax that is imposed on amounts payable to a Lender if such Taxes are imposed solely because this payment is made to (i) an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction or (ii) a Lender acting through a Facility Office situated in a Non-Cooperative Jurisdiction, and (l) any Spanish withholding Tax on account of Non Resident Income Tax (Impuesto sobre la Renta de No Residentes) that is imposed on amounts payable to or for the account of a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party to this Agreement or acquires an interest in a Loan or Obligation (or designates a new ~~lending office~~Facility Office) and considered as an income of such Lender for Spanish tax purposes.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing effective September 24, 2001.

“Existing Letters of Credit” shall mean those Letters of Credit set forth on Schedule 1.01B.

“Existing Indebtedness” shall have the meaning provided in Section 9.04(d).

“Existing Revolving A Class” shall have the meaning provided in Section 2.19(a).

“Existing Revolving A Commitment” shall have the meaning provided in Section 2.19(a).

“Existing Revolving A Loans” shall have the meaning provided in Section 2.19(a).

“Extended Revolving A Commitments” shall have the meaning provided in Section 2.19(a).

“Extended Revolving A Loans” shall have the meaning provided in Section 2.19(a).

“Extending Lender” shall have the meaning provided in Section 2.19(b).

“Extension Amendment” shall have the meaning provided in Section 2.19(c).

“Extension Date” shall have the meaning provided in Section 2.19(d).

“Extension Election” shall have the meaning provided in Section 2.19(b).

“Extension Request” shall have the meaning provided in Section 2.19(a).

“Facility Office” means the office or offices notified by a Lender to the Agents in writing on or before the date it becomes a Lender (or following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any treaty, convention or intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“FATCA Deduction” means a deduction or withholding from a payment under a Credit Document required by FATCA.

“FATCA Exempt Party” means a Person that is entitled to receive payments free from any FATCA Deduction.

“FCCR Test Amount” shall have the meaning provided in the definition of the term “Financial Covenant Triggering Event”.

“FCPA” shall have the meaning provided in Section 7.14(c).

“Federal Funds Rate” shall mean (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up to the nearest 1/8 of 1%) charged to Bank of America, N.A. on the applicable day on such transactions, as determined by the Administrative Agent; provided, that in no event shall such rate be less than zero.

“Fee Letter” shall mean that certain letter agreement dated the date hereof by and between the Administrative Agent and the Company.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 2.05.

“Field Examination” shall mean field audits and examinations prepared on a basis reasonably satisfactory to the Administrative Agent, setting forth the value of Accounts, which audits and examinations shall be prepared in accordance with this Agreement by an examiner selected by the Administrative Agent in its reasonable discretion.

“FILO Applicable Margin” shall mean the per annum percentage set forth below, as determined by the Average Availability as of the most recent Adjustment Date:

Level	Average Availability (percentage of Line Cap)	U.S. Base Rate Loans	Eurocurrency Rate Loans
I	> 75%	1.25%	2.25%
II	> 50% < 75%	1.50%	2.50%
III	> 25% < 50%	1.75%	2.75%
IV	< 25%	2.00%	3.00%

Until March 31, 2018, the FILO Applicable Margin shall be determined as if Level II were applicable. Thereafter, the FILO Applicable Margin shall be subject to increase or decrease on each Adjustment Date based on Average Availability, as determined by the Administrative Agent’s system of record, and each such increase or decrease in the FILO Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended. If the Revolving Borrowers fail to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then the FILO Applicable Margin shall be determined as if Level IV were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until two Business Days after the date of delivery of such Borrowing Base Certificate.

“FILO Borrowing Base” shall mean the lesser of (a) $100,000,000 and (b) an amount equal to (i) 10% of the aggregate Outstanding Balance of Eligible U.S. Accounts at such time (excluding, at any time prior to the date that TRU has exited from bankruptcy, any Account in which the Account Debtor is TRU, but including, on and following the date that TRU has exited from bankruptcy, TRU Post-Petition Eligible Accounts but not TRU Pre-Petition Eligible Accounts); plus (ii) the lesser of (x) 10% of the Cost of Eligible U.S. Inventory at such time (excluding, for the avoidance of doubt, any Eligible In-Transit Inventory) and (y) 10% of the Net Orderly Liquidation Value of Eligible U.S. Inventory at such time (excluding, for the avoidance of doubt, any Eligible In-Transit Inventory); provided, that on July 1, 2018 and on the first day of each fiscal quarter thereafter if an Amortization Event is in effect, each percentage under this clause (b) shall reduce by 1% until such time as each such percentage is reduced to 0%.

“FILO Revolving Loans” shall mean U.S. Revolving A Loans under the FILO Borrowing Base.

“Finance Party” shall have the meaning provided in Section 4.02(a).

“Financial Covenant Triggering Event” shall mean, at any time, that Total Excess Availability is less than the greater of (a) $100,000,000 and (b) 10.0% of the Line Cap, as of such date (such greater of amount, the “FCCR Test Amount”). Upon the occurrence of any Financial Covenant Triggering Event, such Financial Covenant Triggering Event shall be deemed to be continuing notwithstanding that Total Excess Availability may thereafter equal to or exceed the FCCR Test Amount unless and until no Event of Default shall exist and Total Excess Availability, for thirty (30) consecutive days, equals or exceeds such FCCR Test Amount, in which event a Financial Covenant Triggering Event shall no longer be deemed to be continuing.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“First Amendment” shall mean that certain First Amendment to Syndicated Facility Agreement dated as of June 1, 2018, by and among the Borrowers, the Guarantors, the Lenders party thereto and the Administrative Agent, Collateral Agent and Australian Security Trustee.

“First Amendment Effective Date” shall mean June 1, 2018.

“Flood Insurance Laws” shall mean, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Base Rate” shall mean, with respect to Loans (other than Canadian Base Rate Loans) denominated in Euros, Pounds Sterling and Dollars that are funded outside the U.S., the rate based on clause (a) of the definition of the term “Eurocurrency Rate” for a 30-day interest period as in effect on the first day of the current calendar month; provided, that in no event shall the Foreign Base Rate be less than zero.

“Foreign Base Rate Loan” shall mean a floating rate borrowing under the French Revolving Subfacility, the Spanish Revolving Subfacility, the European (GNU) Revolving Subfacility or the Australian Revolving Subfacility that, in each case, bears interest based on the Foreign Base Rate.

“Foreign Borrower” shall mean any Borrower that is not a U.S. Revolving Borrower.

“Foreign Collateral” shall mean any Collateral (other than the U.S. Collateral).

“Foreign Credit Party” shall mean any Credit Party that is not (a) a U.S. Credit Party or (b) a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Credit Party Guarantee” shall mean the guarantee of each Foreign Credit Party and each FSHCO Guarantor pursuant to Section 14.

“Foreign Guaranteed Creditors” shall mean the Guaranteed Creditors (other than the Domestic Guaranteed Creditors).

“Foreign Joinder Agreement” shall mean a joinder agreement, substantially in the form of Exhibit E-2 hereto.

“Foreign LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Issuing Banks under the Revolving A Subfacilities (other than the U.S. Revolving A Subfacility), in accordance with the provisions of Section 2.13(n).

“Foreign Master Payer/Receiver” means Mattel International Finance B.V., a Netherlands private limited liability company, and/or any other Foreign Borrower identified in writing to the Administrative Agent as a Foreign Borrower that will act as a Foreign Master Payer/Receiver.

“Foreign Obligations” shall mean any Obligations (other than the Domestic Obligations and the Obligations of a “United States person” as defined in Section 7701(a)(30) of the Code).

“Foreign Payment in Full Date” shall have the meaning provided in Section 14.01.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States, Canada, the United Kingdom or the Netherlands by the Company or any one or more of the Restricted Subsidiaries primarily for the benefit of employees of the Company or such Restricted Subsidiaries residing outside the United States, Canada, the United Kingdom or the Netherlands, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA, the Canadian Employee Benefits Legislation, the Pensions Act 2004 or the Dutch Pension Regulations.

“Foreign Subsidiary” shall mean each Subsidiary of the Company that is not a Domestic Subsidiary.

“French Bank Account Pledge Agreement” shall mean, to the extent the Initial French Borrower has Collection Accounts domiciled in France on the French Closing Date, the account pledge governed by French law dated as of the French Closing Date, by and between the Collateral Agent and the Initial French Borrower.

“French Borrowers” shall mean the Initial French Borrower and each French Subsidiary of the Company that executes a counterpart hereof and each other applicable Credit Document (or a separate joinder hereto or thereto) to become a Revolving Borrower, whether on the French Closing Date or after the French Closing Date in accordance with Section 2.21.

“French Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar Equivalent, without duplication, of

(a) 85% of the aggregate Outstanding Balance of Eligible French Accounts of the French Borrowers at such time; minus

(b) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

The French Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definitions of Eligible Account, renders any such Account ineligible for inclusion in the French Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.

“French Closing Date” shall mean the “French Closing Date” specified in a written notification by Administrative Agent to the Lenders that the conditions in Section 5.02 have been satisfied.

“French Collateral” shall mean all the “Collateral” (or equivalent term) as defined in each French Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted by any Credit Parties pursuant to any French Security Document.

“French Credit Party” shall mean each French Borrower and each French Subsidiary Guarantor.

“French Dilution Reserve” shall mean, at any date, (a) the amount by which the consolidated Dilution Ratio of Eligible French Accounts exceeds five percent (5%) multiplied by (b) the Eligible French Accounts on such date.

“French Issuing Bank” shall mean, as the context may require, (a) BAMLI or any Affiliates or branches of BAMLI authorized to carry on credit operations in France with respect to French Letters of Credit issued by it; (b) any other Revolving A Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to French Letters of Credit issued by such Revolving A Lender; (c) with respect to any Existing Letter of Credit set forth on Part C of Schedule 1.01B, the Revolving A Lender which is the issuer of such Existing Letter of Credit; or (d) collectively, all of the foregoing.

“French LC Credit Extension” shall mean, with respect to any French Letter of Credit, the issuance, amendment or renewal thereof or extension of the expiry date thereof, or the increase of the Stated Amount thereof.

“French LC Disbursement” shall mean a payment or disbursement made by the French Issuing Bank pursuant to a French Letter of Credit.

“French LC Documents” shall mean all documents, instruments and agreements delivered by a French Borrower, the Company, or any Subsidiary to a French Issuing Bank or the Administrative Agent in connection with any French Letter of Credit.

“French LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding French Letters of Credit at such time plus (b) the aggregate principal amount of all French LC Disbursements that have not yet been reimbursed at such time. The French LC Exposure of any Revolving A Lender at any time shall mean its Pro Rata Percentage of the aggregate French LC Exposure at such time.

“French LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the French Borrowers in respect of any French LC Disbursements (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the Stated Amount of all outstanding French Letters of Credit.

“French LC Sublimit” shall mean $4,000,000.

“French Lender” shall mean a French Swingline Lender or a French Revolving Lender.

“French Letter of Credit” shall mean any standby, commercial or documentary letter of credit, foreign guaranty, bank guarantee, documentary banker’s acceptance or similar instrument issued or to be issued by a French Issuing Bank under the French Revolving Subfacility requested by a French Borrower pursuant to Section 2.13.

“French Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the French Revolving Commitments and (b) the French Borrowing Base.

“French Moveable Assets Pledge Agreement” shall mean the moveable assets pledge agreement (convention de gage de biens meubles) governed by French law dated as of the European (GNU) Closing Date by and between the Initial Dutch Borrower, as pledgor, the Collateral Agent, as beneficiary, and Geodis Logistics Rhône Alpes, as third party (tiers convenu).

“French Obligations” shall mean, on any date, the portion of the Obligations outstanding that are owing by the French Borrowers under this Agreement (including the Parallel Obligations).

“French Priority Payables Reserves” shall mean reserves in respect of (a) pension, salary and other claims of employees; (b) any VAT invoiced to customers of that French Borrower and/or received by that French Borrower but not yet paid to the relevant taxing authority; (c) claims of the French tax or other Governmental Authorities or social contributions or agencies appointed to collect the foregoing; (d) amounts payable to or deductible by an insolvency administrator, receiver or other insolvency official in respect of his or her costs or expenses; and (e) amounts referred to in articles L-622-17 and L-641-13 of the French Code de commerce in the case of a safeguard procedure, reorganization procedure or liquidation, in each case only to the extent such amounts enjoy priority as a matter of applicable law over the claims of the French Secured Parties.

“French Protective Advance” shall have the meaning provided in Section 2.18.

“French Receivables Assignment Agreement” shall mean the master agreement for the assignment of receivables by way of security governed by French law dated as of the French Closing Date by and between the Initial French Borrower as assignor, the Collateral Agent, as security agent on behalf of the French Lenders and the French Lenders as beneficiaries together with any required transfer form executed in relation thereto by the Initial French Borrower.

“French Restricted Subsidiary” shall mean any French Subsidiary that is a Restricted Subsidiary.

“French Revolving Borrowing” shall mean a Borrowing comprised of French Revolving Loans.

“French Revolving Commitment” shall mean, with respect to each French Revolving Lender, the commitment, if any, of such Lender to make French Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “French Revolving Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its French Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.

“French Revolving Exposure” shall mean, with respect to any French Revolving Lender at any time, the aggregate principal amount at such time of all outstanding French Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s French LC Exposure, plus the aggregate amount of such Lender’s French Swingline Exposure.

“French Revolving Lender” shall mean any Lender under the French Revolving Subfacility.

“French Revolving Loans” shall mean advances made to or at the instructions of a French Borrower pursuant to Section 2.01(a)(iv) hereof under the French Revolving Subfacility.

“French Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-3 hereto.

“French Revolving Subfacility” shall have the meaning provided in the recitals hereto.

“French Secured Parties” shall mean, as the case may be, the Secured Creditors which benefit from each of the French Security Agreements.

“French Security Agreements” shall mean the French Receivables Assignment Agreement, the French Moveable Assets Pledge Agreement and the French Bank Account Pledge Agreement.

“French Security Documents” shall mean the French Security Agreements, and, after the execution and delivery thereof, each other document, governed by French law, executed and delivered by any Credit Party pursuant to which a Lien is granted in favor of the Collateral Agent to secure the Obligations, each document governed by French law, if any, executed and delivered by any Credit Party pursuant to the Additional Inventory Security Actions and each document governed by French law, if any, executed and delivered by any Credit Party pursuant to the Additional Account Security Actions.

“French Subsidiary” shall mean any Subsidiary of the Company incorporated now or hereinafter under the laws of France.

“French Subsidiary Guarantor” shall mean each French Restricted Subsidiary (other than any French Borrower) which is a party to this Agreement on the French Closing Date, as well as each French Restricted Subsidiary established, created or acquired after the French Closing Date which is required to become a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“French Swingline Commitment” shall mean the commitment of the French Swingline Lender to make loans under the French Revolving Subfacility pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07.

“French Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding French Swingline Loans. The French Swingline Exposure of any French Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate French Swingline Exposure at such time.

“French Swingline Lender” shall mean BAMLI, its permitted successors and permitted assigns.

“French Swingline Loan” shall mean any Loan made by the French Swingline Lender pursuant to Section 2.12.

“French Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-9 hereto.

“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of LC Exposure or Swingline Exposure, as applicable, except to the extent allocated to other Revolving A Lenders under Section 2.11.

“Fronting Fee” shall have the meaning provided in Section 2.05(c).

“FSHCO” shall mean any domestic or foreign entity that is a direct or indirect Subsidiary of the Company and has no material assets other than the Capital Stock (including, for the avoidance of doubt, any instrument treated as Capital Stock for U.S. federal income tax purposes) (or equity and debt instruments) or Indebtedness of one or more CFCs.

“FSHCO Guarantor” shall mean any Subsidiary Guarantor that is a FSHCO.

“GAAP” shall mean (a) generally accepted accounting principles in the United States of America which are in effect from time to time or (b) if elected by the Company by written notice to the Administrative Agent in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect from time to time on or after the date on which the Company is making such election; provided, that (i) any such election once made shall be irrevocable and (ii) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS.

“German Bank Account Pledge” shall mean, to the extent the Initial German Borrower has Collection Accounts domiciled in Germany on the European (GNU) Closing Date, the account pledge governed by German law dated as of the European (GNU) Closing Date, by and between the Collateral Agent and the Initial German Borrower.

“German Borrowers” shall mean the Initial German Borrower and each German Subsidiary of the Company that executes a counterpart hereto and to any other applicable Credit Document to become a Revolving Borrower, whether on the European (GNU) Closing Date or after the European (GNU) Closing Date in accordance with Section 2.21.

“German Borrowing Base” shall mean, at the time of any determination, for each German Borrower, an amount equal to the sum of the Dollar Equivalent, without duplication, of

(a) 85% of the aggregate Outstanding Balance of Eligible European (GNU) Accounts of such German Borrower at such time; minus

(b) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

Each German Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definition of Eligible Account, renders any such Account ineligible for inclusion in such German Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.

“German Credit Party” shall mean the German Borrowers and each German Subsidiary Guarantor.

“German Dilution Reserve” shall mean, at any date, (a) the amount by which the consolidated Dilution Ratio of Eligible European (GNU) Accounts of the German Borrowers exceeds five percent (5%) multiplied by (b) the Eligible European (GNU) Accounts of the German Borrowers on such date.

“German Global Assignment Agreement” shall mean the global assignment agreement governed by German law dated as of the European (GNU) Closing Date, by and between the Collateral Agent and the Initial German Borrower.

“German Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the German Revolving Commitments and (b) the German Borrowing Base.

“German Priority Payables Reserves” shall mean reserves in respect of (a) in relation to Accounts, any VAT invoiced to the customer but not yet paid the relevant tax authority and (b) an amount of 9 percent on the aggregate nominal amount of any Accounts and the book value of any inventory payable to a potential insolvency administrator only to the extent such amounts enjoy priority as a matter of applicable law over the claims of the Secured Creditors.

“German Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of any amounts hereunder and is:

(a) resident for tax purposes in Germany;

(b) lending through a ~~lending office~~Facility Office (through which the Lender will perform its obligations under this Agreement) in Germany to which the relevant interest payment is effectively attributable for tax purposes; or

(c) a German Treaty Lender.

“German Restricted Subsidiary” shall mean any German Subsidiary that is a Restricted Subsidiary.

“German Revolving Commitment” shall mean, with respect to each European (GNU) Revolving Lender, the commitment, if any, of such Lender to make European (GNU) Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “German Revolving Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its German Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.

“German Security Agreement” shall mean the German Global Assignment Agreement and the German Bank Account Pledge.

“German Subsidiary” shall mean any Subsidiary of the Company incorporated now or hereinafter under the laws of Germany.

“German Subsidiary Guarantor” shall mean each German Restricted Subsidiary (other than the German Borrowers) in existence on the European (GNU) Closing Date (other than any Excluded Subsidiary), as well as each German Restricted Subsidiary established, created or acquired after the European (GNU) Closing Date which becomes a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“German Treaty” shall have the meaning provided in the definition of “German Treaty State”.

“German Treaty Lender” shall mean a Lender which (a) is treated as a resident of a German Treaty State for the purposes of the German Treaty and (b) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and (c) is entitled to receive payments of interest without a deduction or withholding for or on account of Tax from a payment under a Credit Document imposed by Germany under the German Treaty (including the completion of any necessary procedural formalities).

“German Treaty State” shall mean a jurisdiction having a double taxation agreement with Germany (a “German Treaty”) which makes provision for full exemption from tax imposed by Germany on interest.

“Global Administrative Agent” shall have the meaning provided in the preamble hereto and any successor thereto appointed pursuant to Section 11.09.

“Governmental Authority” shall mean the government of the United States of America, Canada, France, the Netherlands, the United Kingdom, Germany, Spain, Australia, any other nation or any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, intergovernmental body, department, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Creditors” shall mean the Secured Creditors.

“Guaranteed Party” shall mean with respect to any Credit Party, any other Credit Party the Obligations of which other Credit Party are Guaranteed by such Credit Party pursuant to this Agreement and any other Credit Document.

“Guarantees” shall mean the Credit Party Guarantees and all additional guarantees required to be entered into pursuant to Section 8.15, 8.16 or 8.19.

“Guarantor” shall mean each Borrower (other than with respect to its own Obligations) and each Subsidiary Guarantor.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of the terms “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance which is regulated, or which would reasonably be expected to give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any interest rate swap, interest rate cap, interest rate collar, commodity swap, commodity cap, commodity collar, commodity option, foreign exchange, currency swap or similar agreement (including equity derivative agreements) providing for the transfer, modification or mitigation of interest rate, currency, commodity risks or equity risks either generally or under specific contingencies.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedging Agreement owed to Secured Hedge Banks.

“Historical Financial Statements” shall mean (a) audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at the end of, and related audited consolidated statements of operations, comprehensive earnings (loss), shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries for, the fiscal year ended December 31, 2016 and (b) an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of, and related unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for the nine month period ended September 30, 2017.

“HMT” shall have the meaning provided in the definition of the term “Sanctions”.

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of the Company now existing or hereafter acquired or formed (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were an amount equal to or less than 5% of the consolidated gross revenues of the Company and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP. Schedule 1.01C sets forth each Restricted Subsidiary that is an Immaterial Subsidiary on and as of the Initial Closing Date.

“Increase Date” shall have the meaning provided in Section 2.15(b).

“Increase Loan Lender” shall have the meaning provided in Section 2.15(b).

“Incremental Revolving A Commitment Agreement” shall have the meaning provided in Section 2.15(d).

“Incur” or “incur” shall mean create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness or any Lien in respect thereof. The term “Incurrence” or “incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” of any Person means, without duplication:

(a) ~~(d)~~ all indebtedness of such Person for borrowed money;

(b) ~~(e)~~ all obligations evidenced by bonds, notes, debentures and other debt securities of such Person;

(c) ~~(f)~~ the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(d) ~~(g)~~ the face amount of all letters of credit (including standby and commercial letters of credit) issued for the account of such Person and, without duplication, all drafts drawn thereunder (after giving effect to any prior drawings or reductions which may have been reimbursed);

(e) ~~(h)~~ all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds, appeal bonds, performance bonds and similar instruments or obligations issued or created by or for the account of such Person;

(f) ~~(i)~~ all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse;

(g) ~~(j)~~ all Capitalized Lease Obligations of such Person;

(h) ~~(k)~~ all obligations of such Person with respect to asset securitization financing;

(i) ~~(l)~~ all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(j) ~~(m)~~ all net obligations of such Person under Hedging Agreements;

(k) ~~(n)~~ all obligations of such Person in respect of Disqualified Stock; and

(l) ~~(o)~~ to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) through (k) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

provided, however, that (i) Indebtedness shall not include (A) trade payables payable in the ordinary course of business, (B) deferred revenue, (C) taxes and other accrued expenses, and (D) any earn-out obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable, shall not constitute Indebtedness and (ii) Indebtedness of any Person shall in any event shall include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon. The amount of any net obligations under any Hedging Agreement on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (f) above which has not been assumed by such first Person shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Indebtedness and (2) the Fair Market Value of the property encumbered thereby.

“Indemnified Liabilities” shall have the meaning provided in Section 12.01(a).

“Indemnified Person” shall have the meaning provided in Section 12.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any Obligation of a Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Australian Borrower” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Initial Canadian Borrower” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Initial Closing Date” shall mean December 20, 2017.

“Initial Closing Date Restricted Non-Credit Party Subsidiary” shall mean each Subsidiary of the Company listed on Schedule 1.01D.

“Initial Dutch Borrower” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Initial Dutch Borrower Payables Reserve” shall mean, with respect to any third party trade payables due and owing by the Initial Dutch Borrower, a reserve established by the Administrative Agent in its Permitted Discretion in accordance with the provisions of Section 2.22 in respect of the liabilities owed by the Initial Dutch Borrower relating to such third party trade payables.

“Initial European (GNU) Borrowers” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Initial French Borrower” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Initial German Borrower” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Initial Spanish Borrower” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Initial U.K. Borrowers” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Initial U.S. Borrowers” shall have the meaning provided in the recitals hereto and shall include any successor thereto permitted under Section 9.11.

“Insolvency Regulation” shall mean Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property” shall mean all worldwide rights in and to (a) patents, (b) trademarks, service marks, trade names, trade dress, trade styles, domain names and other identifiers of source or goodwill, (c) copyrights and works subject to copyright law, (d) computer software, data and databases, (e) industrial designs and other protections for designs, (f) inventions, discoveries, trade secrets, know-how and other proprietary or confidential information, and (g) issuances, registrations or applications for any of the foregoing.

“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement, substantially in the form of Exhibit L hereto, which, subject to Section 8.16 shall be executed by the Company, each Restricted Subsidiary of the Company and each other Credit Party, together with any joinders thereto.

“Interest Period” shall mean, as to any Borrowing of a Eurocurrency Rate Loan, a Canadian CDOR Rate Loan or an Australian Bill Rate Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending (a) (i) solely with respect to a Borrowing by a U.S. Revolving Borrower of Eurocurrency Rate Loans denominated in Dollars, on the day that is seven days thereafter or (ii) on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, in each case, as the Relevant Borrower may elect, or (b) on the date any Borrowing of a Eurocurrency Rate Loan, a Canadian CDOR Rate Loan or an Australian Bill Rate Loan is converted to a Borrowing of a U.S. Base Rate Loan, Foreign Base Rate Loan, Australian Base Rate Loan or Canadian Base Rate Loan in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.07 or Section 2.09; provided that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“In-Transit Eligibility Alternate Condition Date” shall mean the earlier to occur of (a) the date on which Initial Dutch Borrower is the importer of record of all Eligible In-Transit Inventory being shipped to any Inventory Approved Country and (b) the date upon which written notice to elect that the In-Transit Eligibility Alternate Condition Date be effective has been delivered by the Company to the Administrative Agent, or such later date as the Administrative Agent shall agree in its sole discretion.

“In-Transit Inventory Trigger Period” shall mean each period beginning on a date when (a) an Event of Default has occurred and is continuing or (b) Total Excess Availability is less than the greater of (i) 15% of the Line Cap and (ii) $150,000,000, and ending on such date as (x) no Event of Default shall have existed and (y) Total Excess Availability has been at least equal to the greater of (i) 15% of the Line Cap and (ii) $150,000,000 for a period of 30 consecutive calendar days.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC (or with respect to any Canadian Credit Party, the PPSA) or, with respect to Inventory owned by any French Credit Party, Spanish Credit Party, European (GNU) Credit Party or Australian Credit Party, all raw materials, work in progress and finished goods legally and beneficially owned, in any such case, wherever located, in which any Person now or hereafter has rights.

“Inventory Approved Countries” shall mean (a) the United States, Canada, and Australia; and (b) solely to the extent the applicable Additional Inventory Security Actions have been completed for such jurisdictions, and with respect only to Inventory owned by ~~the~~a Dutch Borrower, (i) the United Kingdom (but limited solely to that certain distribution center in the United Kingdom located at Mattel Europa B.V., GBDC, Eurohub, Long Croft Road, Corby, NN18 8EY, United Kingdom, or at such other location in the United Kingdom as shall be agreed by the Administrative Agent in its Permitted Discretion (Administrative Agent hereby agrees to the distribution center in the United Kingdom located at Unit B, Roman Avenue, Optimus Point, Glenfield, Leicester, LE3 8JT United Kingdom) ~~and/or~~), (ii) France (but limited solely to that certain distribution center in France located at Mattel Europa B.V., FRDC ZI portuaire de Fos Distriport, Porte d’Asie, Rue Shangai BAT 8, 13230 PORT SAINTLOUIS, France, or at such other location in France as shall be agreed by the Administrative Agent in its Permitted Discretion), (iii) the Czech Republic (but limited solely to the Czech DC, or at such other location in the Czech Republic as shall be agreed by the Administrative Agent in its Permitted Discretion) and/or (iv) the Netherlands (but limited solely to that certain distribution center in the Netherlands located at Mattel Europa B.V., NEDC, Achtseweg Noord 30-36, gebouw A, 5651 GG Eindhoven, The Netherlands, or at such other location in the Netherlands as shall be agreed by the Administrative Agent in its Permitted Discretion).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of Section 8.19(a), “Investments” shall include (a) the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the book value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (b)

any property transferred to or from an Unrestricted Subsidiary shall be valued at its book value at the time of such transfer. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents or other property by the Company or a Restricted Subsidiary in respect of such Investment.

“IP Net Orderly Liquidation Value” shall mean, with respect to any Eligible U.S. Intellectual Property, the net orderly liquidation value of such Intellectual Property as determined in the applicable Appraisal most recently delivered to the Administrative Agent.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean the Canadian Issuing Bank, the U.S. Issuing Bank, the French Issuing Bank, the Spanish Issuing Bank, the European (GNU) Issuing Bank and/or the Australian Issuing Bank, as the context requires.

“ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Joint Lead Arrangers” shall mean Citibank, N.A., Wells Fargo Bank, N.A., HSBC Bank USA, National Association, Mizuho Bank, Ltd., MUFG Union Bank, N.A. and Royal Bank of Canada, in their respective capacities as joint lead arrangers and joint bookrunners, as applicable, under this Agreement.

“Judgment Currency” shall have the meaning provided in Section 12.21.

“Junior Debt” shall have the meaning provided in Section 9.04(c).

“Junior Debt Documents” shall mean (a) any documents, indentures or other agreements evidencing, governing or relating to any Junior Debt and (b) such agreements with respect to any Permitted Refinancing thereof.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment under any Revolving A Subfacility or the Revolving B Facility hereunder as of such date of determination.

“LC Collateral Accounts” shall mean, collectively, the U.S. LC Collateral Account and the Foreign LC Collateral Account.

“LC Commitment” shall mean the commitment of the Issuing Banks to issue Letters of Credit pursuant to Section 2.13.

“LC Credit Extension” shall mean any Canadian LC Credit Extension, U.S. LC Credit Extension, French LC Credit Extension, Spanish LC Credit Extension, European (GNU) LC Credit Extension or Australian LC Credit Extension.

“LC Disbursement” shall mean any Canadian LC Disbursement, U.S. LC Disbursement, French LC Disbursement, Spanish LC Disbursement, European (GNU) LC Disbursement or Australian LC Disbursement.

“LC Documents” shall mean the Canadian LC Documents, the U.S. LC Documents, the French LC Documents, the Spanish LC Documents, the European (GNU) LC Documents and the Australian LC Documents.

“LC Exposure” shall mean, collectively, the Canadian LC Exposure, the U.S. LC Exposure, the French LC Exposure, the Spanish LC Exposure, the European (GNU) LC Exposure and the Australian LC Exposure.

“LC Initial Closing Date Commitment” shall mean (a) in the case of Wells Fargo Bank, N.A. or any Affiliate or branch of Wells Fargo Bank, N.A., $50,000,000, (b) in the case of Citibank, N.A. or any Affiliate or branch of Citibank, N.A., $52,500,000, and (c) in the case of BANA or any Affiliate or branch of BANA, $57,500,000.

“LC Obligations” shall mean the Canadian LC Obligations, the U.S. LC Obligations, the French LC Obligations, the Spanish LC Obligations, the European (GNU) LC Obligations and/or the Australian LC Obligations.

“LC Participation Fee” shall have the meaning provided in Section 2.05(c)(i).

“LC Request” shall mean a request by a Revolving Borrower in accordance with the terms of Section 2.13(b) in form and substance reasonably satisfactory to the applicable Issuing Bank.

“LC Sublimit” shall mean the sum of the Canadian LC Sublimit, the U.S. LC Sublimit, the French LC Sublimit, the Spanish LC Sublimit, the European (GNU) LC Sublimit and the Australian LC Sublimit.

“Legal Reservations” shall mean (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors, (b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim and (c) similar principles, rights and defences under the laws of any relevant jurisdiction.

“Lender” shall mean each financial institution listed on the Commitment Schedule, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.15, 3.04 or 12.04.

“Lender Loss Sharing Agreement” shall mean the Lender Loss Sharing Agreement entered into by each Lender as of the Initial Closing Date and each other Lender becoming party to this Agreement via an Assignment and Assumption Agreement or otherwise after the Initial Closing Date, in form and substance reasonably acceptable to the Administrative Agent.

“Letter of Credit” shall mean any Canadian Letter of Credit, U.S. Letter of Credit, French Letter of Credit, Spanish Letter of Credit, European (GNU) Letter of Credit and Australian Letter of Credit.

“Letter of Credit Expiration Date” shall mean the fifth Business Day prior to the Maturity Date, or such other date as the Administrative Agent and the applicable Issuing Bank shall agree at the time of issuance.

“LIBOR” shall have the meaning provided in the definition of the term “Eurocurrency Rate”.

“LIBOR Quoted Currency” shall mean each of the following currencies: Dollars; Euros; and Pounds Sterling; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” shall mean with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, trust (statutory, deemed, constructive or otherwise) priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Requirement of Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any “security interest” as defined in sections 12(1) and 12(2) of the Australian PPSA or any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes, including the PPSA and Australian PPSA) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limitation Acts” shall mean the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Limiting License Inventory” shall mean any Inventory that (a) is subject to a license agreement that has restrictions on granting Liens in the applicable Borrower’s interest in such license agreement or any Inventory subject to such license agreement or restrictions on any Borrower’s rights to transfer such license agreement or any rights thereunder or any Inventory subject to such license agreement (collectively the “Licensing Restrictions”); and (b) either (i) both (A) the Company and the Administrative Agent have agreed in writing is Limiting License Inventory; and (B) in respect of which the Administrative Agent is satisfied in its Permitted Discretion that it could sell such Inventory on satisfactory terms upon the occurrence of an Event of Default or (ii) the Licensing Restrictions applicable to such Inventory are no more restrictive than the Licensing Restrictions with respect to Inventory subject to clause (i) of this clause (b).

“Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the Revolving Commitments at such time and (b) the aggregate Borrowing Bases at such time.

“Loans” shall mean advances and/or loans made to or at the instructions of a Borrower pursuant to Section 2 hereof and may constitute Revolving Loans or Swingline Loans.

“Local Time” shall mean, (a) with respect to the U.S. Revolving A Subfacility and the Revolving B Facility, Chicago time, (b) with respect to the Canadian Revolving Subfacility, Toronto time, (c) with respect to the French Revolving Subfacility, London time, (d) with respect to the Spanish Revolving Subfacility, Madrid time, (e) with respect to the European (GNU)

Revolving Subfacility, London time, (f) with respect to the Australian Revolving Subfacility, Australian Eastern time, and (g) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Rate Loans denominated in Euros or Pounds Sterling, Greenwich Mean Time.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean any circumstance or condition affecting the business or financial condition of the Company and its Restricted Subsidiaries taken as a whole that would, individually or in the aggregate, reasonably be expected to materially adversely affect, (a) the ability of the Company and the other Credit Parties, taken as a whole, to perform their obligations under the Credit Documents or (b) the rights and remedies of the Administrative Agent, the Collateral Agent, the Australian Security Trustee, the Issuing Lenders or the Lenders under the Credit Documents.

“Material Contract” shall mean any agreement or arrangement to which any Credit Party or any Restricted Subsidiary is party (other than the Credit Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act; or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” shall mean each Restricted Subsidiary of the Company that is not an Immaterial Subsidiary. For the avoidance of doubt, all Credit Parties (other than the Company) shall be deemed to constitute “Material Subsidiaries”.

“Mattel SPV” shall have the meaning provided in the definition of the term “Supplier Financing Transaction”.

“Maturity Date” shall mean June 1, 2021.

“Modified Applicable Margin” shall mean the per annum percentage set forth below, as determined by the Average Availability as of the most recent Adjustment Date:

Level	Average Availability (percentage of Line Cap)	U.S. Base Rate Loans	Eurocurrency Rate Loans
I	≥ 75%	0.75%	1.75%
II	≥ 50% < 75%	1.00%	2.00%
III	≥ 25% < 50%	1.25%	2.25%
IV	< 25%	1.50%	2.50%

Until March 31, 2018, the Modified Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Modified Applicable Margin shall be subject to increase or decrease on each Adjustment Date based on Average Availability, as determined by the Administrative Agent’s system of record, and each such increase or decrease in the Modified

Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended. If the Revolving Borrowers fail to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then the Modified Applicable Margin shall be determined as if Level IV were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until two Business Days after the date of delivery of such Borrowing Base Certificate.

“MOO” shall have the meaning provided in Section 5.01(a).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean a mortgage, debenture, leasehold mortgage, deed of trust, deed of immovable hypothec, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent for the benefit of the Secured Creditors.

“Mortgaged Property” shall mean Real Property (including any fixtures thereon) owned by a U.S. Credit Party that is subject to a Mortgage.

“Multiemployer Plan” shall mean a “multiemployer plan” of the type described in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Orderly Liquidation Value” shall mean, as of any date of determination, with respect to any Inventory, the “net orderly liquidation value” of such Inventory, expected to be realized at an orderly, negotiated sale of such Inventory and determined from the most recent Appraisal of the Revolving Borrowers’ Inventory received by the Administrative Agent, less the amount estimated by the appraiser for marshaling, reconditioning, carrying, sales expenses, operating expenses, administration expenses and commissions designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the Cost of such Inventory.

“New Lender” shall mean each Lender that becomes a party to this Agreement after the Initial Closing Date.

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code général des impôts), as such list may be amended from time to time.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-LIBOR Quoted Currency” shall mean any currency other than a LIBOR Quoted Currency.

“Non-Public Lender” shall mean any person/entity which does not belong to the “public” within the meaning of CRR.

“North American Minimum Requirement” shall mean that at no time shall the sum of the Canadian Revolving Commitment plus the U.S. Revolving A Commitment plus the Revolving B Commitment comprise less than 66% of the total Revolving Commitments.

“Note” shall mean each Revolving Note or Swingline Note, as applicable.

“Notice of Borrowing” shall mean a notice substantially in the form of Exhibit A-1 hereto.

“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit A-2 hereto or such other form as may be agreed by the Administrative Agent and the Company.

“Notice Office” shall mean, with respect to each Revolving A Subfacility and the Revolving B Facility, Bank of America, N.A., CA9-193-13-33, 333 South Hope Street, 13th Floor, Los Angeles, CA 90071; Attention: Stephen King (email: Stephen.J.King@baml.com) with a copy to Phuong Nguyen (pnnguyen@baml.com); or such other offices or persons as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean (a) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party, now existing or hereafter incurred under, or arising out or in connection with, this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest (including interest accruing after the commencement of any proceedings under any applicable Debtor Relief Laws in any jurisdiction, regardless of whether allowed or allowable in such proceeding, including, for the avoidance of doubt, any such interest which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or a stay under any proceedings under any applicable Debtor Relief Laws in any jurisdiction would become due) on the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, all sums chargeable to the Borrowers or any other Credit Party or for which any Borrower or any other Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (including, indemnities, fees, interest and other amounts accruing after the commencement of any proceedings under any applicable Debtor Relief Laws in any jurisdiction, regardless of whether allowed or allowable in such proceeding), whether or not evidenced by any note or other instrument, now existing or hereafter incurred under, arising out of or in connection with, this Agreement and each other Credit Document to which any Credit Party is a party and the due compliance by the Credit Parties with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document and (b) all Secured Bank Product Obligations and the due performance and compliance with all terms, conditions and agreements contained therein; provided, however, that for purposes of the Credit Party Guarantees and each other guarantee agreement or other instrument or document executed and delivered pursuant to this

Agreement, the term “Obligations” shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor. Notwithstanding anything to the contrary contained above, (i) at the option of the Company, obligations of any Credit Party under any Secured Bank Product Obligations shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Bank Product Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document; provided, however, that Other Taxes shall not include any Excluded Taxes or any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Company under Section 3.04).

“Outstanding Amount” shall mean (a) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (b) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (c) with respect to any LC Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Relevant Borrower of Unreimbursed Amounts.

“Outstanding Balance” of any Account at any time shall mean the Dollar Equivalent of the then outstanding face amount thereof.

“Overadvance” shall have the meaning provided in Section 2.17.

“Overadvance Loan” shall mean (a) a U.S. Base Rate Loan made when an Overadvance exists or is caused by the funding thereof under the U.S. Revolving A Subfacility or the Revolving B Facility, (b) a Canadian Prime Loan and/or Canadian Base Rate Loan made when an Overadvance exists or is caused by the funding thereof under the Canadian Revolving Subfacility, (c) a Foreign Base Rate Loan made when an Overadvance exists or is caused by the funding thereof under the French Revolving Subfacility, (d) a Foreign Base Rate Loan made when an Overadvance exists or is caused by the funding thereof under the Spanish Revolving Subfacility, (e) a Foreign Base Rate Loan made when an Overadvance exists or is caused by the funding thereof under the European (GNU) Revolving Subfacility or (f) an Australian Base Rate Loan made when an Overadvance exists or is caused by the funding thereof under the Australian Revolving Subfacility.

“Parallel Obligations” shall have the meaning provided in Section 11.19.

“Participant” shall have the meaning provided in Section 12.04(f).

“Participating Member State” shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning provided in Section 12.15.

“Payment Conditions” means, with respect to any Specified Transaction, the satisfaction of the following conditions:

(a) as of the date of any such Specified Transaction and immediately after giving effect thereto, no Event of Default has occurred and is continuing;

(b) Total Excess Availability (both actual and on a pro forma basis with respect to such Specified Transaction), during the 30 consecutive day period ending on and including the date of such Specified Transaction, shall be not less than the greater of (i) 12.5% of the Line Cap and (ii) $125,000,000;

(c) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period for which Section 8.01 Financials have been delivered prior to the making of such Specified Transaction, calculated on a pro forma basis, shall be equal to or greater than 1.00 to 1.00; provided that, the Consolidated Fixed Charge Coverage Ratio test described in this clause (c) shall not apply if Total Excess Availability (both actual and on a pro forma basis with respect to such Specified Transaction) during the 30 consecutive day period ending on and including the date of such Specified Transaction, is not less than the greater of (i) 17.5% of the Line Cap and (ii) $175,000,000; and

(d) to the extent required by the applicable provisions of this Agreement, the Global Administrative Agent shall have received no later than five (5) Business Days prior to the consummation of such Specified Transaction (or such shorter period as may be agreed to by the Global Administrative Agent) a certificate of a Responsible Officer of the Company certifying compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“Payment in Full Date” shall mean the date on which all Obligations (other than (a) any Secured Bank Product Obligations and (b) any contingent indemnification obligations or other contingent obligations not then due and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit is outstanding (other than any Letter of Credit that is (i) Cash Collateralized by Cash Collateral held in an LC Collateral Account, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank, in an amount equal to 103.0% of the LC Exposure with respect to such Letter of Credit or (ii) backstopped on terms reasonably satisfactory to the applicable Issuing Bank).

“Payment Office” shall mean (a) with respect to the U.S. Revolving A Subfacility and the Revolving B Facility, the office of the Administrative Agent located at Bank of America, N.A., 333 S Hope Street, 13th Floor, Los Angeles, CA 90071; Attention: Phuong Nguyen, (b) with respect to the Canadian Revolving Subfacility, the office of the Administrative Agent located at

Bank of America, N.A., 333 S Hope Street, 13th Floor, Los Angeles, CA 90071; Attention: Phuong Nguyen, (c) with respect to the French Revolving Subfacility, the office of the Administrative Agent located at Bank of America, N.A., 333 S Hope Street, 13th Floor, Los Angeles, CA 90071; Attention: Phuong Nguyen, (d) with respect to the Spanish Revolving Subfacility, the office of the Administrative Agent located at Bank of America, N.A., 333 S Hope Street, 13th Floor, Los Angeles, CA 90071; Attention: Phuong Nguyen, (e) with respect to the European (GNU) Revolving Subfacility, the office of the Administrative Agent located at Bank of America, N.A., 333 S Hope Street, 13th Floor, Los Angeles, CA 90071; Attention: Phuong Nguyen, and (f) with respect to the Australian Revolving Subfacility, the office of the Administrative Agent located at Bank of America, N.A., 333 S Hope Street, 13th Floor, Los Angeles, CA 90071; Attention: Phuong Nguyen; or, in each case, such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PCMLTFA” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Pension Act” shall mean the Pension Protection Act of 2006.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan subject to Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form approved by the Collateral Agent and the Australian Security Trustee, as the same may be supplemented from time to time pursuant to Section 8.01(c).

“Permitted Acquisition” shall mean the acquisition by the Company or any Restricted Subsidiary of an Acquired Entity or Business; provided that (a) the Board of Directors of the Person to be so acquired, or the Board of Directors of the Person that owns the assets to be so acquired, as the case may be, either (i) shall have approved such acquisition or (ii) shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn), (b) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests, or the surviving entity in a merger, consolidation, or amalgamation involving such issuer being or becoming a Restricted Subsidiary and, to the extent required by Section 8.15 or 8.19, a Guarantor, (c) to the extent required by the Collateral and Guarantee Requirement, such acquisition shall result in the Collateral Agent or Australian Security Trustee, for the benefit of the Secured Creditors, being granted a security interest in any Capital Stock or any assets so acquired, (d) both immediately prior to and after giving pro forma effect to such acquisition, no Event of Default under either Section 10.01(a) or (e) shall have occurred and be continuing and (e) immediately after giving pro forma effect to such acquisition, the Company and its Restricted Subsidiaries shall be in compliance with Section 9.12 if (i) such Permitted Acquisition is a Specified Investment under Section 9.05(d) and clause (c) of the Payment Conditions is applicable thereto or (ii) a Financial Covenant Triggering Event has occurred and is continuing.

“Permitted Acquisition Consideration” shall mean, in connection with any Permitted Acquisition or other acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness Incurred in connection with such Permitted Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Company or its Restricted Subsidiaries.

“Permitted Discretion” shall mean the Administrative Agent’s reasonable credit judgment (from the perspective of an asset-based lender) exercised in good faith in accordance with customary business practices for similar asset-based lending facilities, based upon (a) its consideration of any factor that it reasonably believes could adversely affect the quantity, quality, mix or value of Borrowing Base Assets (including any applicable Requirements of Law that may inhibit collection of a receivable), the extent, validity, enforceability or priority of the Collateral Agent’s or Australian Security Trustee’s Liens thereon, or the amount that the Administrative Agent, the Collateral Agent, the Australian Security Trustee, the Lenders or the Issuing Banks could receive in liquidation of any Borrowing Base Assets; (b) a determination or belief that any collateral report or financial information delivered by any Borrower or Guarantor is incomplete, inaccurate or misleading; or (c) any factor that could create a Default or Event of Default.

“Permitted Encumbrances” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Administrative Agent.

“Permitted Investments” shall have the meaning provided in Section 9.05.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, redemption, repurchase, defeasance, exchange and/or extension (collectively to “Refinance” or a “Refinancing” or “Refinanced”) of any Indebtedness (any such Indebtedness as so modified, refinanced, refunded, renewed, replaced, redeemed, repurchased, defeased, exchanged and/or extended, “Refinancing Indebtedness”) of such Person; provided that (a) the principal amount (or, if issued with original issue discount, the aggregate issue price) of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to, without duplication, unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon, plus upfront fees and original issue discount thereon, plus other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; (b) such Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations arising under the Loan Documents, such Refinancing Indebtedness is subordinated in right of payment to the Obligations arising under the Loan Documents on terms, taken as a whole, not materially less favorable to the Secured Creditors than those governing the Indebtedness being Refinanced; (d)(i) if the Indebtedness being Refinanced is secured by a security interest in the Collateral that is junior in priority to the security interest in the Collateral securing the Obligations and/or subject to any intercreditor arrangements for the benefit of the Lenders, such Refinancing Indebtedness is not secured or is not subject to intercreditor arrangements on terms, taken as a whole, materially less favorable to the Secured Creditors as those governing the Indebtedness being Refinanced and (ii) if the Indebtedness being Refinanced is unsecured, such Refinancing Indebtedness is unsecured (unless the Liens securing such Refinancing Indebtedness are otherwise permitted hereunder); (e) the material terms and conditions of the Refinancing Indebtedness, including mandatory payments and restrictions on payment or incurrence of the Obligations (but excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, and prepayment or redemption premiums to the extent market for such type of Refinancing Indebtedness), are, when taken as a whole, (i) substantially identical to or not materially less favorable to the Administrative Agent and the Lenders (or more favorable to the lenders or holders providing such Refinancing Indebtedness) than those applicable to the Indebtedness being Refinanced (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the Maturity Date) or (ii) otherwise reasonably acceptable to the Administrative Agent; and a certificate of a Responsible Officer of the Company shall be delivered to the Administrative Agent at least ten (10) Business Days prior to the incurrence of such Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Indebtedness and drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement of this clause (e), and (f) such Refinancing Indebtedness is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being Refinanced.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, unlimited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pounds Sterling”, “Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the Collateral Agent’s Lien on any applicable Collateral are governed by the personal property security Requirements of Law of any Canadian jurisdiction other than Ontario, PPSA shall mean those personal property security Requirements of Law (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Prime Rate” shall mean the rate of interest announced by BANA from time to time as its prime rate. BANA bases such rate on various factors, including its costs and desired return, general economic conditions and other factors, and uses the rate as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by BANA shall take effect at the opening of business on the day specified in the announcement.

“Priority Lien” shall have the meaning provided in the definition of the term “Canadian Priority Payables”.

“Pro Rata Percentage” of any Lender at any time shall mean, as applicable, either (a) the percentage of the total Revolving A Commitments and Revolving B Commitments represented by such Lender’s Revolving A Commitment and Revolving B Commitment, (b) the percentage of the total Revolving A Commitments under a Revolving A Subfacility represented by such Lender’s Revolving A Commitment under such Revolving A Subfacility or (c) the percentage of the total Revolving B Commitments under the Revolving B Facility represented by such Lender’s Revolving B Commitment, as applicable. The initial Pro Rata Percentages of each Lender under one or more Revolving A Subfacilities and under the Revolving B Facility are set forth opposite the name of such Lender on the Commitment Schedule or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Projections” shall have the meaning provided in Section 5.01(j)

“Protective Advances” shall have the meaning provided in Section 2.18.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Obligations” shall mean Indebtedness incurred to finance or refinance the acquisition, leasing, installation, construction, improvement or restoration by the Company or a Restricted Subsidiary of an asset, including additions and improvements or the installation, construction, improvement or restoration of such asset and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets); provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached.

“Purchased Account” shall mean an Account purchased by the Dutch Finco Borrower from a Subsidiary of the Company.

“Purchasing Agent” shall mean individually and collectively, Mattel Asia Pacific Sourcing Limited, a Hong Kong corporation, and Mattel International Operations Limited, a Hong Kong corporation.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Stock.

“Rate Determination Date” shall mean two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Rating Agencies” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable securities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“RDPRM” shall mean the Register of Personal and Movable Real Rights of Quebec (le Registre des droits personnels et réels mobiliers du Québec).

“Real Estate Fair Market Value” shall mean, with respect to any Real Property located in the United States, the fair market value of such Real Property as determined in the applicable Appraisal most recently delivered to the Administrative Agent.

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall have the meaning provided in Section 4.02(b).

“Refinancing Indebtedness” shall have the meaning provided in the definition of Permitted Refinancing.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Real Estate Documents” shall mean (a) a Mortgage, an environmental indemnity agreement in respect thereof and, if applicable, fixture filings; (b) a mortgagee title insurance policy (or unconditional commitment to issue such policy), insuring the Collateral Agent’s interest under the Mortgage, in a form and by an insurer reasonably acceptable to the Collateral Agent in an amount not to exceed the Real Estate Fair Market Value of the Mortgaged Property under the Mortgage, which must be fully paid on such effective date; (c) (i) a new ALTA survey or (ii) an existing as-built survey of the Mortgaged Property (together with a no change affidavit) sufficient for the title company to remove the standard survey exceptions and issue the survey-related endorsements (to the extent such endorsements are available at commercially reasonable rates); (d) a life-of-loan flood hazard determination and, if the Mortgaged Property is located in a flood plain, an acknowledged notice to the applicable U.S. Revolving Borrower and evidence of flood insurance that satisfies the requirements of Section 8.03; (e) a mortgage opinion addressed to the Collateral Agent and the Revolving B Lenders as of the date of the delivery of such opinion covering the due authorization, execution, delivery, and enforceability of the applicable Mortgage and such other customary matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request (if not covered by title insurance), and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent; (f) evidence reasonably satisfactory to the Administrative Agent that the applicable Credit Parties have delivered to the title company such standard and customary affidavits, certificates, information, instruments of indemnification (including so-called “gap” indemnification) and other documents as may be reasonable necessary to cause the title company to issue the title insurance policies as contemplated by clause (b) above; and (g) evidence reasonably satisfactory to the Administrative Agent of payment by the Company or other applicable Credit Party of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and other real estate documents and the issuance of the title policies contemplated by clause (b) above.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or seeping into, through or upon the Environment or within, from or into any building or other occupied structure or facility.

“Relevant Borrower” shall mean, with respect to any Borrowing, the Borrower requesting such Borrowing or with respect to any Letter of Credit, the Borrower requesting the issuance of same.

“Rent Reserve” shall mean with respect to any facility, warehouse, distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to (a) in the case of any leased location, three months gross rent at such facility, warehouse, distribution center or depot and (b) in the case of any other such location, an amount reasonably determined by the Administrative Agent in its Permitted Discretion in accordance with the provisions of Section 2.22, in respect of the liabilities owed to the applicable bailee or warehouseman, but in any case not to exceed three months of expenses for rent, labor, and operations, if any, of the bailee or warehouseman operating such location.

“Replaced Lender” shall have the meaning provided in Section 3.04.

“Replacement Lender” shall have the meaning provided in Section 3.04.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” shall mean Non-Defaulting Lenders holding more than 50% of the sum of the (a) total Outstanding Amount (with the aggregate amount of each Revolving A Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed “held” by such Revolving A Lender for purposes of this definition) and (b) aggregate unused Commitments held by Non-Defaulting Lenders at such time as of any date of determination.

“Required Reserve Notice” shall mean (a) so long as no Event of Default has occurred and is continuing, at least three Business Days’ advance notice to the Company, and (b) if an Event of Default has occurred and is continuing, one Business Days’ advance notice to the Company (or no advance notice to the Company, as may reasonably be determined to be appropriate by the Administrative Agent in its Permitted Discretion to protect the interests of the Lenders). Notwithstanding the preceding sentence, changes to the Reserves solely for purposes of (i) correcting mathematical or clerical errors or (ii) imposing restrictions to account for the limitations on Account Debtors in certain Account Debtor Approved Countries upon any Cash Dominion Period, shall not be subject to such notice period.

“Required Revolving A Lenders” means, as of any date of determination, Revolving A Lenders holding more than 50% of the sum of the (a) total Revolving A Outstanding Amount (with the aggregate amount of each Revolving A Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed “held” by such Revolving A Lender for purposes of this definition) and (b) aggregate unused Revolving A Commitments; provided that the unused Revolving A Commitment of, and the portion of the Revolving A Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving A Lenders.

“Required Revolving B Lenders” means, as of any date of determination, Revolving B Lenders holding more than 50% of the sum of the (a) total Revolving B Outstanding Amount and (b) aggregate unused Revolving B Commitments; provided that the unused Revolving B Commitment of, and the portion of the Revolving B Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving B Lenders.

“Requirement of Law” shall mean, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, official directive, official administrative pronouncement, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean, without duplication of any items that are otherwise addressed or excluded through eligibility criteria (including the Collateral and Guarantee Requirement, the Additional Account Security Actions, the Additional Purchased Account Security Actions, and the Additional Inventory Security Actions), such reserves as the Administrative Agent from time to time establishes or modifies in its Permitted Discretion in accordance with the provisions of Section 2.22, including, without limitation, Dilution Reserves, Rent Reserves, Royalty Reserves, RP Reserves, Senior Note Maturity Reserves, Initial Dutch Borrower Payables Reserves, with respect to the Australian Borrowing Base, the Australian Priority Payables Reserves, with respect to the Canadian Borrowing Base, the Canadian Priority Payables Reserve, with respect to the Dutch Borrowing Base and the Dutch Finco Borrowing Base, the Dutch Priority Payables Reserves, with respect to the French Borrowing Base, the French Priority Payables Reserves, with respect to the German Borrowing Base, the German Priority Payables Reserves, with respect to the Spanish Borrowing Base, the Spanish Priority Payables Reserves, and with respect to the U.K. Borrowing Base, the U.K. Priority Payables Reserves.

“Responsible Officer” ” shall mean, with respect to any Person, its chief executive officer, president, chief financial officer or any vice president, treasurer, assistant treasurer, chief accounting officer, controller or other officer of such Person having substantially the same authority and responsibility, or in relation to a French Credit Party, its legal representative or any other person validly authorized to represent that French Credit Party, or in relation to a Spanish Credit Party, its legal representative or any other person validly authorized to represent that Spanish Credit Party, or in relation to a European (GNU) Credit Party, its director or any other person validly authorized to represent that European (GNU) Credit Party, or in relation to an Australian Credit Party, its director or any other person validly authorized to represent that Australian Credit Party and, as to any certificate (other than (a) the Borrowing Base Certificate and (b) the solvency certificate), delivered on the Initial Closing Date, any secretary or assistant secretary of such Person; provided that, with respect to compliance with financial covenants, and the certificate required to be delivered pursuant to clause (d) of the definition of “Payment Conditions”, “Responsible Officer” shall mean the chief executive office, chief financial officer, treasurer, assistant treasurer, chief accounting officer or controller of the Company, or any other officer of the Company having substantially the same authority and responsibility.

“Restricted Junior Debt Prepayment” shall have the meaning provided in Section 9.03(b).

“Restricted Non-Credit Party Subsidiary” shall mean, at any time, each Subsidiary of the Company that at such time is (a) not an Unrestricted Subsidiary and (b) not a Credit Party.

“Restricted Non-Credit Party Subsidiary Limit” shall mean, as of any date, (a) the aggregate gross revenues of all Restricted Non-Credit Party Subsidiaries that are organized or formed in Account Debtor Approved Countries which have Accounts included in the Borrowing Base do not exceed 20% of consolidated gross revenues of the Company and its Subsidiaries that are organized or formed in Account Debtor Approved Countries which have Accounts included in the Borrowing Base at such date and (b) the aggregate assets of all Restricted Non-Credit Party Subsidiaries that are organized or formed in Account Debtor Approved Countries which have Accounts included in the Borrowing Base do not exceed 20% of the Consolidated Total Assets of the Company and its Subsidiaries that are organized or formed in Account Debtor Approved Countries which have Accounts included in the Borrowing Base at such date, in each case under clause (a) and (b) calculated as of the most recent Section 8.01 Financials delivered prior to such date.

“Restricted Payment” shall mean, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” shall mean each Subsidiary (including, for the avoidance of doubt, each Restricted Non-Credit Party Subsidiary) other than any Unrestricted Subsidiary. Unless the context otherwise requires, “Restricted Subsidiaries” shall mean the Restricted Subsidiaries of the Company. The U.S. Credit Parties, the Canadian Credit Parties, the French Credit Parties, the Spanish Restricted Subsidiaries, the European (GNU) Credit Parties and the Australian Credit Parties shall at all times constitute Restricted Subsidiaries of the Company.

“Returns” shall have the meaning provided in Section 7.09.

“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing denominated in a currency other than Dollars, (ii) each date of a continuation of a Loan denominated in a currency other than Dollars pursuant to Section 2.08, and (iii) such additional dates as set forth in Section 1.06(a); and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, (iv) in the case of all Existing Letters of Credit denominated in a currency other than Dollars, the Initial Closing Date, and (v) such additional dates as set forth in Section 1.06(a).

“Revolver Pricing Threshold” shall mean, as of any date of determination, an aggregate outstanding principal balance of Loans in an amount equal to (a) the aggregate Revolving B Commitments plus (b) the aggregate outstanding principal balance of FILO Revolving Loans, in each case as of such date.

“Revolving A Borrowing” shall mean a Canadian Revolving Borrowing, a U.S. Revolving A Borrowing, a French Revolving Borrowing, a Spanish Revolving Borrowing, a European (GNU) Revolving Borrowing and/or an Australian Revolving Borrowing, as the context may require.

“Revolving A Commitment” shall mean the Canadian Revolving Commitment, the U.S. Revolving A Commitment, the French Revolving Commitment, the Dutch Revolving Commitment, the German Revolving Commitment, the U.K. Revolving Commitment, the Spanish Revolving Commitment, the European (GNU) Revolving Commitment and/or the Australian Revolving Commitment, as the context may require.

“Revolving A Commitment Increase” shall have the meaning provided in Section 2.15(a).

“Revolving A Commitment Increase Notice” shall have the meaning provided in Section 2.15(b).

“Revolving A Exposure” shall mean (a) the Canadian Revolving Exposure, (b) the U.S. Revolving A Exposure, (c) the French Revolving Exposure, (d) the European (GNU) Revolving Exposure, (e) the Spanish Revolving Exposure, (f) the Australian Revolving Exposure or (g) the sum of (i) the Canadian Revolving Exposure, (ii) the U.S. Revolving A Exposure, (iii) the French Revolving Exposure, (iv) the European (GNU) Revolving Exposure, (v) the Spanish Revolving Exposure and (vi) the Australian Revolving Exposure, as the context may require.

“Revolving A Lender” shall mean a Lender with a Revolving A Commitment.

“Revolving A Line Cap” shall mean, at any time, (a) the U.S. Revolving A Line Cap, (b) the Canadian Line Cap, (c) the French Line Cap, (d) the European (GNU) Line Cap, (e) the Spanish Line Cap, (f) the Australian Line Cap, and/or (g) the sum of (i) the U.S. Revolving A Line Cap, (ii) the Canadian Line Cap, (iii) the French Line Cap, (iv) the European (GNU) Line Cap, (v) the Spanish Line Cap and (vi) the Australian Line Cap, as the context may require.

“Revolving A Loans” shall mean Canadian Revolving Loans, U.S. Revolving A Loans, French Revolving Loans, Spanish Revolving Loans, European (GNU) Revolving Loans, Australian Revolving Loans, Revolving A Protective Advances and/or Overadvance Loans in respect of a Revolving A Subfacility, as the context may require.

“Revolving A Note” shall mean the U.S. Revolving A Note, the Canadian Revolving Note, the French Revolving Note, the Spanish Revolving Note, the European (GNU) Revolving Note and/or the Australian Revolving Note, as the context may require.

“Revolving A Protective Advance” shall have the meaning provided in Section 2.18.

“Revolving A Outstanding Amount” shall mean (a) with respect to Revolving A Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving A Loans occurring on such date; (b) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (c) with respect to any LC Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Revolving A Subfacilities” shall mean (a) on the Initial Closing Date, the U.S. Revolving A Subfacility and the Canadian Revolving Subfacility; (b) on and after the French Closing Date, shall also include the French Revolving Subfacility, (c) on and after the Spanish Closing Date, shall also include the Spanish Revolving Subfacility, (d) on and after the European (GNU) Closing Date, shall also include the European (GNU) Revolving Subfacility, and (e) on and after the Australian Closing Date, shall also include the Australian Revolving Subfacility.

“Revolving B Borrowing” shall mean a Borrowing comprised of Revolving B Loans.

“Revolving B Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar amount (for this purpose, using the Dollar Equivalent of amounts not denominated in Dollars), without duplication, of

(a) the lesser of (such lesser amount, the “U.S. RE/IP Amount”) (x) 75% of the appraised Real Estate Fair Market Value of Eligible U.S. Real Estate (the “U.S. Real Estate Component”), plus 50% of the appraised IP Net Orderly Liquidation Value of the Eligible U.S. Intellectual Property (the “U.S. IP Component”) and (y) $294,000,000; provided, that neither the U.S. Real Estate Component nor the U.S. IP Component shall be increased as a result of any Appraisal delivered to the Administrative Agent following the Initial Closing Date; provided, further, that, (i) in the case of the U.S. Real Estate Component, commencing on April 1, 2018 and on the first day of each fiscal quarter thereafter, the percentage under this clause (a) for the U.S. Real Estate Component shall reduce based on a 15-year straight-line schedule and (ii) in the case of the U.S. IP Component, commencing on April 1, 2019 and on the first day of each fiscal quarter thereafter, the percentage under this clause (a) for the U.S. IP Component shall reduce by 1.25% per fiscal quarter, unless, in the case of this clause (ii), for any such fiscal quarter, no Amortization Event is in existence (in which case, no quarterly reduction shall occur for such fiscal quarter but, for the avoidance of doubt, without any reload or increase of any percentage under this clause (a)); minus

(b) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

The Revolving B Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definitions of Eligible U.S. Real Estate and Eligible U.S. Intellectual Property, renders any such Real Property or Intellectual Property ineligible for inclusion in the Revolving B Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company promptly in writing after making any such correction.

“Revolving B Collateral” shall mean all U.S. Collateral that is not Current Assets.

“Revolving B Commitment” shall mean, with respect to each Revolving B Lender, the commitment, if any, of such Lender to make Revolving B Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “Revolving B Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Revolving B Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.

“Revolving B Exposure” shall mean, with respect to any Revolving B Lender at any time, the aggregate principal amount at such time of all outstanding Revolving B Loans of such Lender.

“Revolving B Facility” shall have the meaning provided in the recitals hereto.

“Revolving B Lender” shall mean a Lender with a Revolving B Commitment.

“Revolving B Leverage Trigger Period” shall mean each period, beginning on the first day of the calendar month during which the Section 8.01 Financials for the fiscal quarter ending on September 30, 2018 are delivered, when the Consolidated Net Leverage Ratio, as of the end of the most recently ended Test Period for which financial statements have been delivered, shall be greater than 5.00 to 1.00, and ending on such date as, for the most recently ended Test Period for which financial statements have been delivered, the Consolidated Net Leverage Ratio shall be not greater than 5.00 to 1.00.

“Revolving B Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the Revolving B Commitments and (b) the Revolving B Borrowing Base.

“Revolving B Loans” shall mean (a) advances made to or at the request of a U.S. Revolving Borrower pursuant to Section 2.01(a)(ii) hereof under the Revolving B Facility, (b) Revolving B Protective Advances and/or (c) Overadvance Loans in respect of the Revolving B Facility, as the context may require.

“Revolving B Note” shall mean each revolving note substantially in the form of Exhibit B-13 hereto.

“Revolving B Obligations” shall mean Obligations with respect to the Revolving B Facility.

“Revolving B Outstanding Amount” shall mean, with respect to Revolving B Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving B Loans occurring on such date.

“Revolving B Protective Advance” shall have the meaning provided in Section 2.18.

“Revolving Borrowers” shall mean the U.S. Revolving Borrowers, the Canadian Borrowers, the French Borrowers, the Spanish Borrowers, the European (GNU) Borrowers and the Australian Borrowers, as the context may require.

“Revolving Borrowing” shall mean a Revolving A Borrowing and/or a Revolving B Borrowing, as the context may require.

“Revolving Commitment” shall mean the Revolving A Commitment and/or the Revolving B Commitment, as the context may require.

“Revolving Exposure” shall mean the Revolving A Exposure and/or the Revolving B Exposure, as the context may require.

“Revolving Lender” shall mean a Revolving A Lender and/or a Revolving B Lender, as the context may require.

“Revolving Loans” shall mean Revolving A Loans and/or Revolving B Loans, as the context may require.

“Revolving Note” shall mean a Revolving A Note and/or a Revolving B Note, as the context may require.

“Royalty Reserve” shall mean with respect to any Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party, a reserve equal to an amount reasonably determined by the Administrative Agent in its Permitted Discretion in accordance with the provisions of Section 2.22 in respect of the liabilities owed to such third party.

“RP Reserve” shall have the meaning provided in Section 9.03(a)(ix).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division.

“Sanction(s)” shall mean any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, each member state of the European Union, the governmental institutions and agencies of the United Kingdom, including, without limitation, Her Majesty’s Treasury (“HMT”), or the federal government of Canada, or the Federal Government of Australia.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Second Amendment” shall mean that certain Second Amendment to Syndicated Facility Agreement dated as of December 14, 2018, by and among the Company, each of the other Borrowers and Guarantors party thereto, the Lenders signatory thereto, and the Administrative Agent, Collateral Agent and Australian Security Trustee.

“Second Amendment Effective Date” shall mean December 14, 2018.

“Section 8.01 Financials” shall mean the quarterly and annual financial statements required to be delivered pursuant to Sections 8.01(a) and (b).

“Secured Bank Product Obligations” shall mean all obligations in respect of Bank Product Debt (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or a stay under any applicable Debtor Relief Laws in any jurisdiction would become due and including any interest, fees and other amounts accruing after the commencement of any proceeding under any applicable Debtor Relief Laws in any jurisdiction, whether or not such interest, fees and other amounts are allowed or allowable claims in such proceeding) owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than BANA, BAMLI and its respective Affiliates or branches) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice by the Company to the Administrative Agent from time to time) as long as no Default or Event of Default then exists.

“Secured Bank Product Provider” shall mean each Cash Management Bank and each Secured Hedge Bank; provided that such provider who is not BANA, BAMLI or one of its respective Affiliates or branches delivers written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (a) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (b) agreeing to be bound by Section 11.12; provided, further, that (x) in the case of any Bank Product in existence on the applicable Closing Date that is provided by a Person (other than BANA, BAMLI or one of its respective Affiliates or branches) who is, as of the applicable Closing Date, a Lender, an Agent, a Joint Lead Arranger or an Affiliate of a Person who is, as of the applicable Closing Date, a Lender, an Agent or a Joint Lead Arranger, such written notice required by the immediately preceding proviso shall be delivered to the Administrative Agent on or prior to the applicable Closing Date and (y) in the case of any Bank Product not in existence on the applicable Closing Date that is provided by a Secured Hedge Bank or a Cash Management Bank (other than the Administrative Agent or one of its Affiliates or branches at the time of the creation of the relevant Bank Product), such written notice required by the immediately preceding proviso shall be delivered to the Administrative Agent within 30 calendar days after the later of (x) the creation of the relevant Bank Product or (y) such Secured Hedge Bank or a Cash Management Bank, as applicable, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Secured Creditors” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Australian Security Trustee, the Lenders, the Issuing Banks and each Secured Bank Product Provider.

“Secured Hedge Bank” shall mean any Person that is a counterparty to a Hedging Agreement with a Credit Party or one of its Restricted Subsidiaries, in its capacity as such, and that either (a) was a Lender, an Agent, a Joint Lead Arranger or an Affiliate of a Lender, an Agent, or a Joint Lead Arranger at the time it entered into such Hedging Agreement or (b) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into such Hedging Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreements” shall mean (a) the Canadian Security Agreement, (b) the U.S. Security Agreements, (c) the French Security Agreements, (d) the Spanish Security Agreements, (e) the European (GNU) Security Agreements and (f) the Australian Security Agreement.

“Security Document” shall mean and include each U.S. Security Document, each Canadian Security Document, each French Security Document, each Spanish Security Document, each European (GNU) Security Document, each Australian Security Document, the charges or other similar security documents entered into ~~in~~from time to time in or under the laws of Inventory Approved Countries and/or Account Debtor Approved Countries, as the context may require, and, after the execution and delivery thereof, any other document pursuant to which a Lien is granted to ~~a~~the Collateral Agent or the Australian Security Trustee to secure the Obligations.

“Senior Note Maturity Reserve” shall mean, in the case of the maturity of any obligations evidenced by any Senior Unsecured Notes, (a) on the date that is 90 days prior to such maturity through but excluding the date that is 60 days prior to such maturity, an amount not to exceed 33.33% of such obligations, (b) on the date that is 60 days prior to such maturity through but excluding the date that is 30 days prior to such maturity, an amount not to exceed 66.67% of such obligations and (c) on the date that is 30 days prior to such maturity through but excluding the date of satisfaction of such obligations, an amount not to exceed 100.00% of such obligations.

“Senior Unsecured 2010 Note Documents” shall mean (a) the Senior Unsecured 2010 Notes, the Senior Unsecured 2010 Note Indenture and all other documents relating to, evidencing or governing the Senior Unsecured 2010 Notes or the obligations thereunder and (b) such agreements with respect to any Permitted Refinancing thereof.

“Senior Unsecured 2010 Note Indenture” shall mean the Indenture, dated as of September 23, 2010, between the Company and Union Bank, N.A., as trustee, or such other agreement as may govern any Permitted Refinancing thereof.

“Senior Unsecured 2010 Notes” shall mean the notes that may be issued pursuant to the Senior Unsecured 2010 Note Indenture.

“Senior Unsecured 2017 Note Documents” shall mean (a) the Senior Unsecured 2017 Notes, the Senior Unsecured 2017 Note Indenture and all other documents relating to, evidencing or governing the Senior Unsecured 2017 Notes or the obligations thereunder and (b) such agreements with respect to any Permitted Refinancing thereof.

“Senior Unsecured 2017 Note Indenture” shall mean the Indenture, dated as of the date hereof by and between the Company and the Senior Unsecured 2017 Note Trustee or such other agreement as may govern any Permitted Refinancing thereof.

“Senior Unsecured 2017 Notes” shall mean the notes that may be issued pursuant to the Senior Unsecured 2017 Note Indenture.

“Senior Unsecured 2017 Note Trustee” shall mean MUFG Union Bank, N.A.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured 2010 Note Documents and the Senior Unsecured 2017 Note Documents.

“Senior Unsecured Note Indentures” shall mean the Senior Unsecured 2010 Note Indenture and the Senior Unsecured 2017 Note Indenture.

“Senior Unsecured Notes” shall mean the Senior Unsecured 2010 Notes and the Senior Unsecured 2017 Notes.

“Settlement Date” shall have the meaning provided in Section 2.14(a).

“Significant Disposition” shall mean each Disposition (including any Casualty Event) with respect to Borrowing Base Assets that are included in the Borrowing Base resulting in a reduction in the Borrowing Base in excess of 10% of the Borrowing Base.

“Similar Business” shall mean (a) any business engaged or proposed to be engaged in by the Company or any of the Restricted Subsidiaries on the Initial Closing Date and any reasonable extension thereof and (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and the Restricted Subsidiaries are engaged or proposed to be engaged on the Initial Closing Date.

“Solvent” shall mean, at the time of determination (a) each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (b) such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; (c) such Person and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature; and (d) as regards a Canadian Credit Party, such Person is not an “insolvent person” within the meaning of the BIA. Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Initial Closing Date pursuant to Section 5.01(e).

“Spanish Bank Account Pledge” shall mean, to the extent the Initial Spanish Borrower has Collection Accounts domiciled in Spain on the Spanish Closing Date, the account pledge governed by Spanish law dated as of the Spanish Closing Date, by and between the Collateral Agent and the Initial Spanish Borrower.

“Spanish Borrowers” shall mean the Initial Spanish Borrower and each Spanish Subsidiary of the Company that executes a counterpart hereof and each other applicable Credit Document (or a separate joinder hereto or thereto) to become a Revolving Borrower, whether on the Spanish Closing Date or after the Spanish Closing Date in accordance with Section 2.21.

“Spanish Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar Equivalent, without duplication, of

(a) 85% of the aggregate Outstanding Balance of Eligible Spanish Accounts of the Spanish Borrowers at such time; minus

(b) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

The Spanish Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definition of Eligible Account, renders any such Account ineligible for inclusion in the Spanish Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.

“Spanish Closing Date” shall mean the “Spanish Closing Date” specified in a written notification by Administrative Agent to the Lenders that the conditions in Section 5.04 have been satisfied.

“Spanish Collateral” shall mean all the “Collateral” (or equivalent term) as defined in each Spanish Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted by any Credit Parties pursuant to any Spanish Security Document.

“Spanish Credit Party” shall mean the Spanish Borrowers and each Spanish Subsidiary Guarantor.

“Spanish Dilution Reserve” shall mean, at any date, (a) the amount by which the consolidated Dilution Ratio of Eligible Spanish Accounts exceeds five percent (5%) multiplied by (b) the Eligible Spanish Accounts on such date.

“Spanish Issuing Bank” shall mean, as the context may require, (a) BAMLI or any Affiliates or branches of BAMLI with respect to Spanish Letters of Credit issued by it; (b) any other Revolving A Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Spanish Letters of Credit issued by such Revolving A Lender; (c) with respect to any Existing Letter of Credit set forth on Part C of Schedule 1.01B, the Revolving A Lender which is the issuer of such Existing Letter of Credit; or (d) collectively, all of the foregoing.

“Spanish LC Credit Extension” shall mean, with respect to any Spanish Letter of Credit, the issuance, amendment or renewal thereof or extension of the expiry date thereof, or the increase of the Stated Amount thereof.

“Spanish LC Disbursement” shall mean a payment or disbursement made by the Spanish Issuing Bank pursuant to a Spanish Letter of Credit.

“Spanish LC Documents” shall mean all documents, instruments and agreements delivered by a Spanish Borrower, the Company, or any Subsidiary to a Spanish Issuing Bank or the Administrative Agent in connection with any Spanish Letter of Credit.

“Spanish LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding Spanish Letters of Credit at such time plus (b) the aggregate principal amount of all Spanish LC Disbursements that have not yet been reimbursed at such time. The Spanish LC Exposure of any Revolving A Lender at any time shall mean its Pro Rata Percentage of the aggregate Spanish LC Exposure at such time.

“Spanish LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Spanish Borrowers in respect of any Spanish LC Disbursements (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the Stated Amount of all outstanding Spanish Letters of Credit.

“Spanish LC Sublimit” shall mean $3,000,000.

“Spanish Lender” shall mean a Spanish Swingline Lender or a Spanish Revolving Lender.

“Spanish Letter of Credit” shall mean any standby, commercial or documentary letter of credit, foreign guaranty, bank guarantee, documentary banker’s acceptance or similar instrument issued or to be issued by a Spanish Issuing Bank under the Spanish Revolving Subfacility requested by a Spanish Borrower pursuant to Section 2.13.

“Spanish Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the Spanish Revolving Commitments and (b) the Spanish Borrowing Base.

“Spanish Priority Payable Reserves” shall mean reserves in respect of: (a) pension, salary and other claims of employees; (b) amounts payable to or deductible by an insolvency court, insolvency administrator, receiver or other insolvency official or a legal advisor of an insolvent company in respect of his or her costs or expenses; and (c) claims of the Spanish tax authorities; in each case only to the extent such amounts enjoy priority as a matter of applicable law over the claims of the Secured Creditors.

“Spanish Protective Advance” shall have the meaning provided in Section 2.18.

“Spanish Receivables Pledge” shall mean the receivables pledge agreement governed by Spanish law dated on or about the Spanish Closing Date by and among the Initial Spanish Borrower and the Collateral Agent.

“Spanish Restricted Subsidiary” shall mean any Spanish Subsidiary that is a Restricted Subsidiary.

“Spanish Revolving Borrowing” shall mean a Borrowing comprised of Spanish Revolving Loans.

“Spanish Revolving Commitment” shall mean, with respect to each Spanish Revolving Lender, the commitment, if any, of such Lender to make Spanish Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “Spanish Revolving Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Spanish Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.

“Spanish Revolving Exposure” shall mean, with respect to any Spanish Revolving Lender at any time, the aggregate principal amount at such time of all outstanding Spanish Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s Spanish LC Exposure, plus the aggregate amount of such Lender’s Spanish Swingline Exposure.

“Spanish Revolving Lender” shall mean any Lender under the Spanish Revolving Subfacility.

“Spanish Revolving Loans” shall mean advances made to or at the instructions of a Spanish Borrower pursuant to Section 2.01(a)(v) hereof under the Spanish Revolving Subfacility.

“Spanish Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-5 hereto.

“Spanish Revolving Subfacility” shall have the meaning provided in the recitals hereto.

“Spanish Security Agreements” shall mean the Spanish Receivables Pledge, the Spanish Bank Account Pledge and the Spanish Share Pledge.

“Spanish Security Documents” shall mean the Spanish Security Agreements, and, after the execution and delivery thereof, each other document, governed by Spanish law, executed and delivered by any Credit Party pursuant to which a Lien is granted in favor of the Collateral Agent to secure the Obligations, each document governed by Spanish law, if any, executed and delivered by any Credit Party pursuant to the Additional Inventory Security Actions and each document governed by Spanish law, if any, executed and delivered by any Credit Party pursuant to the Additional Account Security Actions.

“Spanish Share Pledge” shall mean the share pledge governed by Spanish law dated on or about the Initial Closing Date (subject to Section 8.16) by and among the Company and the Collateral Agent.

“Spanish Subsidiary” shall mean any Subsidiary of the Company incorporated now or hereinafter under the laws of Spain.

“Spanish Subsidiary Guarantor” shall mean each Spanish Restricted Subsidiary (other than any Spanish Borrower) which is a party to this Agreement on the Spanish Closing Date, as well as each Spanish Restricted Subsidiary established, created or acquired after the Spanish Closing Date which is required to become a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“Spanish Swingline Commitment” shall mean the commitment of the Spanish Swingline Lender to make loans under the Spanish Revolving Subfacility pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07.

“Spanish Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Spanish Swingline Loans. The Spanish Swingline Exposure of any Spanish Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Spanish Swingline Exposure at such time.

“Spanish Swingline Lender” shall mean BAMLI, its permitted successors and permitted assigns.

“Spanish Swingline Loan” shall mean any Loan made by the Spanish Swingline Lender pursuant to Section 2.12.

“Spanish Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-12 hereto.

“Specified Borrower” shall have the meaning provided in the definition of the term “Eligible In-Transit Inventory”.

“Specified Debt Incurrence” shall mean the Incurrence of Junior Debt under Section 9.04(c).

“Specified Disposition” shall mean Dispositions permitted under Section 9.02(m).

“Specified Existing Revolving A Commitment Class” shall have the meaning provided in Section 2.19(a).

“Specified Investments” shall mean Investments permitted under Section 9.05(d), any designation of an Unrestricted Subsidiary under Section 8.19(a) and any designation of a Restricted Non-Credit Party Subsidiary under Section 8.19(c)(iii).

“Specified Junior Debt Prepayments” shall mean prepayments of Indebtedness permitted under Sections 9.03(b)(vii) and 9.03(b)(viii).

“Specified Restricted Payments” shall mean Restricted Payments permitted under Section 9.03(a)(vii).

“Specified Transaction” shall mean each Specified Investment, Specified Disposition, Specified Junior Debt Prepayment, Specified Restricted Payment and Specified Debt Incurrence.

“Specified Transfer Date” shall mean, with respect to a Specified Borrower’s purchase of Eligible In-Transit Inventory from Initial Dutch Borrower, a date as specified by the applicable Specified Borrower and Initial Dutch Borrower which date shall be (a) not earlier than 1 day after the offloading of such Inventory in the applicable Inventory Approved Country, and (b) at all times during any In-Transit Inventory Trigger Period, not later than the date on which such Specified Borrower has paid in cash to Initial Dutch Borrower the purchase price thereof (without any setoff or deduction), provided, that such payment does not occur at any time earlier than 1 ~~days~~day after the offloading of such Inventory in the applicable Inventory Approved Country.

“Spot Rate” shall mean, on any day with respect to any currency, the exchange rate that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate, as determined by the Administrative Agent and posted on a daily basis to the electronic loan platform maintained by the Administrative

Agent and accessible by the parties hereto (the “Electronic Platform”), for the purchase of the first currency with the second currency as in effect during the preceding business day in the Administrative Agent’s principal foreign exchange trading office for the first currency; provided that in the case of clause (b) only, if such exchange rate is not posted to the Electronic Platform on any day with respect to any currency, the Spot Rate on such day with respect to such currency shall be equal to the Spot Rate for such currency on the most recent preceding date on which a Spot Rate with respect to such currency was posted to the Electronic Platform.

“Stated Amount” of any Letter of Credit shall mean, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time.

“Subsidiary” shall mean, as to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” shall mean the U.S. Subsidiary Guarantors, the Canadian Subsidiary Guarantors, the French Subsidiary Guarantors, the Spanish Subsidiary Guarantors, the European (GNU) Subsidiary Guarantors and the Australian Subsidiary Guarantors, as the context requires.

“Successor Company” shall have the meaning provided in Section 9.11(a).

“Successor Person” shall have the meaning provided in Section 9.11(b).

“Supermajority Revolving A Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Revolving A Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66-2/3%.”

“Supermajority Revolving B Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Revolving B Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66-2/3%.”

“Supplier Financing Transaction” shall mean any transaction in which the Borrowers may, from time to time, transfer right, title and interest in certain Accounts to a special purpose vehicle (each such special purpose vehicle, a “Mattel SPV”) for an amount equal to the market value of such Accounts, which Mattel SPV will promptly (a) sell to a bank buyer such Accounts and (b) transfer any and all consideration received for such Accounts back to the applicable Borrower, in each case on a non-recourse and true sale basis and (i) in the case of each such Supplier Financing Transaction (or series of Supplier Financing Transactions) with a corresponding account debtor, the Company shall have delivered prior written notice thereof to Administrative Agent, (ii) each such Supplier Financing Transaction shall be subject to an agreement with respect to collection of Accounts, priority of Liens and limitation of remedies in form and substance reasonably satisfactory to Administrative Agent and (iii) each Deposit Account into which proceeds of each such Supplier Financing Transaction are deposited shall be identified in writing by the Company to Administrative Agent and shall be subject to a Deposit Account Control Agreement.

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean the U.S. Swingline Commitment, the Canadian Swingline Commitment, the French Swingline Commitment, the Spanish Swingline Commitment, the European (GNU) Swingline Commitment and/or the Australian Swingline Commitment.

“Swingline Exposure” shall mean, with respect to any Revolving A Lender, at any time, such Revolving A Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of the Swingline Loans outstanding at such time under such Revolving A Subfacility or Revolving A Subfacilities.

“Swingline Lender” shall mean the U.S. Swingline Lender, the Canadian Swingline Lender, the French Swingline Lender, the Spanish Swingline Lender, the European (GNU) Swingline Lender and/or the Australian Swingline Lender.

“Swingline Loan” shall mean U.S. Swingline Loans, Canadian Swingline Loans, French Swingline Loans, Spanish Swingline Loans, European (GNU) Swingline Loans and/or Australian Swingline Loans.

“Swingline Note” shall mean U.S. Swingline Notes, Canadian Swingline Notes, French Swingline Notes, Spanish Swingline Notes, European (GNU) Swingline Notes and/or Australian Swingline Notes.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority, including any interest, penalties and additions to tax with respect thereto.

“Tax Credit” shall mean a credit against, relief or remission for, or refund or repayment of, any Taxes.

“Tax Deduction” shall mean a deduction or withholding for or on account of Taxes from a payment under any Credit Document, other than a FATCA Deduction.

“Tax Payment” shall mean either the increase in a payment made by a Relevant Borrower under Section 4.03(b) (Tax Gross-up) or a payment under Section 4.03(c) (Tax Indemnity).

“TEG Letter” means the effective global rate letter referred to in Section 2.06(r).

“Test Period” shall mean each period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 8.01(a) or Section 8.01(b).

“Threshold Amount” shall mean $50,000,000.

“Total Excess Availability” shall mean, at any time, the amount equal to (a) the Line Cap at such time minus (b) the sum of, without duplication (i) the Dollar Equivalent of the aggregate Revolving Loans and Swingline Loans then outstanding and (ii) the Dollar Equivalent of the aggregate LC Exposure at such time.

“Transaction Costs” shall mean the fees, premiums and expenses payable by the Company and its Subsidiaries in connection with the transactions described in clauses (a) and (b) of the definition of the term “Transactions”.

“Transactions” shall mean, collectively, (a) the execution, delivery and entering into of the Credit Documents and the incurrence of Loans on the applicable Closing Date, (b) the repayment of the Debt to be Repaid and (c) the payment of all Transaction Costs.

“TRU” shall mean Toys “R” Us, Inc., a Delaware corporation and Toys “R” Us (Canada) Ltd., a Canadian corporation.

“TRU Account Advance Rates” shall mean, in the case of any Eligible Account in which the Account Debtor is TRU, (a) so long as no event of default shall have occurred and be continuing under the debtor-in-possession financing facility of TRU, from the Initial Closing Date through and including April 15, 2018, the lesser of (i) 65% of the aggregate Outstanding Balance of such Eligible Accounts (including TRU Pre-Petition Eligible Accounts and TRU Post-Petition Eligible Accounts) and (ii) $75,000,000, (b) so long as no event of default shall have occurred and be continuing under the debtor-in-possession financing facility of TRU, from April 16, 2018 through and including the date that TRU exits from bankruptcy, the lesser of (i) 60% of the aggregate Outstanding Balance of such Eligible Accounts (including TRU Post-Petition Eligible Accounts but not TRU Pre-Petition Eligible Accounts) and (ii) $65,000,000, and (c) from the date that both (i) TRU has a plan of reorganization approved by the applicable bankruptcy court and (ii) TRU has exited from bankruptcy, 85% of the aggregate Outstanding Balance of such Eligible Accounts (including TRU Post-Petition Eligible Accounts but not TRU Pre-Petition Eligible Accounts).

“TRU Concentration Limit” shall mean, in the case of Accounts in which the Account Debtor is TRU, (a) from the Initial Closing Date through and including April 15, 2018, 15% of total Eligible Accounts (including TRU Pre-Petition Eligible Accounts and TRU Post-Petition Eligible Accounts), (b) from April 16, 2018 through and including the date that TRU exits from bankruptcy, 10% of total Eligible Accounts (including TRU Post-Petition Eligible Accounts but not TRU Pre-Petition Eligible Accounts), and (c) from the date that both (i) TRU has a plan of reorganization approved by the applicable bankruptcy court and (ii) TRU has exited from bankruptcy, 20% of total Eligible Accounts (including TRU Post-Petition Eligible Accounts but not TRU Pre-Petition Eligible Accounts).

“TRU Pre-Petition Eligible Accounts” shall mean Eligible Accounts in which the Account Debtor is TRU, and which Accounts arise prior to the filing with the applicable bankruptcy court of TRU’s petition for bankruptcy protection.

“TRU Post-Petition Eligible Accounts” shall mean Eligible Accounts in which the Account Debtor is TRU, and which Accounts arise subsequent to the filing with the applicable bankruptcy court of TRU’s petition for bankruptcy protection.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a U.S. Base Rate Loan, Eurocurrency Rate Loan, Canadian Base Rate Loan, Canadian Prime Loan, Foreign Base Rate Loan, Australian Bill Rate Loan, Australian Base Rate Loan or Canadian CDOR Rate Loan.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York from time to time; provided, however, that, at any time, if by reason of mandatory provisions of any Requirement of Law, the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York governs, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions relating to such perfection or priority and for purposes of definitions relating to such provisions.

“U.K. Borrowers” shall mean the Initial U.K. Borrowers and each U.K. Subsidiary of the Company that executes a counterpart hereto and to any other applicable Credit Document to become a Revolving Borrower, whether on the European (GNU) Closing Date or after the European (GNU) Closing Date in accordance with Section 2.21.

“U.K. Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar Equivalent, without duplication, of

(a) 85% of the aggregate Outstanding Balance of Eligible European (GNU) Accounts of the U.K. Borrowers at such time; minus

(b) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

The U.K. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definition of Eligible Account, renders any such Account ineligible for inclusion in the U.K. Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company in writing promptly after making any such correction.

“U.K. Credit Party” shall mean the U.K. Borrowers and each U.K. Subsidiary Guarantor.

“U.K. Dilution Reserve” shall mean, at any date, (a) the amount by which the consolidated Dilution Ratio of Eligible European (GNU) Accounts of the U.K. Borrowers exceeds five percent (5%) multiplied by (b) the Eligible European (GNU) Accounts of the U.K. Borrowers on such date.

“U.K. ITA” shall mean the Income Tax Act 2007.

“U.K. Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the U.K. Revolving Commitments and (b) the U.K. Borrowing Base.

“U.K. Priority Payables Reserve” shall mean a reserve in such amount as the Administrative Agent may determine in its Permitted Discretion to reflect the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank or are capable of ranking in priority to the Collateral Agent’s and/or the Secured Creditors’ Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, but only to the extent prescribed pursuant to English law and statute then in force, (a) amounts due to employees in respect of unpaid wages and holiday pay, (b) the “prescribed part” of floating charge realisations held for unsecured creditors, and (c) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer).

“U.K. Restricted Subsidiary” shall mean any U.K. Subsidiary that is a Restricted Subsidiary.

“U.K. Revolving Commitment” shall mean, with respect to each European (GNU) Revolving Lender, the commitment, if any, of such Lender to make European (GNU) Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “U.K. Revolving Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its U.K. Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.

“U.K. Security Agreement” shall mean the English law security agreement in respect of Accounts, Inventory and Deposit Accounts dated as of the European (GNU) Closing Date, by and between the Collateral Agent, each of the Initial U.K. Borrowers and the Initial Dutch Borrower.

“U.K. Subsidiary” shall mean any Subsidiary of the Company incorporated now or hereinafter under the laws of the United Kingdom.

“U.K. Subsidiary Guarantor” shall mean each U.K. Restricted Subsidiary (other than the U.K. Borrowers) which is a party to this Agreement on the European (GNU) Closing Date, as well as each U.K. Restricted Subsidiary established, created or acquired after the European (GNU) Closing Date which is required to become a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“U.K. Treaty Lender” shall mean a Lender which:

(a) is treated as a resident of a U.K. Treaty State for the purposes of the relevant U.K. Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and

(c) fulfils any other conditions which must be fulfilled under the relevant U.K. Treaty by residents of that U.K. Treaty State for such residents to obtain full exemption from Tax on interest by the United Kingdom (subject to the completion of any necessary procedural formalities).

“Unfunded Pension Liability” shall mean the excess (if any) of a Pension Plan’s “funding target” (as such term is defined in Section 430 of the Code), over such Pension Plan’s “value of plan assets” (as such term is defined in Section 430 of the Code), determined as of the valuation date of the most recent actuarial valuation of such Pension Plan in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United Kingdom” and “U.K.” shall mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” shall each mean the United States of America.

“Unreimbursed Amount” shall have the meaning specified in Section 2.13(d).

“Unrestricted Subsidiary” shall mean (a) each Subsidiary of the Company listed on Schedule 1.01A, (b) any Subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to Section 8.19(a) subsequent to the Initial Closing Date, and (c) each Subsidiary of a Subsidiary specified in clauses (a) or (b) of this definition, in each case under clause (a), (b) or (c) of this definition, other than a Subsidiary that (i) has been designated as a Restricted Subsidiary or (ii) ceased to be an Unrestricted Subsidiary as a result of a transaction permitted pursuant to Section 9.11.

“Unused Line Fee” shall have the meaning provided in Section 2.05(a).

“Unused Line Fee Rate” shall mean, for any day, (a) initially, a percentage per annum equal to 0.375% and (b) following the end of the first full fiscal quarter after the Initial Closing Date, a percentage per annum determined by reference to the following grid based on the Average Usage in the aggregate under the Revolving A Subfacilities and the Revolving B Facility as of the most recent Adjustment Date:

Average Usage	Unused Line Fee Rate
≤ 50%	0.375%
>50%	0.250%

“U.S. Base Rate” shall mean, for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the Eurocurrency Rate for a Eurocurrency Rate Loan with a one-month interest period commencing on such day plus 1.00%. For purposes of this definition, the Eurocurrency Rate shall be determined using the Eurocurrency Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurocurrency Rate. Any change in the U.S. Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such Eurocurrency Rate, respectively; and if the U.S. Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“U.S. Base Rate Loan” shall mean each Loan which is designated or deemed designated as a U.S. Base Rate Loan by the applicable U.S. Revolving Borrower at the time of the incurrence thereof or conversion thereto.

“U.S. Collateral” shall mean all the “Collateral” (or equivalent term) as defined in the U.S. Security Agreements and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted by any U.S. Credit Parties pursuant to any U.S. Security Document.

“U.S. Collection Account” shall have the meaning provided in Section 8.20(c)(i).

“U.S. Collection Bank” shall have the meaning provided in Section 8.20(c)(i).

“U.S. Credit Party” shall mean each U.S. Revolving Borrower and each U.S. Subsidiary Guarantor.

“U.S. Credit Party Guarantee” shall mean the guarantee of each U.S. Credit Party pursuant to Section 13.

“U.S. Dilution Reserve” shall mean, at any date, (a) the amount by which the consolidated Dilution Ratio of Eligible U.S. Accounts exceeds five percent (5%) multiplied by (b) the Eligible U.S. Accounts on such date.

“U.S. Dollars” or “Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. IP Component” shall have the meaning provided in the definition of the term “Revolving B Borrowing Base”.

“U.S. Issuing Bank” shall mean, as the context may require, (a) BANA or any Affiliate or branch of BANA with respect to Letters of Credit issued by it; (b) any other Revolving A Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Revolving A Lender; (c) with respect to any Existing Letter of Credit set forth on Part A of Schedule 1.01B, the Revolving A Lender which is the issuer of such Existing Letter of Credit or (d) collectively, all of the foregoing.

“U.S. LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Issuing Banks under the U.S. Revolving A Subfacility, in accordance with the provisions of Section 2.13(n).

“U.S. LC Credit Extension” shall mean, with respect to any U.S. Letter of Credit, the issuance, amendment or renewal thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“U.S. LC Disbursement” shall mean a payment or disbursement made by a U.S. Issuing Bank pursuant to a U.S. Letter of Credit.

“U.S. LC Documents” shall mean all documents, instruments and agreements delivered by a U.S. Revolving Borrower or any Subsidiary to a U.S. Issuing Bank or the Administrative Agent in connection with any U.S. Letter of Credit.

“U.S. LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding U.S. Letters of Credit at such time plus (b) the aggregate principal amount of all U.S. LC Disbursements that have not yet been reimbursed at such time. The U.S. LC Exposure of any Revolving A Lender at any time shall mean its Pro Rata Percentage of the aggregate U.S. LC Exposure at such time.

“U.S. LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the U.S. Revolving Borrowers in respect of any U.S. LC Disbursements (including any payment obligations arising therefrom); and (b) the Stated Amount of all outstanding U.S. Letters of Credit.

“U.S. LC Sublimit” shall mean (a) on the Initial Closing Date and until all of the French Closing Date, the Spanish Closing Date, the European (GNU) Closing Date and the Australian Closing Date have occurred, $155,000,000 and (b) upon the occurrence of all of the French Closing Date, the Spanish Closing Date, the European (GNU) Closing Date and the Australian Closing Date, $115,000,000.

“U.S. Letter of Credit” shall mean any standby, commercial or documentary letter of credit, foreign guaranty, bank guarantee, documentary banker’s acceptance or similar instrument issued or to be issued by a U.S. Issuing Bank under the U.S. Revolving A Subfacility requested by a U.S. Revolving Borrower pursuant to Section 2.13.

“U.S. Master Payer/Receiver” means the Company and/or any other U.S. Revolving Borrower identified in writing to the Administrative Agent as a U.S. Revolving Borrower that will act as a U.S. Master Payer/Receiver.

“U.S. Protective Advance” shall mean a U.S. Revolving A Protective Advance or a Revolving B Protective Advance.

“U.S. Real Estate Component” shall have the meaning provided in the definition of the term “Revolving B Borrowing Base”.

“U.S. RE/IP Amount” shall have the meaning provided in the definition of the term “Revolving B Borrowing Base”.

“U.S. Revolving A Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the Dollar amount, without duplication, of

(a) 85% of the aggregate Outstanding Balance of Eligible U.S. Accounts at such time (subject to, in the case of any Eligible Account in which the Account Debtor is TRU, the TRU Account Advance Rates); plus

(b) the lesser of (i) 80% of the Cost of Eligible U.S. Inventory Non-AG at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible U.S. Inventory Non-AG at such time; plus

(c) the lesser of (i) 100% of the Cost of Eligible U.S. Inventory AG at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible U.S. Inventory AG at such time; plus

(d) the lesser of (i) 80% of the Cost of Eligible In-Transit Inventory owned by the U.S. Revolving Borrowers at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible In-Transit Inventory owned by the U.S. Revolving Borrowers at such time; plus

(e) the FILO Borrowing Base; minus

(f) any Reserves established or modified from time to time by the Administrative Agent in the exercise of its Permitted Discretion in accordance with the provisions of Section 2.22.

The U.S. Revolving A Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.20(a), adjusted, in the Administrative Agent’s Permitted Discretion (pending the delivery of a new Borrowing Base Certificate), to reflect the impact of any Significant Disposition (or any event or circumstance which, pursuant to the eligibility rules set forth in the definitions of Eligible Account, Eligible Inventory or Eligible In-Transit Inventory, renders any such Account or Inventory ineligible for inclusion in the U.S. Revolving A Borrowing Base after delivery of the most recent Borrowing Base Certificate). The Administrative Agent shall have the right (but no obligation) to review the computations in any Borrowing Base Certificate and if such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right, in consultation with the Company, to correct any such errors in such manner as it shall reasonably determine and the Administrative Agent will notify the Company promptly in writing after making any such correction.

“U.S. Revolving A Commitment” shall mean, with respect to each U.S. Revolving A Lender, the commitment, if any, of such Lender to make U.S. Revolving A Loans hereunder up to the amount set forth and opposite such Lender’s name on the Commitment Schedule under the caption “U.S. Revolving A Commitment,” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its U.S. Revolving A Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to Section 2.20, (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04, and (d) reduced from time to time in accordance with the footnote in Schedule 2.01B.

“U.S. Revolving A Exposure” shall mean, with respect to any U.S. Revolving A Lender at any time, the aggregate principal amount at such time of all outstanding U.S. Revolving A Loans of such Lender, plus the aggregate amount at such time of such Lender’s U.S. LC Exposure, plus the aggregate amount at such of such Lender’s U.S. Swingline Exposure.

“U.S. Revolving A Lender” shall mean any Lender under the U.S. Revolving A Subfacility.

“U.S. Revolving A Line Cap” shall mean, at any time, an amount that is equal to the lesser of (a) the U.S. Revolving A Commitments and (b) the U.S. Revolving A Borrowing Base.

“U.S. Revolving A Loans” shall mean advances made to or at the request of a U.S. Revolving Borrower pursuant to Section 2.01(a)(i) hereof under the U.S. Revolving A Subfacility.

“U.S. Revolving A Note” shall mean each revolving note substantially in the form of Exhibit B-1 hereto.

“U.S. Revolving A Protective Advance” shall have the meaning provided in Section 2.18.

“U.S. Revolving A Subfacility” shall have the meaning provided in the recitals hereto, as applicable.

“U.S. Revolving Borrowers” shall mean the Initial U.S. Borrowers and each Domestic Subsidiary of the Company (other than a FSHCO or a direct or indirect Subsidiary of a CFC or FSHCO) that executes a counterpart hereof and each other applicable Credit Document (or a separate joinder hereto or thereto) to become a Revolving Borrower, whether on the Initial Closing Date or after the Initial Closing Date in accordance with Section 2.21.

“U.S. Security Agreements” shall mean (a) the U.S. Security Agreement (Current Assets) dated as of the Initial Closing Date, by and between the Collateral Agent and each of the U.S. Credit Parties and (b) the U.S. Security Agreement (Non-Current Assets) dated as of the Initial Closing Date, by and between the Collateral Agent and each of the U.S. Credit Parties.

“U.S. Security Documents” shall mean the U.S. Security Agreements and, after the execution and delivery thereof, each Mortgage executed and delivered by any U.S. Credit Party with respect to any Real Property of such U.S. Credit Party, ~~and~~ each other document executed and delivered by any U.S. Credit Party pursuant to which a Lien is granted in favor of the Collateral Agent to secure the Obligations, and each document, if any, executed and delivered by any U.S. Credit Party pursuant to the Additional Account Security Actions.

“U.S. Subsidiary Guarantor” shall mean each Domestic Restricted Subsidiary (other than a U.S. Revolving Borrower, a FSHCO, or a direct or indirect Subsidiary of a CFC or FSHCO) which is a party to this Agreement on the Initial Closing Date, as well as each Domestic Restricted Subsidiary established, created or acquired after the Initial Closing Date which is required to become a party to this Agreement as a Guarantor in accordance with the requirements of the Collateral and Guarantee Requirement.

“U.S. Swingline Commitment” shall mean the commitment of the U.S. Swingline Lender to make loans under the U.S. Revolving A Subfacility pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07.

“U.S. Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding U.S. Swingline Loans. The U.S. Swingline Exposure of any U.S. Revolving A Lender at any time shall equal its Pro Rata Percentage of the aggregate U.S. Swingline Exposure at such time.

“U.S. Swingline Lender” shall mean BANA and its permitted successors and permitted assigns.

“U.S. Swingline Loan” shall mean any Loan made by the U.S. Swingline Lender pursuant to Section 2.12.

“U.S. Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-7 hereto.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.01(d).

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Weekly Reporting Event” shall mean the occurrence of a date when (a) an Event of Default has occurred and is continuing or (b) for three consecutive Business Days, Total Excess Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $125,000,000, in either case at any time, until such date as no Event of Default shall exist and, for a period of 30 consecutive calendar days, Total Excess Availability shall have been at least equal to the greater of (i) 12.5% of the Line Cap and (ii) $125,000,000.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the product obtained by multiplying (i) the amount of each then-remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (a) or (b), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and any Restricted Subsidiary under applicable Requirements of Law).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WURA” shall mean the Winding-up and Restructuring Act (Canada), as amended.

1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments, agreements (including the Credit Documents and organizational documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.03. Uniform Commercial Code and PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York (and with respect to any Canadian Credit Party, such definition or correlative terms (if existing) under the PPSA shall be defined in accordance with the PPSA) from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Contract,” “control,” “Deposit Account” (which shall specifically include any account at any financial institution with a deposit function and any ADI Account), “Document” (“document of title” as defined in the PPSA), “Electronic Chattel Paper,” “Equipment,” “General Intangibles” (“intangibles” as defined in the PPSA), “Letter-of-Credit Right,” “Location,” “Instrument,” “Securities Account,” “Securities Intermediary,” “Supporting Obligation,” and “Tangible Chattel Paper”.

1.04. Exchange Rates; Currency Equivalent.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall use the Spot Rates as of each Revaluation Date for the purpose of calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies for such purposes until the next Revaluation Date to occur. The Company shall report value and other Borrowing Base components to the Administrative Agent in the currency invoiced by the Credit Parties or shown in the Company’s financial records, and, shall deliver financial statements and calculate financial covenants in Dollars.

(b) Wherever in this Agreement (in connection with a Borrowing, conversion, continuation or prepayment of a Revolving A Loan or the issuance, amendment or extension of a Letter of Credit), an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Revolving A Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be, based on the then applicable Spot Rate.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of the term “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.05. Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Credit Document) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the Requirements of Law of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible property” shall be deemed to include “corporeal property,” (d) “intangible property” shall be deemed to include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (i) “goods” shall be deemed to include “corporeal movable property” other than Chattel Paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a

“mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs,” (l) “joint and several” shall be deemed to include “solidary,” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary,” (o) “easement” shall be deemed to include “servitude,” (p) “priority” shall be deemed to include “prior claim,” (q) “survey” shall be deemed to include “certificate of location and plan,” (r) “fee simple title” shall be deemed to include “absolute ownership” and (s) “ground lease” shall be deemed to include “emphyteutic lease.” The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable Requirement of Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

1.06. Currency Fluctuations.

(a) If at any time following one or more fluctuations in the exchange rate of an Alternative Currency against the Dollar, (x) the Dollar Equivalent of Revolving A Exposure exceeds the Revolving A Line Cap or (y) the Dollar Equivalent of any part of the Revolving A Exposure (including any Revolving A Subfacility) exceeds any other limit set forth herein for such Revolving A Exposure, the Company shall within three (3) Business Days of written notice of same from the Administrative Agent or, if an Event of Default has occurred and is continuing, within 1 Business Day after written notice of the same from the Administrative Agent (i) make the necessary payments or repayments to reduce such Revolving A Exposure to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Administrative Agent deposits in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are reasonably acceptable to the Administrative Agent. Without in any way limiting the foregoing provisions, the Administrative Agent shall, weekly or more frequently in the Administrative Agent’s sole discretion, make the necessary Spot Rate calculations to determine whether any such excess exists on such date.

(b) For purposes of any determination under Section 8, Section 9 (other than Section 9.12) or Section 10 or any determination under any other provision of this Agreement (other than as specifically set forth in Section 1.04 or Section 1.06(a)) requiring the use of a current exchange rate, all amounts Incurred or proposed to be Incurred in currencies other than Dollars shall be translated into Dollars at the Spot Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 9 with respect to the amount of any Indebtedness, Lien, Investment, Disposition, Restricted Payment or Restricted Junior Debt Prepayment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is Incurred or Disposition, Restricted Payment or Restricted Junior Debt Prepayment is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred in a Permitted Refinancing in respect of any Indebtedness denominated in a foreign currency, and such

Incurrence of Refinancing Indebtedness would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Spot Rate in effect on the date of the Incurrence of such Refinancing Indebtedness, such Dollar-denominated restriction shall be deemed not to have been exceeded and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.06(b) shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be Incurred or any Disposition, Restricted Payment or Restricted Junior Debt Prepayment may be made at any time under such Sections. For purposes of Section 9.12, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered Section 8.01 Financials.

1.07. Interpretation (the Netherlands). For purposes of this Agreement, in case reference is made to a Dutch Credit Party and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the Requirements of Law of the Netherlands, (a) a necessary action to authorise, where applicable, includes without limitation: (i) if applicable, any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden) and (ii) if applicable, obtaining unconditional positive, conditional positive or neutral advice (advies) from each competent works council, which if conditional, contains conditions which, if complied with, are not reasonably likely to cause a breach with any terms of any of the Credit Documents; (b) a winding-up, administration or dissolution includes a Dutch entity being: (i) declared bankrupt (failliet verklaard) and (ii) dissolved (ontbonden); (c) a (provisional) moratorium includes (voorlopige) surseance van betaling and granted a (provisional) moratorium includes (voorlopige) surseance verleend; (d) a trustee in bankruptcy includes a curator; (e) an administrator includes a bewindvoerder; (f) a receiver or an administrative receiver does not include a curator or bewindvoerder; and (g) an attachment includes a beslag. In relation to a Dutch Deposit Account, control means a disclosed right of pledge (openbaar pandrecht) over such Deposit Account granted to the Collateral Agent and without the Collateral Agent as pledgee authorizing the relevant pledgor (pandgever) to collect payments as referred to in provision 3:246 subsection 4 of the Dutch Civil Code (Burgerlijk Wetboek).

1.08. Australian Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an Australian Credit Party or any of its Subsidiaries incorporated under the laws of Australia or any state or territory thereof, a reference in this Agreement to (a) “Affiliate” means any entity referred to in section 50AA of the Australian Corporations Act, (b) “Controller”, “receiver” or “receiver manager” has the meaning given to it in section 9 of the Australian Corporations Act, (c) “Account Debtor” also includes any “account debtor” as defined in section 10 of the Australian PPSA, (d) “GAAP” means accounting principles and practices consistently applied which are generally accepted in Australian and are consistent with any applicable legislation, including instruments in force under section 334 of the Australian Corporations Act and provisions of such instruments, (e) “Inventory” and “Chattel Paper” has the meaning provided in the Australian PPSA, and (f) “Subsidiary” means a subsidiary within the meaning given in Part 1.2 Division 6 of the Australian Corporations Act.

1.09. Interpretation (France). For purposes of this Agreement, in case reference is made to a French Credit Party and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the Requirements of Law of France, (a) a “bankruptcy”, “insolvency”, “dissolution” or “liquidation” includes (i) a French Credit Party is unable or admits inability to pay any of its debts (in full or a substantial part) as they fall due or suspends making payments on any of its debts (in full or a substantial part) when they become due, (ii) a French Credit Party is or becomes in cessation des paiements within the meaning of article L.631-1 of the French Code de commerce or encounters difficulties that it is not able to overcome within the meaning of article L.620-1 of the French Code de commerce, or becomes insolvent under any applicable insolvency law or (iii) a moratorium is declared in respect of any indebtedness of a French Credit Party or a French Credit Party is subject to alert procedure (procédure d’alerte) by its statutory auditors in accordance with article L.234-1, L.234-2 or L.612-3 of the French Code de commerce; (b) an “attachment” includes a saisie; (c) a “consolidation” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236 1 to L.236 24 of the French Code de commerce; (d) “financial assistance” has the meaning stated in article L.225-216 of the French Code de commerce or in any other foreign law on financial assistance that is mandatorily applicable to a French Credit Party; (e) “gross negligence” includes faute lourde; (f) a “guarantee” means any type of sûreté personnelle; (g) “insolvency proceeding” means (i) any corporate action or legal proceeding is taken by a French Credit Party in relation to (A) the suspension of payments, a moratorium of all or any indebtedness, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc or of a conciliation or otherwise) of a French Credit Party other than a solvent liquidation or reorganisation, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, temporary administrator, mandataire ad-hoc, conciliateur or other person exercising similar functions in respect of a French Credit Party or in respect of all or any of their respective assets, except in relation to the appointment of a liquidator in case of an amicable dissolution (liquidation amiable) of a French Credit Party, or (C) the enforcement of any Lien over any assets of any member of the group occurs, (ii) a French Credit Party commences proceedings for the appointment of a mandataire ad hoc or the opening of a procédure de conciliation in accordance with articles L. 611-3 to L. 611-15 of the French Code de commerce, (iii) a judgment opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or ordering a cession totale ou partielle de l’entreprise is rendered in relation to a French Credit Party in accordance with articles L.620-1 to L.670-8 of the French Code de commerce, (iv) any procedure, judgment or step is taken, which has effects that are substantially the same as those referred to in paragraphs (i) through (iii) above; (h) “merger’ includes any fusion implemented in accordance with articles L.236 1 to L.236 24 of the French Code de commerce; (i) “trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law; the “inability to pay any of its debts” (or any equivalent wording) means, in respect of any person being in a state of cessation des paiements in accordance with the French Code de commerce; (j) a “receiver” includes an administrateur judiciaire, a mandataire ad hoc or a conciliateur; and (k) “willful misconduct” means dol.

1.10. Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of the term “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Revolving A Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Issuing Bank that will be required to issue Letters of Credit in such Alternative Currency.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Chicago Time, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving A Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Revolving A Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., Chicago Time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving A Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving A Lender or such Issuing Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving A Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving A Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Company.

1.11. Change of Currency.

(a) Each obligation of the Revolving Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.12. Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.13. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time; provided, however, that if at any time (i) any change in GAAP, (ii) the election by the Company to change from generally accepted accounting principles in the United States of America to IFRS or (iii) any change in the fiscal year of the Company permitted pursuant to Section 9.09(b) would affect the computation of any financial ratio or requirement set forth in the Credit Documents, and either the Company or the Required Lenders so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, election to change to IFRS or change in fiscal year (subject to the approval of the Required Lenders and the Company); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change in GAAP, election to change to IFRS or change in fiscal year and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, election to change to IFRS or change in fiscal year.

(b) Where reference is made to “the Company and its Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Company other than Restricted Subsidiaries.

(c) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value” as defined therein and (ii) all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP on January 1, 2016 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as capital leases and/or Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as capital leases and/or Capitalized Lease Obligations.

(d) For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Net Income of such Person or business shall not be excluded from the calculation of Net Income until such disposition shall have been consummated.

1.14. Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Consolidated EBITDA), including the Consolidated Fixed Charge Coverage Ratio, shall be calculated in the manner prescribed by this Section 1.14. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Section 8.01 Financials have been delivered.

(b) For purposes of calculating any financial ratio or test (including Consolidated EBITDA), Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, and discontinued operations (as determined in accordance with GAAP) that involve aggregate consideration or are reasonably expected to result in a contribution to Consolidated EBITDA, in each case, in an amount in excess of the Threshold Amount, in each case other than transactions solely among the Company and/or its Subsidiaries that are permitted by this Agreement and have no effect on Consolidated EBITDA (any such transaction, a “Material Transaction”), have been made by the Company or any of its Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and on or prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Material Transactions (and the change in any associated Consolidated Fixed Charges and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have consummated a Material Transaction that would have required adjustment pursuant to this definition, then such financial ratio or test (including Consolidated Fixed Charges and Consolidated EBITDA) shall be calculated giving pro forma effect thereto for such period as if such Material Transaction had occurred at the beginning of the applicable Test Period.

(c) Whenever pro forma effect is to be given to any Material Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and synergies resulting from such Material Transaction which is being given pro forma effect that have been or are expected to be realized; provided that any pro forma adjustments in respect of cost savings and synergies shall (i) be reasonably identifiable and factually supportable, (ii) be limited to those which are expected to be realized within 12 months of the applicable date of such calculation and (iii) not exceed, for any Test Period, an amount for such Test Period, equal to 10% of Consolidated EBITDA for such Test Period prior to giving effect to any adjustments pursuant to this paragraph for such Test Period). It is agreed by the parties hereto that the adjustments under this clause (c) are in addition to any adjustments under the definition of Consolidated EBITDA.

(d) In the event that the Company or any of its Restricted Subsidiaries Incurs (including by assumption or guarantee), repays or refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness Incurred or refinanced under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced) in an amount in excess of the Threshold Amount (any such Indebtedness, “Material Indebtedness”), in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence, repayment or refinancing of such Material Indebtedness, in each case to the extent required, as if the same had occurred on the on the first day of the applicable Test Period; provided that the foregoing shall not apply to any calculation of the Consolidated Fixed Charge Coverage Ratio pursuant to Section 9.12.

(e) If any Material Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Material Indebtedness shall be calculated as if the rate in effect on date of the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any Hedging Agreements applicable to such Indebtedness and having a remaining term in excess of twelve months) and including for purposes of calculating the Consolidated Fixed Charge Coverage Ratio pursuant to Section 9.12 prior to the first anniversary of the Initial Closing Date. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

(f) Any calculation of Total Excess Availability or Consolidated Fixed Charge Coverage Ratio made on a pro forma basis in determining compliance with the Payment Conditions shall be made as if any applicable Specified Transaction had been made at the beginning of the applicable Test Period. The calculation of the Consolidated Fixed Charge Coverage Ratio for the purposes of compliance with the Payment Conditions shall include as a deduction to Consolidated EBITDA (i) each distribution or payment as to which the Payment Conditions are being applied and, without duplication, (ii) all other distributions or payments made during the applicable Test Period as to which the Payment Conditions were applicable, notwithstanding the absence of those distributions or payments from the definition of Consolidated Fixed Charge Coverage Ratio and/or Consolidated Fixed Charges.

1.15. Interpretation (Spain). For purposes of this Agreement, in case reference is made to a Spanish Borrower and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the Requirements of Law of Spain, (a) a “bankruptcy”, “insolvency”, “dissolution” or “liquidation” includes (i) a Spanish Borrower is unable or admits inability to pay any of its debts (in full or a substantial part) as they fall due or suspends making payments on any of its debts (in full or a substantial part) when they become due, (ii) a concurso within the meaning of Spanish Insolvency Act (Act 22/2003 dated 9 July 2003, as amended) is declared in respect of a Spanish Borrower or such Spanish Borrower becomes insolvent under any applicable insolvency law or (iii) a Spanish Borrower is a situation of equity imbalance (desequilibrio patrimonial) within the meaning of Article 363-1-e of the Spanish Capital Companies Act (Royal Legislative Decree 1/2010 dated 2 July 2010, as amended); (b) an “attachment” includes an embargo; (c) a “consolidation” includes in relation to any company any contribution of part of its business in consideration of shares (aportación de rama de actividad) and any demerger (escisión/segregación) implemented in accordance with the Spanish Capital Companies Act or the Spanish Act on Structural Modifications of Mercantile Companies (Act 3/2009 dated 3 April 2009, as amended); (e) “gross negligence” includes negligencia grave; (f) a “guarantee” means any type of garantía personal, whether abstract or otherwise; (g) “insolvency proceeding” means (i) any corporate action or legal proceeding is taken by a Spanish Borrower in relation to (A) the suspension of payments, a moratorium of all or any indebtedness, dissolution, winding-up, liquidation, the opening of proceedings for concurso, a refinancing arrangement under Article 71 bis of the Spanish Insolvency Act, a scheme of arrangement (homologación de acuerdo de refinanciación) under the Fourth Additional Provision of the Spanish Insolvency Act, an out-of-court payment arrangement (acuerdo extrajudicial de pagos) under Article 231 of the Spanish Insolvency Act or the reorganisation of a Spanish Borrower other than a solvent liquidation or reorganisation, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, temporary administrator, administrador concursal, liquidador or other person exercising similar functions in respect of a Spanish Borrower or in respect of all or any of their respective assets, or (C) the enforcement of any Lien over any assets of any member of the group occurs, o (ii) any procedure, judgment or step is taken, which has effects that are substantially the same as those referred to in paragraph (i) above; (h) “merger’ includes any fusion implemented in accordance with the Spanish Act on Structural Modifications of Mercantile Companies; (i) “trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law; (j) a “receiver” includes an administrador concursal; and (k) “willful misconduct” means dolo.

1.16. BAMLI Merger.

~~Any~~With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document, any reference to “Bank of America Merrill Lynch International Limited” is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)) as implemented in the United Kingdom and Ireland. Notwithstanding anything to the contrary in any Credit Document, a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted.

1.17. Divisions.

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 2. Amount and Terms of Credit.

2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, including Sections 5 and 6, and relying upon the representations and warranties set forth herein, (i) each U.S. Revolving A Lender agrees, severally and not jointly, to make U.S. Revolving A Loans to the U.S. Revolving Borrowers, at any time and from time to time during the Availability Period, in an aggregate principal amount up to its U.S. Revolving A Commitment; (ii) each Revolving B Lender agrees, severally and not jointly, to make Revolving B Loans to the U.S. Revolving Borrowers, at any time and from time to time during the Availability Period, in an aggregate principal amount up to its Revolving B Commitment; (iii) each Canadian Revolving Lender agrees, severally and not jointly, to make, Canadian Revolving Loans to the Canadian Borrowers, at any time and from time to time during the Availability Period, in an aggregate principal amount up to its Canadian Revolving Commitment; (iv) each French Revolving Lender agrees, severally and not jointly, to make, French Revolving Loans to the French Borrowers, at any time and from time to time during the Availability Period, in an aggregate principal amount up to its French Revolving Commitment; (v) each Spanish Revolving Lender agrees, severally and not jointly, to make, Spanish Revolving Loans to the Spanish Borrowers, at any time and from time to time during the Availability Period, in an aggregate principal amount up to its Spanish Revolving Commitment; (vi) each European (GNU) Revolving Lender agrees, severally and not jointly, to make, European (GNU) Revolving Loans to the European (GNU) Borrowers, at any time and from time to time during the Availability Period, in an aggregate principal amount up to its European (GNU) Revolving Commitment; or

(vii) each Australian Revolving Lender agrees, severally and not jointly, to make, Australian Revolving Loans to the Australian Borrowers, at any time and from time to time during the Availability Period, in an aggregate principal amount up to its Australian Revolving Commitment; provided, that, the agreement by European (GNU) Revolving Lenders to make European (GNU) Revolving Loans shall be limited (~~x~~w) in the case of European (GNU) Revolving Loans to the Dutch Borrowers, to an aggregate amount not to exceed at any time outstanding the lesser of (I) the Dutch ~~Line Cap~~Borrower Line Cap and (II) an amount equal to (A) the Dutch Revolving Commitments minus (B) the Outstanding Amount of European (GNU) Revolving Loans, European (GNU) Swingline Loans and European (GNU) LC Obligations to or of the Dutch Finco Borrower at such time, (x) in the case of European (GNU) Revolving Loans to the Dutch Finco Borrower, to an aggregate amount not to exceed at any time outstanding the lesser of (I) the Dutch Finco Line Cap and (II) an amount equal to (A) the Dutch Revolving Commitments minus (B) the Outstanding Amount of European (GNU) Revolving Loans, European (GNU) Swingline Loans and European (GNU) LC Obligations to or of the Dutch Borrowers at such time, (y) in the case of European (GNU) Revolving Loans to U.K. Borrowers, to an aggregate amount not to exceed at any time outstanding the U.K. Line Cap and (z) in the case of European (GNU) Revolving Loans to German Borrowers, to an aggregate amount not to exceed at any time outstanding the German Line Cap. Revolving Loans will be available under each Revolving A Subfacility and the Revolving B Facility in Dollars and any Alternative Currency. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Revolving Borrowers may borrow, pay or prepay and reborrow Revolving Loans under each applicable Revolving A Subfacility and under the Revolving B Facility. Each U.S. Revolving Borrower that is not a CFC, FSHCO or any direct or indirect Subsidiary of a CFC or FSHCO (such U.S. Revolving Borrower, a “U.S. Obligor”), that is a Revolving Borrower under the U.S. Revolving A Subfacility, shall be jointly and severally liable for all Borrowings under any Revolving A Subfacility. Each Revolving Borrower that is not a U.S. Revolving Borrower and is not treated as a “United States person” under Section 7701(a)(30) of the Code (such Revolving Borrower, a “non-U.S. Obligor”), that is a Revolving Borrower under a Revolving A Subfacility other than the U.S. Revolving A Subfacility, shall be jointly and severally liable for all Borrowings under any Revolving A Subfacility by any non-U.S. Obligor. Each U.S. Obligor under the Revolving B Facility shall be jointly and severally liable for all Borrowings thereunder by any U.S. Obligor.

(b) For the avoidance of doubt, in the case of any Borrowing by U.S. Revolving Borrowers made (i) on the Initial Closing Date, FILO Revolving Loans shall be deemed to be the first amounts drawn and Revolving B Loans shall be deemed to be the second amounts drawn, in each case, as loans or advances by the U.S. Revolving Borrowers under this Agreement and (ii) after the Initial Closing Date, FILO Revolving Loans shall be deemed to be the first amounts drawn by the U.S. Revolving Borrowers.

2.02. Loans.

(a) Each (i) Revolving A Loan (other than a Swingline Loan) shall be made as part of a Borrowing under the applicable Revolving A Subfacility consisting of Revolving A Loans made by the applicable Revolving A Lenders in accordance with their Pro Rata Percentage under the applicable Revolving A Subfacility and (ii) Revolving B Loan shall be made as part of a Borrowing under the Revolving B Facility consisting of Revolving B Loans made by the applicable Revolving B Lenders in accordance with their Pro Rata Percentage under the Revolving B Facility; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans, Canadian Prime Loans and Base Rate Loans) comprising any Borrowing shall be (x) in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or (y) equal to the remaining available balance of the applicable Revolving Commitments. Any Loan to a French Borrower shall be made by entities authorized to carry on credit operations (opérations de crédit) in France in accordance with article L.511-5 et seq. of the French Code Monétaire et Financier.

(b) Subject to Section 3.01, (i) each Borrowing of U.S. Revolving A Loans and Revolving B Loans shall be made to U.S. Revolving Borrowers only and shall be made as either U.S. Base Rate Loans or Eurocurrency Rate Loans, (ii) each Borrowing of Canadian Revolving Loans shall be made to Canadian Borrowers only and shall be made as either Canadian CDOR Rate Loans or Canadian Prime Loans (if made in Canadian Dollars) or Canadian Base Rate Loans or Eurocurrency Rate Loans (if made in Dollars), (iii) each Borrowing of French Revolving Loans shall be made to French Borrowers only and shall be made as Eurocurrency Rate Loans denominated in a LIBOR Quoted Currency, (iv) each Borrowing of Spanish Revolving Loans shall be made to Spanish Borrowers only and shall be made as Eurocurrency Rate Loans denominated in a LIBOR Quoted Currency, (v) each Borrowing of European (GNU) Revolving Loans shall be made to European (GNU) Borrowers only and shall be made as Eurocurrency Rate Loans denominated in a LIBOR Quoted Currency, (vi) each Borrowing of Australian Revolving Loans shall be made to Australian Borrowers only and shall be made as either Eurocurrency Rate Loans denominated in Dollars or Australian Bill Rate Loans, (vii) each Borrowing of Loans to a Borrower other than a U.S. Borrower denominated in Dollars shall be comprised entirely of Eurocurrency Rate Loans, (viii) each Borrowing of Loans to a Borrower other than a Canadian Borrower denominated in Canadian Dollars shall only be based on the Canadian CDOR Rate, (ix) each Borrowing of Loans denominated in Euro and Pounds Sterling shall be comprised entirely of Eurocurrency Rate Loans, and (x) each Borrowing of Loans denominated in other Alternative Currencies (other than Australian Revolving Loans) shall be comprised entirely of Canadian CDOR Rate Loans or Eurocurrency Rate Loans, in each case as the Relevant Borrower may request pursuant to Section 2.03. Each applicable Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to fund on such Lender’s behalf; provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Loan to each applicable Lender in accordance with the terms of this Agreement or cause the applicable Borrowers to pay additional amounts pursuant to Section 3.01. Borrowings of more than one Type may be outstanding at the same time; provided, further, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than twenty-five Borrowings of Eurocurrency Rate Loans, ten Borrowings of Australian Bill Rate Loans or ten Borrowings of Canadian CDOR Rate Loans outstanding hereunder at any one time (which number of Borrowings of Eurocurrency Rate Loans, Australian Bill Rate Loans and/or Canadian CDOR Rate Loans may be increased or adjusted by agreement between the Company and the Administrative Agent in connection with any Revolving A Commitment Increase or Extended Revolving A Loans/Extended Revolving A Commitments). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds as the Administrative Agent may designate not later than 2:00 p.m., Local Time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Relevant Borrower in the applicable Notice of Borrowing maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Relevant Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of a Borrower, as applicable, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate (for Dollars), the Bank of Canada Overnight Rate (for Canadian Dollars) or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (for other Alternative Currencies), and for each day thereafter, the U.S. Base Rate (for Borrowings under the U.S. Revolving A Subfacility or the Revolving B Facility, in each case denominated in Dollars), the Canadian Base Rate (for Borrowings under the Canadian Revolving Subfacility denominated in Dollars), the Canadian Prime Rate (for Canadian Dollars) or the Foreign Base Rate (for other Alternative Currencies).

(e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f) Promptly following any LC Disbursement, the applicable Issuing Bank will promptly notify the Administrative Agent of such LC Disbursement and the Administrative Agent will promptly notify each applicable Revolving A Lender of such LC Disbursement and its Pro Rata Percentage thereof under the applicable Revolving A Subfacility or Revolving A Subfacilities. Each such Revolving A Lender shall pay by wire transfer of immediately available funds to the Administrative Agent (i) in the case of the U.S. Revolving A Subfacility and the Canadian Revolving Subfacility, on such date (or, if such Revolving A Lender shall have received such notice later than 12:00 (noon), Local Time, on any day, not later than 11:00 a.m., Local Time, on the immediately following Business Day) and (ii) in the case of the French Revolving Subfacility, Spanish Revolving Subfacility, European (GNU) Revolving Subfacility or Australian Revolving Subfacility, not later than three (3) Business Days following such date (or, if such Revolving A Lender shall have received such notice later than 12:00 (noon), Local Time, on any day, not later than 11:00 a.m., Local Time, on the immediately following third Business Day), an amount equal to such Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of such LC Disbursement (it being understood that the Dollar Equivalent of such amount shall be deemed to constitute a Base Rate Loan (for LC Disbursements denominated in Dollars or an Alternative Currency (other than Canadian Dollars)) or a Canadian Prime Loan (for LC Disbursements denominated in Canadian Dollars) of such Lender, and such payment shall be deemed to have reduced the applicable LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the applicable Revolving A Lenders. If any Revolving A Lender shall not have made its Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Relevant Borrower, as applicable, severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Relevant Borrower, a rate per annum equal to the interest rate applicable to Revolving A Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate (for Dollars), the Bank of Canada Overnight Rate (for Canadian Dollars) or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (for other Alternative Currencies), and for each day thereafter, the U.S. Base Rate (for LC Disbursements under the U.S. Revolving A Subfacility denominated in Dollars), the Canadian Base Rate (for LC Disbursements under the Canadian Revolving Subfacility denominated in Dollars), the Canadian Prime Rate (for Canadian Dollars) or the Foreign Base Rate (for other Alternative Currencies).

2.03. Borrowing Procedure. To request a Revolving Borrowing under the U.S. Revolving A Subfacility, Revolving B Facility, Canadian Revolving Subfacility, French Revolving Subfacility, Spanish Revolving Subfacility, European (GNU) Revolving Subfacility or Australian Revolving Subfacility, the Relevant Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (i) in the case of a Borrowing of Eurocurrency Rate Loans, not later than 12:00 p.m., Local Time (or with respect to the French Revolving Subfacility, Spanish Revolving Subfacility, European (GNU) Revolving Subfacility or Australian Revolving Subfacility 11:00 a.m., Local Time), three Business Days before the date of the proposed Borrowing; (ii) in the case of a Borrowing of U.S. Base Rate Loans (other than Swingline Loans), not later than 12:00 p.m., Local Time, on the Business Day of the proposed Borrowing, (iii) in the case of a Borrowing of Canadian CDOR Rate Loans, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (iv) in the case of a Borrowing of Canadian Base Rate Loans (other than Canadian Swingline Loans), not later than 12:00 p.m., Local Time, on the Business Day of the proposed Borrowing, (v) in the case of a Borrowing of Canadian Prime Loans (other than Canadian Swingline Loans), not later than 12:00 p.m., Local Time, on the Business Day of the proposed Borrowing; and (vi) in the case of a Borrowing of Australian Bill Rate Loans, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing. Any request for a Borrowing of a Foreign Base Rate Loan shall be made as a French Swingline Loan, Spanish Swingline Loan, European (GNU) Swingline Loan or Australian Swingline Loan as applicable, under Section 2.12. Any request for a Borrowing of an Australian Base Rate Loan shall be made as an Australian Swingline Loan under Section 2.12. Each such written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Borrowing of U.S. Base Rate Loans, a Borrowing of Eurocurrency Rate Loans, a Borrowing of Canadian Base Rate Loans, a Borrowing of Canadian Prime Loans, a Borrowing of Canadian CDOR Rate Loans, or a Borrowing of Australian Bill Rate Loans;

(d) in the case of a Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of the account to which funds are to be disbursed;

(f) the Revolving A Subfacility or the Revolving B Facility under which the Loans are to be borrowed;

(g) the currency of the Borrowing; and

(h) that the conditions set forth in Section 5 or Section 6, as applicable, are satisfied or waived as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of U.S. Base Rate Loans for U.S. Revolving Borrowers, of Canadian Prime Loans or Canadian Base Rate Loans, as applicable, for the Canadian Borrowers, of Australian Bill Rate Loans for Australian Borrowers, and of Eurocurrency Rate Loans for French Borrowers, Spanish Borrowers and European (GNU) Borrowers. If no Interest Period is specified with respect to any requested Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, then the Relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified, then the requested Borrowing shall be made in Dollars for U.S. Revolving Borrowers, Canadian Dollars for the Canadian Borrowers, Euros for French Borrowers, Spanish Borrowers and European (GNU) Borrowers, and Australian Dollars for Australian Borrowers. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Revolving A Lender and each Revolving B Lender (as applicable) of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.04. Evidence of Debt; Repayment of Loans.

(a) Upon the end of the Availability Period, each U.S. Revolving Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each U.S. Revolving A Lender, the then unpaid principal amount of each U.S. Revolving A Loan of such U.S. Revolving A Lender and (ii) to each U.S. Swingline Lender the then unpaid principal amount of each applicable Swingline Loan. Upon the end of the Availability Period, each U.S. Revolving Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving B Lender, the then unpaid principal amount of each Revolving B Loan of such Revolving B Lender. Upon the end of the Availability

Period, each Canadian Borrower jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Canadian Revolving Lender, the then unpaid principal amount of each Canadian Revolving Loan of such Canadian Revolving Lender and (ii) to the Canadian Swingline Lender the then unpaid principal amount of each applicable Canadian Swingline Loan. Upon the end of the Availability Period, each French Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each French Revolving Lender, the then unpaid principal amount of each French Revolving Loan of such French Revolving Lender, and (ii) to the French Swingline Lender the then unpaid principal amount of each applicable French Swingline Loan. Upon the end of the Availability Period, each Spanish Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Spanish Revolving Lender, the then unpaid principal amount of each Spanish Revolving Loan of such Spanish Revolving Lender, and (ii) to the Spanish Swingline Lender the then unpaid principal amount of each applicable Spanish Swingline Loan. Upon the end of the Availability Period, each European (GNU) Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each European (GNU) Revolving Lender, the then unpaid principal amount of each European (GNU) Revolving Loan of such European (GNU) Revolving Lender, and (ii) to the European (GNU) Swingline Lender the then unpaid principal amount of each applicable European (GNU) Swingline Loan. Upon the end of the Availability Period, each Australian Borrower, jointly and severally, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Australian Revolving Lender, the then unpaid principal amount of each Australian Revolving Loan of such Australian Revolving Lender, and (ii) to the Australian Swingline Lender the then unpaid principal amount of each applicable Australian Swingline Loan. Notwithstanding anything to the contrary in any Credit Document, no CFC, FSHCO or any direct or indirect Subsidiary of a CFC or FSHCO shall be liable for any Obligation of a Borrower that is treated as a “United States person” as defined in Section 7701(a)(30) of the Code.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Company shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof, the currency thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Company shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Relevant Borrowers shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B-1, Exhibit B-2, Exhibit B-3, Exhibit B-4, Exhibit B-5 Exhibit B-6, Exhibit B-7, Exhibit B-8, Exhibit B-9, Exhibit B-10, Exhibit B-11, Exhibit B-12 or Exhibit B-13 as applicable.

(f) In the event that this Agreement is formalized as a ~~s~~ Spanish notarial document and for the purposes of Article 571 of the Spanish Civil Procedure Act (Act 1/2000 dated 7 January 2000, as amended), all parties agree that, for the purposes of any proceedings brought against a Spanish Borrower, the exact amount due at any time by such Spanish Borrower to the Lenders will be the amount specified in a certificate issued by the Administrative Agent as the Lenders’ representative reflecting the balance of the accounts maintained pursuant to paragraphs (b) and (c) immediately above.

2.05. Fees.

(a) Unused Line Fee. With respect to each Revolving A Subfacility and the Revolving B Facility, the Revolving Borrowers thereunder shall, jointly and severally, pay to the Administrative Agent, (i) in the case of a Revolving A Subfacility, for the account of the Revolving A Lenders (other than any Defaulting Lender) under such Revolving A Subfacility and (ii) in the case of the Revolving B Facility, for the account of the Revolving B Lenders (other than any Defaulting Lender), in each case, a fee in Dollars equal to the then-applicable Unused Line Fee Rate multiplied by the average daily amount by which, (x) in the case of a Revolving A Subfacility, the Revolving A Commitments (other than Revolving A Commitments of a Defaulting Lender) under such Revolving A Subfacility exceed such Revolving A Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility of the sum of (A) the aggregate principal amount of Revolving A Loans (other than Swingline Loans) then outstanding under such Revolving A Subfacility and (B) the aggregate Stated Amount of outstanding Letters of Credit available to be drawn under such Revolving A Subfacility during any fiscal quarter and (y) in the case of the Revolving B Facility, the Revolving B Commitments (other than Revolving B Commitments of a Defaulting Lender) exceed such Revolving B Lender’s Pro Rata Percentage under the Revolving B Facility of the aggregate principal amount of Revolving B Loans then outstanding (such fee, individually and collectively, as the context may require, the “Unused Line Fee”). Such fee shall accrue commencing on the first day following the Initial Closing Date until the last day of the Availability Period, and will be payable in arrears on the first day of each calendar quarter and on the Maturity Date, commencing January 1, 2018. The Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) Administrative Agent Fees. The Borrowers, jointly and severally, agree to pay to the Administrative Agent the fees set forth in the Fee Letter at the times set forth therein.

(c) LC and Fronting Fees. The Revolving Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each applicable Revolving A Lender a participation fee (the “LC Participation Fee”) in the applicable currencies of such Revolving A Lender’s LC Exposure, which fee shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurocurrency Rate Loans that are U.S. Revolving A

Loans pursuant to Section 2.06, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Closing Date to but excluding the later of the date on which such Lender’s Revolving A Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”) in the applicable currencies of such Issuing Bank’s LC Exposure, which fee shall accrue at the rate of 0.375% per annum (or such lesser amount as the applicable Issuing Bank and the Relevant Borrower may agree) on the outstanding daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Closing Date to but excluding the later of the date of termination of the Revolving A Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed among the Relevant Borrower and such Issuing Bank from time to time. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on each Adjustment Date and on the Maturity Date, commencing January 1, 2018; provided that all such fees shall be payable on the date on which the Revolving A Commitments terminate and any such fees accruing after the date on which the Revolving A Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable on demand following delivery by Administrative Agent to the Company of an invoice in respect of such fees (together with any additional applicable backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days (or 365 days, in the case of such fees payable in respect of Letters of Credit denominated in (x) Canadian Dollars outstanding under the Canadian Revolving Subfacility and (y) Australian Dollars outstanding under the Australian Revolving Subfacility) and shall be payable for the actual number of days elapsed.

(d) Subject to Section 2.10(a), all fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to each Issuing Bank. Once paid, none of the fees shall be refundable under any circumstances.

2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.06(m), (i) the Loans comprising each Borrowing of U.S. Base Rate Loans, including each U.S. Swingline Loan but excluding any FILO Revolving Loans and, upon the occurrence and continuance of a Revolving B Leverage Trigger Period, any Loans up to but not exceeding the Revolver Pricing Threshold, shall bear interest at a rate per annum equal to the U.S. Base Rate plus the Applicable Margin in effect from time to time and (ii) upon the occurrence and continuance of a Revolving B Leverage Trigger Period, the Loans comprising each Borrowing of U.S. Base Rate Loans up to but not exceeding the Revolver Pricing Threshold, including each U.S. Swingline Loan but excluding any FILO Revolving Loans, shall bear interest at a rate per annum equal to the U.S. Base Rate plus the Modified Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(m), (i) the Loans comprising each Borrowing of Eurocurrency Rate Loans, excluding any FILO Revolving Loans and, upon the occurrence and continuance of a Revolving B Leverage Trigger Period, any Loans up to but not exceeding the Revolver Pricing Threshold, shall bear interest at a rate per annum equal to the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time and (ii) upon the occurrence and continuance of a Revolving B Leverage Trigger Period, the Loans comprising each Borrowing of Eurocurrency Rate Loans up to but not exceeding the Revolver Pricing Threshold, excluding any FILO Revolving Loans, shall bear interest at a rate per annum equal to the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Modified Applicable Margin in effect from time to time.

(c) Subject to the provisions of Section 2.06(m), the Loans comprising each Borrowing of Canadian Base Rate Loans, including each Canadian Swingline Loan denominated in Dollars, shall bear interest at a rate per annum equal to the Canadian Base Rate plus the Applicable Margin in effect from time to time.

(d) Subject to the provisions of Section 2.06(m), the Loans comprising each Borrowing of Canadian Prime Loans, including each Canadian Swingline Loan denominated in Canadian Dollars, shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin in effect from time to time.

(e) Subject to the provisions of Section 2.06(m), the Loans comprising each Borrowing of Canadian CDOR Rate Loans shall bear interest at a rate per annum equal to the Canadian CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(f) Subject to the provisions of Section 2.06(m), the Loans comprising each Borrowing of Foreign Base Rate Loans, including each French Swingline Loan denominated in Dollars or Euros, each Spanish Swingline Loan denominated in Dollars or Euros, each European (GNU) Swingline Loan denominated in Dollars, Sterling or Euros and each Australian Swingline Loan denominated in Dollars, shall bear interest at a rate per annum equal to the Foreign Base Rate plus the Applicable Margin in effect from time to time.

(g) Subject to the provisions of Section 2.06(m), the Loans comprising each Borrowing of Australian Bill Rate Loans shall bear interest at a rate per annum equal to the Australian Bill Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(h) Subject to the provisions of Section 2.06(m), the Loans comprising each Borrowing of Australian Base Rate Loans, including each Australian Swingline Loan denominated in Australian Dollars, shall bear interest at a rate per annum equal to the Australian Base Rate plus the Applicable Margin for Australian Bill Rate Loans in effect from time to time.

(i) Subject to the provisions of Section 2.06(m), the FILO Revolving Loans comprising each Borrowing of U.S. Base Rate Loans shall bear interest at a rate per annum equal to the U.S. Base Rate plus the FILO Applicable Margin in effect from time to time.

(j) Subject to the provisions of Section 2.06(m), the FILO Revolving Loans comprising each Borrowing of Eurocurrency Rate Loans shall bear interest at a rate per annum equal to the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the FILO Applicable Margin in effect from time to time.

(k) [Reserved].

(l) [Reserved].

(m) Notwithstanding the foregoing, at any time an Event of Default exists, at the option of the Required Lenders directed in writing to the Administrative Agent, the interest rate applicable to each Loan will be increased by 2.00% during the existence of an Event of Default (and, in the case of Obligations not bearing interest, those Obligations will, during the existence of an Event of Default and from the date payment of such Obligations is required under this Agreement, bear interest at the rate applicable to U.S. Base Rate Loans that are Revolving A Loans plus 2.00%), but any such increase may be rescinded by the Required Lenders, notwithstanding Section 12.10(a). Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 10.01(a) or (e), the increase provided for in this Section 2.06(m) will occur automatically.

(n) Accrued interest on (x) each Base Rate Loan and Canadian Prime Loan shall be payable in arrears on each Adjustment Date and on the Maturity Date commencing with January 1, 2018 and (y) each Eurocurrency Rate Loan, Australian Bill Rate Loan and Canadian CDOR Rate Loan shall be payable on the last day of each Interest Period and on the Maturity Date; provided that, if any Interest Period exceeds three months, accrued interest shall be payable on the respective dates that fall every three months after the beginning of such Interest Period, and, in the case of Revolving Loans, shall be payable on the last day of the Availability Period; provided that (i) interest accrued pursuant to clause (m) of this Section 2.06 shall be payable on demand and, absent demand, on each Adjustment Date and, in the case of Revolving Loans, upon termination of the Revolving Commitments, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan, Canadian Prime Loan or Australian Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Rate Loan, Australian Bill Rate Loan or Canadian CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(o) All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the U.S. Base Rate, the Canadian Prime Rate, the Canadian Base Rate, the Canadian CDOR Rate, the Australian Base Rate, the Australian Bill Rate, Foreign Base Rate Loans denominated in Pounds Sterling and Eurocurrency Rate Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed.

(p) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or any other period of time that is less than a calendar year, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or any other period, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and (z) divided by 360, or such other period of time that is less than the calendar year, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. Each of the Canadian Credit Parties confirms that they fully understand and are able to calculate the rate of interest applicable to the Loans based on the methodology for calculating per annum rates provided for in this Agreement. Each of the Canadian Credit Parties hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Credit Document, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Credit Parties as required pursuant to Section 4 of the Interest Act (Canada).

(q) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrowers in respect of the Obligations of the Canadian Borrowers pursuant to this Agreement and the other Credit Documents shall be governed by or subject to the Requirements of Law of any jurisdiction of Canada or the federal Requirements of Law of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Credit Parties to the Administrative Agent or any Revolving A Lender under this Agreement or any other Credit Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Credit Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Credit Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the applicable Revolving A Lenders and the Canadian Credit Parties and the amount of such payment or collection shall be refunded by the Administrative Agent and such Revolving A Lenders to the Canadian Borrowers. For the purposes of this Agreement and each other Credit Document to which any Canadian Borrowers are a party, the effective annual rate of interest payable by the Canadian Borrowers shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by and for the account of the Canadian Borrowers will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(r) Effective global rate (taux effectif global) – French Borrowers. For the purposes of articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation and article L.313-4 of the French Code monétaire et financier, the parties hereto acknowledge that (i) the effective global rate (taux effectif global) calculated on the French Closing Date, based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement, is set out in the TEG Letter from the Administrative Agent to each French Borrower and (ii) that TEG Letter forms part of this Agreement. Each French Borrower acknowledges receipt of that TEG Letter.

2.07. Termination and Reduction of Commitments and FILO Borrowing Base.

(a) Except as otherwise provided in Section 2.19, the Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments under any Revolving A Subfacility or the Revolving B Facility; provided that (i) any such reduction shall be in an amount that is an integral multiple of the Borrowing Multiple, (ii) the Commitments under any Revolving A Subfacility shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans under such Revolving A Subfacility in accordance with Section 2.09, the Revolving A Exposures under such Revolving A Subfacility would exceed the Commitments under such Revolving A Subfacility, (iii) the Commitments under the Revolving B Facility shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans under the Revolving B Facility in accordance with Section 2.09, the Revolving B Exposures would exceed the Commitments under the Revolving B Facility and (iii) the North American Minimum Requirement shall be met.

(c) So long as, both immediately prior to and immediately after giving effect to such reduction, Total Excess Availability is not less than the greater of (i) 20% of the Line Cap and (ii) $200,000,000, any U.S. Revolving Borrower shall have the right, at any time and from time to time, to reduce the FILO Borrowing Base, without premium or penalty, in whole or in part, subject to the requirements of this Section 2.07; provided that each such partial reduction shall be in an amount that is an integral multiple of the Borrowing Multiple. The Company shall notify the Administrative Agent of any election to reduce the FILO Borrowing Base at least two Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the U.S. Revolving A Lenders of the contents thereof. Any effectuated reduction of the FILO Borrowing Base shall be permanent and shall be applied in direct order to the scheduled reductions of the FILO Borrowing Base set forth in the definition thereof.

(d) [Reserved].

(e) The Company shall notify the Administrative Agent of any election to terminate or reduce any Class of Revolving A Commitments under any Revolving A Subfacility under paragraph (b) of this Section 2.07 or any Revolving B Commitments under paragraph (b) of this Section 2.07, in each case, at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving A Lenders or the Revolving B Lenders (as applicable) of the contents thereof. Any effectuated termination or reduction of the Commitments shall be permanent. Each termination or reduction of the Revolving A Commitments shall be made among the Revolving A Lenders based on each Revolving A Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility; provided that, notwithstanding the foregoing, (1) the Company may allocate any termination or reduction of Revolving A

Commitments among Classes of Revolving A Commitments at its direction, (2) the Company may allocate any termination or reduction of Revolving A Commitments among Revolving A Commitments and Extended Revolving A Commitments at its direction (including, for the avoidance of doubt, to the Revolving A Commitments with respect of any Class of Extended Revolving A Commitments without any termination or reduction of the remaining Revolving A Commitments with respect to the Existing Revolving A Commitments from which such Extended Revolving A Commitments were converted or extended) and (3) in connection with the establishment on any date of any Extended Revolving A Commitments pursuant to Section 2.19, the Existing Revolving A Commitments of any one or more Revolving A Lenders providing any such Extended Revolving A Commitments on such date shall be reduced in an amount equal to the amount of Existing Revolving A Commitments so extended on such date (or, if agreed by the Company and the Revolving A Lenders providing such Extended Revolving A Commitments, by any greater amount so long as (A) a proportionate reduction of the Existing Revolving A Commitments has been offered to each Revolving A Lender to whom the applicable Extension Request has been made (which may be conditioned upon such Revolving A Lender becoming an Extending Lender), and (B) the Company prepays the Existing Revolving A Loans of such Class of Existing Revolving A Commitments owed to such Revolving A Lenders providing such Extended Revolving A Commitments to the extent necessary to ensure that, after giving pro forma effect to such repayment or reduction, the Existing Revolving A Loans of such Class are held by the Revolving A Lenders of such Class on a pro rata basis in accordance with their Existing Revolving A Commitments of such Class after giving pro forma effect to such reduction) (provided that (x) after giving pro forma effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure of any such Revolving A Lender does not exceed the Existing Revolving A Commitment thereof (such revolving credit exposure and Existing Revolving A Commitment being determined in each case, for the avoidance of doubt, exclusive of such Revolving A Lender’s Extended Revolving A Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 2.10(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving pro forma effect to any conversion or exchange pursuant to Section 2.19 of Existing Revolving A Commitments and Existing Revolving A Loans into Extended Revolving A Commitments and Extended Revolving A Loans respectively, and prior to any reduction being made to the Revolving A Commitment of any other Revolving A Lender). Each termination or reduction of the Revolving B Commitments shall be made among the Revolving B Lenders based on each Revolving B Lender’s Pro Rata Percentage under the Revolving B Facility.

2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Relevant Borrower may elect to convert such Borrowing, with respect to the applicable Revolving A Subfacility or the Revolving B Facility, as applicable, to a different Type or to continue such Borrowing and, in the case of a Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. The Relevant Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than twenty-five Borrowings of Eurocurrency Rate Loans, ten Borrowings of Australian Bill Rate Loans or ten Borrowings of Canadian CDOR Rate Loans, outstanding hereunder at any one time (which number of Borrowings of Eurocurrency Rate Loans, Australian Bill Rate Loans and/or Canadian CDOR Rate Loans may be increased or adjusted by agreement between the Company and the Administrative Agent in connection with any Revolving A Commitment Increase or Extended Revolving A Loans/Extended Revolving A Commitments). This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Relevant Borrower shall notify the Administrative Agent of such election by electronic transmission by the time that a Notice of Borrowing would be required under Section 2.03 if such Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Notice of Conversion/Continuation shall be substantially in the form of Exhibit A-2, unless otherwise agreed to by the Administrative Agent and the Relevant Borrower. Promptly after receiving any such notice, the Administrative Agent shall notify each Revolving A Lender and each Revolving B Lender (as applicable) thereof.

(c) Each written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Borrowing of U.S. Base Rate Loans, a Borrowing of Eurocurrency Rate Loans, a Borrowing of Australian Bill Rate Loans, a Borrowing of Canadian Base Rate Loans, a Borrowing of Foreign Base Rate Loans, a Borrowing of Canadian Prime Loans or a Borrowing of Canadian CDOR Rate Loans;

(iv) the currency of the resulting Borrowing; and

(v) if the resulting Borrowing is a Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Notice of Conversion/Continuation requests a Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans but does not specify an Interest Period, then the Relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. No Borrowing may be converted into or continued as a Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing and reborrowed in the other currency.

(d) Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Revolving A Lender and each Revolving B Lender (as applicable) of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Notice of Conversion/Continuation with respect to a Borrowing of Eurocurrency Rate Loans (i) by a U.S. Revolving Borrower is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein or the Company otherwise provides the Administrative Agent with written notice to the contrary three Business Days prior to the end of such Interest Period, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Eurocurrency Rate Loans with a one month Interest Period, (ii) by a Canadian Borrower made in Dollars is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Eurocurrency Rate Loans with a one month Interest Period, and (iii) by any French Borrower, Spanish Borrower, or European (GNU) Borrower is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Eurocurrency Rate Loans with a one month Interest Period. If a Notice of Conversion/Continuation with respect to a Borrowing of Canadian CDOR Rate Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of CDOR Rate Loans with a one month Interest Period. If a Notice of Conversion/Continuation with respect to a Borrowing of Australian Bill Rate Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Australian Bill Rate Loans with a one month interest period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, after delivery of such notice and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans and (ii) unless repaid, each Borrowing of Eurocurrency Rate Loans, Australian Bill Rate Loans and Canadian CDOR Rate Loans shall be converted to a Borrowing of the applicable Base Rate Loans or Canadian Prime Loans, respectively, at the end of the Interest Period applicable thereto.

2.09. Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Any Revolving Borrower shall have the right, at any time and from time to time to prepay, without premium or penalty, any Borrowing under any Revolving A Subfacility or under the Revolving B Facility, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of the Borrowing Multiple.

(b) Mandatory Prepayments.

(i) In the event of the termination of all the Revolving A Commitments under any Revolving A Subfacility, the Revolving Borrowers under such Revolving A Subfacility shall, on the date of such termination, repay or prepay all the outstanding Revolving A Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to each applicable Issuing Bank the LC Exposure in accordance with Section 2.13(j), in each case, in respect of such Revolving A Subfacility. In the event of the termination of all the Revolving B Commitments under the Revolving B Facility, the Revolving Borrowers thereunder shall, on the date of such termination, repay or prepay all the outstanding Revolving B Borrowings in respect of the Revolving B Facility. In the event of the termination of all the Revolving Commitments under all of the Revolving A Subfacilities, the Revolving Borrowers shall, on the date of such termination, repay or prepay all the outstanding Revolving A Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to each applicable Issuing Bank the LC Exposure in accordance with Section 2.13(j), in each case, in respect of each of the Revolving A Subfacilities. In the event of the termination of all the Revolving Commitments under all of the Revolving A Subfacilities and the Revolving B Facility, (x) the Revolving Borrowers shall, on the date of such termination, repay or prepay all the outstanding Revolving A Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to each applicable Issuing Bank the LC Exposure in accordance with Section 2.13(j), in each case, in respect of each of the Revolving A Subfacilities and (y) the Revolving Borrowers shall, on the date of such termination, repay or prepay all the outstanding Revolving B Borrowings in respect of the Revolving B Facility.

(ii) In the event of any partial reduction of the Revolving A Commitments under any Revolving A Subfacility, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Company and the Revolving A Lenders of the Revolving A Exposures under the applicable Revolving A Subfacility or Revolving A Subfacilities after giving effect thereto and (B) if the Revolving A Exposures under such Revolving A Subfacility or Revolving A Subfacilities exceed the applicable Revolving A Line Cap then in effect, after giving effect to such reduction, then the Revolving Borrowers shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving A Borrowings (other than the FILO Revolving Loans), third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), and fourth, repay or prepay FILO Revolving Loans, in each case, under the applicable Revolving A Subfacility or Revolving A Subfacilities, in an amount sufficient to eliminate such excess. In the event of any partial reduction of the Revolving B Commitments under the Revolving B Facility, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Company and the Revolving B Lenders of the Revolving B Exposures after giving effect thereto and (B) if the Revolving B Exposures exceed the Revolving B Line Cap then in effect, after giving effect to such reduction, then the Revolving Borrowers shall, on the date of such reduction, repay or prepay Revolving B Borrowings, in an amount sufficient to eliminate such excess.

(iii) On each date required pursuant to Section 2.17 or Section 1.06(a), the Revolving Borrowers shall apply an amount equal to such excess to prepay the Revolving A Loans and any interest accrued thereon, first, repay or prepay Swingline Loans, second, repay or prepay Revolving A Borrowings (other than the FILO Revolving Loans), third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), and fourth, repay or prepay FILO Revolving Loans, in each case, under the applicable Revolving A Subfacility or Revolving A Subfacilities. On each date required pursuant to Section 2.17, the Revolving Borrowers shall apply an amount equal to such excess to prepay the Revolving B Loans and any interest accrued thereon.

(iv) In the event that the aggregate LC Exposure under any Revolving A Subfacility exceeds the LC Commitment then in effect under such Revolving A Subfacility, the applicable Revolving Borrowers shall, without notice or demand, immediately replace or Cash Collateralize Letters of Credit outstanding under such Revolving A Subfacility in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(v) (A) On each Business Day during a Cash Dominion Period, Administrative Agent shall apply all immediately available funds credited to the Collection Account of a U.S. Borrower as the end of the immediately preceding Business Day as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable by the U.S. Credit Parties pursuant to the Credit Documents; second, to interest then due and payable on the U.S. Revolving Borrowers’ U.S. Swingline Loans; third, to the principal balance of the U.S. Swingline Loans outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the U.S. Revolving A Loans (other than the FILO Revolving Loans) and other amounts due and payable by the U.S. Credit Parties pursuant to Sections 3.02 and 4.01; fifth, to the principal balance of the U.S. Revolving A Loans (other than the FILO Revolving Loans) until the same have been prepaid in full; sixth, to interest then due and payable on the Revolving B Loans; seventh, to the principal balance of the Revolving B Loans until the same have been prepaid in full; eighth, to interest then due and payable on the FILO Revolving Loans; ninth, to the principal balance of the FILO Revolving Loans until the same has been prepaid in full (applied in inverse order of maturity); tenth, to Cash Collateralize all U.S. LC Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); and eleventh, returned to the Relevant Borrower or to such party as otherwise required by applicable Requirements of Law; and

(B) (I) in the case of the Collection Accounts of a Canadian Borrower ~~and~~, the Collection Accounts of a German Borrower and the Collection Accounts of a Dutch Borrower, during the continuance of a Cash Dominion Period, ~~and~~on each Business Day, (II) in the case of the Collection Accounts of a French Borrower, the Collection Accounts of a U.K. Borrower, the Collection Accounts of a Spanish Borrower and the Collection Accounts of an Australian Borrower, at any time, on each Business Day, and (III) in the case of the Collection Accounts of the Dutch Finco Borrower, at such times as are set forth in the Collection Account Addendum covering the Collection Accounts of the Dutch Finco Borrower, on each applicable Business Day, in the case of each of the immediately preceding clauses (I), (II) and (~~II), on each Business Day~~III), the Administrative Agent shall apply all immediately available funds credited to the applicable Collection Account as of the end of the immediately preceding Business Day as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable by the Foreign Credit Parties pursuant to the Credit Documents; second, to interest then due and payable on the Swingline Loans of the Revolving Borrowers that are Foreign Credit Parties; third, to the principal balance of the Swingline Loans of the Revolving Borrowers that are Foreign Credit Parties outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Revolving A Loans (other than the U.S. Revolving A Loans and the FILO Revolving Loans) and other amounts due and payable by the Foreign Credit Parties pursuant to Sections 3.02 and 4.01; fifth, to the principal balance of the Revolving A Loans (other than the U.S. Revolving A Loans and the FILO Revolving Loans) until the same have been prepaid in full; sixth, to Cash Collateralize all LC Exposure (other than U.S. LC Exposure) plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); and seventh, returned to the Relevant Borrower or to such party as otherwise required by applicable Requirements of Law. It being understood that (i) the Collection Accounts of the German Borrowers, Dutch Borrowers, Dutch Finco Borrower, French Borrowers, Spanish Borrowers, U.K. Borrowers and Australian Borrowers may be separate or shared Collection Accounts as more specifically set forth in the applicable Collection Account Addendums, (ii) the collections received by any Borrower in a Collection Account related to such Borrower shall be applied as set forth above to the Obligations of such Borrower and the Borrowers in the same Revolving A Subfacility or Revolving B Facility as such Borrower, and (iii) the Administrative Agent shall allocate such collections among the Foreign Obligations of Foreign Borrowers pursuant to the immediately preceding clauses first through seventh in the Administrative Agent’s Permitted Discretion.

(c) Application of Prepayments. Subject to Section 2.09(b), any optional or mandatory prepayment of Borrowings hereunder shall be applied to the Borrowing or Borrowings under the applicable Revolving A Subfacility or Revolving A Subfacilities or the Revolving B Facility specified by the Relevant Borrower. If no Borrowing or Borrowings are selected, then the prepayment of Revolving A Loans under the applicable Revolving A Subfacility or Revolving A Subfacilities or to the prepayment of Revolving B Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans, Canadian Prime Loans, Australian Base Rate Loans and Foreign Base Rate Loans, if and as applicable, and any amounts remaining after each such application shall be applied to prepay Eurocurrency Rate Loans, Australian Bill Rate Loans and Canadian CDOR Rate Loans, if and as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required to be prepaid under Section 2.09(b) shall be in excess of the amount of the Base Rate Loans, the Canadian Prime Loans, Australian Base Rate Loans or Foreign Base Rate Loans, as applicable, at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans, Canadian Prime Loans, Australian Base Rate Loans or Foreign Base Rate Loans shall be immediately prepaid and (x) in the case of Revolving A Loans, at the election of the Relevant Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, as applicable, on the last day of the then next-expiring Interest Period for Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, as applicable (with all interest accruing thereon for the account of the Relevant Borrower) or (B) prepaid immediately, together with any amounts owing to the Revolving A Lenders under Section 2.10 and (y) in the case of Revolving B Loans, the balance of such required prepayment shall be prepaid immediately, together with any amounts owing to the Revolving B Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Revolving A Loans until prepayment.

(d) Notice of Prepayment. The Relevant Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telecopy or electronic transmission of any prepayment of any Revolving A Subfacility or the Revolving B Facility pursuant to Section 2.09(a), (i) in the case of prepayment of a Borrowing of Eurocurrency Rate Loans, not later than 12:00 p.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Borrowing of Canadian CDOR Rate Loans, not later than 12:00 p.m., Local Time, three Business Days before the date of prepayment, (iii) in the case of prepayment of a Borrowing of Canadian Base Rate Loans, not later than 12:00 p.m., Local Time, on the date of prepayment, (iv) in the case of prepayment of a Borrowing of Foreign Base Rate Loans (other than French Swingline Loans, Spanish Swingline Loans, European (GNU) Swingline Loans and Australian Swingline Loans), not later than 12:00 p.m., Local Time, on the date of prepayment, (v) in the case of prepayment of a Borrowing of Canadian Prime Loans, not later than 12:00 p.m., Local Time, on the date of prepayment, (vi) in the case of prepayment of a Borrowing of U.S. Base Rate Loans, not later than 12:00 p.m., Local Time, on the date of prepayment, (vii) in the case of prepayment of a Borrowing of Australian Bill Rate Loans, not later than 12:00 p.m., Local Time, three Business Days before the date of prepayment, (viii) in the case of prepayment of a Borrowing of Australian Base Rate Loans (other than Australian Swingline Loans), not later than 12:00 p.m., Local Time, on the date of prepayment, (ix) in the case of prepayment of a U.S. Swingline Loan, not later than 12:00 p.m., Local Time, on the date of prepayment, (x) in the case of prepayment of a Canadian Swingline Loan, not later than 12:00 p.m., Local Time, on the date of prepayment and (xi) in the case of prepayment of a French Swingline Loan, Spanish Swingline Loan, European (GNU) Swingline Loan and Australian Swingline Loan, not later than 11:00 a.m., Local Time, on the date of prepayment. Each such notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid and the Revolving A Subfacility or Revolving A Subfacilities or the Revolving B Facility under which such prepayment is being made; provided that such Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within ten Business Days after receiving written demand therefor. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Revolving A Lenders and the Revolving B Lenders (as applicable) of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied to the Loans of any Lender included in the prepaid Borrowing under the applicable Revolving A Subfacility or Revolving A Subfacilities or under the Revolving B Facility (as the case may be) on the basis of such Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities or under the Revolving B Facility of such Borrowing (as the case may be). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

2.10. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02 and 4.01 or otherwise) at or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to (x) 2:00 p.m., Local Time), with respect to payments denominated in Dollars, (y) 2:00 p.m., Local Time, with respect to payments denominated in Canadian Dollars and (z) 2:00 p.m., Local Time, with respect to payments denominated in other Alternative Currencies, in each case, on the date when due, in immediately available funds, without setoff or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Revolving A Lenders to which such payment is owed, at the Payment Office in such Alternative Currency and in immediately available funds not later than the Local Times and dates specified herein. If, for any reason, any Borrower is prohibited by any Requirement of Law from making any required payment hereunder in such Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the payment amount. Any amounts received after the required time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 4.01, and 12.01 shall be made to the Administrative Agent for the benefit of the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Sections 2.09(c) or 10.02 hereof, as applicable, ratably among the parties entitled thereto.

(c) Except as otherwise set forth herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Loans of any Class and/or the participations in letter of credit obligations or swingline loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of their respective Loans of the applicable Class or participations in letter of credit obligations or swingline loans, as applicable; provided that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company, any Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in LC Obligations or Swingline Loans to any assignee or participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin or the FILO Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.11. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.05(a) and the participation fee with respect to such Defaulting Lender’s LC Exposure pursuant to Section 2.05(c) shall cease to accrue;

(b) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.10(f);

(c) if any Swingline Loans are outstanding, or any LC Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such LC Exposure of such Defaulting Lender and such Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of any Swingline Exposure outstanding at such time will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages under the applicable Revolving A Subfacility or Revolving A Subfacilities; provided that (A) each Non-Defaulting Lender’s Revolving A Exposure may not in any event exceed the Revolving A Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Company, any

Revolving Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender and (C) the conditions to Credit Extensions forth in Section 6 (other than Section 6.01) shall be satisfied at the time of such reallocation (and, unless the Revolving Borrowers shall have otherwise notified the Administrative Agent at such time, the Revolving Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.11(c)(i) above or otherwise, the Revolving Borrowers shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of outstanding Swingline Exposure (after giving pro forma effect to any partial reallocation pursuant to clause (i) above) and (y) second, Cash Collateralize such Defaulting Lender’s LC Exposure (after giving pro forma effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 2.13(j) for so long as such LC Exposure is outstanding, (iii) if the Revolving Borrowers Cash Collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to the requirements of this Section 2.11(c), the Revolving Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized, (iv) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to the requirements of this Section 2.11(c), then the fees payable to the Revolving A Lenders pursuant to Section 2.05(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities and the Revolving Borrowers shall not be required to pay any fees to the Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period that such Defaulting Lender’s LC Exposure is reallocated, or (v) if any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to the requirements of this Section 2.11(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving A Lender hereunder, all fees payable under Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated;

(d) (i) no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving A Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with the requirements of Section 2.11(c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank; and

(e) no Swingline Lender will be required to fund any Swingline Loans unless the Swingline Lender is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving A Commitments of the Non-Defaulting Lenders or a combination thereof in accordance with the requirements of Section 2.11(c) above.

(f) The Company, Administrative Agent and applicable Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Percentages under the applicable Revolving A Subfacility or Revolving A Subfacilities or the Revolving B Facility (as applicable) shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Percentages under the applicable Revolving A Subfacility or Revolving A Subfacilities or the Revolving B Facility (as applicable) and any amount that has been deposited in accordance with Section 2.13(j) to Cash Collateralize any LC Exposure shall be automatically released and returned to the Company or the Relevant Borrower. Unless expressly agreed in writing by the Company, the Administrative Agent and applicable Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Subject to Section 12.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(g) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise received by the Administrative Agent for that Defaulting Lender pursuant to Section 12.04(c) and (d)), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing hereunder by that Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing hereunder by that Defaulting Lender to any Issuing Bank and any Swingline Lender; third, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize, in accordance with Section 2.13(j), the Issuing Banks’ potential future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company or any of its Restricted Subsidiaries pursuant to any Bank Product with such Defaulting Lender as certified by a Responsible Officer of the Company to the Administrative Agent (with a copy to the Defaulting Lender) prior to such date of payment; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company or any other Credit Party as a result of any judgment of a court of competent jurisdiction obtained by the Company or any other Credit Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or a payment of any unreimbursed LC Disbursements, such payment shall be applied solely to pay the relevant Loans of, and unreimbursed LC Disbursements owed to, the relevant Non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.11(g). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.13(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.12. Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, (U) the U.S. Swingline Lender shall make U.S. Swingline Loans in Dollars to a U.S. Revolving Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans under the U.S. Revolving A Subfacility exceeding 10% of the U.S. Revolving A Commitment, (ii) the U.S. Revolving A Exposures exceeding the U.S. Revolving A Line Cap or (iii) the Revolving A Exposures exceeding the Revolving A Line Cap, (V) the Canadian Swingline Lender shall make Canadian Swingline Loans in Dollars or Canadian Dollars to a Canadian Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans under the Canadian Revolving Subfacility exceeding 10% of the Canadian Revolving Commitment, (ii) the Canadian Revolving Exposures exceeding the Canadian Line Cap or (iii) the Revolving A Exposures exceeding the Revolving A Line Cap, (W) the French Swingline Lender shall make French Swingline Loans in Euro or Dollars to a French Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans under the French Revolving Subfacility exceeding 10% of the French Revolving Commitment, (ii) the French Revolving Exposures exceeding the French Line Cap or (iii) the Revolving A Exposures exceeding the Revolving A Line Cap, (X) the Spanish Swingline Lender shall make Spanish Swingline Loans in Euro or Dollars to a Spanish Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans under the Spanish Revolving Subfacility exceeding 10% of the Spanish Revolving Commitment, (ii) the Spanish Revolving Exposures exceeding the Spanish Line Cap or (iii) the Revolving A Exposures exceeding the Revolving A Line Cap, (Y) the European (GNU) Swingline Lender shall make European (GNU) Swingline Loans in Euro, Pounds Sterling or Dollars to a European (GNU) Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans under the European (GNU) Revolving Subfacility exceeding 10% of the European (GNU) Revolving Commitment, (ii) the European (GNU) Revolving Exposures exceeding the European (GNU) Line Cap or (iii) the Revolving A Exposures exceeding the Revolving A Line Cap and (Z) the Australian Swingline Lender shall make Australian Swingline Loans in Australian Dollars or Dollars to an Australian Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans under the Australian Revolving Subfacility exceeding

10% of the Australian Revolving Commitment, (ii) the Australian Revolving Exposures exceeding the Australian Line Cap or (iii) the Revolving A Exposures exceeding the Revolving A Line Cap; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Revolving Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, an applicable Revolving Borrower shall notify the Administrative Agent of such request by telephonic (followed immediately by an electronic request) or electronic transmission, not later than 2:00 p.m., Local Time (in the case of U.S. Swingline Loans), 12:00 p.m., Local Time (in the case of Canadian Swingline Loans) and 11:00 a.m., Local Time (in the case of French Swingline Loans, Spanish Swingline Loans, European (GNU) Swingline Loans and Australian Swingline Loans), on the day of a proposed Swingline Loan under the applicable Revolving A Subfacility. Each such notice shall be revocable (prior to the release of the requested funds) and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from a Revolving Borrower. The applicable Swingline Lender shall make each Swingline Loan available to the Relevant Borrower by means of a credit to the general deposit account of such Borrower with the applicable Swingline Lender (or, in the case of a U.S. Swingline Loan made to finance the reimbursement of a U.S. LC Disbursement as provided in Section 2.13(e), by remittance to the U.S. Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan. No Revolving Borrower shall request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing.

(c) Prepayment. Each Revolving Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving notice thereof pursuant to Section 2.09(d).

(d) Participations. Any Swingline Lender under its applicable Revolving A Subfacility may by written notice given to the Administrative Agent at any time (but (x) in the case of the U.S. Revolving A Subfacility and the Canadian Revolving Subfacility, in any event shall at least weekly, or such other time as determined by the Administrative Agent and (y) in the case of the French Revolving Subfacility, the Spanish Revolving Subfacility, the European (GNU) Revolving Subfacility and the Australian Revolving Subfacility, in any event may at such other time (if any) as determined by the Administrative Agent in its sole discretion) not later than 12:00 noon, Local Time on any Business Day (the “Notice Date”) require the applicable Revolving A Lenders under such Revolving A Subfacility to fund, on the date that is not earlier than three (3) Business Days following the Notice Date, Revolving A Loans under such Revolving A Subfacility to repay all or any portion of the applicable Swingline Loans outstanding under such Revolving A Subfacility (or if pursuant to applicable Requirements of Law such Revolving A Loans are not permitted to be funded on such day, to purchase participations in the applicable Swingline Loans), which request may be made regardless of whether the conditions set forth in Section 6 have been satisfied. Such notice shall specify the aggregate amount of Swingline Loans which are to be refunded with Revolving A Loans (or if, pursuant to applicable Requirements of Law, Revolving A Loans are not permitted to be funded on such day, with respect to which participations will be purchased). Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to the applicable Revolving A Lenders, specifying in such notice each such Revolving A Lender’s Pro

Rata Percentage of such Revolving A Loans under such Revolving A Subfacility. Each Revolving A Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to fund such Revolving A Loans, and the Administrative Agent shall apply the proceeds of such Revolving A Loan to pay the applicable Swingline Loans (or if, pursuant to applicable Requirements of Law, Revolving A Loans are not permitted to be funded on such day, purchase participations). Each Revolving A Lender acknowledges and agrees that its obligation to fund Revolving Loans, or purchase participations, in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving A Commitments or whether an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving A Exposure to exceed such Lender’s Revolving A Commitment). Each Revolving A Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving A Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving A Lenders. The Administrative Agent shall notify the Relevant Borrower of any Revolving A Loans made or participation in a Swingline Loan acquired pursuant to this paragraph, and, with respect to any such participation, thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to any Swingline Lender. Any amounts received by a Swingline Lender from a Revolving Borrower (or other party on behalf of a Revolving Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted to the applicable Revolving A Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. If and to the extent any Revolving A Lender shall not have so made its transfer to the Administrative Agent, such Revolving A Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from the date such amount is made available to such Revolving Borrower until the date such amount is repaid to the Administrative Agent at, in the case of such Lender, for the first such day, the Federal Funds Rate (for Dollars), the Bank of Canada Overnight Rate (for Canadian Dollars) or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (for other Alternative Currencies), and for each day thereafter, the U.S. Base Rate (for Swingline Loans under the U.S. Revolving A Subfacility denominated in Dollars), the Canadian Base Rate (for Swingline Loans under the Canadian Revolving Subfacility denominated in Dollars), Canadian Prime Rate (for Swingline Loans denominated in Canadian Dollars), Australian Base Rate (for Swingline Loans denominated in Australian Dollars) or the Foreign Base Rate (for other Alternative Currencies).

(e) If the Maturity Date shall have occurred at a time when Extended Revolving A Commitments are in effect, then on the Maturity Date all then outstanding Swingline Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of the Maturity Date (after giving effect to any repayments of Revolving A Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.13(o)), there shall exist sufficient unutilized Extended Revolving A Commitments so that the respective outstanding Swingline

Loans could be incurred pursuant to the Extended Revolving A Commitments which will remain in effect after the occurrence of the Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and such Swingline Loans shall be deemed to have been incurred solely pursuant to the Extended Revolving A Commitments and such Swingline Loans shall not be so required to be repaid in full on the Maturity Date.

2.13. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) any U.S. Revolving Borrower may request the issuance of U.S. Letters of Credit in Dollars or in one or more Alternative Currencies for its account or for the account of any of its Subsidiaries in a form reasonably acceptable to the U.S. Issuing Bank, at any time and from time to time during the Availability Period (provided that a U.S. Revolving Borrower shall be a co-applicant with respect to each U.S. Letter of Credit issued for the account of or in favor of a Subsidiary that is not a Borrower), (ii) any Canadian Borrower may request the issuance of Canadian Letters of Credit in Canadian Dollars, Dollars or in one or more Alternative Currencies for its account or the account of any of its Subsidiaries in a form reasonably acceptable to the Canadian Issuing Bank, at any time and from time to time during the Availability Period (provided that a Canadian Borrower shall be a co-applicant with respect to each Canadian Letter of Credit issued for the account of or in favor of a Subsidiary that is not a Borrower), (iii) any French Borrower may request the issuance of French Letters of Credit in Dollars or in one or more Alternative Currencies for its account or the account of any of its Subsidiaries in a form reasonably acceptable to the French Issuing Bank, at any time and from time to time during the Availability Period (provided that a French Borrower shall be a co-applicant with respect to each French Letter of Credit issued for the account of or in favor of a Subsidiary that is not a Borrower), (iv) any Spanish Borrower may request the issuance of Spanish Letters of Credit in Dollars or in one or more Alternative Currencies for its account or the account of any of its Subsidiaries in a form reasonably acceptable to the Spanish Issuing Bank, at any time and from time to time during the Availability Period (provided that a Spanish Borrower shall be a co-applicant with respect to each Spanish Letter of Credit issued for the account of or in favor of a Subsidiary that is not a Borrower), (v) any European (GNU) Borrower may request the issuance of European (GNU) Letters of Credit in Dollars or in one or more Alternative Currencies for its account or the account of any of its Subsidiaries in a form reasonably acceptable to the European (GNU) Issuing Bank, at any time and from time to time during the Availability Period (provided that a European (GNU) Borrower shall be a co-applicant with respect to each European (GNU) Letter of Credit issued for the account of or in favor of a Subsidiary that is not a Borrower), and (vi) any Australian Borrower may request the issuance of Australian Letters of Credit in Dollars or in one or more Alternative Currencies for its account or the account of any of its Subsidiaries in a form reasonably acceptable to the Australian Issuing Bank, at any time and from time to time during the Availability Period (provided that an Australian Borrower shall be a co-applicant with respect to each Australian Letter of Credit issued for the account of or in favor of a Subsidiary that is not a Borrower). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Relevant Borrower to, or entered into by the Relevant Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit listed on Part A of Schedule 1.01B shall be deemed issued under the U.S. Revolving A Subfacility. The Existing Letters of Credit listed on Part B of Schedule 1.01B shall be deemed issued under the Canadian

Revolving Subfacility. The Existing Letters of Credit listed on Part C of Schedule 1.01B shall be deemed issued under the French Revolving Subfacility. The Existing Letters of Credit listed on Part D of Schedule 1.01B shall be deemed issued under the Spanish Revolving Subfacility. The Existing Letters of Credit listed on Part E of Schedule 1.01B shall be deemed issued under the European (GNU) Revolving Subfacility. The Existing Letters of Credit listed on Part F of Schedule 1.01B shall be deemed issued under the Australian Revolving Subfacility. Notwithstanding anything to the contrary set forth in this Agreement, if Wells Fargo Bank, N.A. or any Affiliate or branch thereof, Citibank, N.A. or any Affiliate or branch thereof, and BANA or any Affiliate or branch thereof are the only Issuing Banks under this Agreement, then the LC Exposure of such Issuing Bank shall not exceed its LC Initial Closing Date Commitment (unless otherwise agreed in writing by such Issuing Bank).

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Relevant Borrower shall hand deliver or telecopy or transmit by electronic communication an LC Request to the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m., Local Time, on the second Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the applicable Issuing Bank); provided, that no Revolving Borrower shall request a Letter of Credit if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may reasonably require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended, renewed or extended, (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension and (z) such other matters as the applicable Issuing Bank may reasonably require. If requested by the applicable Issuing Bank, the Relevant Borrower also shall submit a letter of credit application substantially on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Relevant Borrower shall be deemed to represent and warrant (solely in the case of (A) and (B)) that, after giving effect to such issuance, amendment, renewal or extension) (A) (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the U.S. LC Exposure shall not exceed the U.S. LC Sublimit, (iii) the Canadian LC Exposure shall not exceed the Canadian LC Sublimit, (iv) the French LC Exposure shall not exceed the French LC Sublimit, (v) the Spanish LC Exposure shall not exceed the Spanish LC Sublimit, (vi) the European (GNU) LC Exposure shall not exceed the European (GNU) LC Sublimit and (vii) the Australian LC Exposure shall not exceed the Australian LC Sublimit and (B) (i) the Revolving A Exposure shall not exceed the Revolving A Line Cap, (ii) the U.S. Revolving A Exposure shall not exceed the U.S. Revolving A Line Cap, (iii) the Canadian Revolving Exposure shall not exceed the Canadian Line Cap, (iv) the French Revolving Exposure shall not exceed the French Line Cap, (v) the Spanish Revolving Exposure shall not exceed the Spanish Line Cap, (vi) the European

(GNU) Revolving Exposure shall not exceed the European (GNU) Line Cap and (vii) the Australian Revolving Exposure shall not exceed the Australian Line Cap. Unless the Administrative Agent and applicable Issuing Bank shall otherwise agree, no Letter of Credit shall be denominated in a currency other than Dollars or an Alternative Currency.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (other than with respect to foreign guarantees which may expire on a date later than one year from the date of issuance) and (ii) unless Cash Collateralized or otherwise credit supported in accordance with Section 2.13(j) on or prior to the Letter of Credit Expiration Date, the Letter of Credit Expiration Date. Notwithstanding the foregoing, each Letter of Credit may, upon the request of the Relevant Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months (or such longer period of time as may be agreed by the applicable Issuing Bank) or less (but not beyond the date that is after the Letter of Credit Expiration Date unless, on or prior to the Letter of Credit Expiration Date, such Letter of Credit is Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank; provided that no Lender shall be required to fund participations in any Letter of Credit after the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each applicable Revolving A Lender, and each such Revolving A Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit; provided that any participation of any Letter of Credit issued in an Alternative Currency other than those specifically listed in the definition of the term “Alternative Currency” shall be made in Dollars. In consideration and in furtherance of the foregoing, each Revolving A Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Relevant Borrower on the date due as provided in clause (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Relevant Borrower or for any reason (the “Unreimbursed Amount”). Each Revolving A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving A Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Relevant Borrower shall be deemed to have requested a Borrowing of Base Rate Loans or Canadian Prime Loans of the applicable currency in an amount equal to such LC Disbursement (but shall not be required to satisfy any of the other conditions to funding of a

Revolving Loan hereunder). Promptly following such LC Disbursement, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving A Lender under the applicable Revolving A Subfacility or Revolving A Subfacilities of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Percentage under such Revolving A Subfacility or Revolving A Subfacilities. Promptly following receipt of such notice, each such Revolving A Lender shall fund a Revolving A Loan under the applicable Revolving A Subfacility, regardless of whether the conditions precedent set forth in Section 6 have been satisfied, in an amount equal to its Pro Rata Percentage of the applicable LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Revolving A Lender, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Revolving A Lenders; provided that any such payment by a Revolving A Lender of its Pro Rata Percentage of the LC Disbursement with respect to any Letter of Credit issued in an Alternative Currency other than those specifically listed in the definition of the term “Alternative Currency” shall be made in Dollars. In the case of a Letter of Credit denominated in an Alternative Currency, the Revolving A Loans funded to repay the applicable LC Disbursement shall be in such Alternative Currency, unless such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such repayment in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the applicable Borrower and the Administrative Agent of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following the funding of the applicable Revolving A Loans, pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving A Lenders have made payments pursuant to this paragraph to reimburse any Issuing Bank, distribute such payment to the applicable Issuing Bank. Any payment made by a Revolving A Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall constitute a Loan.

(f) Obligations Absolute.

(i) Subject to the limitations set forth below, the obligation of the Revolving Borrowers to reimburse LC Disbursements as provided in clause (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which any Revolving Borrower may have at any time against a beneficiary of any Letter of Credit, (v) any adverse change in the relevant exchange rates or in the availability of an Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Revolving Borrowers hereunder; provided that the Revolving Borrowers shall have no obligation to reimburse any Issuing Bank to the extent that such payment was made in error due to the gross negligence or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgement or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Revolving Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Revolving Borrower to the extent permitted by applicable Requirement of Law) suffered by the Revolving Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in strict compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents, if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii) No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Revolving Borrower or other Person of any obligations under any LC Document. No Issuing Bank makes to the Lenders any express or implied warranty, representation or guarantee with respect to the Collateral, such documents or any Credit Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Relevant Borrower by electronic transmission of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Revolving Borrower of its obligation to reimburse such Issuing Bank and the Revolving A Lenders under the applicable Revolving A Subfacility with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that a Revolving A Loan is funded to reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Loans or Canadian Prime Loans, as applicable. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving A Lender pursuant to clause (e) of this Section 2.13 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of the Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Revolving A Lenders, the Administrative Agent and the Company. Any Issuing Bank may be replaced at any time by agreement between the Company and the Administrative Agent; provided that unless an Event of Default under Section 10.01(a) or 10.01(e) is then continuing, such replacement shall not become effective unless a replacement Issuing Bank has been appointed pursuant to clause (k) below or the Company has consented to such replacement. One or more Revolving A Lenders may be appointed as additional Issuing Banks in accordance with clause (k) below. The Administrative Agent shall notify the Revolving A Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Company or other Relevant Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing, on the Business Day that the Company receives written notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, (A) the Revolving Borrowers shall deposit in the Foreign LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 103.00% of the LC Exposure (other than the U.S. LC Exposure) as of such date; and (B) the U.S. Revolving Borrowers shall deposit in the U.S. LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 103.00% of the U.S. LC Exposure as of such date. The Administrative Agent shall promptly release and return any such Cash Collateral to the Company (in no event later than two (2) Business Days) once all Events of Default are cured or waived.

(ii) To the extent the Fronting Exposure associated with any Defaulting Lender cannot be reallocated pursuant to Section 2.11, the Revolving Borrowers shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize such Fronting Exposure; provided that any amount deposited to Cash Collateralize any Fronting Exposure associated with any Defaulting Lender shall be automatically released and returned to the Company or the Relevant Borrower at the time the Company, the Administrative Agent and the applicable Issuing Bank agree in writing that such Defaulting Lender is no longer a Defaulting Lender.

(iii) Sections 2.09 and 2.11 set forth certain additional circumstances under which Cash Collateral may be, or is required to be, delivered under this Agreement.

(iv) Each deposit of Cash Collateral pursuant to this Agreement with respect to LC Exposure (other than the U.S. LC Exposure) shall be held by the Administrative Agent in the Foreign LC Collateral Account as collateral for the payment and performance of the obligations of the Revolving Borrowers (other than the U.S. Borrowers) under this Agreement. Each deposit of Cash Collateral pursuant to this Agreement with respect to U.S. LC Exposure shall be held by the Administrative Agent in the U.S. LC Collateral Account as collateral for the payment and performance of the obligations of the U.S. Revolving Borrowers under this Agreement. The Administrative Agent shall have a first priority perfected Lien (subject to Permitted Liens) and exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Accounts. Other than any interest earned on the investment of such deposits of Cash Collateral, which investments shall be made only in Cash Equivalents and at the direction of the Company and at the Company’s risk and expense, such deposits of Cash Collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such accounts shall be applied by the Administrative Agent to reimburse the applicable Issuing Banks for the applicable LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Revolving Borrowers for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving A Lenders with LC Exposure under the applicable Subfacilities representing greater than 50% of the such LC Exposure), be applied to satisfy other Obligations of the applicable Revolving Borrowers. Except as otherwise provided in this Agreement, the Administrative Agent shall promptly (and in no event later than the next Business Day) release and return any Cash Collateral to the Company or the Relevant Borrower once the event or circumstance giving rise to the requirement of any Credit Party to deposit such Cash Collateral is no longer continuing.

(k) Additional Issuing Banks. The Company may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Revolving A Lender, designate one or more additional Revolving A Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving A Lender designated as an issuing bank pursuant to this clause (k) shall be deemed (in addition to being a Revolving A Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving A Lender, and all references herein and in the other Credit Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving A Lender in its capacity as Issuing Bank, as the context shall require.

(l) Limits on Issuance of Letters of Credit. No Issuing Bank shall be under an obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Initial Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Initial Closing Date and which such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank.

(m) Limits on Amendments to Letters of Credit. No Issuing Bank shall be under an obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n) LC Collateral Accounts.

(i) The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a dominion and control agreement, a restricted U.S. LC Collateral Account and Foreign LC Collateral Account. Each U.S. Credit Party shall deposit into the U.S. LC Collateral Account from time to time the Cash Collateral required to be deposited into the U.S. LC Collateral Account under Section 2.13(j) hereof. Each Foreign Credit Party and FSHCO Guarantor shall deposit into the Foreign LC Collateral Account from time to time the Cash Collateral required to be deposited into the Foreign LC Collateral Account under Section 2.13(j) hereof.

(ii) The balance from time to time in such LC Collateral Accounts shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Accounts shall constitute collateral security first for the liabilities in respect of Letters of Credit under the applicable Revolving A Subfacilities outstanding from time to time and, with respect to amounts deposited in connection with the events described in clause (i) of such Section 2.13(j) only, second for the other Obligations hereunder until such time as all applicable Letters of Credit shall have been terminated and all of the liabilities in respect of applicable Letters of Credit have been paid in full. All funds in the LC Collateral Accounts may be invested in accordance with the provisions of Section 2.13(j).

(o) Extended Commitments. If the Maturity Date shall have occurred at a time when Extended Revolving A Commitments are in effect, then (i) all outstanding Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving A Lenders under the applicable Revolving A Subfacility to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.13(d) and 2.13(e)) under (and ratably participated in by Revolving A Lenders) the applicable Extended Revolving A Commitments, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized applicable Extended Revolving A Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the applicable Revolving Borrowers shall Cash Collateralize any such Letter of Credit on such terms as may be agreed between the applicable Revolving Borrowers and the applicable Issuing Bank. Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving A Loans shall have no effect upon (and shall not diminish) the percentage participations of the Revolving A Lenders of Extended Revolving A Loans in any Letter of Credit issued before the Maturity Date.

2.14. Settlement Among Lenders.

(a) The amount of each Lender’s Pro Rata Percentage under one or more Revolving A Subfacilites of outstanding Revolving A Loans (including outstanding Swingline Loans under such Revolving A Subfacility or Revolving A Subfacilities) and under the Revolving B Facility shall be computed on such frequency as determined by the Administrative Agent in its discretion and shall be adjusted upward or downward based on all Revolving A Loans (including Swingline Loans) and Revolving B Loans and repayments of Revolving A Loans (including Swingline Loans) under such Revolving A Subfacility or Revolving A Subfacilities and Revolving B Loans, in each case, received by the Administrative Agent as of 12:00 p.m., Local Time, on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving A Loans (including Swingline Loans) and Revolving B Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender at such Lender’s Facility Office its applicable Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities or under the Revolving B Facility (as applicable) of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender at such Lender’s Facility Office, such amounts as are necessary to ensure that, after giving effect to all such transfers, (A) the amount of Revolving A Loans made by each Lender with respect to Revolving A Loans to the Revolving Borrowers (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of Revolving A Loans (including Swingline Loans) outstanding under such Revolving A Subfacility or Revolving A Subfacilities as of such Settlement Date and (B) the amount of Revolving B Loans made by each Lender with respect to Revolving B Loans to the Revolving Borrowers (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage under the Revolving B Facility outstanding thereunder as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m., Local Time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Local Time, that day; and, if received after 1:00 p.m., Local Time, then no later than 11:00 a.m., Local Time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from the date such amount is due and payable until the date such amount is repaid to the Administrative Agent, for the first such day, the Federal Funds Rate (for Dollars) or the Bank of Canada Overnight Rate (for Canadian Dollars) or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (for other Alternative Currencies), and for each day thereafter, the U.S. Base Rate (for amounts due under the U.S. Revolving A Subfacility or the Revolving B Facility, in each case denominated in Dollars), the Canadian Base Rate (for amounts due under the Canadian Revolving Subfacility denominated in Dollars), the Canadian Prime Rate (for Canadian Dollars) or the Foreign Base Rate (for other Alternative Currencies).

(c) The Borrowers shall not be required to pay any amounts under Section 3.02 that may result from adjustments of Revolving Loans under this Section 2.14.

2.15. Revolving A Commitment Increase.

(a) Subject to the terms and conditions set forth herein, after the Initial Closing Date, the Company shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolving A Commitments under any Revolving A Subfacility (each, a “Revolving A Commitment Increase”) in an aggregate amount such that, after giving effect to any such Revolving A Commitment Increase, the aggregate principal amount of all then outstanding Revolving A Commitments does not exceed $1,750,000,000; provided that (i) any Revolving A Commitment Increase shall be on the same terms (including the Maturity Date under the applicable Revolving A Subfacility) and pursuant to the documentation applicable to the applicable Revolving A Subfacility, except as set forth under the second sentence of Section 2.15(d) and except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Company and the Increase Loan Lenders (which terms (other than advance rates, revolving or term nature of the facility, pricing, interest rate margins, discounts, premiums, rate floors, and fees) shall be reasonably satisfactory to the Administrative Agent), (ii) any Revolving A Commitment Increase shall be in a minimum amount of $25,000,000 or, if less than $25,000,000 is available, the amount left available, and (iii) the North American Minimum Requirement shall be met at all times.

(b) Each notice submitted pursuant to this Section 2.15 (a “Revolving A Commitment Increase Notice”) requesting a Revolving A Commitment Increase shall specify (i) the amount of the increase in the Revolving A Commitments being requested and (ii) the Revolving A Subfacility or Revolving A Subfacilities under which such Revolving A Commitments are being requested to be increased. Upon receipt of a Revolving A Commitment Increase Notice, the Administrative Agent may (at the direction of the Company) promptly notify the applicable Revolving A Lenders and each such Revolving A Lender may (subject to the Company’s consent, which consent the Company may exercise in its sole discretion (it is understood that the Company shall not be obligated to notify any existing Revolving A Lender of any request for a Revolving A Commitment Increase or consent to any existing Revolving A Lender’s participation in any such Revolving A Commitment Increase) have the right to elect to have its Revolving A Commitment increased by its Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities (it being understood and agreed that (A) a Lender may elect to have its Revolving A Commitment increased in excess of its Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities in its discretion if any other Revolving A Lender declines to participate in the Revolving A Commitment Increase and (B) the Company may elect to offer, or consent to, an increase in the Revolving A Commitments of any Lender on a basis that is less than its Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of such Revolving A Commitment Increase) of the requested increase in Revolving A Commitments; provided that (I) each Lender may elect or decline, in its sole discretion, to have its Revolving A Commitment increased in connection with any requested Revolving A Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolving A Commitment unless it, in its sole discretion, so agrees and, if a Lender fails to respond to any Revolving A Commitment Increase Notice within five (5) Business Days after such Lender’s receipt of such request, such Lender shall be deemed to have declined to participate in such Revolving A Commitment Increase; (II) if any Lender declines to participate in any Revolving A Commitment Increase or the Company does not consent to or request the participation of a Revolving A Lender in any such Revolving A Commitment) and, as a result, commitments from additional financial institutions are required in connection with the Revolving A Commitment Increase, any Person or Persons providing such commitment (such additional financial institutions “Additional Lenders”) shall be subject to the written consent of the Administrative Agent, the applicable Swingline Lenders and the applicable Issuing Banks (in each case, such consent not to be unreasonably withheld, conditioned or delayed) if such consent would be required under Section 12.04 for an assignment of the commitments to such Additional Lender; (III) in no event shall a Defaulting Lender be entitled to participate in such Revolving A Commitment Increase; and (IV) no Issuing Bank or Swingline Lender shall be required to act in such capacity under the Revolving A Commitment Increase that increases the applicable LC Sublimit or the maximum amount of the applicable Swingline loans without its prior written consent. In the event that any Lender or Additional Lender agrees to participate in any Revolving A Commitment Increase (each an “Increase Loan Lender”), such Revolving A Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Company, which date shall be as soon as practicable after the date of receipt of the Revolving A Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving A Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) no Event of Default would exist after giving effect thereto; (2) the Revolving A Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Company, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Company, the Administrative Agent, and the Increase Loan Lenders; (3) the Revolving Borrowers shall execute and deliver or cause to be executed and delivered to the Administrative Agent, to the extent reasonably required by the Increase Loan Lenders, customary closing certificates, legal opinions, good standing certificates, resolutions and organizational documents of the type and form delivered on the applicable Closing Date; (4) the representations and warranties contained in Section 7 shall be true and correct in all material respects (or in all respects to the extent that any representation or warranty is qualified by materiality) as of the Increase Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (5) all fees and expenses required to be paid in connection with any such Revolving A Commitment Increase to the Administrative Agent and the Increase Loan Lenders shall have been paid to the extent due and owing and, with respect to expenses, to the extent invoices have been received no later than three Business Days prior to the proposed Increase Date.

(c) On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.15, (i) the Administrative Agent shall effect a settlement of all outstanding Revolving A Loans among the Revolving A Lenders that will reflect the adjustments to the Revolving A Commitments of the Revolving A Lenders as a result of the Revolving A Commitment Increase, (ii) the Administrative Agent shall notify the Revolving A Lenders and Credit Parties of the occurrence of the Revolving A Commitment Increase to be effected on the Increase Date, (iii) the Commitment Schedule shall be deemed modified to reflect the revised Revolving A Commitments of the affected Lenders and (iv) Notes will be issued, at the expense of the Revolving Borrowers, to any Increase Loan Lender requesting a Note.

(d) Except as described in Section 2.15, the terms and provisions of the Revolving A Commitment Increase shall be identical to the Revolving A Loans and the Revolving A Commitments and, for purposes of this Agreement and the other Credit Documents, all Revolving A Loans made under the Revolving A Commitment Increase shall be deemed to be Revolving A Loans. Without limiting the generality of the foregoing, (i) the pricing applicable to the Revolving A Commitment Increase shall be on terms as agreed with the Increase Loan Lenders but the Applicable Margin, the FILO Applicable Margin and the Unused Line Fee Rate under the then existing Revolving A Commitment Increase shall be increased to be consistent with that for such Revolving A Commitment Increase, (ii) the Revolving A Commitment Increase shall share ratably in any mandatory prepayments of the Revolving A Loans, (iii) after giving effect to such Revolving A Commitment Increases, Revolving A Commitments shall be reduced or increased (as applicable) based on each Revolving A Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities and (iv) the Revolving A Commitment Increase shall rank equal in right of payment and security with and shall benefit from the same guarantees as the existing Revolving A Loans. Each joinder agreement and any amendment to any Credit Document requested by the Administrative Agent in connection with the establishment of the Revolving A Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Revolving A Commitment Agreement”) and the other Credit Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.15.

2.16. Borrower Representative. Each Borrower hereby designates the Company as its representative and agent for all purposes under the Credit Documents, including requests for Revolving Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Banks or any Lender. The Company hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Company on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Company on behalf of such Borrower. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Company for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Company shall be binding upon and enforceable against it.

2.17. Overadvances. Except as otherwise provided in Section 1.06, if (i) the Dollar Equivalent of the aggregate U.S. Revolving A Exposure outstanding exceeds the U.S. Revolving A Line Cap, (ii) the Dollar Equivalent of the aggregate Revolving A Exposure outstanding exceeds the Revolving A Line Cap, (iii) the Dollar Equivalent of the aggregate Revolving B Exposure outstanding exceeds the Revolving B Line Cap, (iv) the Dollar Equivalent of the aggregate Canadian Revolving Exposure outstanding exceeds the Canadian Line Cap, (v) the Dollar Equivalent of the aggregate French Revolving Exposure outstanding exceeds the French Line Cap, (vi) the Dollar Equivalent of the aggregate Spanish Revolving Exposure outstanding exceeds the Spanish Line Cap, (vii) the Dollar Equivalent of the aggregate European (GNU) Revolving Exposure outstanding exceeds the European (GNU) Line Cap, (viii) the Dollar Equivalent of the aggregate Australian Revolving Exposure outstanding exceeds the Australian Line Cap, or (ix) the Dollar Equivalent of the aggregate Revolving Exposure outstanding exceeds the Line Cap (each of the foregoing clauses (i) through (ix), an “Overadvance”), in each case, at any time, but subject to the provisions of the next sentence, the excess amount shall be immediately payable by the applicable Revolving Borrowers and applied in accordance with Section 2.09(b)(iii), but all such Revolving Exposure shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents. The Administrative Agent may require Revolving Lenders to honor requests for Overadvance Loans and to forbear from requiring the Revolving Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required); (ii) the aggregate amount of all Overadvances under the Revolving A Subfacilities and Revolving A Protective Advances is not known by the Administrative Agent to exceed 10% of the Revolving A Line Cap, (iii) the aggregate amount of all Overadvances under the Revolving B Facility and Revolving B Protective Advances is not known by the Administrative Agent to exceed 10% of the Revolving B Line Cap and (iv) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Line Cap or (b) when the Administrative Agent discovers an Overadvance not previously known by it to exist, so long as from the date of such discovery, the Overadvance (i) does not increase by more than the greater of (x) $100,000,000 and (y) 5% of the Line Cap, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause (i) the Dollar Equivalent of the aggregate outstanding U.S. Revolving A Exposure to exceed the aggregate U.S. Revolving A Commitments,

(ii) the Dollar Equivalent of the aggregate outstanding Revolving A Exposure to exceed the aggregate Revolving A Commitments, (iii) the Dollar Equivalent of the aggregate outstanding Revolving B Exposure to exceed the aggregate Revolving B Commitments, (iv) the Dollar Equivalent of the aggregate outstanding Canadian Revolving Exposure to exceed the aggregate Canadian Revolving Commitments, (v) the Dollar Equivalent of the aggregate outstanding French Revolving Exposure to exceed the aggregate French Revolving Commitments, (vi) the Dollar Equivalent of the aggregate outstanding Spanish Revolving Exposure to exceed the aggregate Spanish Revolving Commitments, (vii) the Dollar Equivalent of the aggregate outstanding European (GNU) Revolving Exposure to exceed the aggregate European (GNU) Revolving Commitments, (viii) the Dollar Equivalent of the aggregate outstanding Australian Revolving Exposure to exceed the aggregate Australian Revolving Commitments or (ix) the Dollar Equivalent of the aggregate outstanding Revolving Exposure to exceed the aggregate Revolving Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall any Revolving Borrower or other Credit Party be permitted to require any Overadvance Loan to be made. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvance Loans by written notice to the Administrative Agent. Required Revolving A Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvance Loans in respect of the Revolving A Subfacilities by written notice to the Administrative Agent. Required Revolving B Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvance Loans in respect of the Revolving B Facility by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of an Overadvance Loan is appropriate shall be conclusive.

2.18. Protective Advances. The Administrative Agent shall be authorized (but have no obligation), in its discretion, following notice to and consultation with the Company, at any time regardless of whether the conditions precedent set forth in Section 6 have been satisfied, to make U.S. Base Rate Loans to the U.S. Revolving Borrowers in respect of U.S. Revolving A Loans (each such loan, a “U.S. Revolving A Protective Advance”), U.S. Base Rate Loans to the U.S. Revolving Borrowers in respect of Revolving B Loans (each such loan, a “Revolving B Protective Advance”), Canadian Prime Loans or Canadian Base Rate Loans (through its Canada branch or Canadian lending office) to the Canadian Borrowers (each such Loan, a “Canadian Protective Advance”), Foreign Base Rate Loans (through its London branch or U.K. lending office) to the French Borrowers (each such Loan, a “French Protective Advance”), Foreign Base Rate Loans (through its London branch or U.K. lending office) to the Spanish Borrowers (each such Loan, a “Spanish Protective Advance”), Foreign Base Rate Loans (through its London branch or U.K. lending office) to the European (GNU) Borrowers (each such Loan, a “European (GNU) Protective Advance”) and Australian Base Rate Loans (through its Australia branch or Australian lending office) to the Australian Borrowers (each such Loan, an “Australian Protective Advance” and, together with the U.S. Revolving A Protective Advances, the Canadian Protective Advances, the French Protective Advances, the Spanish Protective Advances and the European (GNU) Protective Advances, “Revolving A Protective Advances”, and, together with the Revolving B Protective Advances, the “Protective Advances”) (a) (i) in an aggregate amount, together with the aggregate amount of all Overadvance Loans outstanding at the time such Protective Advance is made, not to exceed 10% of the Line Cap, (ii) in an aggregate amount, together with the aggregate amount of

Overadvance Loans under the U.S. Revolving A Subfacility outstanding at the time such Protective Advance is made, not to exceed 10% of the Line Cap for the U.S. Revolving A Subfacility, (iii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Revolving A Subfacilities outstanding at the time such Protective Advance is made, not to exceed 10% of the Revolving A Line Cap, (iv) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Revolving B Facility outstanding at the time such Protective Advance is made, not to exceed 10% of the Revolving B Line Cap, (v) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Canadian Revolving Subfacility outstanding at the time such Protective Advance is made, not to exceed 10% of the Line Cap for the Canadian Revolving Subfacility, (vi) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the French Revolving Subfacility outstanding at the time such Protective Advance is made, not to exceed 10% of the Line Cap for the French Revolving Subfacility, (vii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Spanish Revolving Subfacility outstanding at the time such Protective Advance is made, not to exceed 10% of the Line Cap for the Spanish Revolving Subfacility, (viii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the European (GNU) Revolving Subfacility outstanding at the time such Protective Advance is made, not to exceed 10% of the Line Cap for the European (GNU) Revolving Subfacility and (ix) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Australian Revolving Subfacility outstanding at the time such Protective Advance is made, not to exceed 10% of the Line Cap for the Australian Revolving Subfacility, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations under such Revolving A Subfacility or the Revolving B Facility (as applicable); or (b) to pay any other amounts chargeable to Credit Parties under any Credit Document, including costs, fees and expenses; provided that (i) the Dollar Equivalent of the aggregate amount of outstanding Protective Advances plus the Dollar Equivalent of the outstanding amount of Revolving Exposure shall not exceed the aggregate Revolving Commitments, (ii) the Dollar Equivalent of the aggregate amount of outstanding U.S. Revolving A Protective Advances plus the Dollar Equivalent of the outstanding amount of U.S. Revolving A Exposure shall not exceed the aggregate U.S. Revolving A Commitments, (iii) the Dollar Equivalent of the aggregate amount of outstanding Revolving A Protective Advances plus the Dollar Equivalent of the outstanding amount of Revolving A Exposure shall not exceed the aggregate Revolving A Commitments, (iv) the Dollar Equivalent of the aggregate amount of outstanding Revolving B Protective Advances plus the Dollar Equivalent of the outstanding amount of Revolving B Exposure shall not exceed the aggregate Revolving B Commitments, (v) the Dollar Equivalent of the aggregate amount of outstanding Canadian Protective Advances plus the Dollar Equivalent of the outstanding amount of Canadian Revolving Exposure shall not exceed the aggregate Canadian Revolving Commitments, (vi) the Dollar Equivalent of the aggregate amount of outstanding French Protective Advances plus the Dollar Equivalent of the outstanding amount of French Revolving Exposure shall not exceed the aggregate French Revolving Commitments, (vii) the Dollar Equivalent of the aggregate amount of outstanding Spanish Protective Advances plus the Dollar Equivalent of the outstanding amount of Spanish Revolving Exposure shall not exceed the aggregate Spanish Revolving Commitments, (viii) the Dollar Equivalent of the aggregate amount of outstanding European (GNU) Protective Advances plus the Dollar Equivalent of the outstanding amount of European (GNU) Revolving Exposure shall not exceed the aggregate European (GNU) Revolving Commitments, and (ix) the

Dollar Equivalent of the aggregate amount of outstanding Australian Protective Advances plus the Dollar Equivalent of the outstanding amount of Australian Revolving Exposure shall not exceed the aggregate Australian Revolving Commitments. Each applicable Revolving A Lender shall participate in each Revolving A Protective Advance in accordance with its Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities. Each applicable Revolving B Lender shall participate in each Revolving B Protective Advance in accordance with its Pro Rata Percentage under the Revolving B Facility. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Required Revolving A Lenders may at any time revoke the Administrative Agent’s authority to make further Revolving A Protective Advances under clause (a) by written notice to the Administrative Agent. Required Revolving B Lenders may at any time revoke the Administrative Agent’s authority to make further Revolving B Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of any Revolving A Protective Advances to (a) protect, insure, maintain or realize upon any Collateral securing such Revolving A Subfacility; or (b) defend or maintain the validity or priority of the Collateral Agent’s Liens on any such Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. The Administrative Agent may use the proceeds of such Revolving B Protective Advances to (a) protect, insure, maintain or realize upon any Collateral securing the Revolving B Facility; or (b) defend or maintain the validity or priority of the Collateral Agent’s or Australian Security Trustee’s Liens on any such Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.

2.19. Extensions of Revolving A Loans and Revolving A Commitments.

(a) The Company may at any time and from time to time request that all or a portion of the Revolving A Commitments of any Class (including in respect of any Revolving A Subfacility, and, in each case, including any previously extended Revolving A Commitments), existing at the time of such request (each, an “Existing Revolving A Commitment” and any related Revolving A Loans under any such Class (including in respect of any Revolving A Subfacility), “Existing Revolving A Loans”; each Existing Revolving A Commitment and related Existing Revolving A Loans together being referred to as an “Existing Revolving A Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving A Loans related to such Existing Revolving A Commitments (any such Existing Revolving A Commitments which have been so extended, “Extended Revolving A Commitments” and any related Revolving A Loans, “Extended Revolving A Loans”) and to provide for other terms consistent with this Section 2.19. Prior to entering into any Extension Amendment with respect to any Extended Revolving A Commitments, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class (including in respect of any Revolving A Subfacility) of Existing Revolving A Commitments, with such request offered equally to all Lenders of such Class (including in respect of any Revolving A Subfacility)) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving A Commitments to be established thereunder, which shall be on the same terms as those applicable to the Existing Revolving A Commitments from which they are to be extended (the “Specified Existing Revolving A Commitment Class”) except that (w) all or any of the final maturity and/or termination dates of such Extended Revolving A Commitments may be delayed to later dates than the final maturity and/or termination dates of the Existing Revolving A Commitments of the Specified Existing Revolving A Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving A Commitments may be different than those for the Existing Revolving A Commitments of the Specified Existing Revolving A Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving A Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the Unused Line Fee Rate with respect to the Extended Revolving A Commitments may be different than those for the Specified Existing Revolving A Commitment Class and (2) the Extension Amendment may provide for other covenants and terms that apply to any period after the existing Maturity Date for the Specified Existing Revolving A Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving A Loans under any Extended Revolving A Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving A Loans of the Specified Existing Revolving A Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving A Commitment Class), (II) the Extended Revolving A Loans shall rank equal in right of payment and security with and shall benefit from the same guarantees as the Existing Revolving A Loans, and (III) subject to the applicable limitations set forth in Section 2.07, permanent repayments of Extended Revolving A Loans (and corresponding permanent reduction in the related Extended Revolving A Commitments) shall be permitted as may be agreed between the Company and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving A Loans or Revolving A Commitments of any Existing Revolving A Class converted or exchanged into Extended Revolving A Loans or Extended Revolving A Commitments pursuant to any Extension Request. Any Extended Revolving A Commitments of any Class shall constitute a separate Class of Revolving A Commitments from Existing Revolving A Commitments of the Specified Existing Revolving A Commitment Class and from any other Existing Revolving A Commitments (together with any other Extended Revolving A Commitments so established on such date).

(b) The Company shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Revolving A Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.19. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving A Commitments (or any earlier Extended Revolving A Commitments) of an Existing Revolving A Class subject to such Extension Request converted or exchanged into Extended Revolving A Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving A Commitments (and/or any earlier Extended Revolving A Commitments) which it has elected to convert or exchange into Extended Revolving A Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. Each Lender under the Class of Existing Revolving A Loans being extended shall have the opportunity to participate in such extension on the same terms as each other Lender under such Class of Existing Revolving A Loans. In the event that the aggregate amount of Revolving A Commitments (and any earlier extended Extended Revolving A Commitments) subject to Extension Elections exceeds the amount of Extended Revolving A Commitments requested pursuant to the Extension Request, Revolving A Commitments or earlier extended Extended Revolving A Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Revolving A Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Revolving A Commitments and earlier extended Extended Revolving A Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Revolving A Commitment into an Extended Revolving A Commitment, unless expressly agreed by all holders of each affected Existing Revolving A Commitment of the Specified Existing Revolving A Commitment Class, such Extended Revolving A Commitment shall not be treated more favorably than all Existing Revolving A Commitments of the Specified Existing Revolving A Commitment Class for purposes of the obligations of a Revolving A Lender in respect of Swingline Loans and Letters of Credit, except that the applicable Extension Amendment may provide that the last day for making Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or each applicable Issuing Bank shall have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Revolving A Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (notwithstanding anything to the contrary set forth in Section 12.10, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Revolving A Commitments established thereby), executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In connection with any Extension Amendment, the Company shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby and covering customary matters.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Class of Existing Revolving A Commitments is converted or exchanged to extend the related scheduled maturity or termination date(s) in accordance with paragraph (a) above (an “Extension Date”), the aggregate principal amount of such Existing Revolving A Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving A Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Company and such Lender), and such Extended Revolving A Commitments shall be established as a separate Class of Revolving A Commitments from the Specified Existing Revolving A Commitment Class and from any other Existing Revolving A Commitments (together with any other Extended Revolving A Commitments so established on such date) and (ii) if, on any Extension Date, any Existing Revolving A Loans of any Extending Lender are outstanding under the Specified Existing Revolving A Commitment Class, such Existing Revolving A Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving A Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving A Commitments to Extended Revolving A Commitments of such Class.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of the Extended Revolving A Commitments of a given Class to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Company and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Existing Revolving A Commitments (and related Revolving A Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Revolving A Commitments (and related Revolving A Exposure) of the applicable Class into which such other commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, and (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Company and such Lender may agree.

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.19 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

2.20. Adjustment of Revolving A Commitments.

(a) The Company may, by written notice to the Administrative Agent, request that the Administrative Agent and the Revolving A Lenders increase or decrease the Revolving A Commitments under any Revolving A Subfacility (a “Revolving A Commitment Adjustment”), which request shall be granted by each Revolving A Lender electing to participate in such Revolving A Commitment Adjustment (subject to the last sentence of this clause (a)) provided that each of the following conditions are satisfied: (i) no more than four Revolving A Commitment Adjustments may be made in any fiscal year, (ii) the written request for a Revolving A Commitment Adjustment must be received by the Administrative Agent at least five (5) Business Days (or such shorter period of time as may be reasonably agreed to by the Administrative Agent) prior to the requested date (which shall be a Business Day) of the effectiveness of such Revolving A Commitment Adjustment (such date of effectiveness, the “Commitment Adjustment Date”), (iii) no Default or Event of Default shall have occurred and be continuing as of the date of such request or both immediately before and after giving effect thereto as of the Commitment Adjustment Date, (iv) any increase in any Revolving A Subfacility shall result in a Dollar-for-Dollar decrease in one or more other Revolving A Subfacilities pursuant to this Section 2.20, and any decrease in any

Revolving A Subfacility pursuant to this Section 2.20 shall result in a Dollar-for-Dollar increase in one or more other Revolving A Subfacilities, (v) no Revolving A Commitment Adjustment shall be permitted if, after giving effect thereto and all prepayments of Revolving Loans made on such date, an Overadvance would exist under any Revolving A Subfacility, (vi) after giving effect to any Revolving A Commitment Adjustment, the North American Minimum Requirement shall be met, and (vii) the Administrative Agent shall have received a certificate of the Company dated as of the Commitment Adjustment Date certifying the satisfaction of all such conditions (including calculations thereof in reasonable detail) and otherwise in form and substance reasonably satisfactory to the Administrative Agent. Any such Revolving A Commitment Adjustment shall be in an amount equal to $5,000,000 or a multiple of $1,000,000 in excess thereof and shall concurrently increase or reduce, as applicable, the aggregate Revolving A Commitments available for use under each Revolving A Subfacility on a basis allocated by the Administrative Agent following discussion with each Revolving A Lender as to their desire to participate in such Revolving A Commitment Adjustment (which allocation may vary from each such Lender’s Pro Rata Percentage under the applicable Revolving A Subfacility or Revolving A Subfacilities of the amount to be reallocated). Notwithstanding the foregoing, (i) each Revolving A Lender may elect or decline, in its sole discretion, to have its Revolving A Commitment reallocated in connection with any requested Revolving A Commitment Adjustment, it being understood that no Lender shall be obligated to reallocate its Revolving A Commitment unless it, in its sole discretion, so agrees and, if a Lender fails to respond to any request for a Revolving A Commitment Adjustment within five (5) Business Days after such Lender’s receipt of such request, such Lender shall be deemed to have declined to participate in such Revolving A Commitment Adjustment and (ii) in no event shall a Lender’s aggregate Commitment be reduced without its explicit consent.

(b) The Administrative Agent shall promptly inform the Revolving A Lenders of any request for a Revolving A Commitment Adjustment made by the Company. If the conditions set forth in clause (a) above are not satisfied on the applicable Commitment Adjustment Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Administrative Agent shall notify the Company in writing that the requested Revolving A Commitment Adjustment will not be effectuated; provided, however, that the Administrative Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the Company pursuant to clause (a)(vii) immediately above in making its determination as to the satisfaction of such conditions. On each Commitment Adjustment Date, the Administrative Agent shall notify the Revolving A Lenders and the Company, on or before 2:00 p.m. (Local Time), by e-mail, of the occurrence of the Revolving A Commitment Adjustment to be effected on such Commitment Adjustment Date, the amount of Revolving A Loans held by each Revolving A Lender as a result thereof, the amount of the Revolving A Commitment of each Revolving A Lender available for use under each Revolving A Subfacility and the percentage of each Revolving A Loan that each participant must purchase a participation interest in as a result thereof.

2.21. Subsidiary Borrowers.

(a) Additional Borrowers. The Company may at any time, upon not less than five (5) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be reasonably agreed by the Administrative Agent) and prior written approval in respect of “know your customer” requirements by each Lender under the applicable Revolving A Subfacility or Revolving B Facility, designate any one or more Domestic Subsidiaries, Canadian Subsidiaries,

French Subsidiaries, Spanish Subsidiaries, European (GNU) Subsidiaries or Australian Subsidiaries of the Company that have assets of the type eligible for inclusion in the applicable Borrowing Base (an “Applicant Borrower”) as a Revolving Borrower under (i) in the case of Domestic Subsidiaries, Canadian Subsidiaries, French Subsidiaries, Spanish Subsidiaries, European (GNU) Subsidiaries or Australian Subsidiaries, the applicable Revolving A Subfacility and (ii) in the case of Domestic Subsidiaries, the Revolving B Facility, to receive proceeds of Revolving A Loans or Revolving B Loans (as applicable) hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving A Lender or Revolving B Lender (as applicable)) a duly executed notice and agreement in substantially the form of Exhibit J or such other form as may be agreed by the Company and the Administrative Agent (acting reasonably) (a “Borrower Designation Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Revolving A Lenders or the Revolving B Lenders (as applicable) shall have received such supporting resolutions, constitutional documents, incumbency certificates, TEG Letters (in respect of French Borrowers only), opinions of counsel, other documents required to be delivered pursuant to the Collateral and Guarantee Requirement, valuations and other documents, instruments or information (including any “know-your-customer” information reasonably requested by the Administrative Agent or any Revolving Lender (through the Administrative Agent)), in each case similar in scope and substance to the same type of documents delivered on the applicable Closing Date, as may be required by the Administrative Agent or the Required Revolving A Lenders or the Required Revolving B Lenders (as applicable), and Notes signed by such new Borrowers to the extent any Revolving A Lenders or Revolving B Lenders (as applicable) so require. If the Administrative Agent agrees that an Applicant Borrower shall have satisfied all of the requirements of this Section 2.21 and, therefore, be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, other documents required to be delivered pursuant to the Collateral and Guarantee Requirement, opinions of counsel and other documents, instruments or information, the Administrative Agent shall send a notice in substantially the form of Exhibit K (a “Borrower Designation Notice”) to the Company and the Revolving A Lenders or the Revolving B Lenders (as applicable) specifying the effective date upon which the Applicant Borrower shall constitute a Revolving Borrower under the applicable Revolving A Subfacility or the Revolving B Facility (as applicable) for purposes hereof, whereupon such Applicant Borrower shall become a Revolving Borrower under the applicable Revolving A Subfacility or the Revolving B Facility (as applicable) for all purposes of this Agreement (including to receive Revolving A Loans or Revolving B Loans (as applicable) hereunder, on the terms and conditions set forth herein); provided that no Notice of Borrowing may be submitted by or on behalf of such Applicant Borrower until one Business Day after such effective date.

(b) Removal of Borrowers. The Company may from time to time, upon not less than five (5) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be reasonably agreed by the Administrative Agent), terminate any Subsidiary’s status as a Revolving Borrower; provided that there are no outstanding Revolving A Loans, Revolving B Loans, or LC Obligations (except where such LC Obligations are Cash Collateralized in accordance with Section 2.13(j)) payable by such Revolving Borrower or other amounts payable by such Revolving Borrower on account of any Credit Extensions made to it, as of the effective date of such termination (unless such Loans and other Obligations have been assumed by another

Revolving Borrower). Following the termination of any Subsidiary’s status as a Revolving Borrower hereunder, such Subsidiary shall, subject to the Collateral and Guarantee Requirement, remain a Subsidiary Guarantor and shall remain subject to the terms of this Agreement. The Administrative Agent will promptly notify the Revolving A Lenders and the Revolving B Lenders of any such termination of a Revolving Borrower’s status.

2.22. Reserves.

(a) The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that, as a condition to the establishment of any new category of Reserves, or any increase in Reserves resulting from a change in the manner of determination thereof, any Required Reserve Notice shall have been given to the Company. The amount of any Reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such Reserve, as reasonably determined, without duplication, by the Administrative Agent; provided that circumstances, conditions, events or contingencies existing or arising prior to (i) in the case of the U.S. Revolving A Subfacility, the Revolving B Facility and the Canadian Revolving Subfacility, the Initial Closing Date and, in each case, disclosed in writing in any Field Examination or Appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent prior to the Initial Closing Date shall not be the basis for any establishment of any Reserves after the Initial Closing Date, unless (A) such circumstances, conditions, events or contingencies shall have changed in a material respect since the Initial Closing Date or (B) the Administrative Agent has identified, or been made aware of, such circumstances, conditions, events or contingencies prior to the Initial Closing Date and advised the Company that a future Reserve may be taken therefor, (ii) in the case of the French Revolving Subfacility, the French Closing Date and, in each case, disclosed in writing in any Field Examination or Appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent prior to the French Closing Date shall not be the basis for any establishment of any Reserves after the French Closing Date, unless (A) such circumstances, conditions, events or contingencies shall have changed in a material respect since the French Closing Date or (B) the Administrative Agent has identified, or been made aware of, such circumstances, conditions, events or contingencies prior to the French Closing Date and advised the Company that a future Reserve may be taken therefor, (iii) in the case of the Spanish Revolving Subfacility, the Spanish Closing Date and, in each case, disclosed in writing in any Field Examination or Appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent prior to the Spanish Closing Date shall not be the basis for any establishment of any Reserves after the Spanish Closing Date, unless (A) such circumstances, conditions, events or contingencies shall have changed in a material respect since the Spanish Closing Date or (B) the Administrative Agent has identified, or been made aware of, such circumstances, conditions, events or contingencies prior to the Spanish Closing Date and advised the Company that a future Reserve may be taken therefor, (iv) in the case of the European (GNU) Revolving Subfacility, the European (GNU) Closing Date and, in each case, disclosed in writing in any Field Examination or Appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent prior to the European (GNU) Closing Date shall not be the basis for any establishment of any Reserves after the European (GNU) Closing Date, unless (A) such circumstances, conditions, events or contingencies shall have changed in a material respect since the European (GNU) Closing Date or (B) the Administrative

Agent has identified, or been made aware of, such circumstances, conditions, events or contingencies prior to the European (GNU) Closing Date and advised the Company that a future Reserve may be taken therefor, and (v) in the case of the Australian Revolving Subfacility, the Australian Closing Date and, in each case, disclosed in writing in any Field Examination or Appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent prior to the Australian Closing Date shall not be the basis for any establishment of any Reserves after the Australian Closing Date, unless (A) such circumstances, conditions, events or contingencies shall have changed in a material respect since the Australian Closing Date or (B) the Administrative Agent has identified, or been made aware of, such circumstances, conditions, events or contingencies prior to the Australian Closing Date and advised the Company that a future Reserve may be taken therefor.

(b) Upon delivery of any Required Reserve Notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Company may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Credit Parties. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of the term “Eligible Account”, “Eligible Purchased Account”, “Eligible In-Transit Inventory”, “Eligible Inventory”, “Eligible U.S. Real Estate” or “Eligible U.S. Intellectual Property” and vice versa, or reserves or criteria deducted in computing the Cost or the Outstanding Balance or the Net Orderly Liquidation Value of any Eligible Account, Eligible Purchased Account, Eligible In-Transit Inventory, Eligible Inventory, Eligible U.S. Real Estate or Eligible U.S. Intellectual Property, as the case may be, and vice versa.

Section 3. Yield Protection, Illegality and Replacement of Lenders.

3.01. Increased Costs, Illegality, etc.

(a) Subject to Section 12.12, in the event that (x) in the case of clause (i) below, the Administrative Agent, or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined (which determination shall, absent demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any Rate Determination Date that, by reason of any changes arising after the Initial Closing Date affecting the interbank Eurodollar market or Canadian interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the term “Eurocurrency Rate”, “Canadian CDOR Rate” or “Australian Bill Rate” (including, without limitation, because the London Interbank Offered Rate is not available or published on a current basis);

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurocurrency Rate Loan, Australian Bill Rate Loan or Canadian CDOR Rate Loan because of any change since the Initial Closing Date in any Requirements of Law (whether or not having the force of a law) or in the official interpretation or administration thereof and including the introduction of any new Requirements of Law, official guideline or request, such as, but not limited to: (A) any Tax imposed on any Lender, provided that, in each case with respect to this Section 3.01, not including (i) any Indemnified Taxes or Other Taxes indemnifiable under Section 4.01, (ii) Taxes described in clauses (b) through (j) of the definition of the term “Excluded Taxes” and (iii) Connection Income Taxes, or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate, Australian Bill Rate or Canadian CDOR Rate, as applicable; or

(iii) at any time, that the making or continuance of any Eurocurrency Rate Loan, Australian Bill Rate Loan or Canadian CDOR Rate Loan has been made (x) unlawful by any Requirement of Law, (y) impossible by compliance by any Lender, in good faith with any governmental request (whether or not having force of a Requirement of Law) or (z) impracticable as a result of a contingency occurring after the Initial Closing Date which materially and adversely affects the London interbank market for such Eurocurrency Rate Loan, the Australian interbank market or the Canadian interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice in writing to the Company and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) subject to the immediately succeeding clause (x), in the case of clause (i) above, Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans, as applicable, shall no longer be available until such time as the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Relevant Borrower with respect to Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed to be requests by the applicable Borrowers for Base Rate Loans, Australian Base Rate Loans, Canadian Prime Loans or Canadian Base Rate Loans, as applicable, (x) in the case of clause (i) above, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (i) above have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in clause (i) above have not arisen but the supervisor for the administrator of the London Interbank Offered Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be used for determining interest rates for loans, then (I) the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, (II) notwithstanding anything to the contrary in Section 12.10, such amendment to this Agreement shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the

Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment, (III) until an alternate rate of interest shall be determined in accordance with this clause (x) (but, in the case of the circumstances described in the immediately preceding clause (B), only to the extent the London Interbank Offered Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (X) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurocurrency Rate Loans shall be ineffective and (Y) if any Notice of Borrowing requests a Borrowing of Eurocurrency Rate Loans, such Borrowing shall be made as a Borrowing of applicable Base Rate Loans; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, (y) in the case of clause (ii) above, each Borrower, jointly and severally, agrees to pay, as applicable, to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice setting forth the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, shall be submitted to the Company by such Lender and shall, absent demonstrable error, be final and conclusive and binding on all the parties hereto), and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by a Requirement of Law.

(b) At any time that any Eurocurrency Rate Loan, Australian Bill Rate Loan or Canadian CDOR Rate Loan is affected by the circumstances described in Section 3.01(a)(ii), the Relevant Borrower may, and in the case of a Eurocurrency Rate Loan, an Australian Bill Rate Loan or a Canadian CDOR Rate Loan affected by the circumstances described in Section 3.01(a)(iii), the Relevant Borrower shall either (x) if the affected Eurocurrency Rate Loan, Australian Bill Rate Loan or Canadian CDOR Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent written notice on the same date that the Relevant Borrower was notified by the affected Lender or the Administrative Agent pursuant to Sections 3.01(a)(ii) or 3.01(a)(iii) or (y) if the affected Eurocurrency Rate Loan, Australian Bill Rate Loan or Canadian CDOR Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan and such Australian Bill Rate Loan into the applicable Base Rate Loan, or such Canadian CDOR Rate Loan into a Canadian Prime Loan at the end of the applicable Interest Period, or such earlier date as may be required by applicable Requirement of Law, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c) If any Lender determines that after the Initial Closing Date the introduction of or any change in any applicable Requirement of Law, guideline, directive or request (whether or not having the force of a law) concerning capital adequacy or liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then, each Borrower, jointly and severally, agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 3.01(c) shall, absent demonstrable error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III ((x) and (y) collectively referred to as “Dodd-Frank and Basel III”), shall be deemed to be a change after the Initial Closing Date in a Requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 3.01); provided, however, that no Lender or Issuing Bank shall be entitled to seek compensation under this Section 3.01 based on the occurrence of a change in a Requirement of Law arising solely from Dodd-Frank and Basel III, unless such Lender or Issuing Bank is generally seeking compensation from other borrowers in the asset-based lending market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.01.

(e) Notwithstanding anything in this Agreement to the contrary, the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 3.01 (i) for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of such Lender’s or Issuing Bank’s intention to claim compensation under this Section 3.01; provided, however, that, if the introduction or change referred to in Sections 3.01(a)(ii) or 3.01(c) giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; or (ii) if such Lender or Issuing Banks is not charging such costs or reduced return to its borrowers generally with respect to which it has the right to charge such costs.

3.02. Compensation. The Company agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans but excluding loss of the Applicable Margin, Modified Applicable Margin or the FILO Applicable Margin or other anticipated profits) which such Lender may sustain: (i) if for any reason (other than (A) a default by such Lender or the Administrative Agent or (B) a notice under Section 3.01)

a Borrowing of, or conversion from or into, Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto (including as a result of the notice of prepayment, termination or reduction, as applicable, being revoked by the Relevant Borrower); (iii) if any prepayment of any Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans is not made on any date specified in a notice of termination or reduction given by the Company (including as a result of such notice of termination or reduction being revoked by the Relevant Borrower); (iv) if any Borrower shall fail to make a payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency; (v) if any Borrower shall fail to make a payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Australian Dollars on its scheduled due date or any payment thereof in a different currency; or (vi) as a consequence of (x) any other default by any Borrower to repay its Eurocurrency Rate Loans, Australian Bill Rate Loans or Canadian CDOR Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 3.01(b).

3.03. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Sections 3.01(a)(ii), 3.01(a)(iii), 3.01(c) or 4.01 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another ~~lending office~~Facility Office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its ~~lending office~~Facility Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 3.01 and 4.01.

3.04. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Sections 3.01(a)(ii), 3.01(a)(iii), 3.01(c) or 4.01 with respect to such Lender or (z) if any Lender does not consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Company shall have the right, if no Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 12.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with the processing fee required to be paid pursuant to Section 12.04(c) shall have been paid) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of each Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled, obligated, and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 12.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the register pursuant to Section 12.04(e) and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrowers, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 4.01, 11.07 and 12.01), which shall survive as to such Replaced Lender. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 3.04, each Borrower hereby irrevocably authorizes the Company to take all necessary action, in the name of such Borrower, as described above in this Section 3.04 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 3.04.

Section 4. Taxes.

4.01. Net Payments.

(a) All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Requirements of Law. If any Taxes are required by applicable Requirements of Law to be withheld or deducted by any applicable withholding agent (as determined in the good faith discretion of the applicable withholding agent) from such payments, (i) to the extent such deduction or withholding is on account of an Indemnified Tax, an additional amount shall be payable by the relevant Credit Parties so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.01) have been made, the Lender (or the Administrative Agent if the Administrative Agent receives the payment for its own account) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law. As soon as practicable after the payment of any Indemnified Taxes or Other Taxes described in this Section 4.01 by the Credit Parties, the Credit Parties will furnish to the Administrative Agent certified copies of tax receipts evidencing such payment by the applicable Credit Party, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

The Credit Parties jointly and severally agree, to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 Business Days of written request therefor, for the amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted in respect of any payment to the Administrative Agent or such Lender under any Credit Document, and any Other Taxes (including any Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 4.01), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Administrative Agent or Lender (or by the Administrative Agent on behalf of a Lender) shall be conclusive absent manifest error. The Company shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, for any amount of U.S. federal withholding Tax which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 11.14; provided, that such indemnity shall not, as to the Administrative Agent, be available to the extent that such amount is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent.

(b) Germany Tax Matters.

(i) A payment by a German Credit Party shall not be increased pursuant to Section 4.01(a) by reason of a withholding or deduction for, or on account of, Taxes imposed by Germany if on the date on which the payment falls due (i) the payment could have been made to the Lender without a withholding or deduction if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or German Treaty, or any published practice or published concession of any relevant taxing authority or (ii) the relevant Lender is a German Treaty Lender and the Credit Party making the payment is able to demonstrate that the payment could have been made to the Lender, without the withholding or deduction had that Lender complied with its obligations under Section 4.01(c) below.

(ii) Each Lender shall indicate, and New Lender shall indicate, in the Assignment and Assumption Agreement which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any German Credit Party, which of the following categories it falls within:

(A) not a German Qualifying Lender;

(B) a German Qualifying Lender (other than a German Treaty Lender); or

(C) a German Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 4.01(b)(ii), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each German Credit Party) as if it is not a German Qualifying Lender until such time as it notifies the Administrative Agent which category of German Qualifying Lender applies (and the Administrative Agent, upon receipt of such notification, shall inform the German Credit Party). For the avoidance of doubt, an Assignment and Assumption Agreement shall not be invalidated by any failure of a New Lender to comply with this Section 4.01(b)(ii).

(c) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the applicable Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax. In addition, each Lender shall deliver to the applicable Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in Requirements of Law or circumstances renders such documentation (including any specific documents required below in Section 4.01(d)) expired, obsolete or inaccurate in any respect, deliver promptly to the applicable Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(d) Without limiting the generality of the foregoing section (c), (I) (x) each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) and that is holding any Domestic Obligation or any Obligation of a resident of the United States (within the meaning of Section 861 of the Code and Treasury Regulation Section 1.861-2) shall deliver to the Company and the Administrative Agent on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), (i) two accurate and complete original signed copies of (A) Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or (B) Internal Revenue Service Form W-8ECI (or successor form); (ii) in the case of a Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C-1 (any such certificate, a “U.S. Tax Compliance Certificate”) to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form); (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI,

Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, Form W-9, Form W-8IMY, and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 4.01(d) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 may be provided by such Lender on behalf of such direct or indirect partner(s)); and/or (iv) two accurate and complete original signed copies of any other form prescribed by applicable U.S. federal income tax law (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Credit Documents; and (y) each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) and that is holding any Domestic Obligation or any Obligation of a resident of the United States (within the meaning of Section 861 of the Code and Treasury Regulation Section 1.861-2) shall deliver to the Company and the Administrative Agent, on or prior to the date on which it becomes a party to this Agreement, two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is exempt from United States backup withholding and (II) each Lender to the Canadian Borrowers, French Borrowers, European (GNU) Borrowers and Australian Borrowers shall deliver to the Company and the Administrative Agent on or prior to the date on which it becomes a party to this Agreement two accurate and complete original signed copies of either (x) Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is exempt from United States federal backup withholding or (y) an applicable Internal Revenue Service Form W-8 certifying such Lender’s non-U.S. status. A Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by Requirements of Law or reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if necessary, the amount to deduct and withhold from payments made to such Lender under any Credit Document. Solely for purposes of the preceding sentence, “FATCA” shall include any amendment made to FATCA after the Initial Closing Date.

(e) Notwithstanding any other provision of this Section 4.01, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f) On or before the date hereof (and on or before any successor or replacement Administrative Agent becomes an agent hereunder), the Administrative Agent shall deliver to the Company two duly executed originals of either (i) Internal Revenue Service Form W-9 (or successor forms) certifying that it is exempt from U.S. federal backup withholding tax or (ii) a U.S. branch withholding certificate on Internal Revenue Service Form W-8IMY (or any successor forms) evidencing its agreement with the Company to be treated as a United States person (as defined in Section 7701(a)(30) of the Code) (with respect to amounts received on account of any Lender) and Internal Revenue Service Form W-8ECI (or any successor forms) (with respect to amounts received on its own account), with the effect that, in either case, the Borrowers that are United States persons (as defined in Section 7701(a)(30) of the Code) will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax. The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.

(g) Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Sections 4.01(c) or 4.01(d).

(h) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 4.01(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 4.01(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 4.01(h) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(i) For the avoidance of doubt, for purposes of this Section 4.01, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

(j) Notwithstanding any other provision of this Section 4.01, Section 4.01(a) (other than Sections 4.01(a)(ii) and 4.01(a)(iii)) shall not apply with respect to any Taxes assessed on an Australian Revolving Party which is Australian Withholding Tax in respect of any interest paid to an Australian Offshore Associate of the Australian Borrower.

4.02. VAT.

(a) All amounts expressed to be payable under a Credit Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Credit Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party). In this Section 4.02 and Section 4.03, the following expressions shall have the following meanings: (i) “Finance Party” shall mean any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document; (ii) “Party” shall mean any party to this Agreement and (iii) “VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Credit Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Credit Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 4.02 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in article 11 of Council Directive 2006/112/EC as amended (or as implemented by any relevant member state of the European Union)).

(e) In relation to any supply made by a Finance Party to any Party under a Credit Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

4.03. United Kingdom Tax Matters. The provisions of Section 4.01 shall not apply, and instead the provisions of this Section 4.03 shall apply, to any advance under any Credit Document to any U.K. Borrower (such Person being a “Relevant Borrower” for the purposes of this Section 4.03) by any Lender, provided that Section 4.01 shall apply in all respects to any payments under any Credit Document by a Credit Party that is treated as a “United States person” as defined in Section 7701(a)(30) of the Code.

(a) Definitions. Solely for the purposes of this Section 4.03, the following terms shall have the following meanings:

(i) “Qualifying Lender” means (A) a Lender (other than a Lender within clause (B) of the definition of Qualifying Lender) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document and is (1) a Lender, (I) which is a bank (as defined for the purpose of section 879 of the U.K. ITA) making an advance under a Credit Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or (II) in respect of an advance made under a Credit Document by a person that was a bank (as defined for the purpose of section 879 of the U.K. ITA) at the time that such advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (2) a Lender which is (I) a company resident in the United Kingdom for United Kingdom tax purposes, (II) a partnership, each member of which is, (a) a company so resident in the United Kingdom, or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (III) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company, or (3) a U.K. Treaty Lender, or (B) Lender which is a building society (as defined for the purposes of section 880 of the U.K. ITA) making an advance.

(ii) “Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document is either, (A) a company resident in the United Kingdom for United Kingdom tax purposes; or (B) a partnership each member of which is (1) a company so resident in the United Kingdom, (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

(iii) “UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

(iv) “U.K. Non-Bank Lender” means (A) a Lender (which falls within clause (A)(2) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Administrative Agent, and (B) where a Lender becomes a party after the Initial Closing Date, an Eligible Assignee which gives a Tax Confirmation in the Assignment and Assumption Agreement which it executes on becoming a party.

Except as otherwise expressly provided in this Section 4.03, a reference to “determines” or “determined” in connection with tax provisions contained in Section 4.03 means a determination made in the absolute discretion of the person making the determination, acting reasonably. For the avoidance of doubt, for purposes of this Section 4.03, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

(b) “Tax Gross-up”.

(i) Each Relevant Borrower shall make all payments to be made by it under any Credit Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii) A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall promptly notify the Relevant Borrower.

(iii) If a Tax Deduction is required on account of Taxes imposed by the United Kingdom to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) is equal to the payment which would have been made by the Relevant Borrower if no such Tax Deduction had been required.

(iv) A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a Qualifying Lender solely by virtue of clause (A)(2) of the definition of Qualifying Lender, and:

(A) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the U.K. ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and

(B) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C) the relevant Lender is a Qualifying Lender solely by virtue of clause (A)(2) of the definition of Qualifying Lender and:

(A) the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and

(B) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the U.K. ITA; or

(D) the relevant Lender is a U.K. Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Sections 4.03(b)(vii), 4.03(b)(xi) and 4.03(f)(i) respectively (as applicable) below.

(v) If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the U.K. ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) A U.K. Treaty Lender and each Relevant Borrower which makes a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.

(viii) Nothing in Section 4.03(b)(vii) above shall require a U.K. Treaty Lender to:

(A) register under the HMRC DT Treaty Passport scheme;

(B) apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(C) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with Sections 4.03(b)(xi) or 4.03(f)(i) (HMRC DT Treaty Passport scheme confirmation) and the Relevant Borrower making that payment has not complied with its obligations under Sections 4.03(b)(xii) or 4.03(f)(ii) (HMRC DT Treaty Passport scheme confirmation).

(ix) A U.K. Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the Administrative Agent by entering into this Agreement.

(x) A U.K. Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(xi) A U.K. Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Relevant Borrower) by notifying the Administrative Agent of its scheme reference number and its jurisdiction of tax residence.

(xii) Where a Lender notifies the Administrative Agent as described in Section 4.03(b)(xi) above the Administrative Agent shall promptly notify each Relevant Borrower and each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Administrative Agent with a copy of that filing (for delivery to the Lender).

(xiii) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 4.03(b)(xi) above or Section 4.03(f)(i) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance unless the Lender otherwise agrees.

(c) Tax Indemnity.

(i) The Relevant Borrowers shall (within three Business Days of demand by Agent) pay to a Secured Creditor an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes imposed by the United Kingdom by such Secured Creditor in respect of a Credit Document.

(ii) Section 4.03(c)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(A) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes;

(B) under the law of the jurisdiction in which such Lender’s ~~lending office~~Facility Office is located in respect of amounts received or receivable in such jurisdiction; or

(C) under the law of any jurisdiction in which that Lender maintains a permanent establishment with which an amount payable under a Credit Document is effectively connected by virtue of any activities carried on by the Lender through such permanent establishment in respect of that document, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B) to the extent a loss, liability or cost:

(A) is compensated for by an increased payment under Section 4.03(b)(iii) (Tax Gross-up); or

(B) would have been compensated for by an increased payment under Section 4.03(b)(iii) (Tax Gross-up) but was not so compensated solely because one of the exclusions in Section 4.03(b)(iv) (Tax Gross-up) applied; or

(C) relates to a FATCA Deduction required to be made by a Party.

(iii) A Lender making, or intending to make a claim under Section 4.03(c)(i) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Relevant Borrowers.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 4.03(c), notify the Administrative Agent.

(d) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii) that Lender has obtained, utilized and retained that Tax Credit,

the Lender shall as soon as reasonably practicable following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(e) Lender Status Confirmation. Each New Lender shall indicate, in the Assignment and Assumption Agreement which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Relevant Borrower, which of the following categories it falls within:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender (other than a U.K. Treaty Lender); or

(iii) a U.K. Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 4.03(e), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category of Qualifying Lender applies (and the Administrative Agent, upon receipt of such notification, shall inform the Relevant Borrower). For the avoidance of doubt, an Assignment and Assumption Agreement shall not be invalidated by any failure of a New Lender to comply with this Section 4.03(e).

(f) HMRC DT Treaty Passport Scheme Confirmation.

(i) A New Lender that is a U.K. Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Relevant Borrower) in the Assignment and Assumption Agreement which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption Agreement.

(ii) Where an Assignment and Assumption Agreement includes the indication described in Section 4.03(f)(i) above in the relevant Assignment and Assumption Agreement, each Relevant Borrower which is a party as a Borrower as at the date that the relevant Assignment and Assumption Agreement is executed (the “Assignment Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Assignment Transfer Date and shall promptly provide the Administrative Agent with a copy of that filing (for the delivery to the Lender).

(g) Reserved.

(h) FATCA Information.

(i) Subject to paragraph (iii) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(A) confirm to that other Party whether it is:

(A) a FATCA Exempt Party; or

(B) not a FATCA Exempt Party;

(B) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(C) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(ii) If a Party confirms to another Party pursuant to paragraph (i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(iii) Paragraph (i) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(A) any law or regulation;

(B) any fiduciary duty; or

(C) any duty of confidentiality.

(iv) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (i)(A) or (B) above (including, for the avoidance of doubt, where paragraph (iii) above applies), then such Party shall be treated for the purposes of the Credit Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(i) FATCA Deduction.

(i) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(j) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Administrative Agent and the Administrative Agent shall notify the other Finance Parties.

4.04. Public Offer.

(a) The Administrative Agent undertakes, represents and warrants to the Borrowers that it will make before the 30th day after the date of this Agreement invitations to become a Revolving Lender under this Agreement:

(i) in the form agreed with the Borrowers to at least 10 parties, each of whom, as at the date the relevant invitation is made, the Administrative Agent’s relevant officers involved in the Transaction on a day to day basis believe carries on the business of providing finance or investing or dealing in securities in the course of operating in financial markets, for the purposes of section 128F(3A)(a)(i) of the Australian Tax Act, and each of whom has been disclosed to the Borrowers; or

(ii) in an electronic form that is used by financial markets for dealing in debentures (as defined in section 128F(9) of the Australian Tax Act) or debt interests (as defined in Sections 974-15 and 974-20 of the Australian Tax Act 1997) such as Reuters or Bloomberg.

(b) The Administrative Agent undertakes, represents and warrants to the Borrowers that at least 10 of the parties to whom the Administrative Agent will make invitations referred to in Section 4.04(a)(i) are not, as at the date the invitations are made, to the knowledge of the relevant officers of the Administrative Agent involved in the Transaction, Australian Tax Associates of any of the others of those 10 offerees.

(c) The Administrative Agent undertakes, represents and warrants to the Borrowers that it has not made and will not make offers or invitations referred to in Section 4.04(a)(i) to parties whom its relevant officers involved in the Transaction on a day to day basis are aware are Australian Offshore Associates of the Australian Borrower.

(d) The Borrowers confirm that none of the potential invitees whose names were disclosed to it by the Administrative Agent before the date of this Agreement were known or suspected by it to be an Australian Offshore Associate of any Borrower or an Australian Tax Associate of any other such invitee.

(e) The Borrowers will advise the Administrative Agent if the potential invitees disclosed to it by the Administrative Agent are known or suspected by it to be an Australian Offshore Associate of any of the Borrowers or an Australian Tax Associate of any other invitee.

(f) Each Lender represents and warrants to the Borrowers that if its participation under this Agreement resulted from the invitations referred to in Section 4.04(a)(i):

(i) an invitation to become a ‘Lender’ under this Agreement was made to it;

(ii) it was, at the time it received the invitation to participate in this Syndicated Facility Agreement, and will be at the time of making any Australian Revolving Borrowing or any other financial accommodation under this Syndicated Facility Agreement, carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; and

(iii) it is not, and at the time it makes a Revolving Borrowing or any other financial accommodation under this Syndicated Facility Agreement it will not be, so far as it has actual knowledge, an Australian Tax Associate of any other Lender or an Australian Offshore Associate of any of the Borrowers (provided such Australian Tax Associates and Australian Offshore Associates are notified by the relevant Borrower to the Lenders beforehand).

(g) The Administrative Agent and each Lender will provide to the Borrowers when reasonably requested by any Borrower any factual information in its possession or which it is reasonably able to provide to assist the Borrower to demonstrate (based upon tax advice received by that Borrower) that section 128F of the Australian Tax Act has been satisfied where to do so will not in the Administrative Agent’s or Lender’s reasonable opinion breach any law, regulation or duty relating to confidentiality.

(h) If, for any reason, the requirements of section 128F of the Australian Tax Act have not been satisfied in relation to interest payable under this Syndicated Facility Agreement (except to an Australian Offshore Associate of a Borrower), then on request by the Administrative Agent or a Borrower, each of the Administrative Agent, the Lenders and the Borrowers shall co-operate and take steps reasonably requested with a view to satisfying those requirements:

(i) where a Lender breached Sections 4.04(a), 4.04(b)4.04(b), 4.04(c) or 4.04(f)4.04(f), at the cost of that Lender; or

(ii) in all other cases, at the cost of the Borrowers.

Section 5. Conditions Precedent to Credit Events on the applicable Closing Date.

5.01. U.S. and Canada. The Administrative Agent, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any U.S. Revolving Loans, Canadian Revolving Loans, Canadian Swingline Loans or U.S Swingline Loans, or arrange for the issuance of any Canadian Letters of Credit or U.S. Letters of Credit, until the following conditions are satisfied or waived:

(a) Initial Closing Date; Credit Documents. On or prior to the Initial Closing Date, each U.S. Credit Party, each Canadian Credit Party and Mattel Overseas Operations Ltd., a Bermuda company (“MOO”), the Administrative Agent, the Collateral Agent, the Australian Security Trustee, each of the Issuing Banks on the date hereof and each of the Lenders on the date hereof shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent or, in the case of the Issuing Banks and the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written, facsimile or other electronic notice (actually received) at such office that the same has been signed and mailed to it.

(b) Officer’s Certificate. On the Initial Closing Date, the Administrative Agent shall have received a certificate, dated the Initial Closing Date and signed on behalf of the Company (and not in any individual capacity) by a Responsible Officer of the Company, certifying on behalf of the Company that (i) no Default or Event of Default exists, (ii) the representations and warranties set forth in Section 7 are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Initial Closing Date (except for those representations and warranties that relate to an earlier date, in which event, such representations and warranties shall have been true in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of such earlier date), (iii) on and as of the Initial Closing Date, no action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that (x) could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole, or could reasonably be expected to impair the ability of the Credit Parties to perform satisfactorily under this Agreement or any other Credit Document or (y) could reasonably be expected to materially and adversely affect this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, (iv) on or prior to the Initial Closing Date, the U.S Credit Parties, Canadian Credit Parties and MOO have received all governmental and third party consents and approvals as may be required in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby with respect to such Credit Parties, and (v) borrowing, guaranteeing and/or securing, as appropriate, the relevant Commitments would not cause any borrowing, guaranteeing or securing limit binding on the applicable Credit Parties to be exceeded.

(c) Opinions of Counsel. On the Initial Closing Date, the Administrative Agent shall have received from (i) Latham & Watkins LLP, special U.S. counsel to the Credit Parties (as to certain matters of New York, Delaware and California Law), (ii) Reinhart Boerner Van Deuren s.c., special Wisconsin counsel to the Credit Parties, (iii) Conyers, Dill & Pearman Limited, special Bermuda counsel to the Credit Parties, and (iv) McCarthy Tétrault LLP, special Canadian counsel to the Credit Parties, in each case, an opinion addressed to the Administrative Agent, the Collateral Agent, and each of the Lenders party hereto on the Initial Closing Date and dated the Initial Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

(d) Corporate Documents; Proceedings, etc.

(i) On the Initial Closing Date, the Administrative Agent shall have received one or more certificates from the U.S. Credit Parties and Canadian Credit Parties, dated the Initial Closing Date, and in each case signed by a Responsible Officer of one or more such Credit Parties, and to the extent applicable attested to by a secretary or assistant secretary of one or more such Credit Parties, in each case, on behalf of the applicable Credit Party or Credit Parties (and not in any individual capacity), in customary form, (i) attaching copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of the applicable Credit Parties, (ii) attaching a true and complete copy of the resolutions of the applicable Credit Parties duly adopted by the relevant corporate body of such Credit Parties authorizing the execution, delivery and performance of the Credit Documents to which each such Credit Party is a party and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) attaching, if applicable, a true and complete copy of any power of attorney granted to a Responsible Officer of the applicable Credit Parties authorizing such Responsible Officer to act on behalf of each concerned Credit Party under the Credit Documents, and (iv) attaching specimen signatures of the persons authorized to execute the Credit Documents to which each of the applicable Credit Parties is a party.

(e) Solvency Certificate. On the Initial Closing Date, the Administrative Agent shall be reasonably satisfied with Borrowers’ capital structure and indebtedness, including receipt by the Administrative Agent of a solvency certificate from the chief financial officer, treasurer or controller of the Company substantially in the form of Exhibit F.

(f) Borrowing Base Certificate. The Company shall have delivered to the Administrative Agent a Borrowing Base Certificate dated as of October 31, 2017, substantially in the form of Exhibit D.

(g) Material Adverse Effect. Since December 31, 2016, there shall not have occurred a material adverse change in the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole.

(h) Fees, etc. On the Initial Closing Date, the Company shall have paid to the Agents and the Lenders all fees, if any, required to be paid to such Person on the Initial Closing Date and all reasonable and documented out-of-pocket expenses required to be reimbursed by the Company to the Administrative Agent and the Joint Lead Arrangers in connection with the Transactions, in the case of such expenses to the extent invoiced at least two Business Days prior to the Initial Closing Date.

(i) Security Agreements. On the Initial Closing Date, (a) each U.S. Credit Party shall have duly authorized, executed and delivered each U.S. Security Agreement, (b) each Canadian Credit Party shall have duly authorized, executed and delivered the Canadian Security Agreement, (c) MOO shall have duly authorized, executed and delivered the Security Documents to which it is a party, in the case of each of the immediately preceding clauses (a) through (c), covering all of such Credit Party’s present and future Collateral required by the Collateral and Guarantee Requirement, (d) the Company and Mattel International Holdings B.V. shall have duly authorized, executed and delivered the Dutch Share Pledge, and (e) the Company shall have duly authorized, executed and delivered the Spanish Share Pledge, and the applicable U.S. Credit Parties, Canadian Credit Parties and MOO shall have delivered:

(A) in respect of (A) each U.S. Credit Party, proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC; and (B) each Canadian Credit Party, proper financing statements certified as filed under the PPSA;

(B) an executed Perfection Certificate; and

(C) (1) other than in respect of the Dutch Share Pledge, certificates, if any (which certificates shall be accompanied by irrevocable undated stock powers or stock transfer forms, duly endorsed in blank), representing all Equity Interests that are certificated securities and required to be pledged by the Collateral and

Guarantee Requirement, (2) in respect of the Dutch Share Pledge, a copy, certified by a Responsible Officer of the Initial Dutch Borrower of the shareholders’ register (aandeelhoudersregister) and (3) any promissory notes or other instruments (duly endorsed, where appropriate) evidencing any Indebtedness for borrowed money (other than intercompany Indebtedness) in a principal amount in excess of $2,500,000 (individually) owing to any Canadian Credit Party or U.S. Credit Party to the extent required to be delivered in accordance with the Collateral and Guarantee Requirement.

(j) Financial Statements. On or prior to the Initial Closing Date, the Administrative Agent shall have received (i) the Historical Financial Statements, (ii) the Borrowers’ and their respective Restricted Subsidiaries’ most recent annual projected statement of operations, balance sheet and statement of cash flows, for the period through December 31, 2020 and (iii) quarterly balance sheet projections for the period ending December 31, 2019 (the information delivered under clauses (ii) and (iii), the “Projections”). The Administrative Agent hereby confirms that it has received all such Historical Financial Statements and Projections.

(k) Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information about the Company and the other Credit Parties that shall have been reasonably requested by the Administrative Agent or the Lenders and that the Administrative Agent reasonably determines is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and AML Legislation. The Administrative Agent and the Lenders hereby confirm that they have received all such information.

(l) Insurance. The Administrative Agent shall have received certificates of insurance, or, where applicable, insurance broker’s letters, for the insurance policies carried by the Credit Parties.

(m) Repayment of Debt to be Repaid. Reasonably satisfactory arrangements shall have been made for the repayment in full of the Debt to be Repaid.

(n) Field Examinations, Environmental Reports and Appraisals; Diligence. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all Appraisals in respect of Inventory, all Field Examinations, all Appraisals in respect of Intellectual Property that is Collateral and all Appraisals and environmental reports in respect of all Mortgaged Property, each dated no earlier than three months prior to the Initial Closing Date, and shall otherwise be satisfied with its business and collateral due diligence in all respects. The Administrative Agent hereby confirms that it has received all of such Appraisals, environmental reports and Field Examinations and is satisfied therewith.

(o) Mortgaged Properties. With respect to each Mortgaged Property located in the United States of America owned as of the Initial Closing Date and listed on Schedule 5.15, the Administrative Agent shall have received (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (to the extent a Mortgaged Property is located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Company and the applicable Credit Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 8.03 hereof and with respect to Eligible Fee-Owned Real Estate the applicable provisions of the Collateral and Guarantee Requirement, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Creditors, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent. Except for delivery of any items noted in Schedule 8.16, the Administrative Agent hereby confirms that it has received all of such items.

(p) Minimum Total Excess Availability; Liquidity Forecast. (i) The Total Excess Availability as of the Initial Closing Date shall be no less than $500,000,000 and (ii) the Administrative Agent shall have received a forecast of Borrowers’ liquidity for the period following the Initial Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(q) Other Financing Facility. The Administrative Agent shall have received all Senior Unsecured 2017 Note Documents, together with confirmation that all conditions to the closing thereof have been satisfied and funding thereunder shall occur contemporaneous with the closing of the transactions contemplated by this Agreement, all in form and substance satisfactory to the Administrative Agent.

5.02. France. The Administrative Agent, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any French Revolving Loans, French Swingline Loans, or arrange for the issuance of any French Letters of Credit, until the following conditions are satisfied or waived:

(a) Officer’s Certificate. On the French Closing Date, the Administrative Agent shall have received a certificate, dated the French Closing Date and signed on behalf of the Company (and not in any individual capacity) by a Responsible Officer of the Company, certifying on behalf of the Company that (i) no Default or Event of Default exists, (ii) the representations and warranties set forth in Section 7 are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the French Closing Date (except for those representations and warranties that relate to an earlier date, in which event, such representations and warranties shall have been true in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of such earlier date), (iii) on and as of the French Closing Date, no action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that (x) could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole, or could reasonably be expected to impair the ability of the Credit Parties to perform satisfactorily under this Agreement or any other Credit Document or (y) could reasonably be expected to materially and adversely affect this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, and (iv) on or prior to the French Closing Date, the French Credit Parties have received all governmental and third party consents and approvals as may be required in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby with respect to the French Credit Parties.

(b) Opinions of Counsel. On the French Closing Date, the Administrative Agent shall have received from Kramer Levin Naftalis & Frankel LLP , special French counsel to the Credit Parties and Norton Rose Fulbright LLP, special French counsel to the Administrative Agent, in each case, an opinion addressed to the Administrative Agent, the Collateral Agent, and each of the French Lenders party hereto on the French Closing Date and dated the French Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

(c) Corporate Documents; Proceedings, etc.

(i) On the French Closing Date, the Administrative Agent shall have received one or more certificates from the French Credit Parties, dated the French Closing Date, and in each case signed by a Responsible Officer of one or more such Credit Parties, in each case, on behalf of the applicable Credit Party or Credit Parties (and not in any individual capacity), in customary form, (A) attaching copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents being, for the French Credit Parties, the up-to-date statuts and a certified copy of a K-bis extract of less than fifteen (15) days from the French Closing Date), as applicable, of the applicable Credit Parties, (B) attaching a true and complete copy of the resolutions of the applicable Credit Parties duly adopted by the relevant corporate body of such Credit Parties authorizing the execution, delivery and performance of the Credit Documents to which each such Credit Party is a party and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) attaching, if applicable, a true and complete copy of any power of attorney granted to a Responsible Officer of the applicable Credit Parties authorizing such Responsible Officer to act on behalf of each concerned Credit Party under the Credit Documents, (D) attaching specimen signatures of the persons authorized to execute the Credit Documents to which each of the applicable Credit Parties is a party, and (E) confirming that borrowing, guaranteeing and/or securing, as appropriate, the relevant Commitments would not cause any borrowing, guaranteeing or securing limit binding on the applicable Credit Parties to be exceeded.

(ii) On the French Closing Date, the Administrative Agent shall have received a certified copy of an insolvency certificate (certificat de non-faillite) and lien searches (état des privileges et nantissements) in respect of the French Credit Parties of less than fifteen (15) days from the French Closing Date.

(d) Material Adverse Effect. Since December 31, 2016, there shall not have occurred a material adverse change in the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole.

(e) Fees, etc. On the French Closing Date, the Company shall have paid to the Agents and the Lenders all fees, if any, required to be paid to such Person on the French Closing Date and all reasonable and documented out-of-pocket expenses required to be reimbursed by the Company to the Administrative Agent and the Joint Lead Arrangers in connection with the Transactions, in the case of such expenses to the extent invoiced at least two Business Days prior to the French Closing Date.

(f) Security Agreements. On the French Closing Date, each French Credit Party shall have duly authorized, executed and delivered the French Security Agreements to which it is a party (other than the French Moveable Assets Pledge Agreement), covering all of such Credit Party’s present and future Collateral required by the Collateral and Guarantee Requirement.

(g) TEG Letter. On the French Closing Date, the Administrative Agent shall have received from each French Borrower as at that date, the TEG Letter duly countersigned.

(h) Collection Account Addendum. The French Credit Parties shall have executed and delivered to Administrative Agent the applicable Collection Account Addendum which shall be in form and substance acceptable to Administrative Agent, in its Permitted Discretion.

(i) Foreign Joinder Agreement. The Company, French Revolving Lenders, French Swingline Lenders and French Credit Parties shall have executed and delivered to Administrative Agent the Foreign Joinder Agreement.

(j) Outside Date. The French Closing Date must occur on or prior to March 31, 2018.

Until all of the conditions set forth in this Section 5.02 have been satisfied and Administrative Agent has confirmed their satisfaction in a written notification to the Lenders, the French Borrowers shall not be Borrowers hereunder, the French Revolving Lenders shall not be Revolving A Lenders hereunder, the French Swingline Lenders shall not be Swingline Lenders hereunder, and no French Revolving Commitments, French Revolving Loans, French Swingline Loans or French Letters of Credit shall be available hereunder.

5.03. European (GNU). The Administrative Agent, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any European (GNU) Revolving Loans, European (GNU) Swingline Loans, or arrange for the issuance of any European (GNU) Letters of Credit, until the following conditions are satisfied or waived:

(a) Officer’s Certificate. On the European (GNU) Closing Date, the Administrative Agent shall have received a certificate, dated the European (GNU) Closing Date and signed on behalf of the Company (and not in any individual capacity) by a Responsible Officer of the Company, certifying on behalf of the Company that (i) no Default or Event of Default exists, (ii) the representations and warranties set forth in Section 7 are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the European (GNU) Closing Date (except for those representations and warranties that relate to an earlier date, in which event, such representations and warranties shall have been true in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of such earlier date), (iii) on and as of the European (GNU) Closing Date, no action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that (x) could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole, or could reasonably be expected to impair the ability of the Credit Parties to perform satisfactorily under this Agreement or any other Credit

Document or (y) could reasonably be expected to materially and adversely affect this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, and (iv) on or prior to the European (GNU) Closing Date, the European (GNU) Credit Parties have received all governmental and third party consents and approvals as may be required in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby with respect to the European (GNU) Credit Parties.

(b) Opinions of Counsel. On the European (GNU) Closing Date, the Administrative Agent shall have received from (i) NautaDutilh N.V., special Dutch counsel to the Credit Parties and Norton Rose Fulbright LLP, special Dutch counsel to the Administrative Agent, (ii) Norton Rose Fulbright LLP, special U.K. counsel to the Administrative Agent, (iii) Schiedermair Rechtsanwälte Partnerschaftsgesellschaft von Rechtsanwälten und Steuerberatern mbB, special German counsel to the Credit Parties and Norton Rose Fulbright LLP, special German counsel to the Administrative Agent, and (iv) Norton Rose Fulbright LLP, special French counsel to the Administrative Agent, in each case, an opinion addressed to the Administrative Agent, the Collateral Agent, and each of the Lenders party hereto on the European (GNU) Closing Date and dated the European (GNU) Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

(c) Corporate Documents; Proceedings, etc. On the European (GNU) Closing Date, the Administrative Agent shall have received one or more certificates from the European (GNU) Credit Parties, dated the European (GNU) Closing Date, and in each case signed by a Responsible Officer of one or more such Credit Parties, and to the extent applicable attested to by a secretary or assistant secretary of one or more such Credit Parties, in each case, on behalf of the applicable Credit Party or Credit Parties (and not in any individual capacity), in customary form, (i) attaching copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents being, for the German Credit Parties, a current Gesellschaftsvertrag (articles of incorporation) and a certified copy of a Handelsregisterauszug (commercial registry excerpt) of less than fifteen (15) days from the European (GNU) Closing Date), as applicable, of the applicable Credit Parties, (ii) attaching a true and complete copy of the resolutions of the applicable Credit Parties duly adopted by the relevant corporate body of such Credit Parties authorizing the execution, delivery and performance of the Credit Documents to which each such Credit Party is a party and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) attaching, if applicable, a true and complete copy of any power of attorney granted to a Responsible Officer of the applicable Credit Parties authorizing such Responsible Officer to act on behalf of each concerned Credit Party under the Credit Documents, (iv) attaching specimen signatures of the persons authorized to execute the Credit Documents to which each of the applicable Credit Parties is a party, and (v) confirming that borrowing, guaranteeing and/or securing, as appropriate, the relevant Commitments would not cause any borrowing, guaranteeing or securing limit binding on the applicable Credit Parties to be exceeded.

(d) Material Adverse Effect. Since December 31, 2016, there shall not have occurred a material adverse change in the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole.

(e) Fees, etc. On the European (GNU) Closing Date, the Company shall have paid to the Agents and the Lenders all fees, if any, required to be paid to such Person on the European (GNU) Closing Date and all reasonable and documented out-of-pocket expenses required to be reimbursed by the Company to the Administrative Agent and the Joint Lead Arrangers in connection with the Transactions, in the case of such expenses to the extent invoiced at least two Business Days prior to the European (GNU) Closing Date.

(f) Security Agreements. On the European (GNU) Closing Date, (i) each European (GNU) Credit Party shall have duly authorized, executed and delivered the European (GNU) Security Agreements to which it is a party (other than the Dutch Share Pledge), covering all of such Credit Party’s present and future Collateral required by the Collateral and Guarantee Requirement and (ii) the Initial Dutch Borrower and Geodis Logistics Rhône Alpes shall have duly authorized, executed and delivered the French Moveable Assets Pledge Agreement.

(g) Collection Account Addendum. The European (GNU) Credit Parties shall have executed and delivered to Administrative Agent the applicable Collection Account Addendum which shall be in form and substance acceptable to Administrative Agent, in its Permitted Discretion.

(h) Foreign Joinder Agreement. The Company, European (GNU) Revolving Lenders, European (GNU) Swingline Lenders, and European (GNU) Credit Parties shall have executed and delivered to Administrative Agent the Foreign Joinder Agreement.

(i) Outside Date. The European (GNU) Closing Date must occur on or prior to March 31, 2018.

Until all of the conditions set forth in this Section 5.03 have been satisfied and Administrative Agent has confirmed their satisfaction in a written notification to the Lenders, the European (GNU) Borrowers shall not be Borrowers hereunder, the European (GNU) Revolving Lenders shall not be Revolving A Lenders hereunder, the European (GNU) Swingline Lenders shall not be Swingline Lenders hereunder, and no European (GNU) Revolving Commitments, European (GNU) Revolving Loans, European (GNU) Swingline Loans or European (GNU) Letters of Credit shall be available hereunder.

5.04. Spain. The Administrative Agent, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any Spanish Revolving Loans, Spanish Swingline Loans, or arrange for the issuance of any Spanish Letters of Credit, until the following conditions are satisfied or waived:

(a) Officer’s Certificate. On the Spanish Closing Date, the Administrative Agent shall have received a certificate, dated the Spanish Closing Date and signed on behalf of the Company (and not in any individual capacity) by a Responsible Officer of the Company, certifying on behalf of the Company that (i) no Default or Event of Default exists, (ii) the representations and warranties set forth in Section 7 are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Spanish Closing Date (except for those representations and warranties that relate to an earlier date, in which event, such representations and warranties shall have been true in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of such earlier date), (iii) on and as of the Spanish Closing Date, no action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that (x) could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole, or could reasonably be expected to impair the ability of the Credit Parties to perform satisfactorily under this Agreement or any other Credit Document or (y) could reasonably be expected to materially and adversely affect this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, (iv) on or prior to the Spanish Closing Date, the Spanish Credit Parties have received all governmental and third party consents and approvals as may be required in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby with respect to the Spanish Credit Parties, and (v) borrowing, guaranteeing and/or securing, as appropriate, the relevant Commitments would not cause any borrowing, guaranteeing or securing limit binding on the applicable Credit Parties to be exceeded.

(b) Opinions of Counsel. On the Spanish Closing Date, the Administrative Agent shall have received from Ramon y Cajal Abogados, special Spanish counsel to the Administrative Agent, an opinion addressed to the Administrative Agent, the Collateral Agent, and each of the Lenders party hereto on the Spanish Closing Date and dated the Spanish Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

(c) Corporate Documents; Proceedings, etc. On the Spanish Closing Date, the Administrative Agent shall have received one or more certificates from the Spanish Credit Parties, dated the Spanish Closing Date, and in each case signed by a Responsible Officer of one or more such Credit Parties, and to the extent applicable attested to by a secretary or assistant secretary of one or more such Credit Parties, in each case, on behalf of the applicable Credit Party or Credit Parties (and not in any individual capacity), in customary form, (i) attaching copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents) of less than fifteen (15) days from the Spanish Closing Date), as applicable, of the applicable Credit Parties, (ii) attaching a true and complete copy of the resolutions of the applicable Credit Parties duly adopted by the relevant corporate body of such Credit Parties authorizing the execution, delivery and performance of the Credit Documents to which each such Credit Party is a party and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) attaching, if applicable, a true and complete copy of any power of attorney granted to a Responsible Officer of the applicable Credit Parties authorizing such Responsible Officer to act on behalf of each concerned Credit Party under the Credit Documents, and (iv) attaching specimen signatures of the persons authorized to execute the Credit Documents to which each of the applicable Credit Parties is a party.

(d) Material Adverse Effect. Since December 31, 2016, there shall not have occurred a material adverse change in the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole.

(e) Fees, etc. On the Spanish Closing Date, the Company shall have paid to the Agents and the Lenders all fees, if any, required to be paid to such Person on the Spanish Closing Date and all reasonable and documented out-of-pocket expenses required to be reimbursed by the Company to the Administrative Agent and the Joint Lead Arrangers in connection with the Transactions, in the case of such expenses to the extent invoiced at least two Business Days prior to the Spanish Closing Date.

(f) Security Agreements. On the Spanish Closing Date, each Spanish Credit Party shall have duly authorized, executed and delivered the Spanish Security Agreements to which it is a party (other than the Spanish Share Pledge), covering all of such Credit Party’s present and future Collateral required by the Collateral and Guarantee Requirement.

(g) Collection Account Addendum. The Spanish Credit Parties shall have executed and delivered to Administrative Agent the applicable Collection Account Addendum which shall be in form and substance acceptable to Administrative Agent, in its Permitted Discretion.

(h) Foreign Joinder Agreement. The Company, Spanish Revolving Lenders, Spanish Swingline Lenders and Spanish Credit Parties shall have executed and delivered to Administrative Agent the Foreign Joinder Agreement.

(i) Outside Date. The Spanish Closing Date must occur on or prior to March 31, 2018.

Until all of the conditions set forth in this Section 5.04 have been satisfied and Administrative Agent has confirmed their satisfaction in a written notification to the Lenders, the Spanish Borrowers shall not be Borrowers hereunder, the Spanish Revolving Lenders shall not be Revolving A Lenders hereunder, the Spanish Swingline Lenders shall not be Swingline Lenders hereunder, and no Spanish Revolving Commitments, Spanish Revolving Loans, Spanish Swingline Loans or Spanish Letters of Credit shall be available hereunder.

5.05. Australia. The Administrative Agent, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any Australian Revolving Loans, Australian Swingline Loans, or arrange for the issuance of any Australian Letters of Credit, until the following conditions are satisfied or waived:

(a) Officer’s Certificate. On the Australian Closing Date, the Administrative Agent shall have received a certificate, dated the Australian Closing Date and signed on behalf of the Company (and not in any individual capacity) by a Responsible Officer of the Company, certifying on behalf of the Company that (i) no Default or Event of Default exists, (ii) the representations and warranties set forth in Section 7 are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Australian Closing Date (except for those representations and warranties that relate to an earlier date, in which event, such representations and warranties shall have been true in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of such earlier date), (iii) on and as of the Australian Closing Date, no action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that (x) could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole, or could reasonably be expected to impair the ability of the Credit Parties to perform satisfactorily under this Agreement or any other Credit Document or (y) could reasonably be expected to materially and adversely affect this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, (iv) on or prior to the Australian

Closing Date, the Australian Credit Parties have received all governmental and third party consents and approvals as may be required in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby with respect to the Australian Credit Parties, and (v) borrowing, guaranteeing and/or securing, as appropriate, the relevant Commitments would not cause any borrowing, guaranteeing or securing limit binding on the applicable Credit Parties to be exceeded.

(b) Opinions of Counsel. On the Australian Closing Date, the Administrative Agent shall have received from Norton Rose Fulbright Australia, special Australian counsel to the Administrative Agent, an opinion addressed to the Administrative Agent, the Collateral Agent, the Australian Security Trustee and each of the Lenders party hereto on the Australian Closing Date and dated the Australian Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

(c) Corporate Documents; Proceedings, etc.

(i) On the Australian Closing Date, the Administrative Agent shall have received a verification certificate in customary form from each Australian Credit Party, dated the Australian Closing Date, signed by two directors or a director and company secretary in the customary form attaching (A) its constitution, (B) extract of resolutions of its Board of Directors approving its entry into the Credit Documents to which it is a party, (C) if applicable, a copy of the power of attorney under which the Australian Credit Party is signing the Credit Documents to which it is a party and (D) specimen signatures of the persons authorized to execute the Credit Documents to which each Australian Credit Party is a party, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii) On the Australian Closing Date, Administrative Agent shall have received satisfactory searches of the ASIC’s company register and the Australian PPSA register with respect to each Australian Credit Party and any other Credit Party that is party to an Australian Security Document.

(d) Material Adverse Effect. Since December 31, 2016, there shall not have occurred a material adverse change in the business, assets, properties, liabilities, operations or condition of the Company and its Subsidiaries, taken as a whole.

(e) Fees, etc. On the Australian Closing Date, the Company shall have paid to the Agents and the Lenders all fees, if any, required to be paid to such Person on the Australian Closing Date and all reasonable and documented out-of-pocket expenses required to be reimbursed by the Company to the Administrative Agent and the Joint Lead Arrangers in connection with the Transactions, in the case of such expenses to the extent invoiced at least two Business Days prior to the Australian Closing Date.

(f) Australian Security Trust Deed and Security Agreements. On the Australian Closing Date, each Australian Credit Party shall have duly authorized, executed and delivered the Australian Security Trust Deed and the Australian Security Agreement, covering all of such Credit Party’s present and future Collateral required by the Collateral and Guarantee Requirement.

(g) Collection Account Addendum. The Australian Credit Parties shall have executed and delivered to Administrative Agent the applicable Collection Account Addendum which shall be in form and substance acceptable to Administrative Agent, in its Permitted Discretion.

(h) Foreign Joinder Agreement. The Company, Australian Revolving Lenders, Australian Swingline Lenders and Australian Credit Parties shall have executed and delivered to Administrative Agent the Foreign Joinder Agreement.

(i) Outside Date. The Australian Closing Date must occur on or prior to March 31, 2018.

Until all of the conditions set forth in this Section 5.05 have been satisfied and Administrative Agent has confirmed their satisfaction in a written notification to the Lenders, the Australian Borrowers shall not be Borrowers hereunder, the Australian Revolving Lenders shall not be Revolving A Lenders hereunder, the Australian Swingline Lenders shall not be Swingline Lenders hereunder, and no Australian Revolving Commitments, Australian Revolving Loans, Australian Swingline Loans or Australian Letters of Credit shall be available hereunder.

Section 6. Conditions Precedent to All Credit Events. The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:

6.01. Notice of Borrowing. (a) The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested (other than pursuant to Section 2.02(f)); or (b) the Administrative Agent and the applicable Issuing Bank shall have received an LC Request if the issuance, amendment, extension or renewal of a Letter of Credit is being requested; or (c) the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b), if the Borrowing of a Swingline Loan is being requested.

6.02. Availability. After giving effect to such Credit Extension, no Overadvance shall exist.

6.03. No Default. No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

6.04. Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Section 7 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

The acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by the Company and by each Borrower receiving the benefit of such Credit Extension to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6 and applicable to such Credit Event are satisfied as of that time (other than such conditions which are subject to the discretion of the Administrative Agent or the Lenders). All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office.

Section 7. Representations and Warranties. In order to induce the Agents, the Lenders and the Issuing Banks to enter into this Agreement and to make the Credit Extensions hereunder, each Credit Party, as applicable, makes the following representations and warranties~~.~~:

7.01. Organizational Status. The Company and each of its Restricted Subsidiaries (other than any Immaterial Subsidiary) (i) is (except, in the case of any Restricted Subsidiary, for changes permitted by this Agreement) a duly organized or incorporated and validly existing organization or company (as the case may be) in good standing under the law of the jurisdiction of its organization or incorporation (to the extent such concept exists and is applicable under the Requirements of Law of the relevant jurisdiction), (ii) has the corporate, partnership, limited liability company, unlimited liability company or similar organizational power and authority to own its property and assets and to transact the business in which it is engaged, except to the extent that any failure to have such corporate, partnership, limited liability company, unlimited liability company or similar organizational power and authority would not reasonably be expected to have a Material Adverse Effect and (iii) is (except, in the case of any Restricted Subsidiary, for changes in the ordinary course of business or as permitted or contemplated by this Agreement), to the extent such concepts exists and is applicable under the Requirements of Law of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect.

7.02. Power and Authority. Each Credit Party has the corporate, partnership, limited liability company, unlimited liability company or similar organizational power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company, unlimited liability company or similar organizational action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and, subject to the Legal Reservations, each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party (including the granting of any Liens by the Credit Parties under the Security Documents), nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law, other than any Requirement of Law the violation of which could not reasonably be expected to result in a Material Adverse Effect, (ii)

will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under (with due notice or lapse of time or both), or result in the creation or imposition of (or the obligation to create or impose) any material Lien (except pursuant to the Security Documents) upon any of the material property or assets of any Credit Party or any of its respective Restricted Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (any such term, covenant, condition or provision, a “Contractual Requirement”), the violation of which could reasonably be expected to result in a Material Adverse Effect (including, for the avoidance of doubt, the Senior Unsecured Note Indentures), (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or (iv) will require any approval of stockholders of any Person, in each case that has not been obtained and is in full force and effect.

7.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the applicable Closing Date (or with respect to any Person that becomes a Credit Party after the applicable Closing Date, on or prior to the date such Person becomes a Credit Party) and which remain in full force and effect on the applicable Closing Date (or with respect to any Person that becomes a Credit Party after the applicable Closing Date, on or prior to the date such Person becomes a Credit Party), (b) filings which are necessary to perfect the security interests and Liens created under the Security Documents to the extent required by the Collateral and Guarantee Requirement, (c) filings of periodic reports and other documents under the Exchange Act and other applicable Requirements of Law), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document, in each case other than any orders, consents, approvals, licenses, authorizations or validations of, or filings, recordings or registrations, the failure to have or make could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.05. Financial Statements; Financial Condition; Projections.

(a) The Historical Financial Statements have been prepared in accordance with GAAP, in all material respects, and fairly present, in all material respects, the financial positions and results of operations of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated. The Projections have been prepared in good faith, based on assumptions believed by the Company as of the Initial Closing Date to be reasonable in light of the circumstances under which such Projections were prepared; it being recognized by the Agents, the Lenders and the Issuing Banks that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Company and its Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material. Since the delivery to the Administrative Agent of the most recent annual financial statements pursuant to Section 8.01(b), there has been no Material Adverse Effect.

(b) On and as of the Initial Closing Date, after giving effect to the consummation of the Transactions on or prior to the Initial Closing Date (including the incurrence of the Loans made on the Initial Closing Date), the Company and its consolidated Subsidiaries, taken as a whole, are Solvent.

7.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Responsible Officer of any Credit Party, threatened (i) with respect to any Credit Document or (ii) in the reasonable judgment of the Company and its executive officers (assuming adverse determination of facts which the Company in good faith believes it would not successfully disprove, and considering damages which in their judgment is the maximum that would be awarded upon, and the likelihood of, an adverse determination of the claim, or the amount which reflects their judgment as to that required to be paid to settle the claims), that either individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

7.07. True and Complete Disclosure. None of the written information or written factual data (taken as a whole) heretofore or contemporaneously furnished by the Company or any of its Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent or any Lender on or before the applicable Closing Date (including all such information contained in any confidential information memorandum (and all information incorporated by reference therein) and in the Credit Documents) for purposes of, or in connection with, this Agreement, the other Credit Documents or any transaction contemplated herein or therein contained any untrue statement of material fact or omitted to state any material fact (known to the executive officers of the Company in the case of any document or fact not furnished by it) necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to the date the representation and warranty in this Section 7.07 is being made) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 7.07, (a) such factual information and data shall not include information of a general economic or industry specific nature and (b) the projections and pro forma financial information contained in such written materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

7.08. Use of Proceeds; Margin Regulations.

(a) All proceeds of the Revolving B Loans will be used by the Borrowers to finance the repayment of the Debt to be Repaid, to pay Transaction Costs, for working capital needs and for other general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other permitted Investments, Restricted Payments and any other purpose not prohibited hereunder.

(b) All proceeds of the Revolving A Loans will be used by the Borrowers only to finance working capital requirements; provided, that all proceeds of European (GNU) Revolving Loans made to the Dutch Finco Borrower will be used by the Dutch Finco Borrower only to pay the purchase price for the applicable Purchased Accounts.

(c) No proceeds of the Loans shall be used by any Borrower or any other Credit Party for any purpose or in any manner prohibited by the Senior Unsecured Note Indentures.

(d) No Credit Party is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09. Tax Returns and Payments. Except where the failure to do so could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Company and/or any of its Restricted Subsidiaries and (ii) the Company and each of its Restricted Subsidiaries have paid all Taxes required to be paid by them (including in its capacity as a withholding agent), other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of any Responsible Officer of the Company or any of its Restricted Subsidiaries, threatened in writing by any authority regarding any Taxes relating to the Company or any of its Restricted Subsidiaries.

7.10. ERISA. Except as could not reasonably be expected, whether individually or in the aggregate, to have a Material Adverse Effect:

(a) (i) The Company and each of its ERISA Affiliates is in compliance with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans; (ii) each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Responsible Officer of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification; and (iii) the Company and each ERISA Affiliate have made all required contributions to each Pension Plan subject to the Pension Funding Rules, and no application for a funding waiver pursuant to the Pension Funding Rules has been made with respect to any Pension Plan; and

(b) (i) There are no pending or, to the knowledge of any Responsible Officer of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Pension Plan; and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan; and

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Company nor any ERISA Affiliate has engaged in a transaction subject to Section 4069 or 4212(c) of ERISA; and

(d) As of the Initial Closing Date, the Company and each of its Subsidiaries is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

7.11. The Security Documents.

(a) The provisions of the Security Documents are effective to create in favor of the Collateral Agent or the Australian Security Trustee for the benefit of the Secured Creditors legal, valid, enforceable and, if applicable, first ranking security interests and Liens (except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in and on all right, title and interest of the Credit Parties in the Collateral specified therein in which a security interest or Lien can be created under applicable Requirements of Law, and (i) in the case of the U.S. Security Agreements and the U.S. Collateral described therein, upon the timely and proper filing of UCC financing statements listing each applicable U.S. Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) in the Location of such Credit Party, the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in and Lien on all right, title and interest in all of the U.S. Collateral, subject to no other Liens other than Permitted Liens, to the extent perfection can be accomplished by filing of financing statements under applicable Requirements of Law in such Location, (ii) in the case of the Canadian Security Agreement and the Canadian Collateral described therein, proper filings of PPSA financing statements and RDPRM registrations, to the extent applicable, and other required filings and registrations required by the Canadian Security Agreement have been made to create a fully perfected security interest in and Lien on all right, title and interest in all of the Canadian Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable Requirements of Law through these actions, (iii) in the case of the Australian Security Agreement and the Australian Collateral described therein, required Australian PPSA registrations have been made, notices have been given or acknowledgements have been received (in each case, to the extent provided in the Australian Security Agreement) to create a fully perfected security interest in and Lien on all right, title and interest in all of the Australian Collateral described in the Australian Security Agreement, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable Requirements of Law through these actions, and (iv) upon execution of each Deposit Account Control Agreement, the Collateral Agent and Australian Security Trustee for the benefit of the Secured Creditors will have a first priority perfected security interest and Lien in each Deposit Account subject to any such Deposit Account Control Agreement.

(b) Upon delivery, if any, in accordance with the Collateral and Guarantee Requirement, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage Lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local Requirement of Law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

(c) Under the law of each relevant Credit Party’s jurisdiction of incorporation it is not necessary that any U.K. Security Agreement be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the U.K. Security Agreements or the transactions contemplated by the U.K. Security Agreements, except registration of particulars of each U.K. Security Agreement granted by a U.K. Credit Party at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 and payment of associated fees, which registrations, filings and fees will be made and paid promptly after the date of the relevant U.K. Security Agreements.

(d) Subject to Permitted Liens, each U.K. Security Agreement has or will have the ranking in priority which it is expressed to have in the U.K. Security Agreement and it is not subject to any prior ranking or pari passu ranking Liens.

7.12. Title to Real Estate. Each U.S. Credit Party has good and indefeasible title to (or valid leasehold interests in) all of its Mortgaged Property, free of Liens except Permitted Liens or any immaterial defects in title which do not constitute Liens or that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.13. Subsidiaries. On and as of the ~~Initial Closing~~Second Amendment Effective Date, the Company has no Subsidiaries other than those Subsidiaries listed on Schedule 7.13. Schedule 7.13 correctly sets forth, as of the ~~Initial Closing~~Second Amendment Effective Date, the percentage ownership (direct and indirect) of the Company in each of its Subsidiaries and also identifies the direct owner of each of its Subsidiaries.

7.14. Compliance with Statutes; Sanctions; Patriot Act; Anti-Corruption Laws.

(a) Each of the Company and each of its Subsidiaries, and, to the knowledge of any Responsible Officer of the Company, each of their respective officers, is in compliance in all material respects with applicable Sanctions, the Patriot Act and AML Legislation. Each of the Company and each of its Subsidiaries is in compliance with all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of the Company and its Subsidiaries, any director, officer or employee thereof, is a Person that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) a Canadian Blocked Person, (iii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or (iv) located, organized or resident in a Designated Jurisdiction. No part of the proceeds of any Loans or Letters of Credit hereunder will be used, by any Credit Party or any of its Subsidiaries for the purpose of funding any operations in, financing any investments or activities in or making any payments in violation of Sanctions, Canadian Sanctions Laws, Anti-Terrorism Laws, Anti-Bribery Laws (as defined in the immediately succeeding clause (c)), AML Legislation and any similar Requirements of Law of Canada or the FCPA or the Corruption of Foreign Public Officials Act (Canada).

(c) The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable Anti-Terrorism Laws, the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), the Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), and other similar anti-corruption legislation in other jurisdictions (“Anti-Bribery Laws”) and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

(d) No Borrower shall fund any repayment of the Loans or Letters of Credit with proceeds derived from a transaction prohibited by any Anti-Bribery Law, Anti-Terrorism Law or Sanction or in a manner that would cause a party to be in breach of any Anti-Bribery Law, Anti-Terrorism Law or Sanction.

(e) Neither the Company, nor any of its Subsidiaries shall be deemed to have made any of the representations and warranties set out in this Section 7.14 at any time when the making of such representation or warranty would result in a failure to comply with mandatory law applicable to such party in its jurisdiction of incorporation or organization (or other equivalent) under the applicable law thereof (including, without any limitation, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or the European Council Regulation (EC) 2271/96).

7.15. Investment Company Act. None of the Company or any Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and required to be registered as such.

7.16. Environmental Matters. The Company and each Restricted Subsidiary and their respective operations and facilities are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with the requirements of all applicable permits, licenses and other approvals required to be issued under such Environmental Laws, except where the failure to comply with Environmental Laws or to obtain, maintain or comply with such permits, licenses or approvals would not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any Responsible Officer of the Company, threatened Environmental Claims which would reasonably be expected to result in liability to the Company or any Restricted Subsidiaries or with respect to any Real Property currently or to the knowledge of any Responsible Officer of any Credit Party, formerly owned, leased or operated by the Company or any Restricted Subsidiaries, which would in each case be reasonably expected to have a Material Adverse Effect. To the knowledge of any Responsible Officer of any Credit Party, there are no facts, activities, circumstances, conditions or occurrences that would be reasonably expected

(i) to form the basis of an Environmental Claim against or result in liability to the Company or any Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Company or any Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Company or any Restricted Subsidiaries under any Environmental Law and that in any such case which would reasonably be expected to have a Material Adverse Effect.

7.17. Labor Relations. Except as would not reasonably be expected to have a Material Adverse Effect, (a) as of the Initial Closing Date, there are no strikes, lockouts, slowdowns or other labor disputes pending against the Company or any Restricted Subsidiaries or, to the knowledge of any Responsible Officer of each Credit Party, threatened against the Company or any Restricted Subsidiaries, (b) the hours worked by and payments made to employees of the Company or any Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, municipal, local, or foreign Requirement of Law dealing with such matters, and (c) to the knowledge of any Responsible Officer of each Credit Party, no wage and hour department investigation has been made of the Company or any Restricted Subsidiaries.

7.18. Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each other Restricted Subsidiary owns or has the right to use all Intellectual Property used in, held for use in and otherwise necessary for the present conduct of their respective businesses. To the knowledge of any Responsible Officer of each Credit Party, the operation of their respective businesses by the Company and each other Restricted Subsidiary does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as such would not reasonably expected to have a Material Adverse Effect.

7.19. Centre of Main Interests. For the purposes of the Insolvency Regulation, each French Credit Party’s, Spanish Credit Party’s and European (GNU) Credit Party’s centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction, other than, in relation to Mattel Europe B.V., the establishment in Hong Kong trading under the name EMTC.

7.20. Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in the applicable Borrowing Base is an Eligible Account, each Purchased Account reflected therein as eligible for inclusion in the applicable Borrowing Base is an Eligible Purchased Account, the Inventory reflected therein as eligible for inclusion in the applicable Borrowing Base constitutes Eligible Inventory or Eligible In-Transit Inventory, the Real Property reflected therein as eligible for inclusion in the applicable Borrowing Base constitutes Eligible U.S. Real Estate, and the Intellectual Property reflected therein as eligible for inclusion in the applicable Borrowing Base constitutes Eligible U.S. Intellectual Property, in each case as of the fiscal month end (or week end) date for which such Borrowing Base Certificate is calculated.

7.21. Dutch Works Councils Act. At the European (GNU) Closing Date and at the time of delivery of each Borrowing Base Certificate, all requirements under the Dutch Works Councils Act have been complied with by each Dutch Credit Party in respect of the execution, delivery and performance of the terms and provisions of each of the Credit Documents to which it is party and no advice is required to be sought from any works council of a Dutch Credit Party in respect of the execution, delivery and performance of the terms and provisions of each of the Credit Documents to which it is party and the transactions contemplated thereby since no works council has been established or is in the process of being established for the Dutch Credit Parties’ business.

7.22. Canadian Pension Plans. Schedule 7.22 lists as of the Initial Closing Date all Canadian Pension Plans maintained or contributed to by the Credit Parties and their Subsidiaries on the Initial Closing Date. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, as of the Initial Closing Date, the Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Credit Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), (ii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan by a Credit Party have been paid in a timely fashion by such Credit Party in accordance with the terms thereof, any funding agreement and all applicable laws, (iii) there have been no improper withdrawals or applications by a Credit Party of the assets of the Canadian Pension Plans, and (iv) no facts or circumstances have occurred or existed that have resulted, or could be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable laws. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect, and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans which could be reasonably expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans which could be reasonably expected to have a Material Adverse Effect. No Credit Party maintains or contributes to, or has in the past maintained or contributed to, any Canadian Defined Benefit Pension Plans or any Canadian MEPP.

7.23. U.K. Pensions.

(a) Except in respect of the Mattel UK Limited Retirement & Death Benefits Plan, no U.K. Credit Party is or has at any time been: (A) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (B) ”connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer. As of the European (GNU) Closing Date, no U.K. Credit Party has been issued with Financial Support Direction or Contribution Notice in respect of any pension scheme.

(b) Each U.K. Credit Party’s payment obligations under the Credit Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7.24. Beneficial Ownership Certification. As of the First Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 8. Affirmative Covenants. The Company and each other Restricted Subsidiary hereby covenants and agrees that on and after the Initial Closing Date until the Payment in Full Date:

8.01. Information Covenants. The Company will furnish to the Administrative Agent for further distribution to each Lender:

(a) Quarterly Financial Statements. Within 55 days (or such earlier date on which the Company is required (giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each of the first three fiscal quarters of each fiscal year, (i) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal quarterly accounting period and the related unaudited consolidated statements of operations, comprehensive earnings (loss) and cash flows for such fiscal quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding fiscal quarterly accounting period in the prior fiscal year, or in the case of the balance sheet, setting forth the comparable figures as of the end of the prior fiscal year, certified by a Responsible Officer of the Company (in such capacity as a Responsible Officer and not in an individual capacity) that they fairly present, in all material respects and in accordance with GAAP, the financial condition of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and to the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 100 days (or such earlier date on which the Company is required (giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each fiscal year, (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations, comprehensive earnings (loss), stockholders’ equity and cash flows for such fiscal year setting forth comparative figures, or as of the end of, for the preceding fiscal year, together with an opinion from PricewaterhouseCoopers LLC or other independent certified public accountants of recognized national standing (which opinion (1) may be addressed to the board of directors and the shareholders of the Company and (2) shall be without a “going concern” or like qualification nor any qualification as to the scope of such audit), (ii) the unaudited consolidating balance sheet as of the end of such fiscal year and the related unaudited consolidating statements of operations as of the end of such fiscal year of each of (t) the Company and its Restricted Subsidiaries, (u) the Canadian Borrowers and their Restricted Subsidiaries, (v) the French Borrowers and their Restricted Subsidiaries, (w) the Spanish Borrowers and their Restricted Subsidiaries, (x) the European (GNU) Borrowers and their

Restricted Subsidiaries, (y) the Australian Borrowers and their Restricted Subsidiaries and (z) the Unrestricted Subsidiaries, in each case, setting forth comparative figures for the preceding fiscal year, or in the case of the balance sheet, setting forth the comparable figures as of the end of the prior fiscal year, and (iii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Perfection Certificate Update. At the time of delivery of the Section 8.01(b) annual financials, a certificate from a Responsible Officer certifying that there have been no changes to the Perfection Certificate since the Initial Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(c), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause, only to the extent that such changes are required to be reported to the Collateral Agent and the Australian Security Trustee pursuant to the terms of the Collateral and Guarantee Requirement) and whether the Company and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the Collateral and Guarantee Requirement in connection with any such changes.

(d) Annual Budget. Within 100 days after the end of each fiscal year, a final consolidated annual plan, in each case, prepared in accordance with the Company’s normal accounting procedures applied on a consistent basis, for the next fiscal year, containing quarterly detail, including projected quarterly borrowing base levels for the fiscal year (it being understood that such plan has already been delivered under this Section 8.01(d) for the 2017 fiscal year).

(e) Officer’s Certificates. At the time of the delivery of the Section 8.01 Financials, a Compliance Certificate from a Responsible Officer of the Company, certifying on behalf of the Company that, to such Responsible Officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall also contain (i) a certification from such Responsible Officer that, to such Responsible Officer’s knowledge after due inquiry, the Company and its Restricted Subsidiaries are in compliance with any instrument or agreement evidencing, securing or relating to any Indebtedness (other than the Obligations) of the Company or any Restricted Subsidiary in a principal amount at least equal to the Threshold Amount, including, for the avoidance of doubt, the Senior Unsecured Note Documents; (ii) the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period, whether or not a Financial Covenant Triggering Event shall have occurred; (iii) the reasonably detailed calculations with respect to the Consolidated Net Leverage Ratio for such period; and (iv) a list of all Restricted Subsidiaries of the Company specifying whether each such Subsidiary is a “Material Subsidiary” or an “Immaterial Subsidiary” for purposes of this Agreement and specifying each Restricted Non-Credit Party Subsidiary.

(f) Notices. Promptly after any Responsible Officer of the Company or any of its Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any event of default under any Senior Unsecured Note Document, any Junior Debt Document, or other debt instrument in excess of the Threshold Amount, (ii) (x) any litigation or governmental investigation or proceeding pending against the Company or any of its Restricted Subsidiaries (A) which could reasonably be expected to result in liability of the Company or any of its Restricted Subsidiaries equal to or greater than the Threshold Amount or (B) with respect to any Credit Document or (y) any adverse determination in any litigation referred to in the immediately preceding clause (A), (iii) any default under or termination of a Material Contract that has not been cured, or (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect. In addition, five Business Days prior to the Company or any of its Subsidiaries entering into any exclusive license of the intellectual property of the Company or any of its Subsidiaries that may impair the ability of any Secured Creditor to exercise its rights and remedies under the Credit Documents against any Inventory included in the Borrowing Base, written notice thereof. In addition, at the time of the delivery of the Section 8.01 Financials, with respect to the period covered by such Section 8.01 Financials, notice of (A) each new location outside of the United States following the Initial Closing Date in which Inventory owned by a Credit Party with a Cost in excess of $5,000,000 are located (together with the name of each owner of the property located at such address if not the applicable Credit Party, a summary description of the relationship between the applicable Credit Party and such Person and the maximum approximate Cost of the Inventory held or to be held at such location) and (B) Inventory in an aggregate face amount of $5,000,000 or more ceasing to be Eligible Inventory.

(g) Other Reports and Filings. (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC, the Ontario Securities Commission, the Autorité des marchés financiers of Quebec or any analogous Governmental Authority in any relevant jurisdiction by the Company or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC, the Ontario Securities Commission, the Autorité des marchés financiers of Quebec or any analogous Governmental Authority in any relevant jurisdiction) and (ii) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Restricted Subsidiary of the Company to its security holders other than the Company or another Restricted Subsidiary, and, promptly upon their becoming effective, and in any event within 15 days of filing, all regular and periodic reports and all registration statements and prospectuses that have been filed by the Company or any of its Restricted Subsidiaries with any securities exchange or with the SEC, the Ontario Securities Commission, the Autorité des marchés financiers of Quebec or any similar Governmental Authority or other Governmental Authority succeeding to any of its or their functions, and all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning material developments in the business of the Company and its Restricted Subsidiaries.

(h) “Know Your Customer” Requirements. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

(i) Monthly Financial Statements. At any time when Total Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $100,000,000, upon the written request of the Administrative Agent, within 30 calendar days after the end of each fiscal month, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal month and the related unaudited consolidated statement of operations, for such fiscal month and, with respect to the consolidated statement of operations only, the elapsed portion of the fiscal year ended with the last day of such fiscal month, certified by a Responsible Officer of the Company that they fairly present, in all material respects and in accordance with GAAP, the financial condition of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal quarter-end and year-end adjustments and to the absence of footnotes; provided that the requirements to deliver monthly financial statements pursuant to this clause (i) shall terminate upon the date that Total Excess Availability shall have been at least equal to the greater of (x) 10% of the Line Cap and (y) $100,000,000 over a period of 30 consecutive calendar days.

(j) Pension Plan Notices. The Company shall deliver to the Administrative Agent upon request (i) a complete copy of the most recent annual report (on Internal Revenue Service Form 5500 series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Pension Plan that is maintained or sponsored by the Company or a Restricted Subsidiary, (ii) copies of the annual actuarial report (including applicable schedules) with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority, (iii) copies of annual financial statements or reports in respect of Canadian Pension Plan funds delivered to the appropriate Canadian pension authorities, and (iv) all documents relating to collective pension schemes and agreements relating to individual pensions, such as pension regulations, letters of pension, agreements with pension agencies (including business sector and company pension funds and insurers), notices or letters regarding possible exemption from compulsory participation in a pension scheme, and premium statements during the then-most recent three years.

(k) Senior Unsecured Note and Junior Debt Notices. When and as delivered thereunder, any material reports, appraisals or other materials required to be delivered under the terms of the Senior Unsecured Note Documents or the Junior Debt Documents in excess of the Threshold Amount.

(l) Other Information. Subject to the limitation set forth in Section 12.14, from time to time, such other information or documents (financial, Collateral-related or otherwise) with respect to the Company or any of its Restricted Subsidiaries (including in relation to any Canadian Pension Plans) as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, including a listing of each Credit Party’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, in each case, as promptly as reasonably practicable after such request; provided that neither the Company nor any Restricted Subsidiary will be required to disclose any information or documents (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Requirements of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(m) Each document required to be delivered pursuant to Sections 8.01(a), 8.01(b) or 8.01(g) shall be deemed to have been delivered on the date on which the Company posts such document on the Company’s website on the Internet at the website address delivered to the Administrative Agent in accordance with Section 12.03, or when such document is posted on the SEC’s website at www.sec.gov or on IntraLinks, Syndtrak or ClearPar; provided that the Company shall deliver paper copies of all such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this paragraph, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Information required to be delivered pursuant to this Section may also be delivered by electronic communications permitted by Section 12.03.

8.02. Books, Records and Inspections.

(a) The Company and any Restricted Subsidiary will keep proper books of record and accounts in which entries are made in conformity with GAAP (or applicable local standards) in all material respects.

(b) The Company will permit the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, the Company and during normal business hours, to visit and inspect the properties of any Borrower, at the Borrowers’ sole cost and expense to the extent provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers and employees and, in the presence of the Company, any Borrower or a Subsidiary of the Company, independent accountants (subject to such accountants’ customary policies and procedures) such Borrower business, financial condition, assets and results of operations; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default; provided, further that neither the Company nor any Restricted Subsidiary will be required to disclose, permit the inspection, audit, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives or contractors) is prohibited by applicable Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product. In addition to the foregoing, the Administrative Agent shall be permitted to conduct one Field Examination, one Appraisal with respect to any Accounts or Inventory comprising the Borrowing Base, one Appraisal with respect to any Real Property constituting Collateral and one Appraisal with respect to any Intellectual Property constituting Collateral, in each case during any 12-month period, and, upon the Administrative Agent’s request, one additional Field Examination and one additional Appraisal of Accounts and/or Inventory during the term of this Agreement (in addition to any Field Examination and/or Appraisal conducted by the Administrative Agent in connection with (A) any Accounts and/or Inventory that may be included in the applicable Borrowing Base pursuant to the terms of the Second Amendment and/or (B) the addition of any Purchased Accounts in the applicable Borrowing Base at any time and from time to time); provided, further, that (i) if at any time Total Excess Availability is less than the greater of (x) 12.5% of the Line Cap and (y) $125,000,000 at any time during such 12-month period, one further additional Field Examination and one further additional Appraisal of Accounts and/or Inventory will be permitted in such 12-month period and (ii) if an Event of Default has occurred and is continuing, there shall be no limit on the number of additional Field Examinations, Appraisals of Accounts or Inventory, Appraisals of Real Property constituting Collateral and Appraisals of Intellectual Property constituting Collateral that shall be permitted at the Administrative Agent’s request; it being understood that any such Field Examination or Appraisal once commenced, may be completed at, subject to Section 12.01, the Borrowers’ expense notwithstanding the cessation of such Event of Default. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to share any results of any Field Examination with any Borrower. The Company acknowledges that all Field Examinations and Appraisals are conducted by or for the Administrative Agent and Lenders for their purposes, and the Borrowers shall not be entitled to rely upon them.

(c) Subject to Section 12.01(a), the Borrowers shall reimburse the Administrative Agent for any reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with (i) one examination per fiscal year of any Borrower’s books and records, (ii) if an Event of Default has occurred and is continuing, any examination per fiscal year of any Borrower’s books and records (without duplication of the examination referred to in clause (i) above) and (iii) Field Examinations and Appraisals in each case subject to the limitations on such examinations, audits and Appraisals permitted under the immediately preceding clause (b).

8.03. Maintenance of Property; Insurance.

(a) The Company and each Restricted Subsidiary will, (i) keep all tangible property necessary to the business of the Company and such Restricted Subsidiary in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to so keep such property in good working order and condition would not reasonably be expected to have a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies (as determined in good faith by the Company) insurance on all such property and the businesses of the Company and such Restricted Subsidiary against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts (after giving effect to any self-insurance reasonably and customary for similarly situated Persons who are engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons (in the good faith determination of the Company) and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Company and such Restricted Subsidiary and (iii) furnish to the Administrative Agent, upon its reasonable request therefor, evidence as to its compliance with the foregoing clause (ii).

(b) If the improvements on a Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws (including as a result of re-zoning), then the Relevant Borrower shall, or shall cause the applicable Credit Party to (i) maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable Requirements of Law promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent, upon its reasonable request therefor, evidence of such insurance, including, without limitation, evidence of annual renewals of such insurance.

(c) The Company and each Restricted Subsidiary will at all times keep its property constituting Collateral insured in accordance with Section 8.03(a) in favor of the Collateral Agent or the Australian Security Trustee, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Company and/or such Restricted Subsidiaries) (i) shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Collateral Agent or the Australian Security Trustee (including, without limitation, by including the Collateral Agent or the Australian Security Trustee as lender loss payee or additional insured, as applicable), and (ii) if agreed by the insurer (which agreement the Relevant Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent or the Australian Security Trustee; provided that the requirements of this Section 8.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers’ compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as the Collateral Agent or the Australian Security Trustee may approve (such approval not to be unreasonably withheld, delayed or conditioned); and (y) self-insurance programs.

(d) If the Company or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 8.03, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation), after 10 Business Days’ notice to the Company, to procure such insurance and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

8.04. Existence; Franchises. The Company and any Restricted Subsidiary (other than any Immaterial Subsidiary) will (a) do all things necessary to preserve and keep in full force and effect the Company’s existence and (b) in the case of the Company and such Restricted Subsidiaries, its and their rights, franchises, licenses, permits, and Intellectual Property, in each case under this clause (b), to the extent the failure to do so would reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.04 shall prevent (i) the permitting to lapse or termination of the corporate existence and/or the rights and franchises of any Material Subsidiary if such lapse or termination is in the interest of the Company and is not materially disadvantageous to the Lenders, (ii) the Dispositions and licenses of assets and other transactions by the Company or such Restricted Subsidiaries in accordance with Sections 9.02 or 9.11, (iii) the abandonment or allowing the expiration or lapse by the Company or such Restricted Subsidiaries of any rights, franchises, licenses, permits, or Intellectual Property that the Company reasonably determines are no longer material to the operations of the Company and such Restricted Subsidiaries taken as a whole, or (iv) the withdrawal by the Company or such Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05. Compliance with Statutes, etc.

(a) The Company and any Restricted Subsidiary will comply with all applicable Requirements of Law, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including applicable Requirements of Law relating to ERISA, Canadian Employee Benefits Legislation, OFAC, FCPA, the Corruption of Foreign Public Officials Act (Canada), Anti-Terrorism Laws, AML Legislation and Patriot Act), except in each case such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the immediately preceding clause (a), the Company and any Subsidiary will comply with all applicable Requirements of Law, and all applicable restrictions imposed by, all Governmental Authorities, in respect of OFAC, FCPA, the Corruption of Foreign Public Officials Act (Canada), Anti-Terrorism Laws, AML Legislation and Patriot Act, except in each case such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06. Compliance with Environmental Laws. The Company and any Restricted Subsidiary will comply with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property by the Company or any Restricted Subsidiary, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Company), except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Restricted Subsidiary will generate, use, treat, store, Release or permit the generation, use, treatment, storage, or Release of Hazardous Materials at, on or under any Real Property by the Company or any Restricted Subsidiary, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except in compliance with all Environmental Laws or where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

8.07. ERISA. As soon as reasonably practicable and, in any event, within ten (10) Business Days after the Company or any Restricted Subsidiary knows of the occurrence of an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect, the Company will deliver to the Administrative Agent a certificate setting forth a reasonable level of detail as to such occurrence and the action, if any, that the Company, such Restricted Subsidiary or, to the knowledge of any Responsible Officer of the Company, an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Company, such Restricted Subsidiary, the Pension Plan administrator or, to the extent available, such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Pension Plan participant and any notices received by the Company, such Restricted Subsidiary or, to the extent available, such ERISA Affiliate from the PBGC or any other Governmental Authority with respect thereto.

8.08. U.K. Pensions. Each U.K. Credit Party shall (a) ensure that all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any U.K. Credit Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a U.K. Credit Party ceasing to employ any member of such a pension scheme); (b) except in respect of the Mattel UK Limited Retirement & Death Benefits Plan, ensure that it is not or has not been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 199) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer; (c) shall, at the written request of the Administrative Agent, deliver to the Administrative Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the U.K. Credit Parties); and (ii) at any other time if the Administrative Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in (a) above; and (d) promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

8.09. Canadian Pension Plans.

(a) For each existing, or hereafter adopted, Canadian Pension Plan, each Canadian Credit Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), unless any failure to so comply or perform could not reasonably be expected to have a Material Adverse Effect.

(b) All employer or employee payments, contributions or premiums required to be paid or remitted to or in respect of each Canadian Pension Plan by a Credit Party or a Subsidiary of a Credit Party shall be paid or remitted by such Credit Party and such Subsidiary (as applicable) in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, unless any failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10. Payment of Taxes. Each of the Company and any Restricted Subsidiary will pay and discharge all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, might become a Lien upon any properties of the Company or any Restricted Subsidiary not otherwise permitted under Section 9.01(d); provided that neither the Company nor any Restricted Subsidiary shall be required to pay any such Tax or claim which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP, or where the failure to pay such Tax or claim would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.11. Material Contracts. Each Credit Party will, and will cause each Restricted Subsidiary to, comply in all respects with each term, condition and provision of all Material Contracts, except as any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

8.12. Use of Proceeds. Each Borrower will use the proceeds of the Loans only as provided in Section 7.08. No part of the proceeds of any Loans or Letters of Credit hereunder will be used by any Credit Party or any of its Subsidiaries for the purpose of funding any operations in, financing any investments or activities in or making any payments in violation of applicable Sanctions, Canadian Sanctions Laws, Anti-Terrorism Laws, AML Legislation and any similar applicable Requirements of Law of Australia, Canada, France, Germany, the Netherlands, Spain, the United Kingdom or the FCPA or the Corruption of Foreign Public Officials Act (Canada).

8.13. Centre of Main Interests. Each French Credit Party, each Spanish Credit Party and each European (GNU) Credit Party shall maintain its “centre of main interests” in its jurisdiction of incorporation for the purposes of the Insolvency Regulation.

8.14. Reserved.

8.15. Additional Security; Further Assurances; etc.

(a) Each Credit Party will promptly grant to the Collateral Agent or, in the case of an Australian Subsidiary, the Australian Security Trustee, for the benefit of the Secured Creditors, perfected security interests in such Collateral of such Credit Party as are not covered by Security Documents then in effect, in order to comply with the Collateral and Guarantee Requirement.

(b) The Company shall cause each Restricted Subsidiary that is (x) designated as a Credit Party pursuant to Section 8.19(c)(i); or (y) is required to become a Credit Party pursuant to Section 8.19(c)(ii), not later than 30 days after such Restricted Subsidiary is designated as a Credit Party or required to become a Credit Party (or such longer period as the Administrative Agent may reasonably agree), (i) cause such Restricted Subsidiary (A) to execute a joinder agreement to this Agreement, in the form attached as Exhibit E-1 hereto, to join as a Guarantor hereto and a joinder agreement to each applicable Security Agreement, substantially in the form annexed thereto, or, if applicable, each additional Security Document in lieu of such joinder, provided that such additional Security Document shall be substantially similar in form and substance to such applicable Security Agreement and (B) to take all actions, if any, reasonably necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by the Collateral and Guarantee Requirement in accordance with all applicable law, including the filing of financing statements as required by the Collateral and Guarantee Requirement; and (ii) at the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, the Collateral Agent, the Australian Security Trustee, and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent (which counsel may be in-house counsel for the Company in a case where both (x) the applicable Restricted Subsidiary will not be a Borrower and (y) an opinion has previously been delivered to the Administrative Agent for such jurisdiction) as to such matters set forth in this Section 8.15(b) (provided that the Administrative Agent agrees that any such opinion that is similar in scope and substance to the opinion of the applicable counsel to the Credit Parties delivered on the applicable Closing Date with respect to the Security Documents delivered on the applicable Closing Date shall be reasonably acceptable to the Administrative Agent).

(c) Subject to the limitation set forth in the Collateral and Guarantee Requirement and the other limitations set forth in this Agreement or the applicable Security Documents, each of the Credit Parties will, at the expense of the Company, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent, promptly, upon the reasonable request of the Administrative Agent, at Company’s expense, any document or instrument supplemental to or confirmatory of the Security Documents required by the Collateral and Guarantee Requirement that are deemed by the Administrative Agent reasonably necessary for the continued validity, perfection (or the equivalent with respect to the Canadian Credit Parties under applicable law in Canada, with respect to the French Credit Parties, under applicable law in France, with respect to the Spanish Credit Parties, under applicable law in Spain, with respect to the European (GNU) Credit Parties, under applicable law in the Netherlands, the United Kingdom and/or Germany, and with respect to the Australian Credit Parties, under applicable law in Australia) and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d) Each of the Credit Parties agrees that each action required by clauses (a) through (c) of this Section 8.15 shall be completed as soon as reasonably practicable, after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent (or such longer period as the Administrative Agent shall otherwise reasonably agree).

(e) Notwithstanding anything to the contrary in any Credit Document, no Loan or Obligation of a Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code may be, directly or indirectly, (i) guaranteed by a CFC, FSHCO or a direct or indirect Subsidiary of a CFC or FSHCO, (ii) secured by a pledge of more than 65% of the voting equity interests or 100% of the non-voting equity interests of a CFC or FSHCO or (iii) secured by assets of a CFC or FSHCO (including any stock held directly or indirectly by a CFC), in each case, except to the extent the Company determines in consultation with the Administrative Agent that doing so would not reasonably be expected to result in material adverse Tax consequences to the Company or one or more of its Subsidiaries.

(f) (i) During the continuance of a Cash Dominion Period and (ii) after delivery of a written notice thereof by the Administrative Agent to the Company, to request Account Debtor notifications in the relevant Account Debtor Approved Countries, the Relevant Borrowers (other than the Initial Spanish Borrower, to the extent it has already notified such Account Debtors in accordance with this Section) shall provide notice to the Account Debtors in such requested Account Debtor Approved Countries of the Collateral Agent’s or Australian Security Trustee’s security interest in the Accounts owing by such Account Debtors. The Initial Spanish Borrower shall, within 90 days of the Spanish Closing Date, provide notice to its Account Debtors of the Collateral Agent’s security interest in its Accounts owing by such Account Debtors, by including a notice of such security interest on each invoice issued by it.

8.16. Post-Closing Actions. Each of the Credit Parties agrees that it will complete each of the actions described in Schedule 8.16 by no later than the date set forth in Schedule 8.16 with respect to such action or such later date as the Administrative Agent may reasonably agree in writing (including, via e-mail transmission).

8.17. Dutch Works Councils Act. Each Dutch Credit Party shall comply with the requirements of the Dutch Works Councils Act in respect of its execution, delivery and performance of the terms and provisions of each of the Credit Documents to which it is party and the transactions contemplated thereby.

8.18. Certain Additional Account Security Actions and Additional Inventory Security Actions. (a) Each applicable Revolving Borrower shall endeavor to satisfy the Additional Account Security Actions with respect to Accounts originated by such Borrower that are owed from Account Debtors located in the United Kingdom, France, Germany, the Netherlands, Spain and Australia within thirty (30) calendar days (or such longer period as shall be agreed by the Administrative Agent) after the written request from the Administrative Agent for such Additional Account Security Actions and (b) each applicable Dutch Borrower shall endeavor to satisfy the Additional Inventory Security Actions with respect to Inventory located in the United Kingdom ~~or~~, France, the Czech Republic or the Netherlands that is owned by such Dutch Borrower within thirty (30) calendar days (or such longer period as shall be agreed by the Administrative Agent) after the written request from the Administrative Agent for such Additional Inventory Security Actions; provided that the failure by any Revolving Borrower to take such Additional Account Security Actions and/or Additional Inventory Security Actions pursuant to this Section 8.18 shall not constitute a Default or an Event of Default and the effect of any such failure shall be limited to the impact on the eligibility of such Accounts or Inventory, as applicable, for inclusion in the applicable Borrowing Base (including, for the avoidance of doubt, the Dutch Borrowing Base, the U.K. Borrowing Base, the German Borrowing Base and the Spanish Borrowing Base) pursuant to the rules set forth in the definitions of the terms “Eligible Account”, “Eligible Inventory” and “Eligible In-Transit Inventory”.

8.19. Designation of Unrestricted Subsidiaries and Restricted Non-Credit Party Subsidiaries.

(a) Unrestricted Subsidiaries. The Company may at any time after the Initial Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing; (ii) if any Borrower is designated as an Unrestricted Subsidiary, all Loans outstanding to such Borrower shall be repaid in full or assumed by another Borrower and all Letters of Credit issued for the account of such Borrower shall have expired or been terminated or assumed by another Borrower or Cash Collateralized in accordance with Section 2.13; (iii) if any Subsidiary is designated as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the aggregate book value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such Subsidiary), and such Investment shall be permitted under Section 9.05; (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any of the Senior Unsecured Note Documents; (v) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall comply with the provisions of Section 8.15 with respect to such designated Restricted Subsidiary; (vi) no Restricted

Subsidiary may be a Subsidiary of an Unrestricted Subsidiary; (vii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to the Company or any Restricted Subsidiary or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary except as permitted by Section 9.05; (viii) after giving effect to such designation, the aggregate total assets or total gross revenues of such Unrestricted Subsidiaries shall not exceed 5% of Consolidated Total Assets or 5% of the consolidated gross revenues of the Company and its Restricted Subsidiaries, respectively; and (ix) the Company shall have delivered to the Administrative Agent and each Lender a certificate executed by a Responsible Officer, certifying to such officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (viii), inclusive. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute an incurrence, at the time of designation, of any Investment, Indebtedness, or Liens of such Subsidiary existing at such time.

(b) Restricted Subsidiaries. Any Subsidiary of the Company that is formed or acquired after the Initial Closing Date shall be deemed a Restricted Subsidiary unless at such time (or promptly thereafter) the Company designates such Subsidiary an Unrestricted Subsidiary in accordance with the provisions of Section 8.19(a).

(c) Subsidiary Guarantors.

(i) Voluntary Designation of Additional Guarantor. The Company may at any time after the Initial Closing Date designate any Subsidiary as a Subsidiary Guarantor by written notice to the Administrative Agent; provided that (A) if any Borrower is designated as a Guarantor, the Company shall comply with Section 2.21(b) with respect to such Borrower; and (B) the Company shall deliver the documents and other deliverables required pursuant to Section 8.15(b) with respect to the designation of such Subsidiary as a Subsidiary Guarantor.

(ii) Mandatory Designation of Additional Guarantor. If (x) during any fiscal quarter, the Company or any Restricted Subsidiary establishes, creates or acquires a Subsidiary in an Account Debtor Approved Country and such Subsidiary is not designated as an Unrestricted Subsidiary pursuant to Section 8.19(a), then, if the Restricted Non-Credit Party Subsidiary Limit is not satisfied as of the end of such fiscal quarter, the Company shall, or (y) as of the last day of any fiscal quarter, the Restricted Non-Credit Party Subsidiary Limit is not satisfied, then the Company shall, in each case, concurrently with the delivery of the Section 8.01 Financials with respect to such fiscal quarter, designate one or more Restricted Subsidiaries (other than Borrowers) to become Subsidiary Guarantors hereunder; provided that the Company shall deliver the documents and other deliverables required pursuant to Section 8.15(b) with respect to the designation of such Subsidiary or Subsidiaries as a Subsidiary Guarantor. The designation of any Restricted Non-Credit Party Subsidiary as a Credit Party shall constitute an incurrence, at the time of designation, of any Investment, Indebtedness, or Liens of such Subsidiary existing at such time.

(iii) Designation of Restricted Non-Credit Party Subsidiary. The Company may at any time after the Initial Closing Date designate any Subsidiary as a Restricted Non-Credit Party Subsidiary by written notice to the Administrative Agent; provided that (A) if any Borrower is designated as a Restricted Non-Credit Party Subsidiary, the applicable Borrower and the Company shall comply with Section 2.21(b) with respect to such Borrower, (B) such designation shall constitute an Investment in such Restricted Non-Credit Party Subsidiary (calculated as an amount equal to the aggregate book value of all outstanding Investments owned by the Company and its Restricted Subsidiaries (other than any Restricted Non-Credit Party Subsidiaries) in such Subsidiary), and such Investment shall be permitted under Section 9.05, (C) no Subsidiary may be designated as a Restricted Non-Credit Party Subsidiary if it is a “Credit Party” for the purpose of any of the Senior Unsecured Note Documents, (D) no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to the Company or any other Restricted Subsidiary or any of their respective properties or assets for any obligations of such Restricted Non-Credit Party Subsidiary except as permitted by Section 9.05, (E) after giving effect to such designation, the Restricted Non-Credit Party Subsidiary Limit is satisfied, and (F) the Company shall have delivered to the Administrative Agent and each Lender a certificate executed by a Responsible Officer, certifying to such officer’s knowledge, compliance with the requirements of the preceding clauses (A) through (E), inclusive. The designation of any Subsidiary Guarantor as a Restricted Non-Credit Party Subsidiary pursuant to this Section 8.19(c)(iii) shall result in the release of such Subsidiary as a Guarantor hereunder.

8.20. Collateral Monitoring and Reporting.

(a) Borrowing Base Certificates. Not later than the 25th calendar day after the end of each month, the Company shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate as of the close of business of the previous month; provided that, if a Weekly Reporting Event shall have occurred and be continuing, the Company shall deliver to the Administrative Agent weekly updates to the Borrowing Base Certificates by the third Business Day of every week prepared as of the close of business on Friday of the previous week, which weekly updates to the Borrowing Base Certificates shall be in the form agreed to by the Administrative Agent; it being understood that any Borrowing Base Certificates delivered on a weekly basis will be limited to updating the balances of the Eligible Accounts, Eligible Purchased Accounts and gross Eligible Inventory, Eligible In-Transit Inventory, Eligible U.S. Real Estate and Eligible U.S. Intellectual Property amounts as of the most recently ended week. All information (including calculation of Total Excess Availability) in a Borrowing Base Certificate shall be certified by the Company. The Administrative Agent may from time to time adjust any such report to the extent any information or calculation is inaccurate or does not comply with this Agreement in accordance with the definitions of “U.S. Revolving A Borrowing Base”, “Revolving B Borrowing Base”, “Canadian Borrowing Base”, “French Borrowing Base”, “European (GNU) Borrowing Base”, “Dutch Borrowing Base”, “Dutch Finco Borrowing Base”, “U.K. Borrowing Base”, “German Borrowing Base”, “Spanish Borrowing Base” and “Australian Borrowing Base”.

(b) Records and Schedules of Accounts.

(i) Each Revolving Borrower shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and the Company shall submit to the Administrative Agent, (A) concurrently with the delivery of each monthly Borrowing Base Certificate, a sales report, a collection report, and a report reconciling the Accounts in such Borrowing Base Certificate to the previous monthly Borrowing Base Certificate; and (B) concurrently with the delivery of each weekly updates to the Borrowing Base Certificate, a sales report and a collection report. The Company shall also provide to the Administrative Agent, at the time of delivery of each Borrowing Base Certificate (in each case other than any weekly updates to the Borrowing Base Certificate), (x) a summary aged trial balance of all Accounts and (y) an accounts payable aging report, in each case as of the end of the preceding month.

(ii) During (A) any Cash Dominion Period, whether or not a Default or Event of Default exists or (B) the continuance of an Event of Default, the Administrative Agent shall have the right, in the name of the Administrative Agent, any designee of the Administrative Agent or any Credit Party, to verify the validity, amount or any other matter relating to any Accounts of the Credit Parties by mail, telephone or otherwise. The Credit Parties shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(c) Cash Management.

(i) Within ninety (90) days after the Initial Closing Date (or such longer period as the Administrative Agent may reasonably agree), the U.S. Credit Parties shall have moved their Deposit Accounts into which the proceeds or products of Collateral may have been deposited to a depository bank selected by the Company and reasonably satisfactory to the Administrative Agent (the “U.S. Collection Bank”) (and shall have closed any Deposit Accounts (other than Excluded Accounts) owned by them at any other financial institution and into which the proceeds or products of Collateral may have been deposited unless either (x) such other Accounts are subject to a Deposit Account Control Agreement or (y) as otherwise reasonably agreed by the Administrative Agent), and shall have granted a security interest to the Collateral Agent in respect of each such Deposit Account under the governing law of the jurisdiction of domicile of each such Deposit Account reasonably satisfactory to the Administrative Agent and entered into a Deposit Account Control Agreement reasonably satisfactory to the Administrative Agent, with respect to each such Deposit Account (collectively, the “U.S. Collection Accounts”). Each U.S. Credit Party shall instruct all Account Debtors of the U.S. Credit Parties to remit all payments to the “P.O. Boxes” or “Lockbox Addresses” of the U.S. Collection Bank (or to remit such payments to the U.S. Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the U.S. Collection Bank and deposited in a U.S. Collection Account. Each U.S. Credit Party hereby agrees that all cash that constitutes proceeds or products of Collateral received by such U.S. Credit Party in any Deposit Account that is not a U.S. Collection Account will be promptly transferred into a U.S. Collection Account. There shall be at all times at least one Collection Account in the U.S. Each Deposit Account Control Agreement relating to a U.S. Collection Account shall (unless otherwise agreed by the Administrative Agent) include provisions that allow, during any Cash Dominion Period, for all collected amounts held in such U.S. Collection Account from and after the date requested by the Administrative Agent to be applied as instructed by the Administrative Agent. Subject to the terms of the respective Security Document and to Section 10.02, all amounts received in the U.S. Collection Accounts during the existence of a Cash Dominion Period shall be applied (and allocated) by the Administrative Agent on a daily basis in accordance with Section 2.09(b)(v)(A). At any time a Cash Dominion Period does not exist, U.S. Credit Parties may withdraw funds directly from the U.S. Collection Accounts.

(ii) Within ninety (90) days after the Initial Closing Date (or such longer period as the Administrative Agent may reasonably agree), the Canadian Credit Parties shall have used commercially reasonable efforts to enter into a Deposit Account Control Agreement reasonably satisfactory to the Administrative Agent, with respect to each Deposit Account (other than Excluded Accounts) owned by them in Canada and into which the proceeds or products of Collateral may have been deposited and existing as of such date; provided that to the extent a Deposit Account Control Agreement has not been obtained on or prior to the date that is ninety (90) days after the Initial Closing Date (or such later date as the Administrative Agent may reasonably agree) over any such Deposit Account, the Canadian Credit Parties shall have moved such Deposit Account to another depositary bank who has entered into such a Deposit Account Control Agreement (collectively, the “Canadian Collection Accounts”). Each Canadian Credit Party shall instruct all Account Debtors of the Canadian Credit Parties to remit all payments to the “P.O. Boxes” or “Lockbox Addresses” of the depositary banks maintaining Canadian Collection Accounts (or to remit such payments to the applicable depositary bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by such depositary banks and deposited in a Canadian Collection Account. Each Canadian Credit Party hereby agrees that all cash that constitutes proceeds or products of Collateral received by such Canadian Credit Party in any Deposit Account that is not a Canadian Collection Account will be promptly (and, in any event within two Business Days) transferred into a Canadian Collection Account. There shall be at all times at least one Collection Account in Canada. Each Deposit Account Control Agreement relating to a Canadian Collection Account shall (unless otherwise agreed by the Administrative Agent) include provisions that allow, during any Cash Dominion Period, for all collected amounts held in such Canadian Collection Account from and after the date requested by the Administrative Agent to be applied as instructed by the Administrative Agent. Subject to the terms of the respective Security Document and to Section 10.02, all amounts received in the Canadian Collection Accounts during the existence of a Cash Dominion Period shall be applied (and allocated) by the Administrative Agent on a daily basis in accordance with Section 2.09(b)(v)(B). At any time a Cash Dominion Period does not exist, Canadian Credit Parties may withdraw funds directly from the Canadian Collection Accounts.

(iii) Each Australian Borrower, French Borrower, German Borrower, Spanish Borrower, Dutch Borrower, Dutch Finco Borrower and U.K. Borrower shall maintain such deposit accounts, grant security interests over such deposit accounts and handle payments received ~~by~~from its Account Debtors in accordance with the applicable Collection Account Addendum.

(iv) (A) In the case of the U.S. Collection Accounts, the Canadian Collection Accounts and the Collection ~~Account~~Accounts into which payments from Account Debtors of a German Borrower or a Dutch Borrower are deposited, during the continuance of a Cash Dominion Period, and (B) in the case of the Collection Accounts into which ~~the~~ payments from Account Debtors of ~~any~~the Dutch Finco Borrower~~,~~ or any French Borrower, U.K. Borrower, Spanish Borrower and/or Australian Borrower are deposited, at any time and from time to time, in the case of each of the immediately preceding clauses (A) and (B), at the request of the Administrative Agent, each of the relevant Credit Parties shall provide the Administrative Agent with an accounting of the contents of the Collection Accounts not maintained at BANA, which shall identify, to the reasonable satisfaction of the Administrative Agent, the proceeds from the Collateral which were deposited into the applicable Collection Account and, with respect to the U.S. Collection Accounts, Canadian Collection Accounts and Collection Accounts into which payments from Account Debtors of a German Borrower or a Dutch Borrower are deposited, are deposited into such Collection Account during a Cash Dominion Period.

(v) The Credit Parties may close Deposit Accounts and/or open or acquire new Deposit Accounts, subject to the limitations set forth above and subject to the contemporaneous execution and delivery to the Administrative Agent of appropriate Deposit Account Control Agreements (except with respect to Excluded Accounts) consistent with the provisions of this Section 8.20 (or such later delivery as may be agreed by the Administrative Agent), it being understood that no such new Deposit Account shall qualify as a Collection Account until such Deposit Account Control Agreement is delivered. In the case of the U.S. Collection Accounts, the Canadian Collection Accounts and the Collection ~~Account~~Accounts into which payments from Account Debtors of a German Borrower or a Dutch Borrower are deposited, so long as no Cash Dominion Period is continuing, the Credit Parties may direct the manner of disposition of funds in the Collection Accounts (including transfers to the Excluded Accounts) and such amounts may not be used by the Administrative Agent to prepay the Loans or other Obligations thereafter unless and until a Cash Dominion Period shall occur.

(vi) In the event that, notwithstanding the provisions of this Section 8.20, (A) in the case of the U.S. Collection Accounts, the Canadian Collection Accounts and the Collection ~~Account~~Accounts into which payments from Account Debtors of a German Borrower or a Dutch Borrower are deposited, during the continuation of a Cash Dominion Period, and (B) in the case of the Collection Accounts into which ~~the~~ payments from Account Debtors of ~~any~~the Dutch Finco Borrower~~,~~ or any French Borrower, U.K. Borrower, Spanish Borrower and/or Australian Borrower are deposited, at any time, in the case of each of the immediately preceding clauses (A) and (B), any Credit Party receives or otherwise has dominion and control of any proceeds or collections of Collateral (other than amounts constituting proceeds of Indebtedness (including the Loans)), such proceeds and collections shall be held in trust by such Credit Party for the Secured Creditors, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall promptly be deposited into the applicable Collection Account or dealt with in such other fashion as such Credit Party may be instructed by the Administrative Agent.

(d) Administration of Deposit Accounts. Schedule 8.20(d) sets forth, as of the Initial Closing Date, all Deposit Accounts (other than Excluded Accounts) maintained by the Credit Parties. The applicable Credit Party shall be the sole account holder of each Deposit Account (other than any Excluded Account) into which the proceeds or products of any Collateral are, or are intended to be, deposited and shall not allow any other Person to have a perfected Lien (other than Permitted Liens) on any Deposit Account or any property deposited therein. On each date on which Section 8.01 Financials are required to be delivered to the Administrative Agent, the Company shall notify the Administrative Agent of any opening or closing of a Deposit Account (other than any Excluded Account) into which the proceeds or products of any Collateral are, or are intended to be, deposited and, with the consent of the Administrative Agent, will amend Schedule 8.20(d) to reflect the same.

(e) Inventory.

(i) Each Revolving Borrower shall keep accurate and complete records of its Inventory, in all material respects, including costs and daily withdrawals and additions, and shall submit to the Administrative Agent Inventory and reconciliation reports at the time of delivery of each Borrowing Base Certificate (other than any weekly update to the Borrowing Base Certificate.) No Revolving Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (A) such return is in the ordinary course of business; or (B)(x) no Default, Event of Default or Overadvance exists or would result therefrom; and (y) any payment received by a Revolving Borrower for a return is deposited into a Collection Account.

(ii) Each Australian Credit Party will promptly take all reasonable steps that are prudent for its business in relation to the Australian PPSA including doing anything reasonably requested by the Australian Security Trustee for that purpose. For example it will create and implement appropriate policies and systems and, where appropriate, take reasonable steps to identify Liens in its favour and to perfect and protect them under the Australian PPSA with the highest priority available.

Section 9. Negative Covenants.

9.01. Liens. Each of the Company and any Restricted Subsidiary shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(a) Liens created pursuant to the Credit Documents (including Liens securing Secured Bank Product Obligations);

(b) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security Requirements of Law or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or similar obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(c) (i) Liens imposed by Requirement of Law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’ and similar Liens or similar Liens imposed by third-party contracts entered into in the ordinary course of business, in each case for sums not yet overdue for a period of more than 30 days or remain payable without penalty or being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the book of such person in accordance with GAAP; and (ii) other Liens arising out of judgments or awards not constituting an Event of Default;

(d) Liens for Taxes, assessments or other governmental charges not yet overdue or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(f) Liens securing obligations constituting Junior Debt permitted to be Incurred pursuant to Section 9.04(c), so long as any such Lien does not violate the terms of any Senior Unsecured Note Indenture when Incurred; provided that, to the extent such Liens attach to any Collateral, then the Liens on the Collateral securing such obligations, shall (i) rank junior to the Liens securing the Obligations and (ii) be subject to an Acceptable Intercreditor Agreement;

(g) Liens securing obligations relating to any Indebtedness permitted to be Incurred pursuant to Section 9.04(e); provided that such Liens extend only to the assets so purchased, leased or improved and any accessions or extensions thereof;

(h) Liens existing on the Initial Closing Date or pursuant to agreements in existence on the Initial Closing Date and set forth in Schedule 9.01(h) (which may include Liens on (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof);

(i) (i) Liens on property or Equity Interests or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens (A) are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary and (B) may not extend to any other property or other assets owned by the Company or any of the

Restricted Subsidiaries; and (ii) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of the Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation and do not attach to any Borrowing Base Assets of a Credit Party;

(j) Liens to secure any Permitted Refinancing of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), and (h); provided that such new Lien shall be limited to all or part of the same property that secured the original Lien (plus (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such refinancing) and (iii) the proceeds and products thereof);

(k) any encumbrance or restriction (including put and call arrangements and rights of first refusal and similar rights) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(m) Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Agreement;

(n) easements, rights-of-way, encroachments, covenants, conditions, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Company, taken as a whole;

(o) any interest or title of a licensor, sublicensor, lessor or sublessor under any lease or license permitted by this Agreement and the Security Documents and any Lien against such interest or title;

(p) Liens reflected in UCC, PPSA, Australian PPSA or other similar financing statement filings regarding operating leases or consignments entered into by the Company and the Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary UCC, PPSA or other similar financing statements or similar public filings

(q) (i) licenses and sublicenses granted by the Company or a Restricted Subsidiary, (ii) leases and subleases (by the Company or any Restricted Subsidiary as lessor or sublessor) to third parties, and (iii) franchise or co-development arrangements entered into by the Company or any Restricted Subsidiary with third parties for the development, marketing and/or sale of the Company’s or any Restricted Subsidiary’s products and media content in compliance with Section 9.08, in each case, in the ordinary course of business, and not materially interfering with the business of the Company, taken as a whole, nor the ability of the Administrative Agent or the Lenders to dispose of Borrowing Base Assets that are included in the Borrowing Base;

(r) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry;

(s) Liens that are contractual rights of set-off or rights of pledge or arising under the standard terms and conditions of banks (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(t) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(u) Liens securing financings of insurance premiums, which such Liens attach solely to the insurance policies financed and the proceeds thereof;

(v) Liens on brokerage accounts incurred in the ordinary course of business securing obligations to settle trades made by the Company or any Restricted Subsidiary;

(w) the rights reserved to or vested in municipalities or governmental or other public authorities or agencies by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land to terminate any such leases, licenses, franchises, grants or permits or to require annual or other payments as a condition to the continuance thereof;

(x) deposits with public utilities or to any municipalities or governmental or other public authorities when required by the utility, municipality, governmental or other public authority in connection with the supply of services or utilities to the Company or any Restricted Subsidiary;

(y) Liens solely on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(z) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(aa) Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary or any other Unrestricted Subsidiary;

(bb) Liens on cash advances in favor of the seller of any property to be acquired in an Investment not prohibited under this Agreement to be applied against the purchase price for such Investment;

(cc) Liens that are a security interest by virtue only of the operation of section 12(3) of the Australian PPSA;

(dd) Permitted Encumbrances; and

(ee) Liens on copyrights with respect to film and episodic assets granted in the ordinary course of business.

In connection with the granting of Liens of the type described in this Section 9.01 by the Company and any Restricted Subsidiary, the Administrative Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02. Dispositions. Each of the Company and any Restricted Subsidiary shall not make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory or tooling in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price or applied to the purchase price of similar replacement property; or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, in each case under this clause (c) consummated within 180 days of such Disposition;

(d) Dispositions by (i) the Company or any Subsidiary to a U.S. Credit Party; (ii) any Foreign Credit Party or FSHCO Guarantor to any other Foreign Credit Party or FSHCO Guarantor; (iii) any Foreign Subsidiary to a Foreign Credit Party or a FSHCO Guarantor; and (iv) a Foreign Subsidiary that is a Restricted Non-Credit Party Subsidiary to a Domestic Subsidiary that is a Restricted Non-Credit Party Subsidiary; provided, that, in the case of any Disposition under this clause (d) of Borrowing Base Assets that are included in the Borrowing Base which aggregate to an amount exceeding $20,000,000 (measured from the date of the most recently delivered Borrowing Base Certificate or updated Borrowing Base Certificate pursuant to this Section 9.02(d)) by a Borrower to a Credit Party that is not a Borrower, the Administrative Agent shall have received no later than five (5) Business Days prior to such Disposition (or such shorter period as may be agreed to by the Administrative Agent) a Borrowing Base Certificate giving effect to such Disposition in form and substance reasonably satisfactory to the Administrative Agent;

(e) Dispositions by a Credit Party or a Domestic Subsidiary that is a Restricted Non-Credit Party Subsidiary to a Foreign Subsidiary; provided the aggregate amount of Dispositions made pursuant to this Section 9.02(e) shall not exceed $50,000,000;

(f) Dispositions by a Credit Party to a Restricted Non-Credit Party Subsidiary; provided the aggregate amount of Dispositions made pursuant to this Section 9.02(f) shall not exceed $25,000,000;

(g) Dispositions by (i) a Domestic Subsidiary that is a Restricted Non-Credit Party Subsidiary to another Domestic Subsidiary that that is a Restricted Non-Credit Party Subsidiary; and (ii) a Foreign Subsidiary that is a Restricted Non-Credit Party Subsidiary to another Foreign Subsidiary that that is a Restricted Non-Credit Party Subsidiary;

(h) Dispositions by a Credit Party of Equity Interests in a Restricted Non-Credit Party Subsidiary to another Restricted Non-Credit Party Subsidiary, so long as such transferee is a direct or indirect Subsidiary of a U.S. Credit Party;

(i) Dispositions by the Company or a Domestic Subsidiary of intangible property that results in the transfer of such intangible property to a Domestic Subsidiary that is a Restricted Non-Credit Party Subsidiary or a Foreign Subsidiary for cash or other adequate consideration as part of an internal group restructuring, business reorganization or business restructuring with respect to the non-U.S. operations or non-U.S. group consistent with past practices;

(j) Dispositions permitted by Sections 9.03, 9.04 or 9.05;

(k) entering into licenses, sublicenses, leases and subleases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(l) entering into (i) non-exclusive licenses of the intellectual property of the Company or any of its Subsidiaries and (ii) exclusive licenses of the intellectual property of the Company or any of its Subsidiaries, so long as (A) either (I) any such exclusive license is exclusive to one or more specific jurisdictions outside the United States or (II) the intellectual property subject to any such exclusive license is not used by the licensees in any toy or consumer products business and (B) entering into any such exclusive license could not reasonably be expected to impair the ability of any Secured Creditor to exercise its rights and remedies under the Credit Documents against any Borrowing Base Assets that are included in the Borrowing Base;

(m) Dispositions by the Company and its Subsidiaries of Borrowing Base Assets not otherwise permitted under this Section 9.02; provided, that, in the case of Borrowing Base Assets with an aggregate book value equal to or exceeding $10,000,000, (i) the Administrative Agent shall have received no later than five (5) Business Days prior to such Disposition (or such shorter period as may be agreed to by the Administrative Agent) a Borrowing Base Certificate giving effect to such Disposition in form and substance reasonably satisfactory to the Administrative Agent and (ii) the Payment Conditions are satisfied with respect to such Disposition;

(n) Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 9.02; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the assets subject to such Disposition do not constitute Collateral;

(o) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(p) Dispositions of delinquent Accounts in connection with the compromise, settlement or collection thereof;

(q) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or assets of any Credit Party or any Restricted Subsidiary;

(r) other than during a Cash Dominion Period (unless consented to in writing by the Administrative Agent), a sale or other disposition of Accounts in connection with a Supplier Financing Transaction; and

(s) Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 9.02; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) any such Disposition does not result in an Overadvance, (iii) any such Dispositions, in the aggregate, shall not exceed $125,000,000, and (iv) if any such Disposition directly results in a reduction to the Borrowing Base of $20,000,000 or more, the Company must, concurrently with such disposition, provide an updated Borrowing Base Certificate, calculated after giving effect to such Disposition, to the Administrative Agent;

provided that, in connection with any of the foregoing permitted Dispositions that constitutes a Significant Disposition, the Borrower shall deliver to the Administrative Agent ten (10) Business Days prior to such Disposition (A) a new Borrowing Base Certificate, and (B) a certificate of an Authorized Officer (1) certifying that no Event of Default has occurred and is continuing, or would result therefrom, (2) setting forth the Section under which such Disposition is permitted hereunder and (3) certifying the book value of the assets subject to such Disposition.

9.03. Restricted Payments and Prepayment of Indebtedness.

(a) The Company and each Restricted Subsidiary shall not declare or make, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrowers and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrowers and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests, it being understood, however, that any such Restricted Subsidiary may exclude one or more classes of equity holders from any such Restricted Payment so long as the class or classes of equity interests owned by any Credit Party or any Subsidiary are not excluded from any such Restricted Payment);

(ii) the Borrowers and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(iii) to the extent constituting Restricted Payments, the Borrowers and the Restricted Subsidiaries may take actions expressly permitted by Sections 9.02, 9.04, or 9.10;

(iv) the Company may make Restricted Payments, and any Restricted Subsidiary may make Restricted Payments to the Company:

(A) so long as no Event of Default under Sections 10.01(a) or 10.01(e) is continuing, Restricted Payments the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of the Company from directors, managers, officers, employees, consultants or independent contractors or members of management of the Company or any Restricted Subsidiary (or their estate, heirs, beneficiaries under their estates, family members, spouse, former spouse, domestic partner and/or former domestic partner), in each case in connection with the resignation, termination, death or disability of any such directors, officers, employees or members of management, consultants or independent contractors or a sale of the division or Subsidiary as to which such Person is a director, employee, consultant or member of management, as the case may be, or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, benefit plan or agreement, stock subscription plan, employment termination agreement or any other employment agreements, partnership agreement or equity holders’ agreement in an aggregate amount, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, benefit plan or agreement, stock subscription plan, employment termination agreement or any other employment agreement, partnership agreement or equity holders’ agreement, not in excess of (A) $3,000,000 in any fiscal year of the Borrowers, plus (B) up to $1,500,000 of any unutilized portion of such amount in the immediately preceding fiscal year (after giving effect to any carryforward applicable to such preceding fiscal year);

(B) to effectuate the non-cash repurchase of Equity Interests of the Company deemed to occur upon the non-cash exercise of stock options and warrants or similar equity incentive awards; and

(C) to (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(v) so long as no Event of Default is continuing, the Company may redeem in whole or in part any Equity Interests of the Company or such Restricted Subsidiary, as applicable, solely as part of an exchange for another class of Qualified Equity Interests or rights to acquire Qualified Equity Interests or with proceeds from substantially concurrent equity contributions from, or issuances of new shares of its Qualified Equity Interests to, any Person other than the Company or any of its Subsidiaries; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests of the Company, are no more adverse (taken as a whole) to the Lenders than those contained in the Equity Interests redeemed thereby;

(vi) each Subsidiary of the Company, or its direct or indirect parent (other than the Company), may repurchase its Equity Interests owned by any of its minority owners upon a direct or indirect sale of such Subsidiary or of all or substantially all of such Subsidiary’s assets (provided that such sale is permitted under this Agreement and such purchase is made from proceeds of such sale);

(vii) the Company may make other Restricted Payments so long as the Payment Conditions are satisfied with respect thereto;

(viii) the Borrowers and their Restricted Subsidiaries may make Restricted Payments consisting of Equity Interests in an Unrestricted Subsidiary;

(ix) the Company or any Restricted Subsidiary may make Restricted Payments constituting the payment of dividends or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, such Restricted Payments would have complied with and been permitted pursuant to the other provisions of this Section 9.03; provided, that the Company shall deliver written notice to the Administrative Agent not later than four Business Days following the date of declaration of the dividend or the giving of the redemption notice, as the case may be (and the Administrative Agent acknowledges that issuance of a press release or the posting of a document on the Company’s website on the Internet at the website address delivered to the Administrative Agent in accordance with Section 12.03, or on the SEC’s website at www.sec.gov or on IntraLinks, Syndtrak or ClearPar, in each case, with respect to any such declaration of the dividend or such giving of the redemption notice, shall be deemed to satisfy this notice requirement), and the Administrative Agent may thereafter establish a Reserve (the “RP Reserve”) in an amount not to exceed the aggregate amount of such dividend or such redemption, as the case may be, until payment thereof; and

(x) the Company and its Restricted Subsidiaries may withhold Equity Interests for payment of withholding taxes deemed to occur upon the exercise or vesting of stock options and warrants, the vesting of restricted stock or similar equity incentive awards.

(b) The Company and each Restricted Subsidiary shall not make, directly or indirectly, any voluntary prepayment (whether in cash, securities or property), prior to the scheduled due date thereof, of or in respect of principal of or interest on any Indebtedness, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Indebtedness in respect thereof (each, a “Restricted Junior Debt Prepayment”), except;

(i) payments of regularly scheduled principal, interest and fees and payments of indemnities and expense reimbursement with respect to any Indebtedness; provided, that with respect to any Junior Debt, any such payment shall be in accordance with the applicable Acceptable Intercreditor Agreement (or other applicable intercreditor agreement or subordination terms);

(ii) a prepayment, redemption, purchase, defeasement or other satisfaction of Indebtedness made using proceeds of any issuance of Equity Interests of the Company; provided that (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) such prepayment, redemption, purchase, defeasement or other satisfaction of Indebtedness occurs not later than 90 days after the issuance and receipt of proceeds of such Equity Interests and is made using solely such proceeds;

(iii) the conversion of any Indebtedness to Qualified Equity Interests;

(iv) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness with any Permitted Refinancing thereof;

(v) non-cash payments of interest in the form of payments in kind, accretion or similar non-cash payments;

(vi) payment of secured Indebtedness that becomes due as a result of the Disposition permitted under Section 9.02 of any property or asset securing such Indebtedness;

(vii) payment of Indebtedness of any Credit Party or Restricted Subsidiary to any other Credit Party or Restricted Subsidiary; provided that, if such Indebtedness is owed by a Credit Party to a Restricted Subsidiary that is not a Credit Party, (x) no Default or Event of Default has occurred which is continuing or would result after giving effect to such payment, (y) any such payment, individually, shall not exceed $5,000,000, and (z) any such payments, in the aggregate, shall not exceed $25,000,000, unless, in the case of the immediately preceding clauses (y) and (z), the Payment Conditions are satisfied with respect to such payment;

(viii) any other payment, prepayment, redemption, purchase, defeasement or other satisfaction of Indebtedness so long as the Payment Conditions are satisfied with respect thereto;

(ix) any prepayment of intercompany Indebtedness permitted pursuant to Section 9.04(x) and Section 9.04(y), in each case under this clause (ix), for cash management purposes, made in the ordinary course of business and consistent with past practices, so long as at the time of any such prepayment to any Subsidiary that is not a Credit Party no Event of Default has occurred and is continuing and, if any Event of Default has occurred and is continuing, the Administrative Agent has not notified the Company that such prepayment is prohibited; and

(x) the Company or any Restricted Subsidiary may make Restricted Junior Debt Prepayments constituting the payment of Indebtedness within sixty (60) days after the date of the giving of an irrevocable redemption notice, if at the date of such notice, such Restricted Junior Debt Prepayments would have been permitted pursuant to the other provisions of this Section 9.03; provided, that the Company shall deliver written notice to the Administrative Agent not later than four Business Days following the date of the giving of the redemption notice (and the Administrative Agent acknowledges that issuance of a press release or the posting of a document on the Company’s website on the Internet at the website address delivered to the Administrative Agent in accordance with Section 12.03, or on the SEC’s website at www.sec.gov or on IntraLinks, Syndtrak or ClearPar, in each case, with respect to any such giving of the redemption notice, shall be deemed to satisfy this notice requirement), and the Administrative Agent may thereafter establish a Reserve in an amount not to exceed the aggregate amount of such redemption, until payment thereof.

9.04. Indebtedness. Each of the Company and any Restricted Subsidiary shall not, directly or indirectly, Incur or suffer to exist any Indebtedness except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b) Indebtedness under the Senior Unsecured Notes and the Senior Unsecured Note Indentures and Permitted Refinancings thereof, and the parties hereto confirm that in connection with any such Permitted Refinancings, any Credit Party is permitted to become an obligor under the applicable Refinancing Indebtedness;

(c) unsecured Indebtedness of the Company and any other Credit Party and secured Indebtedness of the Company and any other Credit Party ranking junior in Lien priority to the Liens securing the Obligations (any of the foregoing, “Junior Debt”) and Permitted Refinancings thereof; provided that (i) such Junior Debt does not have a final maturity prior to the date that is 91 days after the Maturity Date; (ii) if the Junior Debt is secured by a security interest in the Collateral, such security interest is (x) junior in priority to the security interest in the Collateral securing the Obligations, (y) limited to Collateral located in the United States or Canada and (z) subject to an Acceptable Intercreditor Agreement; (iii) such Junior Debt may not be guaranteed by Subsidiaries that are not Credit Parties, (iv) such Junior Debt does not violate the terms of any Senior Unsecured Note Indenture when Incurred, (v) no Default or Event of Default shall exist or would result from the Incurrence of such Junior Debt and (vi) in the case of such Junior Debt constituting secured Indebtedness, the Payment Conditions are satisfied with respect thereto when Incurred;

(d) Indebtedness of the Company and the Restricted Subsidiaries in existence on the Initial Closing Date and listed on Schedule 9.04(d) (“Existing Indebtedness”) and Permitted Refinancings thereof; provided, that any such Indebtedness between the Company and/or Restricted Subsidiaries that is owing to a Restricted Non-Credit Party Subsidiary shall be subordinated in right of payment to the Obligations pursuant to an Intercompany Subordination Agreement;

(e) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) Incurred to finance the purchase, restoration, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, within 270 days of such purchase, restoration, lease or improvement, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets;

(f) Indebtedness Incurred by the Company or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, warehouse receipts, guarantees, statutory, export or import indemnities, customs, revenue bonds or similar instruments issued or created, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(g) Indebtedness of any Credit Party to a Restricted Subsidiary; provided that (i) any such Indebtedness owing to a Restricted Non-Credit Party Subsidiary is subordinated in right of payment to the Obligations pursuant to an Intercompany Subordination Agreement; and (ii) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness and not permitted by this clause (g);

(h) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that (i) if a Credit Party incurs such Indebtedness to a Restricted Non-Credit Party Subsidiary, such Indebtedness is subordinated in right of payment to the Obligations pursuant to an Intercompany Subordination Agreement; and (ii) any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness and not permitted by this clause (h);

(i) (i) obligations of the Company or any Restricted Subsidiary under any Hedging Agreement and any related guaranty (excluding obligations under Hedging Agreements entered into for speculative purposes) and (ii) other Bank Product Debt;

(j) (i) any guarantee by a Credit Party of Indebtedness or other obligations of any other Credit Party so long as the incurrence of such Indebtedness incurred by such other Credit Party is permitted under the terms of this Agreement, or (ii) any guarantee by a Restricted Non-Credit Party Subsidiary of Indebtedness of a Credit Party;

(k) (i) Indebtedness consisting of Indebtedness issued by the Company or any of the Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries), in each case to finance the purchase or redemption of Equity Interests of the Company to the extent described in Section 9.03(a)(iv)(A) or (ii) Indebtedness representing deferred compensation to employees of the Company or any of the Restricted Subsidiaries incurred in the ordinary course of business;

(l) Indebtedness arising from customary agreements of the Company or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum liability in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(m) obligations in respect of self-insurance and performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within ten Business Days of its incurrence;

(o) Indebtedness of the Company or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(p) obligations or commitments to public utilities or to any municipalities or governmental or other public authorities in connection with the maintenance of or supply of services or utilities to the Company or any Restricted Subsidiary;

(q) endorsement of instruments or other payment items by the Company or any Restricted Subsidiary for deposit;

(r) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(s) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances or discounted bills of exchange for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm’s length commercial term;

(t) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a Dutch Credit Party and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(u) any joint and several liability arising as a result of (the establishment) of a Dutch fiscal unity (Nederlandse fiscale eenheid) between a Dutch Credit Party and one or more of its subsidiaries or its equivalent in any other relevant jurisdiction;

(v) earnest money deposits required in connection with a purchase agreement, letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(w) Indebtedness to an Unrestricted Subsidiary which Indebtedness is permitted as an Investment pursuant to Section 9.05(v);

(x) (i) intercompany Indebtedness from the Company or any Restricted Subsidiary to a Foreign Master Payer/Receiver and (ii) intercompany Indebtedness from a Foreign Master Payer/Receiver to the Company or any Restricted Subsidiary, in each case under this clause (x), for cash management purposes, incurred in the ordinary course of business and consistent with past practices, so long as at the time of any such Indebtedness from a Credit Party to a Foreign Master Payer / Receiver or from a Foreign Master Payer/Receiver to a Credit Party no Event of Default has occurred and is continuing and, if any Event of Default has occurred and is continuing, the Administrative Agent has not notified the Company that such Indebtedness is prohibited;

(y) (i) intercompany Indebtedness from the Company or any Restricted Subsidiary to a U.S. Master Payer/Receiver and (ii) intercompany Indebtedness from a U.S. Master Payer/Receiver to the Company or any Restricted Subsidiary, in each case under this clause (y), for cash management purposes, incurred in the ordinary course of business and consistent with past practices, so long as at the time of any such Indebtedness from a Credit Party to a U.S. Master Payer/Receiver or from a U.S. Master Payer/Receiver to a Credit Party no Event of Default has occurred and is continuing and, if any Event of Default has occurred and is continuing, the Administrative Agent has not notified the Company that such Indebtedness is prohibited; and

(z) unsecured Indebtedness that is not included in any of the preceding clauses of this Section 9.04 in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $500,000,000.

For purposes of determining compliance with this Section 9.04, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (y) of this Section 9.04, the Company, in its sole discretion, may classify (but not reclassify) such item of Indebtedness (or any portion thereof) as one or more types of Indebtedness described in the above clauses; provided that the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described under this Section 9.04.

Accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional principal Indebtedness, as the case may be, shall not be deemed to be an Incurrence or issuance of Indebtedness for purposes of this Section 9.04. Notwithstanding anything herein to the contrary, no Credit Party shall, directly or indirectly, Incur any Indebtedness that is contractually subordinated or junior in right of payment to any other Indebtedness of such Credit Party unless such Indebtedness is expressly subordinated in right of payment to the Obligations to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of such Credit Party.

9.05. Investments. Each of the Company and any Restricted Subsidiary shall not, directly or indirectly, make or suffer to exist any Investment, except that the following Investments shall be permitted (each, a “Permitted Investment”):

(a) (i) any Investment in the Company or any other Credit Party; and (ii) any Investment by any Restricted Non-Credit Party Subsidiary in any other Restricted Non-Credit Party Subsidiary;

(b) Any Investment by the Company or any other Credit Party in any Restricted Non-Credit Party Subsidiary; provided, that the aggregate outstanding amount of all Investments under this Section 9.05(b) does not exceed $50 million at any time outstanding;

(c) any Investment in Cash Equivalents in the ordinary course of business;

(d) any Investment, subject to compliance with the Payment Conditions at the time of the making of such Investment;

(e) any Investment constituting a Permitted Acquisition; provided that (i) the aggregate amount of Permitted Acquisition Consideration relating to all such Permitted Acquisitions made or provided by a Credit Party to acquire any Restricted Subsidiary that does not become a Credit Party or merge, consolidate or amalgamate into a Credit Party or any assets that shall not, immediately after giving pro forma effect to such Permitted Acquisition, be owned by a Credit Party, shall not exceed $10,000,000 and (ii) if any Investment pursuant to this clause (e) is made in any Person that is not a Credit Party at the date of the making of such Investment and such Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (e);

(f) other Investment in Subsidiaries that are not Credit Parties or in Foreign Credit Parties or FSHCO Guarantors so long as (i) such Investments are part of a series of transactions that results in all proceeds of the intercompany Investments being invested substantially contemporaneously in (or distributed to) any Borrower or any Guarantor or (ii) such Investments constitute intercompany Investments, reorganizations and related activities related to tax planning and reorganization so long as after giving effect thereto (A) there is no material negative cash impact on any Credit Party and (B) the Lien of the Secured Creditors on the Collateral, taken as a whole, is not impaired in any material respect;

(g) any Investment existing on the Initial Closing Date or made pursuant to binding commitments in effect on the Initial Closing Date, in each case as listed on Schedule 9.05(g) or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment; provided that the amount of any such Investment (or the Investment arising from such binding commitment) may be increased in such extension, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Initial Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Section 9.05;

(h) any Investment consisting of ownership of securities or other assets not constituting Cash Equivalents received in connection with any Disposition permitted under Section 9.02;

(i) guarantees of Indebtedness permitted under Section 9.04, and performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice;

(j) (i) advances to, or guarantees of Indebtedness of, employees not in excess of $1,000,000 outstanding at any one time, in the aggregate; and (ii) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company;

(k) extensions of trade credit, or similar advances or loans to suppliers, in the ordinary course of business or consistent with past practice of the Company or any of the Restricted Subsidiaries;

(l) Investments in the ordinary course of business or consistent with past practice consisting of UCC Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(m) Investments received in compromise or resolution of litigation, arbitration or other disputes;

(n) Investments by the Company and the Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or lessors in the ordinary course of business;

(o) any Investment acquired by the Company or any of the Restricted Subsidiaries (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer) or (iii) as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p) Investments made with Qualified Equity Interests or proceeds of Qualified Equity Interests of the Company, in each case, provided that any such Investment is not later than 90 days after the receipt of proceeds of the issuance of such Qualified Equity Interests or receipt of the proceeds thereof and solely with such proceeds;

(q) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or other assets or purchases of contract rights or licenses or contributions of Intellectual Property, in each case, in the ordinary course of business or consistent with past practice;

(r) obligations or commitments to public utilities or to any municipalities or governmental or other public authorities in connection with the maintenance of or supply of services or utilities to the Company or any Restricted Subsidiary;

(s) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(t) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(u) Investments by the Company and its Restricted Subsidiaries not otherwise permitted under this Section 9.05; provided that (i) at the time of any such Investment, no Default or Event of Default shall exist or would result from such Investment and (ii) such Investments, together with the aggregate amount of all Investments permitted under Section 9.05(v), shall not exceed $225,000,000 in the aggregate during the term of this Agreement;

(v) Investments in Unrestricted Subsidiaries in an aggregate amount during the term of this Agreement, together with the aggregate amount of all Investments permitted under Section 9.05(u), not to exceed $225,000,000; provided, that at the time of any such Investment, no Default or Event of Default shall exist or would result from such Investment;

(w) Investments with respect to Supplier Financing Transactions permitted pursuant to Section 9.02(o);

(x) intercompany Investments resulting from allocations of corporate overhead, purchases and sale of inventory, supplies, material, services, equipment or other assets, booking of intercompany royalties related to Intellectual Property, and similar transactions, in each case, in the ordinary course of business and consistent with past practice;

(y) Investments in the form of intercompany Indebtedness permitted pursuant to Sections 9.04(x) or 9.04(y); and

(z) Investments arising with respect to any Hedging Agreement (excluding Hedging Agreements entered into for speculative purposes).

For purposes of this Section 9.05, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (a) through (z) above, the Company will be entitled to classify (but not reclassify such Investment (or portion thereof)) in one or more of such categories set forth above.

9.06. Transactions with Affiliates. Each of the Company and any Restricted Subsidiary shall not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), other than:

(a) any such Affiliate Transaction on terms that are not materially less favorable to the Company or any such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(b) Affiliate Transactions between or among the Company or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, in each case to the extent not otherwise prohibited by this Agreement;

(c) Restricted Payments permitted by Section 9.03;

(d) (i) employment agreements, employee benefit and incentive compensation plans and arrangements and (ii) the payment of reasonable fees, expenses and compensation to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current, former or future employees, directors, officers, managers, distributors or consultants of the Company or any of the Restricted Subsidiaries, in the case of each of the immediately preceding clauses (i) and (ii), to the extent customary and entered into in the ordinary course of business;

(e) the issuance or transfer of Qualified Equity Interests of the Company to any director, officer, employee or consultant to the extent not otherwise prohibited hereunder;

(f) payments by the Company and the Restricted Subsidiaries to any future, current or former employee, director, officer, manager or consultant of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Company in good faith in the ordinary course of business; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with such employees, directors, officers, managers or consultants which, in each case, are approved by the Company in good faith in the ordinary course of business;

(g) the pledge of Equity Interests of any Unrestricted Subsidiary;

(h) any agreement or arrangement as in effect as of the Initial Closing Date and identified on Schedule 9.06(h) hereto, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Initial Closing Date); and

(i) Intellectual Property licensing arrangements with joint ventures, so long as with respect to any of the Intellectual Property which is subject to such licensing arrangements and is a Borrowing Base Assets such licensing arrangements do not materially interfere with the ability of the Administrative Agent or the Lenders to dispose of Borrowing Base Assets.

9.07. Modifications of Debt Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Each of the Company and any Restricted Subsidiary shall not:

(a) amend or modify any provision of any Senior Unsecured Note Document or any Junior Debt Document, to the extent that any such amendment or modification, taken as a whole, would be materially adverse to the interests of the Administrative Agent or the Lenders; or

(b) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents in the relevant jurisdiction), as applicable, to the extent that any such amendment, modification or change, taken as a whole, would be materially adverse to the interests of the Administrative Agent or the Lenders.

9.08. Burdensome Agreements.

(a) The Company shall not, and shall not permit any Restricted Non-Credit Party Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction, in either case, on the ability of any such Restricted Non-Credit Party Subsidiary to (i) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or owned by the Company or any Restricted Subsidiary, (ii) pay any Indebtedness owed to any Credit Party; (iii) make loans or advances to any Credit Party; or (iv) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary; other than encumbrances or restrictions existing under or by reason of (A) applicable Requirements of Law; (B) this Agreement and the other Credit Documents; (C) contractual encumbrances or restrictions pursuant to the Senior Unsecured Note Indentures and any permitted Junior Debt Documents; (D) any agreement or other instrument of a Person acquired by or merged, amalgamated, or consolidated with or into the Company or any such Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, amalgamates, or consolidates with or into the Company or any such Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired; (E) contracts for the sale of assets permitted hereunder, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (F) Indebtedness and Liens otherwise permitted to be incurred pursuant to Section 9.01 and Section 9.04 to the extent not materially more restrictive than the provisions contained in the Credit Documents; (G) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture; (H) customary provisions contained in contracts, leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business; (I) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; (J) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any Restricted Subsidiary; and (K) restrictions on cash or other deposits or net worth imposed by customers, lenders, suppliers or other third parties under contracts entered into in the ordinary course of business.

(b) The Company and the Restricted Subsidiaries shall not enter into any consensual encumbrance or consensual restriction, in either case, that limits the ability of any Credit Party to guarantee the Indebtedness of the Company under this Agreement or any other Loan Document or create, incur, assume or suffer to exist Liens on property of such Credit Party under this Agreement or any other Credit Document; other than encumbrances or restrictions existing under or by reason of (A) applicable Requirements of Law; (B) this Agreement and the other Credit Documents; (C) contractual encumbrances or restrictions pursuant to the Senior Unsecured Note Indentures and any permitted Junior Debt Documents; (D) any agreement or other instrument of a Person acquired by or merged, amalgamated, or consolidated with or into the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, amalgamates, or consolidates with or into the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired; (E) contracts for the sale of assets permitted hereunder, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (F) Indebtedness otherwise permitted to be incurred pursuant to Section 9.04 to the extent not materially more restrictive than the provisions contained in the Credit Documents; (G) Permitted Liens to the extent only restricting Liens on assets other than Collateral; (H) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture; (I) customary provisions contained in contracts, leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business; (J) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; (K) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any Restricted Subsidiary; and (L) restrictions on cash or other deposits or net worth imposed by customers, lenders, suppliers or other third parties under contracts entered into in the ordinary course of business.

(c) The Company and the Restricted Subsidiaries shall not enter into any Contractual Obligation that requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

9.09. Business; Fiscal Year.

(a) The Company and the Restricted Subsidiaries, taken as a whole, shall not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Company and the Restricted Subsidiaries, taken as a whole, on the Initial Closing Date and other business activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business.

(b) The Company shall not change its fiscal year; provided that the Company may (i) upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting; and (ii) change its fiscal year to a year ending on the last day of any calendar month other than December.

9.10. Liabilities of Initial Dutch Borrower. Initial Dutch Borrower shall not incur any third party trade payables other than those arising from (a) the purchase of Inventory from Purchasing Agent and (b) the transportation of such Inventory from the point of purchase to the country to which such Inventory is shipped, including freight, duty, customs clearance, and storage charges, unless the Initial Dutch Borrower shall have provided the Administrative Agent with sufficient information, through financial statements delivered in accordance with this Agreement or otherwise, to permit the Administrative Agent to establish a Rent Reserve or Initial Dutch Borrower Payables Reserve (as applicable) in respect of any such third party trade payables.

9.11. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company shall not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person, unless:

(i) in the case of any such consolidation, amalgamation, merger, winding up or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or properties of the Company, the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a Person organized or existing under the law of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Person being herein called the “Successor Company”);

(ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Agreement and the other applicable Credit Documents pursuant to an assumption agreement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) any Guarantee provided by the Company or any other Credit Party (in each case other than a Credit Party that is consolidated, amalgamated, or merged into the Company) shall remain in full force and effect;

(v) any security interests and Liens granted to the Collateral Agent or the Australian Security Trustee for the benefit of the Secured Creditors in and on the assets of the Company or any other Credit Party shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, winding up or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or properties); and

(vi) with respect to any transaction in which the Successor Company is the surviving entity, the Administrative Agent shall have received from the Successor Company such legal opinions, acknowledgements, and reaffirmations of the Credit Parties or other documents as it shall reasonably request confirming the foregoing.

(b) Except as permitted by Section 9.02, no Credit Party (other than the Company) may consolidate, amalgamate or merge with or into or wind up into (whether or not such Credit Party, is the surviving or continuing Person and to the extent possible under applicable law), in one or more related transactions, any Person, unless:

(i) such Credit Party is the surviving or continuing Person or the Person formed by, surviving or continuing following any such consolidation, amalgamation or merger (if other than such Credit Party) or to which such Disposition shall have been made, is a Person organized, incorporated or existing under the law of the jurisdiction of organization or incorporation of such Credit Party, or, in the case of any such Credit Party that is a Domestic Subsidiary, the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or, in the case of any such Credit Party that is a Canadian Subsidiary, the laws of Canada or any province or territory thereof, or, in the case of any such Credit Party that is a French Subsidiary, the law of France, or, in the case of any such Credit Party that is a Spanish Subsidiary, the law of Spain, or, in the case of any such Credit Party that is a European (GNU) Subsidiary organized under the law of the Netherlands, the law of the Netherlands, or, in the case of any such Credit Party that is a European (GNU) Subsidiary incorporated under the laws of a jurisdiction of the United Kingdom, the law of that jurisdiction of the United Kingdom, or, in the case of any such Credit Party that is a European (GNU) Subsidiary organized under the law of Germany, the law of Germany, or, in the case of any such Credit Party that is an Australian Subsidiary, the law of Australia or any state thereof (such surviving Person, as the case may be, being herein called a “Successor Person”);

(ii) the Successor Person (if other than such Credit Party) expressly assumes all the obligations of such Credit Party under this Agreement and the other applicable Credit Documents pursuant to an assumption agreement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) any Guarantee provided by such Credit Party shall remain in full force and effect;

(v) any security interests and Liens granted to the Collateral Agent and the Australian Security Trustee for the benefit of the Secured Creditors in and on the assets of such Credit Party shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, winding up or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or properties); and

(vi) with respect to any transaction in which the Successor Person is the surviving entity, the Administrative Agent shall have received from the Company such legal opinions, acknowledgements, and reaffirmations of the Credit Parties or other documents as it shall reasonably request confirming the foregoing.

(c) Notwithstanding Sections 9.11(a)(iii) or 9.11(b)(iii):

(i) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary; and

(ii) any Subsidiary Guarantor may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Company, any Borrower or any Subsidiary Guarantor (or to a Restricted Subsidiary that is not a Subsidiary Guarantor if that Restricted Subsidiary becomes a Subsidiary Guarantor).

(d) Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of any Credit Party in accordance with Sections 9.11(a) or 9.11(b), the Successor Company or Successor Person, as applicable, formed by such consolidation or into or with which such Credit Party is merged or amalgamated or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to such Company or such other Credit Party, as applicable, shall refer instead to the Successor Company or Successor Person, as applicable, and not to such Company or such other Credit Party), and may exercise every right and power of such Company or such other Credit Party, as applicable, as applicable, under this Agreement with the same effect as if such successor Person had been named as the Company or such other Credit Party, as applicable, herein; provided that a predecessor Credit Party shall not be relieved from the obligation to pay the Obligations except in the case of a sale, assignment, transfer, conveyance or other disposition of all of such predecessor Credit Party’s assets that meets the requirements of Sections 9.11(a) or 9.11(b), as applicable.

9.12. Financial Covenant. The Company will not permit its Consolidated Fixed Charge Coverage Ratio for any Test Period to be lower than 1.00 to 1.00; provided that such Consolidated Fixed Charge Coverage Ratio will only be tested as of the last day of the Test Period ending immediately prior to the date on which a Financial Covenant Triggering Event shall have occurred and shall continue to be tested as of the last day of each Test Period thereafter until such Financial Covenant Triggering Event is no longer continuing.

9.13. Canadian Pension Plans. No Credit Party shall:

(a) establish, sponsor, maintain, contribute or have any liability or obligation under any Canadian Defined Benefit Pension Plan governed by the laws of the Province of Ontario or any Canadian MEPP; or

(b) consummate any transaction that would result in any Person not already a Subsidiary becoming a Material Subsidiary if such Person sponsors, maintains or contributes or has any liability or obligation under one or more Canadian Defined Benefit Pension Plans governed by the laws of the Province of Ontario or any Canadian MEPP, without the prior consent of the Administrative Agent.

9.14. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

Section 10. Events of Default and Remedies.

10.01. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a) Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b) Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication of any materiality standard set forth in any such representation or warranty) on the date as of which made or deemed made; or

(c) Covenants. The Company or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.01(a) through 8.01(k), 8.04(a) (as to the existence of the Company), 8.12, 8.16, 8.20(c) or Section 9 (other than Section 9.13), (ii) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 8.20(a) within five (5) Business Days of the date such Borrowing Base Certificate is required to be delivered (other than during the occurrence of a Weekly Reporting Event, in which case such period shall be two (2) Business Days), (iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01(a) and 10.01(b)), and such default shall continue unremedied for a period of 30 days after the earlier of (x) written notice thereof is received by the Company from the Administrative Agent or the Required Lenders or (y) a Responsible Officer of such defaulting party gains knowledge of such default; or

(d) Default Under Other Agreements. (i) The Company or any Restricted Subsidiary shall (x) fail to make any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) fail to observe or perform any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which failure or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Company or any Restricted Subsidiary shall be declared to be (or shall become) due and payable prior to the stated maturity thereof; provided that, (A) it shall not be a Default or an Event of Default under this Section 10.01(d) unless the principal amount of any Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount and (B) the preceding clauses (i) and (ii) of this Section 10.01(d) shall not apply to (x) Indebtedness that becomes due as a result of a sale, transfer or other disposition (including as a result of a Casualty Event) of the property or assets securing such Indebtedness, if such sale, transfer or other disposition is otherwise permitted hereunder, (y) any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased or redeemed in connection with any asset sale event, casualty or condemnation event, change of control (without limiting the rights of the Administrative Agent and the Lenders under Section 10.01(j)), excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to prepay, defease, repurchase or redeem in the absence of any default thereunder or (z) Indebtedness in respect of any Hedging Agreement in an amount in excess of the Threshold Amount that becomes due pursuant to a termination event or equivalent event (other than an event that, pursuant to the terms of such Hedging Agreement, constitutes a default or event of default in accordance with the terms thereof ) under the terms of such Hedging Agreement; or

(e) Bankruptcy, etc.

(i) The Company or any Material Subsidiary (other than an Australian Credit Party) shall, to the extent applicable, commence a voluntary case or proceeding concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or commence any analogous case, proceeding, step or procedure under any other Debtor Relief Law of any jurisdiction; or an involuntary case or proceeding under the Bankruptcy Code or under any other Debtor Relief Law is commenced against the Company or any Material Subsidiary in any jurisdiction, and the petition or proceeding is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case or proceeding; or a custodian (as defined in the Bankruptcy Code), receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor or similar officer is appointed for, or takes charge of, all or substantially all of the property of the Company or any Material Subsidiary, or there is commenced against the Company or any Material Subsidiary any such proceeding which remains undismissed for a period of 60 days, or the company or any Material Subsidiary is adjudicated, or is deemed for purposes of any applicable Debtor Relief Law to be, insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Material Subsidiary suffers any appointment of any custodian, receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any Material Subsidiary makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Company or any Material Subsidiary for the purpose of effecting any of the foregoing; or

(ii) A U.K. Credit Party (A) is unable or admits its inability to pay its debts as they fall due; (B) suspends making payments on any of its debts; (C) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, or (D) in respect of any U.K. Credit Party, the value of its assets is less than the value of its liabilities (taking into account contingent and prospective liabilities or moratorium or other protection from its creditors is declared or imposed in respect of any of its indebtedness); or

(iii) In respect of an Australian Credit Party, (x) any corporate action, legal proceedings or other procedure or step is taken in relation to (A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Australian Credit Party except an application made to a court for the purpose of winding up such a person which is disputed by the Australian Credit Party acting diligently and in good faith and dismissed within 20 Business Days (or a reorganization by way of voluntary arrangement, scheme of arrangement or otherwise whilst solvent and with the consent of the Administrative Agent); (B) a composition, compromise, assignment or arrangement with any creditor of the Australian Credit Party; (C) the appointment of a Controller, liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Australian Credit Party or any of its assets except on application made to a court for the purpose of appointing such a person which is disputed by the Australian Credit Party acting diligently and in good faith and dismissed within 20 Business Days (or in connection with a reorganization by way of voluntary arrangement, scheme of arrangement or otherwise whilst solvent and with the consent of the Administrative Agent); (D) enforcement of any Lien over any assets of the Australian Credit Party; or (y) it (A) is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due; (B) suspends making payments on any of its debts; (C) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Secured Creditor in its capacity as such) with a view to rescheduling any of its indebtedness; or (z) a moratorium is declared in respect of any indebtedness of that Australian Credit Party; or

(f) ERISA; Dutch Works Councils Act. (a) (i) An ERISA Event occurs that has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and such failure could reasonably be expected to result in a Material Adverse Effect, (b) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable Requirement of Law which has resulted or could reasonably be expected to result in a Material Adverse Effect, (c) a Dutch Works Councils Act Event has occurred and has resulted or could reasonably be expected to result in a Material Adverse Effect, (d) any Lien arises (except for contribution amounts not yet due) in respect of a Credit Party in connection with any Canadian Pension Plan which may reasonably be expected to have a Material Adverse Effect, or (e) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to a U.K. Credit Party asserting a liability in excess of the Threshold Amount; or

(g) Credit Documents. (i) Any Credit Document shall cease to be, or shall be asserted in writing by any Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto, other than as a result of acts or omissions by the Administrative Agent, the Collateral Agent, the Australian Security Trustee or any Lender or upon the occurrence of the Payment in Full Date or (ii) any of the Security Documents shall for any reason cease to be in full force and effect (other than as a result of acts or omissions by the Administrative Agent, the Collateral Agent, the Australian Security Trustee or any Lender or the occurrence of the Payment in Full Date), or shall cease to give the Collateral Agent or the Australian Security Trustee for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected (or the equivalent with respect to the Canadian Credit Parties, French Credit Parties, Spanish Credit Parties, European (GNU) Credit Parties and Australian Credit Parties under applicable Requirements of Law) security interest in, and Lien on, all of the Collateral (other than immaterial Collateral), in favor of the Collateral Agent or the Australian Security Trustee, superior to and prior to the rights of all third Persons (subject to (x) the Collateral and Guarantee Requirement and (y) any Lien permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01) other than (x) as a result of a release of Collateral or any Guarantor permitted under Section 12.13, (y) as a result of the failure of the Administrative Agent or the Collateral Agent or the Australian Security Trustee to (1) maintain possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Credit Documents or (2) file initial UCC or PPSA financing statements; provided that it shall not be a Default or Event of Default under this Section 10.01(g) if the Credit Document or Security Document at issue was not required by virtue of the requirements of the Collateral and Guarantee Requirement to have been executed and delivered by any Credit Party; or

(h) Guarantees. Any Credit Party Guarantee or any provision thereof shall cease to be in full force or effect as to any Credit Party, or any Guarantor shall deny or disaffirm such Credit Party’s obligations under the Credit Party Guarantee to which it is a party, in each case other than as a result of a release permitted pursuant to Section 12.13; or

(i) Judgments. One or more judgments or decrees for the payment of money shall be entered against the Company or any Restricted Subsidiary involving in the aggregate for the Company and any Restricted Subsidiary a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company (as determined in good faith by the Company) and such judgments and decrees either shall be final and non-appealable and not satisfied or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days), and the aggregate amount of all such judgments and decrees for the payment of money (to the extent not paid or fully covered by such insurance company) equals or exceeds the Threshold Amount; or

(j) Change of Control. A Change of Control with respect to the Company shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and upon the written request of the Required Lenders, shall, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.01(e) shall occur with respect to any Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Revolving Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent or Australian Security Trustee, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Credit Party Guarantee, (v) terminate, reduce or condition any Revolving Commitment, or make any adjustment to the Borrowing Base (including, for the avoidance of doubt, the Dutch Borrowing Base, the Dutch Finco Borrowing Base, the U.K. Borrowing Base, the German Borrowing Base and the Spanish Borrowing Base) and (vi) require the Credit Parties to Cash Collateralize LC Obligations, and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Revolving A Lenders) advance the required Cash Collateral as Revolving A Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6.01 are satisfied).

10.02. Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above):

(a) any amounts received on account of the Domestic Obligations (other than amounts received on account of the Revolving B Obligations further to the enforcement of any Revolving B Collateral) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent, the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith (other than in respect of Secured Bank Product Obligations, any FILO Revolving Loans or any Revolving B Loans);

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith (other than in respect of Secured Bank Product Obligations, any FILO Revolving Loans or any Revolving B Loans);

Third, to interest then due and payable on the U.S. Swingline Loans;

Fourth, to the principal balance of the U.S. Swingline Loans and U.S. Protective Advances outstanding until the same has been prepaid in full;

Fifth, to interest then due and payable on all U.S. Revolving A Loans (other than any FILO Revolving Loans) and other amounts due and payable by the U.S. Credit Parties pursuant to Sections 3.01, 3.02 and 4.01;

Sixth, to Cash Collateralize all U.S. LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of all U.S. Revolving A Loans (other than any FILO Revolving Loans) then outstanding pro rata;

Eighth, to the payment of all Obligations of the Credit Parties with respect to any Revolving B Loans that are then due and payable to the Administrative Agent, the Collateral Agent, the Lenders and other Secured Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date;

Ninth, to the payment of all Obligations of the Credit Parties with respect to any FILO Revolving Loans that are then due and payable to the Administrative Agent, the Collateral Agent, the Lenders and other Secured Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date;

Tenth, to all Secured Bank Product Obligations that are Domestic Obligations and other Domestic Obligations pro rata; and

Eleventh, the balance, if any, as required by any intercreditor agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (a) Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all U.S. Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Domestic Obligations, if any, in the order set forth above. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations that are Domestic Obligations last reported to the Administrative Agent or the actual

Secured Bank Product Obligations that are Domestic Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor. If a Secured Creditor fails to deliver such calculation within five (5) Business Days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) First through Tenth, the relevant U.S. Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 10.02(a) is subject to the provisions of any intercreditor agreement.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 10.02(a).

(b) any amounts received on account of the Foreign Obligations (other than amounts received on account of the French Obligations further to the enforcement of any French Collateral grant by any French Borrower) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent, the Collateral Agent, the Australian Security Trustee and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent or the Australian Security Trustee in connection therewith, in each case with respect to the Revolving A Subfacilities (other than the U.S. Revolving A Subfacility);

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith, in each case with respect to the Revolving A Subfacilities (other than the U.S. Revolving A Subfacility);

Third, to interest then due and payable on the Swingline Loans (other than the U.S. Swingline Loans);

Fourth, to the principal balance of the Swingline Loans (other than the U.S. Swingline Loans) and Protective Advances (other than the U.S. Protective Advances) outstanding until the same has been prepaid in full;

Fifth, to interest then due and payable on all Loans and other amounts due pursuant to Sections 3.01, 3.02 and 4.01, in each case with respect to the Revolving A Subfacilities (other than the U.S. Revolving A Subfacility);

Sixth, to Cash Collateralize all LC Exposures, other than the U.S. LC Exposure (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of all Loans (other than any U.S. Revolving A Loan, any FILO Revolving Loans and any Revolving B Loans) then outstanding pro rata with respect to the applicable Foreign Borrower;

Eighth, to all Secured Bank Product Obligations constituting Foreign Obligations, and to all other Obligations with respect to the Revolving A Subfacilities (other than the U.S. Revolving A Subfacility) pro rata with respect to the applicable Foreign Borrower; and

Ninth, the balance, if any, as required by any intercreditor agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Foreign Credit Party, FSHCO Guarantor or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (b) Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Foreign Obligations, if any, in the order set forth above. Amounts distributed with respect to any Secured Bank Product Obligations constituting Foreign Obligations shall be the lesser of the maximum Secured Bank Product Obligations constituting Foreign Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations constituting Foreign Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor. If a Secured Creditor fails to deliver such calculation within five (5) Business Days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. The Administrative Agent shall allocate such proceeds among the Foreign Obligations of Foreign Borrowers pursuant to clause (b) First through Ninth above in the Administrative Agent’s Permitted Discretion.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (b) First through Eighth, the relevant Foreign Credit Parties and FSHCO Guarantors shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 10.02(b) is subject to the provisions of any intercreditor agreement.

(c) any amounts received on account of the Revolving B Obligations further to the enforcement of any Revolving B Collateral shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent, the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith, in each case, with respect to the Revolving B Facility;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith, in each case, with respect to the Revolving B Facility;

Third, to the principal balance of Revolving B Protective Advances outstanding until the same has been prepaid in full;

Fourth, to interest then due and payable on all Revolving B Loans and other amounts due pursuant to Sections 3.01, 3.02 and 4.01, in each case, with respect to the Revolving B Facility;

Fifth, to the principal balance of all Revolving B Loans;

Sixth, to the payment of all Obligations of the U.S. Credit Parties with respect to any Revolving B Loans that are then due and payable to the Administrative Agent, the Collateral Agent, the Lenders and other Secured Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date, in each case, with respect to the Revolving B Facility;

Seventh, the balance, if any, as required by any intercreditor agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable U.S. Credit Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses (c) First through Sixth, the relevant U.S. Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 10.02(c) is subject to the provisions of any intercreditor agreement.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 10.02(c).

(d) any amounts received on account of the French Obligations further to the enforcement of any French Collateral granted by any French Borrower shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied, to the extent permitted by any applicable law, in the following order:

First, to the extent expressly provided in this Agreement or under the relevant French Security Agreement, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith (other than in respect of Secured Bank Product Obligations);

Second, to the extent expressly provided in this Agreement or under the relevant French Security Agreement, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other French Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations);

Third, to interest then due and payable on the French Swingline Loans;

Fourth, to the principal balance of the French Swingline Loans and French Protective Advances outstanding until the same has been prepaid in full;

Fifth, to interest then due and payable on all French Loans and other amounts due pursuant to Sections 3.01, 3.02 and 4.01;

Sixth, to Cash Collateralize all French LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of all French Loans then outstanding pro rata;

Eighth, to all Secured Bank Product Obligations and other French Obligations pro rata; and

Ninth, the balance, if any, as required by any intercreditor agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable French Credit Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (d) Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied, to the extent permitted by applicable law, to the other French Obligations, if any, in the order set forth above. Amounts distributed with respect to any Secured Bank Product Obligations constituting French Obligations shall be the lesser of the maximum Secured Bank Product Obligations constituting French Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations constituting French Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor. If a Secured Creditor fails to deliver such calculation within five (5) Business Days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (d) First through Eighth, the relevant French Credit Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 10.02(d) is subject to the provisions of any intercreditor agreement.

Section 11. The Administrative Agent.

11.01. Appointment and Authorization.

(a) Each Lender hereby irrevocably designates and appoints (i) BANA as Global Administrative Agent, Collateral Agent and Australian Security Trustee, for such Lender, (ii) Citibank, N.A. and Wells Fargo Bank, N.A., as Co-Syndication Agents for such Lender, (iii) HSBC Bank USA, National Association, Mizuho Bank, Ltd., MUFG Union Bank, N.A. and Royal Bank of Canada, as Co-Documentation Agents for such Lender and (iv) Citibank, N.A., Wells Fargo Bank, N.A., HSBC Bank USA, National Association, Mizuho Bank, Ltd., MUFG Union Bank, N.A. and Royal Bank of Canada, as Joint Lead Arrangers for such Lender, each to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and the Australian Security Trustee, to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent, the Collateral Agent and the Australian Security Trustee, shall not have any duties or responsibilities, except those expressly set forth herein. The Co-Syndication Agents, the Co-Documentation Agents and the Joint Lead Arrangers shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as a Lender, a Swingline Lender or an Issuing Bank hereunder. The Agents shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Lenders (including in its capacity as a Secured Bank Product Provider) hereby further authorizes the Administrative Agent and/or the Collateral Agent and/or the Australian Security Trustee, to enter into the Lender Loss Sharing Agreement, the Intercreditor Agreement, any other intercreditor agreement (including those contemplated by Section 9.01(f)) and any respective amendments thereto on behalf of such Lender. Without limiting the generality of the foregoing, each of the Lenders hereby authorizes and directs the Administrative Agent and/or the Collateral Agent and/or the Australian Security Trustee, to bind each Lender to the actions required by such Lender under the terms of the Lender Loss Sharing Agreement and any intercreditor agreement, including the Intercreditor Agreement. In addition, (i) each of the Lenders and each Issuing Bank hereby authorizes the Collateral Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, and (ii) to the extent required under the Requirements of Law of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent and Collateral Agent any required powers of attorney to execute any Security Document governed by the Requirements of Law of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

(c) The provisions of this Section 11 (other than Sections 11.09 and 11.11) are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions, in each case, except for any such provisions which expressly provide the Company with rights of consent.

11.02. Delegation of Duties. The Administrative Agent, the Collateral Agent and the Australian Security Trustee, may execute any of their duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and the Australian Security Trustee, shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of the Administrative Agent’s or the Collateral Agent’s or the Australian Security Trustee’s, gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction.

11.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Section 10) or (ii) in the absence of its own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction in connection with its duties expressly set forth herein, (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder, or (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent-Related Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that each of the Administrative Agent, the Collateral Agent and the Australian Security Trustee, shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent or Australian Security Trustee, to liability or that is contrary to any Credit Document or applicable Requirement of Law. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

11.04. Reliance by the Agents.

(a) Each of the Administrative Agent, the Collateral Agent and the Australian Security Trustee, shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent or Collateral Agent or the Australian Security Trustee. Each of the Administrative Agent, the Collateral Agent and the Australian Security Trustee shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent, the Collateral Agent and the Australian Security Trustee shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Initial Closing Date specifying its objection thereto.

11.05. Notice of Default . The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and Fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent, the Collateral Agent and the Australian Security Trustee shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Section 10; provided, however, that unless and until the Administrative Agent, Collateral Agent or Australian Security Trustee has received any such direction, the Administrative Agent, Collateral Agent and Australian Security Trustee may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

11.06. Credit Decision; Disclosure of Information by the Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Requirements of Law relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

11.07. Indemnification of the Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the such Agent) (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent’s (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf such Agent) own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the such Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 11.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Agents.

11.08. Administrative Agent, Collateral Agent and Australian Security Trustee in Its Individual Capacity. BANA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though BANA was not the Administrative Agent or the Collateral Agent or the Australian Security Trustee hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BANA and its Affiliates and branches may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent, Collateral Agent and Australian Security Trustee shall be under no obligation to provide such information to them. With respect to its Loans, BANA shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent or the Australian Security Trustee, and the terms “Lender” and “Lenders” include BANA in its individual capacity.

11.09. Successor Agents.

(a) Any Agent may resign upon 30 days’ prior written notice to the Lenders and to the Company. Such Agent may be replaced by the Required Lenders if it or one of its Affiliates shall become a Defaulting Lender. If an Agent under any Revolving A Subfacility resigns or is replaced, the Agents under the other Revolving A Subfacilities shall also be deemed to have resigned and need to be replaced. If an Agent resigns or is replaced under this Agreement, the Required Lenders shall appoint from among the Lenders one or more successor administrative agents or a collateral agent, as applicable, for the Lenders, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Sections 10.01(a) or 10.01(e) (which consent of the Company shall not be unreasonably withheld, delayed or conditioned). If no successor agent is appointed prior to the effective date of the resignation of an Agent, such Agent may appoint (if it resigns but not if it is replaced), after consulting with the Lenders and with the consent of the Company at all times other than during the existence of an Event of Default under Sections 10.01(a) or 10.01(e) (with respect to the Company), a successor agent from among the Lenders under each Revolving A Subfacility and the Revolving B Facility; provided that any such successor agent shall be either a domestic office of a commercial bank organized under the Requirements of Law of the United States or any State thereof, or a United States branch of a bank that is organized under the Requirements of Law of another jurisdiction, in either case which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Global Administrative Agent,” “Administrative Agent” and/or “Collateral Agent” shall mean such successor agent and the retiring or replaced Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring or replaced Agent’s resignation or replacement hereunder as Agent, the provisions of this Section 11 and Section 12.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring or replaced

Agent’s notice of resignation or its replacement, the retiring or replaced Agent’s resignation or replacement shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or each Issuing Bank under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed).

(b) Any resignation or replacement by BANA as administrative agent pursuant to this Section 11.09 shall also constitute its resignation or replacement as lender of the Swingline Loans under the relevant Revolving A Subfacility to the extent that BANA is acting in such capacity at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring lender of the Swingline Loans and (ii) the retiring or replaced lender of the Swingline Loans shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.

(c) The Australian Security Trustee may resign or be replaced in accordance with the Australian Security Trust Deed.

11.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.05 and 12.01) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 12.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

11.11. Collateral and Guarantee Matters. The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, the Collateral Agent and the Australian Security Trustee, to take any action permitted by Section 12.13.

Upon request by the Administrative Agent, the Collateral Agent or the Australian Security Trustee at any time, the Required Lenders will confirm in writing the Administrative Agent’s, the Collateral Agent’s or the Australian Security Trustee’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Credit Party Guarantee pursuant to Section 12.13; provided that such authorization shall not in any event be or become a condition to the effectiveness of any such release or subordination if the provisions of Section 12.13 are otherwise satisfied.

11.12. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to the Administrative Agent of such agreement, agrees to be bound by this Section 11. Each such Secured Bank Product Provider shall indemnify and hold harmless Agent-Related Persons, to the extent not reimbursed by the Credit Parties, against all claims that may be incurred by or asserted against any Agent-Related Person in connection with such provider’s Secured Bank Product Obligations.

11.13. The Collateral Agent and the Australian Security Trustee. The Collateral Agent, the Australian Security Trustee and any agent, employee or attorney-in-fact appointed by the “collateral agent” or “Australian security trustee” pursuant to Section 11.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the “collateral agent,” shall be entitled to the benefits of all provisions of this Section 11 and Section 12 as though such agent, employee or attorney-in-fact were the “collateral agent” or “Australian security trustee” (as applicable) under the Credit Documents, as set forth in full herein with respect thereto.

11.14. Withholding Taxes . To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 4.01, each Lender shall indemnify and hold harmless the Administrative Agent and the Company against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes (except with respect to the Company, only such Taxes that are U.S. federal withholding Taxes) and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly such withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative

Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Company, as applicable, shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 11.14. The agreements in this Section 11.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 11.14, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

11.15. Quebec Representative. Without limiting the powers of the Collateral Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the Requirements of Law of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Secured Creditors hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Creditors and Credit Parties. Any person who becomes a Secured Creditor shall, by its execution of an Assignment and Acceptance Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Creditor, all actions taken by the Attorney in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Section 11.15 also constitutes the substitution of the Attorney.

11.16. Appointment of Collateral Agent as security trustee for U.K. Security Documents. For the purposes of any Liens or Collateral created under the U.K. Security Documents, the following additional provisions shall apply, in addition to the provisions set out in Section 11 or otherwise hereunder.

(a) In this Section 11.16, the following expressions shall have the following meanings:

(i) “Appointee” shall mean any receiver, administrator or other insolvency officer appointed in respect of any Credit Party or its assets.

(ii) “Charged Property” shall mean the assets of the Credit Parties subject to a security interest under the U.K. Security Documents.

(iii) “Delegate” shall mean any delegate, agent, attorney or co-trustee appointed by the Collateral Agent (in its capacity as security trustee).

(iv) “U.K. Security Documents” shall mean each security document executed by any Credit Party and governed by English law in favour of the Collateral Agent.

(b) The Secured Creditors appoint the Collateral Agent to hold the security interests constituted by the U.K. Security Documents on trust for the Secured Creditors on the terms of the Credit Documents and the Collateral Agent accepts that appointment.

(c) The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Credit Documents; and (ii) its engagement in any kind of banking or other business with any Credit Party.

(d) Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Credit Party.

(e) The Collateral Agent shall have no duties or obligations to any other person except for those which are expressly specified in the Credit Documents or mandatorily required by applicable law.

(f) The Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the U.K. Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g) The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the U.K. Security Documents as may be conferred by the instrument of appointment of that person.

(h) The Collateral Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(i) The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(j) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the U.K. Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the Collateral Agent in its capacity as security trustee) in the provisions of the U.K. Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k) Each Secured Creditor confirms its approval of the U.K. Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the U.K. Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the U.K. Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Secured Creditors under the U.K. Security Documents.

(l) The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m) Each other Secured Creditor confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a U.K. Security Document and accordingly authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Creditors; and (b) the Land Registry (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n) Except to the extent that a U.K. Security Document otherwise requires, any moneys which the Collateral Agent receives under or pursuant to a U.K. Security Document may be: (a) invested in any investments which the Collateral Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Collateral Agent) on terms that the Collateral Agent thinks fit, in each case in the name or under the control of the Collateral Agent, and the Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(o) On a disposal of any of the Charged Property which is permitted under the Credit Documents, the Collateral Agent shall (at the cost of the Credit Parties) execute any release of the U.K. Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Collateral Agent considers desirable.

(p) The Collateral Agent shall not be liable for:

(i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a U.K. Security Document;

(ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a U.K. Security Document;

(iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Credit Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Credit Document; or

(iv) any shortfall which arises on enforcing a U.K. Security Document.

(q) The Collateral Agent shall not be obligated to:

(i) obtain any authorization or environmental permit in respect of any of the Charged Property or a U.K. Security Document;

(ii) hold in its own possession a U.K. Security Document, title deed or other document relating to the Charged Property or a U.K. Security Document;

(iii) perfect, protect, register, make any filing or give any notice in respect of a U.K. Security Document (or the order of ranking of a U.K. Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv) require any further assurances in relation to a U.K. Security Document.

(r) In respect of any U.K. Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s) In respect of any U.K. Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(t) Every appointment of a successor Collateral Agent under a U.K. Security Document shall be by deed.

(u) Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.

(v) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

(w) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any U.K. Security Document shall be 80 years from the date of this Agreement.

11.17. French Receivables Assignment Agreement . Without prejudice to the provisions of this Agreement and the other Credit Documents, the French Lenders (as mandants) appoint the Administrative Agent to act as agent (mandataire) (with full power to appoint and to substitute and to delegate) on their behalf to do anything upon the terms and conditions set out in this Agreement and the other Credit Documents in respect of any French Receivables Assignment Agreement and empowers and directs the Administrative Agent (by itself or by such person it may nominate) to execute for and on their behalf any French Receivables Assignment Agreement and to perform the duties and to exercise the rights, powers and discretions which are incidental thereto and to give a good discharge for any moneys payable under the French Receivables Assignment Agreement to the French Lenders in accordance with the terms and conditions of this Agreement and the other Credit Documents.

11.18. Australian Security Trust Deed.

(a) Upon the execution of the Australian Trust Deed, each Secured Creditor appoints the Australian Security Trustee under the terms of the Australian Security Trust Deed to act as its trustee under and in relation to the Australian Security Documents and to hold the assets subject to the security thereby created as trustee for the Secured Creditors on trust and on the terms contained in the Australian Security Documents and each Secured Creditor authorizes the Australian Security Trustee under the terms of the Australian Security Trust Deed to exercise such rights, remedies, powers and discretions as are specifically delegated to Australian Security Trustee by the terms of the Australian Security Documents, together with all such rights, remedies, powers and discretions as are incidental thereto and Australian Security Trustee hereby accepts that appointment.

(b) Upon the execution of the Australian Trust Deed, each Secured Creditor hereby (a) acknowledges that they are aware of, and consent to, the terms of the Australian Security Trust Deed, (b) agrees to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (as defined in the Australian Security Trust Deed), (c) acknowledges that it has received a copy of the Australian Security Trust Deed, together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement, (d) without limiting the general application of paragraph (a) above, acknowledges and agrees as specified in clause 8.12 (Independent Decisions by Beneficiaries) of the Australian Security Trust Deed and provides the indemnities as specified in clause 10.3 (Indemnity by Beneficiaries) of the Australian Security Trust Deed, and (e) without limiting the general application of paragraph (a) above, for consideration received, irrevocably appoints as its attorney each person who under the terms of the Australian Security Trust Deed is appointed an attorney of a Beneficiary (as defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.

(c) This section is executed as a deed poll in favor of Australian Security Trustee and each Beneficiary (as defined in the Australian Security Trust Deed) from time to time.

(d) Each Secured Creditor agrees that at any time that the Australian Security Trustee shall be a Person other than the Administrative Agent, such other Person shall have the rights, remedies, benefits and powers granted to Administrative Agent in its capacity as Australian Security Trustee in this Agreement.

11.19. Parallel Debt Undertaking.

(a) The parallel debt undertaking created hereunder (“Parallel Debt Undertaking”) is constituted in order to secure the prompt and complete satisfaction of any Obligations. The Parallel Debt Undertaking shall also cover any future extension, prolongation, increase or novation of the Obligations.

(b) For the purposes of taking and ensuring the continuing validity of Liens under those Security Documents subject to the laws of (or to the extent affecting assets situated in) Germany, France (other than in respect of any French Receivables Assignment Agreement) and the Netherlands (the “Parallel Obligations Security Documents”) and such other jurisdictions as the Secured Creditors and the Credit Parties (each acting reasonably) agree, notwithstanding any contrary provision in this Agreement:

(i) each Credit Party irrevocably and unconditionally agrees and undertakes with the Collateral Agent and each Secured Creditor (other than the Collateral Agent) acknowledges that, for the purpose of the granting the Collateral under the Parallel Obligations Security Documents (the “Parallel Obligations Collateral”) that each Credit Party shall pay to the Collateral Agent amounts equal to, and in the currency of, all present and future amounts owing by it to the Secured Creditors under the Credit Documents (“Original Obligations”) as and when the same fall due for payment under the relevant Credit Documents and in respect of any Obligations (together with the obligation described in paragraph (iv) below, the “Parallel Obligations”);

(ii) each of the Credit Parties and each Secured Creditor (other than Collateral Agent) acknowledges that, under the Parallel Obligations Security Documents, the rights of the Collateral Agent to demand payment of the Parallel Obligations shall be independent and several from the rights of the other Secured Creditors to demand payment of the Original Obligations, provided that the payment by a Credit Party of its Parallel Obligations to the Collateral Agent in accordance with this Section 11.19 shall also discharge (in the amount and in the currency of the relevant payment) the corresponding Original Obligations and vice versa the payment by a Credit Party of all or part of its Original Obligations in accordance with the provisions of the Credit Documents and in respect of the Obligations shall also discharge (in the amount of the payment) the corresponding Parallel Obligations. The amount of the Parallel Obligations of a Credit Party shall at all times be equal to the amount of its Original Obligations;

(iii) despite the foregoing, any payment under the Parallel Obligations Security Documents shall be made to the Collateral Agent unless expressly stated otherwise in any Parallel Obligations Security Document or unless the Collateral Agent directs such payment to be made to a person other than the Collateral Agent;

(iv) the Collateral Agent, the Credit Parties and each of the other Secured Creditors agree that, under the Parallel Obligations Security Documents, the Collateral Agent shall be the joint and several creditor (together with the relevant other Secured Creditor) of each and every obligation of the Credit Parties towards that other Secured Creditor under the Credit Documents and in respect of the Obligations, and that accordingly the Collateral Agent will have its own and independent right to demand performance by the Credit Parties of those obligations in full;

(v) the Parallel Obligations are owed to the Collateral Agent in its own name on behalf of itself and not as agent or representative of any other person nor as trustee and the Parallel Debt Security shall secure the Parallel Obligations so owing and its claims in respect of the Parallel Obligations shall not be held on trust. The Parallel Obligations Collateral granted under the Parallel Obligation Security Documents to the Collateral Agent to secure the Parallel Obligations is granted to the Collateral] in its capacity as creditor of the Parallel Obligations and shall not be held on trust;

(vi) without limiting or affecting the Collateral Agent’s right to protect, preserve or enforce its rights under any Parallel Obligations Collateral, the Collateral Agent undertakes to each Secured Creditor not to exercise its rights in respect of the Parallel Obligations without the consent of the relevant Secured Creditors. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under any Parallel Obligations Security Documents or to enforce any Parallel Obligations Collateral as contemplated by this Agreement, the relevant Parallel Obligations Security Document or any other Credit Document or in respect of any Obligations (or to do any act reasonably incidental to the foregoing); and

(vii) the Collateral Agent shall distribute any amount so received to the Secured Creditors in accordance with the terms of this Agreement as if such amounts had been received in respect of the Original Obligations.

(c) Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent shall as soon as reasonably practical at the cost and expense of the Credit Party release the Parallel Debt Undertaking.

(d) The Collateral Agent shall, in respect of any French Receivables Assignment Agreement and any Parallel Obligations Security Document governed by French law, take any necessary action (including, if required, by entering into any agreement with any credit institution (établissement de crédit) or financing company (société de financement) duly authorized) in order to ensure that:

(i) all payments under this Agreement or any French Collateral shall be made to or by the Collateral Agent in accordance with any applicable laws and regulations; and

(ii) separate bank accounts are opened and maintained for each financing made to the French Borrowers under this Agreement, so that the payments made by or to the Collateral Agent under each such financing are effected to or from a bank account dedicated solely to the receipt and payment of funds to be paid or received under such financing, it being specified that the Collateral Agent shall not be authorized to dispose of such funds for its own account (unless such funds were to be paid to the Collateral Agent under any Credit Document for its own account) or for another financing transaction.

For the avoidance of doubt, this paragraph (d) shall not apply to any fees or commissions paid to the Collateral Agent.

11.20. ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that:

(i) none of the Administrative Agent, any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, any Joint Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) Each of the Administrative Agent and Joint Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

11.21. Payments in respect of French Borrowers and French Guarantors.

(a) The Administrative Agent shall, in respect of any payment received or made under this Agreement or any other Credit Document by or to French Borrowers or French Guarantors, take any necessary action (including, if required, by entering into any agreement with any credit institution (établissement de crédit) or financing company (société de financement) duly authorized) in order to ensure that:

(i) such payments shall be made to or by the Administrative Agent in accordance with any applicable laws and regulations; and

(ii) separate bank accounts are opened and maintained for each financing made to the French Borrowers under this Agreement or any other Credit Document, so that the payments made by or to the Administrative Agent under each such financing are effected to or from a bank account dedicated solely to the receipt and payment of funds to be paid or received under such financing, it being specified that the Administrative Agent shall not be authorized to dispose of such funds for its own account (unless such funds were to be paid to the Administrative Agent under any Credit Document for its own account) or for another financing transaction.

(b) For the avoidance of doubt, this Section 11.21 shall not apply to any fees or commissions paid to the Administrative Agent.

Section 12. Miscellaneous.

12.01. Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree to: (i) pay all reasonable and documented out-of-pocket costs and expenses (A) of the Agents and the Joint Lead Arrangers and Issuing Banks (without duplication) limited, in the case of legal fees, to the reasonable fees and disbursements of one primary counsel in each of the U.S., Canada, France, the Netherlands, the U.K., Germany, Spain and Australia, and, if reasonably necessary, one local counsel in any relevant jurisdiction and an additional counsel in the case of conflicts) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective), (B) of the Agents and the Joint Lead Arrangers (without duplication) in connection with their syndication efforts with respect to this Agreement, (C) of the Agents and the Lenders (limited, in the case of legal fees of the Agents and the Lenders, to the reasonable fees and disbursements of one firm of counsel for all Agents and Lenders (and, in the case of an actual or perceived conflict of interest where the Agent or the Lender affected by such conflict has retained its own counsel, another firm of counsel for such group of similarly affected Agents and Lenders) and, to the extent required, one firm of local counsel in each relevant jurisdiction for all Agents and Lenders) in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings and (D) of the Agents in connection with Collateral monitoring, Collateral reviews and Appraisals and Field Examinations (limited, as set forth in Section 8.02); and (ii) indemnify each Agent, each Joint Lead Arranger, each Lender, each Issuing

Bank and their respective Affiliates and branches, and the officers, directors, employees, controlling persons, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities (including Environmental Liabilities), losses, damages, claims and expenses to which any such Indemnified Person may become subject, in each case arising out of or in connection with (w) any claim, litigation, investigation or proceeding relating to the Credit Documents, (x) any use or proposed use of proceeds hereunder and any of the other transactions contemplated hereby and (y) to reimburse each such Indemnified Person upon demand for any reasonable and documented fees, disbursements and other charges of counsel (limited to one firm of counsel for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict has retained its own counsel, another firm of counsel for such group of similarly affected Indemnified Persons) and, to the extent required, one firm of local counsel in each relevant jurisdiction for all Indemnified Persons) incurred in connection with investigating or defending any of the foregoing (collectively, the “Indemnified Liabilities”); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to liabilities, losses, damages, claims and expense to the extent that (x) such liability, loss, damage, claim or expense resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person, any Affiliate or branch of such Indemnified Person or any of their respective officers, directors, employees, controlling persons, agents, advisors and other representatives, as determined by a court of competent jurisdiction in a final and non-appealable decision, (y) in the case of any claim, litigation, investigation or proceeding initiated by the Company or one of its Subsidiaries against any Agent, any Joint Lead Arranger, any Lender or any Issuing Bank, such liability, loss, damage, claim or expense resulted from a breach by such Agent, such Joint Lead Arranger, such Lender or Issuing Bank, as applicable, or its Affiliates or any of its or their respective officers, directors, employees, controlling persons, agents, advisors and other representatives of the obligations of such Agent, such Joint Lead Arranger, such Lender or such Issuing Bank, as applicable, hereunder as determined by a court of competent jurisdiction in a final and non-appealable decision or (z) such liability, loss, damage, claim or expense resulted from any claim, investigation, litigation or proceeding solely between and among Indemnified Persons and not arising from any act or omission by the Company or any of its Affiliates; provided that the Agents, the Joint Lead Arrangers and the Issuing Banks to the extent fulfilling their respective roles as an Agent, Joint Lead Arranger or Issuing Bank hereunder and in their capacities as such, shall remain indemnified in such claim, investigation, litigation or proceeding to the extent the exception set forth in clause (x) of the immediately preceding proviso does not apply to such Person at such time. For the avoidance of doubt, this Section 12.01(a)(ii) shall not apply to any Taxes other than Taxes that represent liabilities, losses, damages, claims and expenses arising from a non-Tax claim.

(b) (i) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, in each case, in the absence of gross negligence, willful misconduct or bad faith on the part of such Agent or Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (ii) no Agent, Indemnified Person or Credit Party or any Subsidiary or Affiliate thereof shall be liable for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this clause (b)(ii) shall limit the Credit Parties’ indemnification obligations pursuant to clause (a) above to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification under clause (a) above.

12.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable Requirements of Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, in whatever currency) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness (in whatever currency) at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Company or any Restricted Subsidiaries against and on account of the Obligations of the Credit Parties that are at such time due and owing to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents.

12.03. Notices.

(a) Except as otherwise expressly provided herein or in any other Credit Document, all notices and other communications provided for hereunder shall be in writing (including electronic communication) and mailed, or delivered: (x) if to any Credit Party, c/o Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245, Attention: Mandana Sadigh, Senior Vice President and Treasurer (email: mandana.sadigh@mattel.com), with a copy to Mattel, Inc. Law Department – M1-1225, 333 Continental Boulevard, El Segundo, California 90245, Attention: Robert Normile, Executive Vice President, Chief Legal Officer and Secretary; and (y) if to any Lender, at its address specified in writing to the Administrative Agent, at the Notice Office; or, (z) if to the Administrative Agent or the Collateral Agent, at their addresses set forth on the signature page(s) hereof and at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, sent by electronic transmission or sent by overnight courier, be effective five (5) Business Days after deposit in the mails, one (1) Business Day after delivery to the overnight courier, or when received in the case of electronic transmission, except that notices and communications to the Administrative Agent and the Credit Parties shall not be effective until received by the Administrative Agent or the Company, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. Each of the Administrative Agent and the Company may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.04. Benefit of Agreement; Assignments; Participations, etc.

(a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Agents, the Lenders, the Issuing Banks and their respective successors and permitted assigns, (a) except as otherwise set forth herein or in any other Credit Document, no Borrower shall have the right to assign its rights or delegate its obligations under any Credit Document; and (b) except that any assignment, transfer, participation or other disposition by a Lender of its rights and obligations under this Agreement or the other Credit Documents must be made in compliance with this Section 12.04. The Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with this Section 12.04. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee, participant or assignee of such Lender.

(b) A Lender may assign to an Eligible Assignee any of its rights and obligations under the Credit Documents, as long as (a) in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent and the Company in their reasonable discretion) and integral multiples of $100,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by the Administrative Agent and the Company in their reasonable discretion); and (c) except as otherwise provided in Section 3.04, the parties to each such assignment shall execute and deliver an Assignment and Assumption Agreement to the Administrative Agent for acceptance and recording. For the avoidance of doubt, there is no prohibition on assignments of Loans or Commitments under one Revolving A Subfacility without a pro rata assignment of Loans or Commitments under the other Revolving A Subfacilities. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Credit Documents to secure obligations of such Lender to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

(c) Upon delivery to the Administrative Agent of an assignment notice in the form of Exhibit I and a processing fee of $3,500 (unless otherwise agreed by the Administrative Agent in its discretion or otherwise not payable due to the operation of Section 3.04), the assignment shall become effective as specified in the notice, if it complies with this Section 12.04. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Credit Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, the Administrative Agent and the Company shall make appropriate arrangements for issuance of replacement and/or new Notes, if applicable, but the Company shall have no obligation to issue any new Notes unless and until the Note of the transferor Lender shall have been returned to, and cancelled by, the Company or a lost note affidavit reasonably satisfactory to the Company has been obtained. The transferee Lender shall comply with Section 4 and deliver, upon request, an administrative questionnaire satisfactory to the Administrative Agent.

(d) No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender, Competitor or natural person. The Administrative Agent has no obligation to determine whether any assignee is permitted under the Credit Documents. Except as otherwise set forth in Section 3.04, any assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Credit

Documents in a manner reasonably satisfactory to the Administrative Agent and the Company, including payment by the Eligible Assignee or Defaulting Lender to the Administrative Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to the Administrative Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. Except as otherwise set forth in Section 3.04, if assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

(e) The Administrative Agent, acting as a non-fiduciary agent of the Borrowers (solely for tax purposes), shall maintain (i) a copy (or electronic equivalent) of each Assignment and Assumption Agreement delivered to it, and (ii) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Credit Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by the Borrowers and, solely with respect to its own Loans and Commitments, any Lender, from time to time upon reasonable notice.

(f) Subject to this Section 12.04, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Credit Document. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Credit Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by the Borrowers shall be determined as if it had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Credit Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Credit Documents, and the Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant.

(g) The Credit Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 4.01 (subject to the requirements and limitations of such Sections, including Sections 4.01(c) and 4.01(d) (it being understood that the documentation required under Sections 4.01(c) and 4.01(d) shall be delivered to the participating Lender), and Section 3.04) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that a Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.02 or 4.01 hereof than the applicable Lender would have been entitled to receive with respect to the participating interest sold to such Participant, unless such entitlement to receive a greater payment results from a change in any Requirement of Law occurring after the sale of the participation takes place.

(h) Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Credit Document other than that which requires the consent of all Lenders or each affected Lender.

(i) Each Lender that sells a participation shall, acting as a non-fiduciary agent of the Borrowers (solely for Tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code and Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a register pursuant to this Section 12.04(i).

12.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, the Australian Security Trustee or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers or any other Credit Party and the Administrative Agent, the Collateral Agent, the Australian Security Trustee or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, the Australian Security Trustee or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, the Australian Security Trustee or any Lender to any other or further action in any circumstances without notice or demand.

12.06. [Reserved].

12.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; JUDICIAL REFERENCE PROVISION.

(a) THIS AGREEMENT (EXCEPT FOR SECTION 11.15, WHICH SHALL BE GOVERNED BY THE LAWS OF THE PROVINCE OF QUEBEC) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY TO THIS AGREEMENT CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY CREDIT DOCUMENT, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY TO THIS

AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.03. A FINAL JUDGMENT IN ANY PROCEEDING OF ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENT OF LAW. NOTWITHSTANDING THE FOREGOING AND FOR FURTHER CERTAINTY, NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY OR THEIR PROPERTY IN THE COURTS OF ANY JURISDICTION.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN SECTION 12.07(c) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SECTION 12.07(d)(ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

12.08. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent.

12.09. Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.10. Amendment or Waiver; etc.

(a) Subject to Section 3.01(a), no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by any Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent (although additional parties may be added to (and annexes may be modified to reflect such additions), the Credit Party Guarantees or the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 5 (other than Section 5.01(h)), or, in the case of the initial Credit Extension on the applicable Closing Date, Section 6, without the written consent of each Lender;

(ii) without limiting the generality of clause (i) above, waive any condition set forth in Section 6 as to any Credit Extension (A) consisting of Revolving A Loans, Swingline Loans or LC Credit Extensions with respect to any Revolving A Subfacility after the applicable Closing Date without the written consent of the Required Revolving A Lenders with respect to such Revolving A Subfacility and (B) consisting of Revolving B Loans after the Initial Closing Date without the written consent of the Required Revolving B Lenders;

(iii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10) without the written consent of such Lender;

(iv) postpone any date fixed by this Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest (other than interest payable pursuant to Section 2.06(m)), fees or other amounts due to the Lenders (or any of them) hereunder or under such other Credit Document without the written consent of each Lender entitled to such payment;

(v) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Credit Extension, or (subject to the second proviso to this Section 12.10(a)) any fees or other amounts payable hereunder or under any other Credit Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin or the FILO Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, without, in each case, the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the interest rate described in Section 2.06(m) or to waive any obligation of the Borrowers to pay interest or LC Participation Fees at the interest rate described in Section 2.06(m) or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Credit Extension or to reduce any fee payable hereunder;

(vi) change (A) any pro rata sharing provision of Section 2.10, (B) any payment waterfall provision of Section 10.02, or (C) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.09(b) or 2.09(c), respectively, in any manner that affects the Lenders under a Revolving A Subfacility or under the Revolving B Facility without the written consent of (x) in the case of a Revolving A Subfacility, the affected Revolving A Lenders and (y) in the case of the Revolving B Facility, the affected Revolving B Lenders;

(vii) change (A) any provision of this Section 12.10(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clauses (B) through (C) of this Section 12.10(a)(vii)), without the written consent of each Lender, (B) the definition of “Required Revolving A Lenders” or “Supermajority Revolving A Lenders” without the written consent of each Lender under the Revolving A Subfacilities or (C) the definition of “Required Revolving B Lenders” or “Supermajority Revolving B Lenders” without the written consent of each Lender under the Revolving B Facility;

(viii) release all or substantially all of the Collateral, or contractually subordinate the Liens thereon securing the Obligations, in any transaction or series of related transactions, without the written consent of each Lender;

(ix) release all or substantially all of the value of the Guarantees, without the written consent of each Lender adversely affected by such release, except to the extent the release of any Subsidiary from a Guarantee is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone);

(x) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of (A) in the case of a Lender under a Revolving A Subfacility, the Required Revolving A Lenders and (B) in the case of a Lender under the Revolving B Facility, the Required Revolving B Lenders;

(xi) consent to the assignment or transfer by any Borrower of any of its rights or obligations under this Agreement without the written consent of each Lender, in each case other than assignment or transfer occurring as a result of a transaction permitted pursuant to Section 9.11 (as such Section 9.11 may be modified or amended with the consent of Required Lenders);

(xii) contractually subordinate the Obligations without the written consent of (A) in the case of Obligations under a Revolving A Subfacility, each Revolving A Lender under such Revolving A Subfacility and (B) in the case of Obligations under the Revolving B Facility, each Revolving B Lender;

(xiii) without the written consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 11 or any other provision as the same relates to the rights or obligations of such Agent;

(xiv) without the written consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent;

(xv) without the written consent of the Australian Security Trustee, amend, modify or waive any provision relating to the rights or obligations of the Australian Security Trustee;

(xvi) without the written consent of an Issuing Bank or a Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of such Issuing Bank or such Swingline Lender;

(xvii) without the written consent of (A) the Supermajority Revolving A Lenders with respect to a Revolving A Subfacility, change the definition of the terms “U.S. Revolving A Borrowing Base,” “FILO Borrowing Base,” “Canadian Borrowing Base,” “French Borrowing Base,” “European (GNU) Borrowing Base,” “Dutch Borrowing Base,” “Dutch Finco Borrowing Base,” “U.K. Borrowing Base,” “German Borrowing Base,” “Spanish Borrowing Base” or “Australian Borrowing Base”, as applicable, or any component definition used therein (including, without limitation, the definitions of “Eligible Account”, “Eligible Purchased Account”, “Eligible In-Transit Inventory” and

“Eligible Inventory”) and (B) the Supermajority Revolving A Lenders, change the definition of the term “Borrowing Base” if, in each case, as a result of such change, the amounts available to be borrowed by the Revolving Borrowers thereunder would be increased or add any new classes of eligible assets thereto; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition ~~to the~~or any additional Eligible Purchased Accounts permitted by this Agreement to the applicable Borrowing Base as provided herein; provided, further, that the Approved Extended Term Account Debtor Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the Company, the Administrative Agent and the Required Revolving A Lenders;

(xviii) without the written consent of the Supermajority Revolving B Lenders, change the definition of the terms “Revolving B Borrowing Base” or “Borrowing Base” or any component definition used therein (in the case of the term “Borrowing Base” solely a component definition that directly relates to the Revolving B Facility) (including, without limitation, the definitions of “Eligible U.S. Real Estate”, “Eligible Fee-Owned Real Estate” and “Eligible U.S. Intellectual Property”) if, as a result of such change, the amounts available to be borrowed by the Revolving Borrowers would be increased or add any new classes of eligible assets thereto; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Real Property and Intellectual Property acquired in a Permitted Acquisition to the Borrowing Base as provided herein;

(xix) without the written consent of each Revolving A Lender, increase the percentages set forth in the terms “U.S. Revolving A Borrowing Base,” “FILO Borrowing Base,” “Canadian Borrowing Base,” “French ~~Borrowing Base,” “European (GNU)~~ Borrowing Base,” “Dutch Borrowing Base,” “Dutch Finco Borrowing Base,” “U.K. Borrowing Base,” “German Borrowing Base,” “Spanish Borrowing Base,” or “Australian Borrowing Base”;

(xx) without the written consent of each Revolving B Lender, increase the percentages set forth in the term “Revolving B Borrowing Base”;

(xxi) without the written consent of each Revolving A Lender, reduce the percentage specified in the definition of “North American Minimum Requirement”; or

(xxii) without the written consent of each Lender adversely affected thereby, amend, modify or waive any provision of Section 2.15(d)(iv) or Section 2.19(a)(II);

and provided, further, that the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Credit Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders, the Supermajority Revolving A Lenders, the Required Revolving A Lenders, the Supermajority Revolving B Lenders, the Required Revolving B Lenders, or by any other number, percentage or class of Lenders hereunder.

(c) Reserved.

(d) Notwithstanding anything to the contrary contained in clause (a) of this Section 12.10, the Revolving Borrowers, the Administrative Agent, the Collateral Agent, the Australian Security Trustee and each Lender providing the relevant Revolving A Commitment Increase may (i) in accordance with the provisions of Section 2.15, enter into an Incremental Revolving A Commitment Agreement, and (ii) in accordance with the provisions of Section 2.19, enter into an Extension Amendment and, in each case, make any changes to this Agreement in order to effect the provisions of such Sections as permitted by such Sections; provided that after the execution and delivery thereof by the Revolving Borrowers, the Administrative Agent, the Collateral Agent, the Australian Security Trustee and each such Lender, this Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 12.10.

(e) Without the consent of any other Person, the applicable Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent and/or the Australian Security Trustee may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local Requirements of Law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable Requirements of Law.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable Requirements of Law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders, the Supermajority Revolving A Lenders, the Required Revolving A Lenders, the Supermajority Revolving B Lenders, the Required Revolving B Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Required Lenders”, “Supermajority Revolving A Lenders”, “Required Revolving A Lenders”, “Supermajority Revolving B Lenders” and “Required Revolving B Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender.

(g) Further, notwithstanding anything to the contrary contained in this Section 12.10, if following the Initial Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an any error, ambiguity, omission, defect or inconsistency, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision by an agreement in writing (including, without limitation any amendment, supplement or waiver to this Agreement, any Security Document, any guarantee, any intercreditor agreement or any related document executed by any Credit Party or any other Subsidiary of the Company in connection with this Agreement or any other Credit Document if such amendment, supplement or waiver is delivered in order to cause this Agreement or such Security Agreement, guarantee, intercreditor agreement or related document, as applicable, to be consistent with this Agreement and the other Credit Documents) and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(h) Notwithstanding the foregoing, (A) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with the provision of any Revolving A Commitment Increase or otherwise to effect the provisions of Sections 2.15, 2.19, 2.20 or 2.21 and (B) the Company, the Administrative Agent, the Collateral Agent, the Australian Security Trustee and the other Credit Parties may, without the input or consent of the other Lenders, (i) negotiate the form of any Mortgage or other Security Document as may be necessary or appropriate in the opinion of the Administrative Agent and the Company (x) in connection with any Additional Account Security Action, Additional Purchased Account Security Action or Additional Inventory Security Action, (y) to comply with the Collateral and Guarantee Requirement or (z) to otherwise comply with this Agreement, (ii) execute, deliver and perform any new Security Document or intercreditor agreement or amendment to any Security Document or intercreditor agreement or enter into any amendment to the Security Documents or intercreditor agreement as may be necessary or appropriate in the opinion of the Administrative Agent and the Company (x) in connection with any Additional Account Security Action, Additional Purchased Account Security Action or Additional Inventory Security Action, (y) to comply with the Collateral and Guarantee Requirement or (z) otherwise comply with this Agreement and (iii) terminate any Security Document not required by the Collateral and Guarantee Requirement.

(i) To the extent notice has been provided to the Administrative Agent pursuant to Section 2.15 with respect to any new financial maintenance covenant or any more restrictive financial maintenance covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 12.10 deemed modified to include such financial maintenance covenant or such more restrictive financial maintenance covenant on the date of the Incurrence of the applicable Indebtedness to the extent required by the terms of such section.

12.11. Survival. All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 4.01, 11.07 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.12. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, branch, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.12 would, at the time of such transfer, result in increased costs under Sections 3.01 or 4.01 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.13. Release of Collateral or Guarantors.

(a) The Agents, the Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Collateral Agent and the Australian Security Trustee by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer, or other disposition of such Collateral to the extent permitted hereunder (including as part of or in connection with any other sale, transfer, or other disposition permitted hereunder) to any Person other than with respect to (A) a transfer by a U.S. Credit Party to another U.S. Credit Party, (B) a transfer by a Foreign Credit Party or a FSHCO Guarantor to another Credit Party or (C) a transfer by a U.S. Credit Party to a Foreign Credit Party or FSHCO Guarantor if, in the case of this clause (C), the Collateral Agent and the Australian Security Trustee (as applicable) have a local law security interest in the jurisdiction of such Foreign Credit Party or FSHCO Guarantor, as applicable, to the extent such sale, transfer, or other disposition is made in compliance with the terms of this Agreement (and the Administrative Agent, the Collateral Agent, and the Australian Security Trustee may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party by a Person that is not a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.10), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Guarantee, (vi) as required by Collateral Agent or the Australian Security Trustee to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent or the Australian Security Trustee pursuant to the Security Documents, (vii) if a U.S. Subsidiary Guarantor becomes a FSHCO or a direct or indirect Subsidiary of a CFC or FSHCO, so long as such U.S. Subsidiary Guarantor, concurrently with such release of the applicable Liens, (A) becomes a Foreign Credit Party or FSHCO Guarantor and (B) complies with the Collateral and Guarantee Requirement applicable to such Foreign Credit Party or FSHCO Guarantor, and (viii) upon the request of the Company, any asset or property of any Credit Party included in the Collateral to the extent such asset or property is not required by the Collateral and Guarantee Requirement to be included in the Collateral, so long as upon the release of the Collateral Agent’s or the Australian Security Trustee’s Lien on such asset or property, such property or asset is no longer included in the Borrowing Base (including, for the avoidance of doubt, the Dutch Borrowing Base, the Dutch Finco Borrowing Base, the U.K.

Borrowing Base, the German Borrowing Base and the Spanish Borrowing Base) and the Company shall continue to be in compliance with the Collateral and Guarantee Requirement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon all interests retained by the Credit Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Agents, the Lenders and the Issuing Banks hereby irrevocably agree that each Guarantor shall be released from its Guarantee upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary. The Lenders and the Issuing Banks hereby authorize the Administrative Agent, the Collateral Agent and the Australian Security Trustee, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or any Issuing Bank, and upon request of the Company, the Administrative Agent and/or the Collateral Agent and/or the Australian Security Trustee, as applicable, shall (without vote or consent of any Secured Creditor) take such actions as shall be required to consummate such release. Any representation, warranty or covenant contained in any Credit Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Upon the occurrence of the Payment in Full Date, upon request of the Company, the Administrative Agent and/or the Collateral Agent and/or the Australian Security Trustee, as applicable, shall (without notice to, or vote or consent of, any Secured Creditor) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under, and terminate, any Credit Document, whether or not on the date of such release and termination there may be any (i) Secured Bank Product Obligations or (ii) any contingent indemnification obligations or other contingent obligations not then due and payable. Any such release and termination of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

12.14. Confidentiality. Each Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender and Issuing Bank agrees to maintain the confidentiality of the Information and not to use or disclose such Information, except that each Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender and Issuing Bank may disclose the Information (i) to its Affiliates and its and its Affiliates’ respective officers, directors, employees, legal counsel, independent auditors and other experts, advisors or agents who need to know such information in connection with this Agreement and are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 12.14 (or language substantially similar to this Section 12.14) (with each such Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender and Issuing Bank, to the extent such Person is within its control, responsible for such Person’s compliance with this Section 12.14), (ii) to the extent such Information becomes publicly available other than by reason of disclosure by any Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender or Issuing Bank or, in each case, its Affiliates or any of its or their respective officers, directors, employees, legal counsel, independent auditors or other experts, advisors or agents in violation of this Section 12.14 or any similar confidentiality agreement binding on such Person, (iii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding or otherwise as required by applicable law or compulsory legal process (in which case such Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender or Issuing Bank, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform the Company promptly thereof prior to disclosure thereof to the extent practicable and not prohibited by applicable law), (iv) upon the request or demand of any regulatory authority having jurisdiction over such Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender or Issuing Bank, as applicable, or its Affiliates (in which case, such Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender or Issuing Bank, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform the Company promptly thereof prior to disclosure thereof to the extent practicable and not prohibited by applicable law), (v) to the extent such Information is received by such Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender or Issuing Bank from a third party that is not, to the knowledge of such Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender or Issuing Bank (as applicable), subject to contractual or fiduciary confidentiality obligations owing to the Company, its Subsidiaries or their respective Affiliates or its or their respective officers, directors, employees, legal counsel, independent auditors and other experts, advisors or agents or to the extent such Information is developed independently by such Agent, Joint Lead Arranger, Co-Syndication Agent, Co-Documentation Agent, Lender or Issuing Bank without the use of confidential information in violation of this Section 12.14, (vi) to (A) any assignee or Participant in, or prospective assignee or Participant, any of its rights and obligations under this Agreement or (B) any prospective or actual counterparty (or such counterparty’s affiliates and its and their respective officers, directors, employees, legal counsel, independent auditors or other experts, advisors or agents) in any swap, derivative or other transaction under which the payments are to be made by reference to the Borrowers and their obligations, the Agreement or payments hereunder; provided that in each case of clauses (A) and (B), the relevant Person is advised of and agrees, for the benefit of the Borrowers, to be bound by the provisions of this Section 12.14 or other provisions at least as restrictive as this Section 12.14, (vii) for purposes of establishing a “due diligence” defense under applicable federal securities law or (viii) with the prior written consent of the Company. For purposes of this Section 12.14, “Information” shall mean all information furnished by or on behalf of the Company and its Subsidiaries relating to the Company or its Subsidiaries or any of their businesses, other than any such information that is publicly available to any Agent, any Joint Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent, any Lender or any Issuing Bank prior to disclosure by or on behalf of the Company and its Subsidiaries other than as a result of a breach of this Section 12.14 or similar obligation of confidentiality, including, without limitation, information delivered pursuant to Section 8.01. This Section 12.14 does not permit the disclosure of any information under Section 275(4) of the Australian PPSA unless Section 275(7) of the Australian PPSA applies.

12.15. USA Patriot Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules and Anti-Terrorism Laws, it is required to obtain, verify, and record information that identifies the Borrowers and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance therewith, and each Credit Party agrees to provide such information from time to time to any Lender.

12.16. U.K. “Know your customer” checks. (a) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a U.K. Credit Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each U.K. Credit Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents; and (b) each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

12.17. Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents and its properties and revenues, hereby irrevocably agrees that, to the extent that the Borrowers, or any of their respective Subsidiaries or any of their properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of the Borrowers, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrowers, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, the Company further agrees that the waivers set forth in this Section 12.17 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and other applicable Requirements of Law and are intended to be irrevocable for purposes of such Act and such other applicable Requirements of Law.

12.18. Canadian Anti-Money Laundering Legislation. If the Administrative Agent has ascertained the identity of any Canadian Credit Party or any authorized signatories of any Canadian Credit Party for the purposes of the PCMLTFA and other applicable Anti-Terrorism Laws and “know your client” policies or Requirements of Law and such other Anti-Terrorism Laws applicable in Canada, as well as all applicable “know your client” policies or Requirements of Law (collectively, including any guidelines or orders thereunder, “AML Legislation”), then the Administrative Agent:

(a) shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(b) shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Canadian Credit Parties or any authorized signatories of the Canadian Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Credit Party or any such authorized signatory in doing so.

12.19. Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Joint Lead Arrangers, the Co-Syndication Agents, the Co-Documentation Agents or any Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) the Borrowers hereby agree not to assert any claims they may have against any Joint Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty in connection with such Persons serving in such capacities under this Agreement and the other Credit Documents. Each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.

12.20. Electronic Signatures. The words “execution,” “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state law based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that the Administrative Agent expressly agrees to accept any facsimile or other electronic transmission (i.e. “pdf” or “tif”) of any manually executed signature page to this Agreement, any other Credit Document or any notice, certificate or other document delivered in connection therewith.

12.21. Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Credit Document (“Agreement Currency”) into another currency, the rate of exchange used shall be the Spot Rate for conversion into Dollars or, for conversion into another currency, the Spot Rate for the purchase of the Agreement Currency with such other currency through the Administrative Agent’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Credit Party shall discharge its obligation in respect of any sum due under a Credit Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Credit Party (or to the Person legally entitled thereto).

12.22. Dutch Credit Party Representation. If any Dutch Credit Party is represented by an attorney in connection with the signing and/or execution of this Agreement (including by way of accession to this Agreement) or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the law of the Netherlands.

12.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.24. Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.24, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Banks or the Swingline Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.25. Canadian Severability. Notwithstanding any other provision contained herein or in any other Credit Document, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint and several basis, then such Person’s Obligations (and the Obligations of each other Canadian Credit Party or any other applicable Credit Party), to the extent such Obligations are secured, shall be several obligations and not joint and several obligations.

12.26. Contracting Out of the Australian PPSA Provisions. Where a Secured Creditor has a security interest (as defined in the Australian PPSA) under any Credit Document, to the extent the law permits (a) for the purposes of Sections 115(1) and 115(7) of the Australian PPSA (i) the Secured Creditor with the benefit of the security interest need not comply with Sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA, and (ii) Sections 142 and 143 of the Australian PPSA are excluded, (b) for the purposes of Section 115(7) of the Australian PPSA, the Secured Creditor with the benefit of the security interest need not comply with Sections 132 and 137(3), (c) each party to this Agreement waives its right to receive from a Secured Creditor any notice required under the Australian PPSA (including a notice of a verification statement), (d) if a Secured Creditor with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless such Secured Creditor states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA, and (e) if the Australian PPSA is amended to permit the parties to this Agreement to agree not to comply with or to exclude other provisions of the PPSA Australia, the Administrative Agent may notify the Company and the Secured Creditors that any of these provisions is excluded, or that the Secured Creditors need not comply with any of these provisions. This section does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Credit Document.

12.27. Limitations on Revolving B Collateral. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the parties to this Agreement expressly agree that any Lien on all or any portion of the Revolving B Collateral shall only secure Revolving B Obligations and shall not secure any other Obligations.

Section 13. U.S. Credit Party Guarantee. The Guarantee. In order to induce the Administrative Agent, the Collateral Agent, the Australian Security Trustee, the Issuing Banks and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Secured Bank Product Obligations in recognition of the direct benefits to be received by each U.S. Credit Party from the proceeds of the Loans and the entering into of such Secured Bank Product Obligations, each U.S. Credit Party hereby agrees with the Guaranteed Creditors as follows: until the Payment in Full Date, each U.S. Credit Party hereby unconditionally and irrevocably guarantees (other than its own Obligations) as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations to the Guaranteed Creditors. If any or all of the Obligations of any U.S. Credit Party to the Guaranteed Creditors becomes due and payable hereunder, such U.S. Credit Party, unconditionally and irrevocably, promises to pay such Obligations to the Administrative Agent and/or the other Guaranteed Creditors or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors required to be paid in accordance with Section 12.01. This U.S. Credit Party Guarantee is a guarantee of payment and not of collection. Until the Payment in Full Date, this U.S. Credit Party Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event the respective U.S. Credit Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such U.S. Credit Party, notwithstanding any revocation of this U.S. Credit Party Guarantee or any other instrument evidencing any liability of any Guaranteed Party, and each U.S. Credit Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee until the Payment in Full Date. Notwithstanding anything to the contrary in this Agreement, no U.S. Credit Party that is a FSHCO or a direct or indirect Subsidiary of a CFC or FSHCO shall guarantee any Obligation that is treated as an obligation of a “United States person” as defined in Section 7701(a)(30) of the Code.

13.02. Bankruptcy. Additionally, each U.S. Credit Party unconditionally and irrevocably guarantees the payment of any and all of its Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 10.01(e), and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in the currency in which the obligation was originally denominated.

13.03. Nature of Liability. The liability of each U.S. Credit Party hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guarantee of the Obligations, whether executed by any other guarantor or by any other party, and each U.S. Credit Party understands and agrees, to the fullest extent permitted under law, that the liability of such U.S. Credit Party hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guarantee or undertaking (other than in connection with the Payment in Full Date), or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding, and each U.S. Credit Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 13.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Obligations or of any security therefor, or (h) any change in the corporate existence, structure or ownership of any U.S. Credit Party or any other Person liable for any of the Obligations, or (i) any exchange, substitution, release, non-perfection or impairment of any Collateral securing payment of any of the Obligations, or (j) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any of the Obligations, or (k) any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding affecting any U.S. Credit Party, or their assets or any resulting release or discharge of any obligation of any U.S. Credit Party, or (l) the existence of any claim, setoff or other rights which any U.S. Credit Party may have at any time against any other U.S. Credit Party, a Guaranteed Creditor, or any other Person, whether in connection herewith or in any unrelated transactions, or (m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a U.S. Credit Party in respect of the Obligations or a U.S. Credit Party in respect of this U.S. Credit Party Guarantee or the Obligations other than the occurrence of the Payment in Full Date.

13.04. Independent Obligation. The obligations of each U.S. Credit Party hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against any U.S. Credit Party whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions. Each U.S. Credit Party waives, in its capacity as a Guarantor, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the relevant U.S. Credit Party.

13.05. Authorization. To the fullest extent permitted under all law, each U.S. Credit Party (without waiving any other provision of this Agreement that requires the consent of such U.S. Credit Party) authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this U.S. Credit Party Guarantee shall apply to the Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Guaranteed Party, any other U.S. Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Secured Bank Product Obligation or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Secured Bank Product Obligation or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such U.S. Credit Party from its liabilities under this U.S. Credit Party Guarantee.

13.06. Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07. Subordination. Any indebtedness of any Guaranteed Party now or hereafter owing to any U.S. Credit Party is hereby subordinated to the Obligations of such Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default is then continuing, all such indebtedness of such Guaranteed Party to such U.S. Credit Party shall be collected, enforced and received by such U.S. Credit Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of any U.S. Credit Party under the other provisions of this U.S. Credit Party Guarantee. Without limiting the generality of the foregoing, each U.S. Credit Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this U.S. Credit Party Guarantee (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until the Payment in Full Date.

13.08. Waiver.

(a) Each U.S. Credit Party waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Each U.S. Credit Party waives any defense (except as shall be required by applicable law and cannot be waived) based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, any other guarantor or any other party, or the validity, legality or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent, the Australian Security Trustee or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any U.S. Credit Party hereunder except to the extent the Obligations have been paid. Each U.S. Credit Party waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such U.S. Credit Party against any Guaranteed Party or any other party or any security.

(b) Each U.S. Credit Party waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this U.S. Credit Party Guarantee, and notices of the existence, creation or incurring of new or additional Obligations. Each U.S. Credit Party assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such U.S. Credit Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise any U.S. Credit Party of information known to them regarding such circumstances or risks.

13.09. Maximum Liability. It is the desire and intent of each U.S. Credit Party and the Guaranteed Creditors that this U.S. Credit Party Guarantee shall be enforced against such U.S. Credit Party to the fullest extent permissible under all law and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any U.S. Credit Party under this U.S. Credit Party Guarantee shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable federal, state, provincial or foreign law relating to fraudulent conveyances or transfers), then the amount of such U.S. Credit Party’s obligations under this U.S. Credit Party Guarantee shall be deemed to be reduced and such U.S. Credit Party shall pay the maximum amount of the Obligations which would be permissible under applicable law.

13.10. Payments. All payments made by a U.S. Credit Party pursuant to this Section 13 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 2.06 and 12.02.

Section 14. Foreign Credit Party Guarantee.

14.01. The Guarantee. In order to induce the applicable Foreign Guaranteed Creditors to enter into this Agreement and to extend credit hereunder, and to induce the other Foreign Guaranteed Creditors to enter into Secured Bank Product Obligations in recognition of the direct benefits to be received by each Foreign Credit Party and FSHCO Guarantor from the proceeds of the applicable Loans and the entering into of such Secured Bank Product Obligations, each Foreign Credit Party and each FSHCO Guarantor hereby agrees with the Foreign Guaranteed Creditors as follows: until the Payment in Full Date in respect of the Foreign Obligations, the Commitments (other than Commitments in respect of a U.S. Revolving Borrower) and the Letters of Credit (other than Letters of Credit in respect of a U.S. Revolving Borrower) (the “Foreign Payment in Full Date”), each Foreign Credit Party and each FSHCO Guarantor hereby unconditionally and irrevocably guarantees (other than with respect to (x) each Foreign Credit Party, its own Foreign Obligations and (y) each Foreign Credit Party that is not a Dutch Borrower or a Dutch Subsidiary Guarantor, the Foreign Obligations in respect of European (GNU) Revolving Loans made to the Dutch Finco Borrower) as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Foreign Obligations to the Foreign Guaranteed Creditors. If any or all of the Foreign Obligations of any Foreign Credit Party to the Foreign Guaranteed Creditors (other than with respect to (x) each Foreign Credit Party, its own Foreign Obligations and (y) each Foreign Credit Party that is not a Dutch Borrower or a Dutch Subsidiary Guarantor, the Foreign Obligations in respect of European (GNU) Revolving Loans made to the Dutch Finco Borrower) becomes due and payable hereunder, such Foreign Credit Party or FSHCO Guarantor, unconditionally and irrevocably, promises to pay such Foreign Obligations to the Administrative Agent and/or the other Foreign Guaranteed Creditors or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Foreign Guaranteed Creditors required to be paid pursuant to Section 12.01. This Foreign Credit Party Guarantee is a guarantee of payment and not of collection. Until the Foreign Payment in Full Date, this Foreign Credit Party Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If a claim is ever made upon any Foreign Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Foreign Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event the respective Foreign Credit Party or FSHCO Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Foreign Credit Party or FSHCO Guarantor, notwithstanding any revocation of this Foreign Credit

Party Guarantee or any other instrument evidencing any liability of any Guaranteed Party, and each Foreign Credit Party and FSHCO Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee until the Foreign Payment in Full Date. Notwithstanding anything to the contrary, no Obligation of a FSHCO or a direct or indirect Subsidiary (that is treated as a “United States person” as defined in Section 7701(a)(30) of the Code) of a CFC or FSHCO shall be guaranteed by a CFC, FSHCO or a direct or indirect Subsidiary of a CFC or FSHCO.

14.02. Bankruptcy. Additionally, each Foreign Credit Party and each FSHCO Guarantor unconditionally and irrevocably guarantees the payment of any and all of its Foreign Obligations to the Foreign Guaranteed Creditors (other than with respect to (x) each Foreign Credit Party, its own Foreign Obligations and (y) each Foreign Credit Party that is not a Dutch Borrower or a Dutch Subsidiary Guarantor, the Foreign Obligations in respect of European (GNU) Revolving Loans made to the Dutch Finco Borrower) whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 10.01(e), and irrevocably and unconditionally promises to pay such indebtedness to the Foreign Guaranteed Creditors, or order, on demand, in the currency in which the obligation was originally denominated.

14.03. Nature of Liability. The liability of each Foreign Credit Party and each FSHCO Guarantor hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guarantee of the Foreign Obligations, whether executed by any other guarantor or by any other party, and each Foreign Credit Party and each FSHCO Guarantor understands and agrees, to the fullest extent permitted under law, that the liability of such Foreign Credit Party or FSHCO Guarantor, as applicable, hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other party as to the Foreign Obligations, or (c) any payment on or in reduction of any such other guarantee or undertaking (other than in connection with the Foreign Payment in Full Date), or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Foreign Guaranteed Creditor on the Foreign Obligations which any such Foreign Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding, and each Foreign Credit Party and each FSHCO Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Foreign Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Foreign Obligations or of any security therefor, or (h) any change in the corporate existence, structure or ownership of any Foreign Credit Party, any FSHCO Guarantor or any other Person liable for any of the Foreign Obligations, or (i) any exchange, substitution, release, non-perfection or impairment of any Collateral securing payment of any of the Foreign Obligations, or (j) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any of the Foreign Obligations, or (k) any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding affecting any Foreign Credit Party, any FSHCO Guarantor, or their assets or any resulting release or discharge of any obligation of any Foreign Credit Party or any FSHCO Guarantor, or (l) the existence of any claim, setoff or other rights which any Foreign Credit Party may have at any time against any other Foreign Credit Party, a Foreign Guaranteed Creditor, or any other Person, whether in connection herewith or in any unrelated transactions, or (m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Foreign Credit Party or FSHCO Guarantor in respect of the Foreign Obligations or a Foreign Credit Party or FSHCO Guarantor in respect of this Foreign Credit Party Guarantee or the Foreign Obligations other than the occurrence of the Foreign Payment in Full Date.

14.04. Independent Obligation. The obligations of each Foreign Credit Party and each FSHCO Guarantor hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against any Foreign Credit Party or FSHCO Guarantor whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions. Each Foreign Credit Party and each FSHCO Guarantor waives, in its capacity as a Guarantor, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the relevant Foreign Credit Party or FSHCO Guarantor.

14.05. Authorization. To the fullest extent permitted under all law, each Foreign Credit Party and each FSHCO Guarantor (without waiving any other provision of this Agreement that requires the consent of such Foreign Credit Party or FSHCO Guarantor) authorizes the Foreign Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Foreign Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Foreign Credit Party Guarantee shall apply to the Foreign Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Foreign Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Foreign Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Guaranteed Party, any other Foreign Credit Party, any other FSHCO Guarantor or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e) settle or compromise any of the Foreign Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Foreign Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Foreign Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Secured Bank Product Obligation or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Secured Bank Product Obligation or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Foreign Credit Party or FSHCO Guarantor from its liabilities under this Foreign Credit Party Guarantee.

14.06. Reliance. It is not necessary for any Foreign Guaranteed Creditor to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07. Subordination. Any indebtedness of any Guaranteed Party now or hereafter owing to any Foreign Credit Party or FSHCO Guarantor is hereby subordinated to the Foreign Obligations of such Guaranteed Party owing to the Foreign Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default is then continuing, all such indebtedness of such Guaranteed Party to such Foreign Credit Party or FSHCO Guarantor shall be collected, enforced and received by such Foreign Credit Party or FSHCO Guarantor for the benefit of the Foreign Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Foreign Guaranteed Creditors on account of the Foreign Obligations of such Guaranteed Party to the Foreign Guaranteed Creditors, but without affecting or impairing in any manner the liability of any Foreign Credit Party or FSHCO Guarantor under the other provisions of this Foreign Credit Party Guarantee. Without limiting the generality of the foregoing, each Foreign Credit Party and each FSHCO Guarantor hereby agrees with the Foreign Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Foreign Credit Party Guarantee (whether contractual, under any applicable Debtor Relief Law or otherwise) until the Foreign Payment in Full Date.

14.08. Waiver.

(a) Each Foreign Credit Party and each FSHCO Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require any Foreign Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Foreign Guaranteed Creditor’s power whatsoever. For purposes of the law of the Province of Quebec, if applicable, each Foreign Credit Party and each FSHCO Guarantor waives, in its capacity as a Guarantor, the benefits of division and discussion. Each Foreign Credit Party and each FSHCO Guarantor waives any defense (except as shall be required by applicable law and cannot be waived) based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Foreign Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, any other guarantor or any other party, or the validity, legality or unenforceability of the Foreign Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Foreign Obligations to the extent of such payment. The Foreign Guaranteed Creditors may, at their election, foreclose on or enforce any security held by any Foreign Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Foreign Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Foreign Credit Party or FSHCO Guarantor hereunder except to the extent the Foreign Obligations have been paid. Each Foreign Credit Party and each FSHCO Guarantor waives, to the fullest extent permitted under law, any defense arising out of any such election by the Foreign Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Foreign Credit Party or FSHCO Guarantor against any Guaranteed Party or any other party or any security.

(b) Each Foreign Credit Party and each FSHCO Guarantor waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Foreign Credit Party Guarantee, and notices of the existence, creation or incurring of new or additional Foreign Obligations. Each Foreign Credit Party and each FSHCO Guarantor assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Foreign Obligations and the nature, scope and extent of the risks which such Foreign Credit Party or FSHCO Guarantor assumes and incurs hereunder, and agrees that no Foreign Guaranteed Creditor shall have any duty to advise any Foreign Credit Party or FSHCO Guarantor of information known to such Foreign Guaranteed Creditor regarding such circumstances or risks.

14.09. Maximum Liability.

(a) It is the desire and intent of each Foreign Credit Party, each FHSCO Guarantor and the Foreign Guaranteed Creditors that this Foreign Credit Party Guarantee shall be enforced against such Foreign Credit Party or FSHCO Guarantor to the fullest extent permissible under all law and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any Foreign Credit Party or FSHCO Guarantor under this Foreign Credit Party Guarantee shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable federal, state, provincial or foreign law relating to fraudulent conveyances or transfers or transfers at undervalue), then the amount of such Foreign Credit Party’s or FSHCO Guarantor’s obligations under this Foreign Credit Party Guarantee shall be deemed to be reduced and such Foreign Credit Party or FSHCO Guarantor shall pay the maximum amount of the Foreign Obligations which would be permissible under applicable law.

(b) On the basis of the judgements LG Darmstadt, 25.4.2013 – 16 O 195/12, OLG Frankfurt a. M., 8.11.2013 – 24 U 80/13 A, BGH, 10.1.2017 – II ZR 94/15 and BGH, 21.3.2017 – II ZR 93/16 the respective directors (Geschäftsführer) of each of the Guarantors organized under the laws of Germany (a “German Guarantor”) have assessed the financing concept provided for in connection with the Credit Documents and are satisfied by its robustness. In the case, however, that during the lifetime of this Agreement the directors of a German Guarantor will suffer a personal liability in the case of a demand under the guarantee and indemnity, the Lenders hereby agree to limit the guarantee and indemnity in order to avoid a personal liability of the directors of that German Guarantor.

(c) The obligations and liabilities of any Guarantor incorporated under the laws of France (a “French Guarantor”) under the Credit Documents shall not extend to include any obligations or liabilities which if incurred would constitute a breach of the financial assistance prohibitions within the meaning of article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets or powers within the meaning of article L. 241-3, L. 242-6 or L. 244-1 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.

(d) The obligations and liabilities of each French Guarantor under the Credit Documents, for the payment obligations under this Agreement or any other Credit Document or in respect of any Obligations, of any other Credit Parties which are not direct or indirect Subsidiaries of such French Guarantor shall be limited at any time to an amount equal to the aggregate of the proceeds of the Loans to the extent directly or indirectly on-lent by any other Credit Party to that French Guarantor or any of its subsidiaries under intercompany loans (including pursuant to cash pooling arrangements) or similar arrangements and outstanding on the date a payment is requested to be made by such French Guarantor under any Credit Document (the “Maximum Guaranteed Amount”), it being specified that notwithstanding any other provisions of this Agreement or any other Credit Document, any payment made by such French Guarantor under this Agreement or any other Credit Document in respect of the payment obligations of any other Credit Party shall immediately reduce pro tanto the outstanding amount of the intra-group loans, or any sums, due by such French Guarantor under such intra-group loan (including pursuant to cash pooling arrangements) or similar arrangements referred to above.

(e) The obligations and liabilities of each French Guarantor under the Credit Documents, for the payment obligations under this Agreement or any other Credit Document or any Obligations, of each of its direct or indirect Subsidiaries which are or become Credit Party from time to time under the Credit Documents shall cover all amounts incurred by such Subsidiary as Borrower and Guarantor.

(f) For the avoidance of doubt, any payment made by a French Guarantor under paragraph (d) above shall reduce the Maximum Guaranteed Amount.

(g) It is acknowledged that no French Guarantor is acting jointly and severally with the other Guarantors and no French Guarantor shall therefore be considered as “co-débiteur solidaire” as to its obligations pursuant to the Guarantee given pursuant therewith.

(h) For the purpose of paragraphs (c) to (g) above, “Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of articles L.233-3 of the French Code de commerce.

14.10. Payments. All payments made by a Foreign Credit Party or FSHCO Guarantor pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 2.06 and 12.02.

*            *             *

EXHIBIT B

Documentary Conditions Precedent

No.	Document Name
1.	Second Amendment to Syndicated Facility Agreement

2.	Schedule 7.13 to Syndicated Facility Agreement

3.	Borrower Designation Request and Assumption Agreement [Mattel Import Services, LLC (“MIS”)]

4.	Borrower Designation Notice [MIS]

5.	Borrower Designation Request and Assumption Agreement [Dutch Finco Borrower]

6.	Borrower Designation Notice [Dutch Finco Borrower]

7.	Amended and Restated Notes in favor of Manufacturers and Traders Trust Company: (a) U.S. Revolving A Note (b) Revolving B Note (c) European (GNU) Revolving Note

8.	Amended and Restated U.S. Security Agreement (Non-Current Assets)

9.	Joinder Agreement [U.S. Security Agreement (Current Assets)]

10.	Supplemental Schedules to Joinder Agreement [U.S. Security Agreement (Current Assets)]

11.	Joinder Agreement [U.S. Security Agreement (Non-Current Assets)]

12.	Supplemental Schedules to Joinder Agreement [U.S. Security Agreement (Non-Current Assets)]

13.	Pledged Equity Addendum

14.	Counter-part signature pages to the Intercompany Subordination Agreement

15.

Omnibus Secretary’s Certificate in respect of each U.S. Credit Party:

(a)   Certificate or Articles of Incorporation / Formation

(b)   Bylaws/Operating Agreement/LLC Agreement

(c)   Resolutions for the Company and MIS

(d)   Incumbency

16.	Good Standing Certificate (or equivalent) in the jurisdiction of formation and Foreign Qualifications (if any)

No.	Document Name
17.	Legal Opinion: (a) U.S. (New York and Delaware)

18.	U.S. Lien Searches (UCC, Tax, Judgments)

19.	UCC-1 Financing Statements – MIS a. Non-Current Assets b. Current Assets

20.

UCC-3 Financing Statements (to conform collateral description as in item 8 above)

a.   American Girl Brands, LLC (DE SOS)

b.  American Girl Publishing, Inc. (WI SOS)

c.   American Girl Retail, Inc. (DE SOS)

d.  American Girl, LLC (DE SOS)

e.   Fisher-Price, Inc. (DE SOS)

f.   Mattel Direct Import, Inc. (DE SOS)

g.  Mattel Finance, Inc. (DE SOS)

h.  Mattel Investment, Inc. (DE SOS)

i.   Mattel Overseas, Inc. (CA SOS)

j.   Mattel Realty Corporation (DE SOS)

k.  Mattel Sales Corp. (CA SOS)

l.   Mattel, Inc. (DE SOS)

21.	U.S. Intellectual Property Searches

22.	Insurance Certificates and Named Insured Endorsements (a) Liability Insurance (b) Property & Business Interruption Insurance

23.	Czech movable assets pledge agreement

24.	Czech law powers of attorney granted by the parties to the Czech movable assets pledge agreement (certified and apostilled signatures and including certified and apostilled extract from the respective commercial registers)

25.	Dutch share pledge agreement in respect of 65% of the Equity Interests in Dutch Finco Borrower

26.

Dutch law powers of attorney granted by the parties to the Dutch share pledge agreement, notarized and including an apostille and:

•   Statement from a qualified lawyer in respect of the authority of the signatory

•   Copy of recent excerpt from the companies register relating to the relevant party

•   Notarized copy of the passport of the signatory to the power of attorney, including an apostille

27.	Dutch receivables pledge

28.	Amendment to Dutch moveable assets pledge agreement

No.	Document Name
29.	TEG Letter

30.	In respect of the Initial French Borrower a K-bis extract (extrait Kbis) dated no more than 15 days from the Second Amendment Effective Date

31.

Director’s Certificate of Initial Dutch Borrower appending:

(a)   its Deed of Incorporation;

(b)   its current Articles of Association;

(c)   Resolutions of Board of Directors;

(d)   Resolutions of Shareholders;

(e)   Specimen Signatures;

(f)   Confirmation that borrowing and/or guaranteeing under the Credit Agreement would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(g)   Certification that each copy document relating to it specified above is correct, complete and in full force and effect as at the Second Amendment Effective Date

32.

Director’s Certificate of Dutch Finco Borrower appending:

(a)   its Deed of Incorporation;

(b)   its current Articles of Association;

(c)   Resolutions of Board of Directors;

(d)   Resolutions of Shareholders;

(e)   Specimen Signatures;

(f)   Confirmation that borrowing and/or guaranteeing under the Credit Agreement would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(g)   Certification that each copy document relating to it specified above is correct, complete and in full force and effect as at the Second Amendment Effective Date

33.

Secretary’s Certificate of the Initial Spanish Borrower appending:

(a)   an up-to-date certificate issued by the Barcelona Mercantile Registry;

(b)   its current Articles of Association/Bylaws (estatutos sociales);

(c)   Resolutions of Board of Directors;

(d)   Powers of Attorney;

(e)   Specimen Signatures;

(f)   Certification that each copy document relating to it specified above is correct, complete and in full force and effect as at the Second Amendment Effective Date

34.

Secretary’s Certificate of Mattel Overseas Operations Ltd appending:

(a)   its Certificate of Incorporation;

(b)   its Memorandum of Association;

(c)   Bye-laws;

(d)   Register of Directors and Officers;

(e)   Register of Members;

(f)   Certification that each copy document relating to it specified above is correct, complete and in full force and effect as at the Second Amendment Effective Date[1]

[1]	Or confirmation of no changes thereto.

No.	Document Name
35.	Legal Opinions (a) Netherlands (b) Czech

36.	Satisfactory ASIC searches of the Initial Australian Borrower

37.	Satisfactory Australian PPSA searches of the Initial Australian Borrower and the Company

38.	Satisfactory charge search of Mattel Overseas Operations Ltd. on the Bermuda Register of Charges

39.	Certificate of Compliance for Mattel Overseas Operations Ltd.